   As filed with the Securities and Exchange Commission on January __, 1998
                                                    REGISTRATION NO. 333-43287
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          ---------------------------

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ---------------------------


                            SFX ENTERTAINMENT, INC.
            (Exact Name of Registrant as Specified in Its Charter)


   DELAWARE                        7922                        13-3977880
(State or Other        (Primary Standard Industrial         (I.R.S. Employer
Jurisdiction of         Classification Code Number)      Identification Number)
 Incorporation
or Organization)

                        650 MADISON AVENUE, 16TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 838-3100
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                   ROBERT F.X. SILLERMAN, EXECUTIVE CHAIRMAN
                            SFX ENTERTAINMENT, INC.
                        650 MADISON AVENUE, 16TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 838-3100
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                          ---------------------------

                                   Copy to:

                                 AMAR BUDARAPU
                               BAKER & MCKENZIE
                               805 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 751-5700

                          ---------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the distribution under the Distribution Agreement described in the Prospectus have been satisfied or waived, and from time to time thereafter pursuant to the exercise of certain warrants of SFX Broadcasting, Inc.

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ---------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED JANUARY __, 1998

PROSPECTUS                                                             ANNEX D

                            SFX ENTERTAINMENT, INC.
                            -----------------------

                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                          ($.01 PAR VALUE PER SHARE)

SFX Broadcasting, Inc. ("SFX") currently operates in two principal lines of business: radio broadcasting and live entertainment. In August 1997, SFX entered into an agreement (as amended, the "SFX Merger Agreement") to merge (the "SFX Merger") its radio business with a subsidiary of SBI Holdings Corporation ("SFX Buyer"). If the SFX Merger is consummated, then, among other things, holders of SFX's Class A common stock will have the right to receive $75.00 per share, holders of SFX's Class B common stock will have the right to receive $97.50 per share, and holders of SFX's Series D preferred stock will have the right to receive $82.40 per share, subject to certain adjustments. In the SFX Merger Agreement, SFX retained the right to spin off its live entertainment business to its stockholders (the "Spin-Off"). At a special meeting to be held on _______ __, 1998, SFX's stockholders will vote on, among other things, the SFX Merger and an amendment to SFX's certificate of incorporation regarding the voting rights of stock to be received by two members of management in the Spin-Off. If this amendment is approved (whether or not the SFX Merger occurs), SFX will consummate the Spin-Off by issuing shares of SFX Entertainment, Inc. ("SFX Entertainment"), which holds SFX's live entertainment operations, to SFX's stockholders as a dividend in a taxable transaction. See "Certain Federal Income Tax Consequences." Based on the number of shares outstanding, and assuming the exercise of outstanding options and warrants of SFX before the record date for the Spin-Off, SFX will distribute approximately 14,200,000 shares of SFX Entertainment's Class A Common Stock and 1,047,037 shares of its Class B Common Stock in the Spin-Off. This Prospectus is SFX Entertainment's prospectus relating to those shares.

If the Pending Acquisitions (as defined herein), the Spin-Off and the SFX Merger are consummated, then, among other things:

SFX ENTERTAINMENT WILL:

       o continue to own and operate SFX's live entertainment venue operation, promotion, production and marketing and consulting business (the "Entertainment Business"), representing approximately 22% of SFX's revenues for the nine months ended September 30, 1997 and 9% of SFX's assets as of that time (before the Pending Acquisitions); and

       o      own and operate the businesses acquired in the Pending
              Acquisitions.

SFX WILL BE WHOLLY-OWNED BY SBI HOLDINGS CORPORATION AND WILL:

       o continue to own and operate SFX's radio broadcasting business, representing approximately 78% of SFX's revenues for the nine months ended September 30, 1997 and 91% of SFX's assets as of that time (before the Pending Acquisitions); and

       o at the time of the SFX Merger, make a payment to SFX Entertainment, or receive a payment from SFX Entertainment, for Working Capital (as defined in "Agreements Between SFX Entertainment and SFX--Distribution Agreement").

Before the Spin-Off, SFX Entertainment and SFX will enter into the Distribution Agreement, which will govern the terms and conditions of the Spin-Off (the "Distribution Agreement"). A form of the Distribution Agreement is Annex F to the attached Proxy Statement. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement" and Annex F to the Proxy Statement.

In the Spin-Off, for each share of SFX's Class A common stock held on the record date for the Spin-Off to be set by SFX's board of directors (the "Spin-Off Record Date"), the holder will receive one share of SFX Entertainment's Class A common stock, par value $.01 per share, which has 1 vote in most matters (the "SFX Entertainment Class A Common Stock"). For each share of SFX's Class B common stock owned on the Spin-Off Record Date, the holder will receive one share of SFX Entertainment's Class B common stock, par value $.01 per share, which has 10 votes in most matters (the "SFX Entertainment Class B Common Stock" and, with the SFX Entertainment Class A Common Stock, the "SFX Entertainment Common Stock"). Holders of SFX's Series D preferred stock will receive the number of shares of SFX Entertainment Class A Common Stock obtained by multiplying the number of shares held by 1.0987 (rounded down to the next whole share). In addition, persons who exercise certain warrants of SFX after the Spin-Off Record Date will be entitled to receive, among other things, up to 636,289 shares of SFX Entertainment Class A Common Stock. Holders will not receive cash in lieu of fractional shares. After the Spin-Off and certain other transactions described in this Prospectus, Robert F.X. Sillerman, the Executive Chairman of SFX Entertainment, will beneficially own approximately 45.7%, and all directors and executive officers together will beneficially own approximately 52.3%, of the combined vote of the SFX Entertainment Common Stock. Accordingly, these individuals will generally be able to control the election of a majority of SFX Entertainment's board of directors, as well as stockholder votes on most other matters. See "Risk Factors--Control by Management," "Management," "Principal Stockholders" and "Certain Relationships and Related Transactions."

SFX Entertainment presently owns, leases or operates 20 venues in five states, and engages in concert and live entertainment promotion, production and marketing activities. SFX Entertainment has agreed to acquire the following five additional live entertainment businesses (the "Pending Acquisitions"):
PACE Entertainment Corporation ("PACE"); Contemporary Group ("Contemporary"); BG Presents, Inc. ("BGP"); Album Network, Inc., SJS Entertainment Corporation and The Network 40, Inc. (collectively, "Network"); and Concert/Southern Promotions ("Concert/Southern"). The aggregate consideration to be paid in the Pending Acquisitions is expected to be approximately $352.8 million in cash, the assumption and repayment of $75.3 million of debt and the issuance of 4,216,680 shares of SFX Entertainment Class A Common Stock. SFX Entertainment intends to finance the cash portion of the Pending Acquisitions through a combination of approximately $275.0 million of privately-placed debt securities and borrowings under a $350.0 million credit facility (the "Financing"). See "Business," "Agreements Related to the Pending Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Indebtedness." Although SFX Entertainment anticipates consummating the Pending Acquisitions during the first quarter of 1998, there can be no assurance that any or all of the Pending Acquisitions will be consummated during that time period, or at all. The Spin-Off is not conditioned on the prior consummation of the Financing, any of the Pending Acquisitions or the SFX Merger.

SFX stockholders will not pay any consideration for receiving SFX
Entertainment Common Stock in the Spin-Off. The SFX Entertainment Class A Common Stock does not currently trade publicly. SFX Entertainment has applied to list the SFX Class A Common Stock on the Nasdaq Stock Market's National Market (the "Nasdaq National Market").

PLEASE READ THIS PROSPECTUS AND THE PROXY STATEMENT CAREFULLY, SINCE EACH CONTAINS IMPORTANT INFORMATION. ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE __.

                          ---------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC-
      URITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

               THE DATE OF THIS PROSPECTUS IS ________ __, 1998.

                         PROSPECTUS TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
SUMMARY............................................................    D-3
     SFX Entertainment.............................................    D-3
     Overview of the Spin-Off and the SFX Merger ..................    D-5
     The Spin-Off..................................................    D-6
     Summary Consolidated Financial Information of
         SFX Entertainment.........................................   D-11
RISK FACTORS.......................................................   D-13
     Absence of Combined Operating History;
         Potential Inability to Integrate Acquisition
         Businesses................................................   D-13
     Risks Related to Pending Acquisitions.........................   D-13
     Control of Motor Sports and Theatrical
         Businesses................................................   D-16
     BGP Right of First Refusal....................................   D-16
     Control of Delsener/Slater....................................   D-16
     Future Acquisitions...........................................   D-17
     Expansion Strategy; Need for Additional Funds.................   D-17
     Substantial Leverage..........................................   D-17
     [Inability to Obtain Consents Required for Spin-Off]..........   D-18
     Economic Conditions and Consumer Taste........................   D-18
     Availability of Artists and Events............................   D-19
     Control of Venues.............................................   D-19
     Restrictions Imposed by SFX Entertainment's
         Indebtedness..............................................   D-19
     No Prior Market for SFX Entertainment Stock...................   D-20
     Working Capital Adjustments and Repayment of
         Advances..................................................   D-20
     Control by Management; Stock Issued to
         Management................................................   D-20
     Dependence on Key Personnel...................................   D-21
     Potential Conflicts of Interest...............................   D-21
     Indemnification Arrangements..................................   D-22
     Seasonality...................................................   D-22
     Competition...................................................   D-23
     Regulatory Matters............................................   D-23
     Environmental Matters.........................................   D-23
     Fraudulent Conveyance.........................................   D-24
     Anti-Takeover Effects.........................................   D-24
OVERVIEW OF THE LIVE ENTERTAINMENT
     INDUSTRY......................................................   D-26
     Concert Promotion Industry....................................   D-26
     Theatrical Industry...........................................   D-26
     Motor Sports Industry.........................................   D-27
BUSINESS...........................................................   D-28
     General.......................................................   D-28
     Current and Historical Operations.............................   D-28
     SFX Entertainment's Live Entertainment
         Activities................................................   D-29
     Operating Strategy............................................   D-37
     Pending Acquisitions..........................................   D-39
     Properties....................................................   D-43
     Employees.....................................................   D-43
     Litigation....................................................   D-43
     Potential Conflicts of Interest...............................   D-43
     Seasonality...................................................   D-44
     Competition...................................................   D-44
     Regulatory Matters............................................   D-44
     Forward-Looking Statements....................................   D-45
THE SPIN-OFF.......................................................   D-46
     Background and Reasons for the Spin-Off.......................   D-46
     Manner of Effecting the Spin-Off..............................   D-47
     Regulatory Matters............................................   D-48
AGREEMENTS BETWEEN SFX
     ENTERTAINMENT AND SFX.........................................   D-49
     Distribution Agreement........................................   D-49
     Tax Sharing Agreement.........................................   D-55
     Employee Benefits Agreement...................................   D-55
CERTAIN FEDERAL INCOME TAX
     CONSEQUENCES..................................................   D-56
AGREEMENTS RELATED TO THE PENDING
     ACQUISITIONS..................................................   D-58
     PACE Acquisition..............................................   D-58
     Contemporary Acquisition......................................   D-66
     BGP Acquisition...............................................   D-69
     Network Acquisition...........................................   D-72
     Concert/Southern Acquisition..................................   D-74
LISTING AND TRADING OF SFX
     ENTERTAINMENT CLASS A COMMON
     STOCK.........................................................   D-77
DIVIDEND POLICY....................................................   D-77
CAPITALIZATION.....................................................   D-78
UNAUDITED PRO FORMA CONDENSED
     COMBINED FINANCIAL STATEMENTS.................................   D-80
SELECTED CONSOLIDATED FINANCIAL
     INFORMATION OF SFX ENTERTAINMENT .............................   D-99
MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS....................................................  D-101
     Recent Acquisitions...........................................  D-102
     Pending Acquisitions..........................................  D-102
     Spin-Off and SFX Merger.......................................  D-104
     Results of Operations.........................................  D-105
     Historical Results............................................  D-107
     Liquidity and Capital Resources...............................  D-109
MANAGEMENT.........................................................  D-115
     Directors and Executive Officers..............................  D-115
     Executive Compensation........................................  D-119
     Employment Agreements and Arrangements
         with Certain Officers and Directors.......................  D-119
PRINCIPAL STOCKHOLDERS.............................................  D-121
     [Possible Changes in Control].................................  D-124
CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS..................................................  D-125
     Agreements with SFX...........................................  D-125
     SFX Entertainment Common Stock to Be
         Received in the Spin-Off..................................  D-125
     Issuance of Stock to Holders of SFX's Options
         and SARs..................................................  D-125
     Employment Agreements.........................................  D-126
     Delsener/Slater Employment Agreements ........................  D-126
     Assumption of Employment Agreements;
         Certain Change of Control Payments........................  D-127
     Indemnification of Mr. Sillerman..............................  D-127
     Potential Conflicts of Interest...............................  D-128
     [Meadows Repurchase Transaction]..............................  D-128
     Relationship Between Howard J. Tytel and
         Baker & McKenzie..........................................  D-128
     Arrangement Between Robert F.X. Sillerman
         and Howard J. Tytel.......................................  D-128
     Triathlon Fees................................................  D-129
     Relationships and Transactions with SFX ......................  D-129
SHARES ELIGIBLE FOR FUTURE SALE....................................  D-130
DESCRIPTION OF CAPITAL STOCK.......................................  D-132
     Common Stock..................................................  D-132
     Preferred Stock...............................................  D-134
     Warrants of SFX...............................................  D-134
DESCRIPTION OF INDEBTEDNESS........................................  D-136
     Proposed Notes................................................  D-136
     Proposed Senior Credit Facility...............................  D-137
     Other Debt....................................................  D-141
ADDITIONAL INFORMATION.............................................  D-142
LEGAL MATTERS......................................................  D-142
EXPERTS............................................................  D-142
INDEX TO DEFINED TERMS.............................................  D-144
INDEX TO FINANCIAL STATEMENTS......................................  D-F-1

                                    SUMMARY

         The following is a summary of the information contained elsewhere in this Prospectus. This summary does not purport to be complete and is qualified in its entirety by, and is subject to, the more detailed information and financial statements, including the notes thereto, set forth in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes consummation of (a) the Spin-Off (including recapitalizing SFX Entertainment to increase its authorized capital stock and to increase the number of shares of SFX Entertainment Common Stock outstanding) and the SFX Merger described in "The Spin-Off" and in the accompanying Proxy Statement and
(b) the closing of and borrowing under the Financing as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." However, there can be no assurance that any or all of these transactions will be consummated on the terms described herein or at all. This Prospectus is Annex D to the Proxy Statement. PLEASE READ THIS PROSPECTUS AND THE PROXY STATEMENT CAREFULLY IN THEIR ENTIRETIES.

SFX ENTERTAINMENT

         SFX Entertainment, Inc. is a promoter of, and operator of venues for, live entertainment events, including music concerts. Upon acquisition of the businesses to be acquired in the Pending Acquisitions (the "Acquisition Businesses"), SFX Entertainment will be a diversified promoter and producer of live entertainment, including music concerts, theatrical shows and specialized motor sports events. In addition, SFX Entertainment's venue network (currently comprised of 20 venues) will consist of 41 venues (consisting of amphitheaters, theaters and clubs) either directly owned or operated under lease or exclusive booking arrangement. During 1997, approximately 1.4 million people attended approximately 210 events promoted and/or produced by SFX Entertainment, including approximately 200 music concerts. During the same year, approximately 25 million people attended 9,100 events promoted and/or produced by SFX Entertainment and the Acquisition Businesses, including approximately 3,880 music concerts, 4,850 theatrical shows and 188 specialized motor sports events.

         SFX Entertainment's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX Entertainment and in third-party venues. As promoter, SFX Entertainment typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting). As producer, SFX Entertainment, upon consummation of the Pending Acquisitions, will (a) create tours for music concert, theatrical, specialized motor sports and other events, (b) develop and manage Broadway-style touring theatrical shows ("Touring Broadway Shows") and (c) develop specialized motor sports and other live entertainment events. In connection with its live entertainment events, SFX Entertainment also derives related revenue streams, including from the sale of corporate sponsorships and advertising, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis giving effect to the Pending Acquisitions, SFX Entertainment's music and ancillary businesses would have comprised approximately 77%, theater would have comprised approximately 17% and specialized motor sports would have comprised approximately 6% of SFX Entertainment's total net revenues for the 12 months ended September 30, 1997.

         SFX Entertainment currently owns and/or operates under lease or exclusive booking arrangement a total of 20 venues, including two amphitheaters and two theaters in the New York--Northern New Jersey--Long Island market; an amphitheater and a theater/ballroom in the Indianapolis market; an amphitheater in the Columbus market; an amphitheater in the Hartford market; and an amphitheater in the Rochester market. The following table summarizes the amphitheaters, theaters and other venues to be owned and/or operated under lease or exclusive booking arrangement by SFX Entertainment on a pro forma basis after giving effect to the Pending Acquisitions. There can be no assurance that any or all of the Pending Acquisitions will be consummated on the terms described in this Prospectus or at all. See "Risk Factors--Risks Related to the Pending Acquisitions" and "Business--Pending Acquisitions."

                                                                          Number of                    Total
                                          Market        Number of        Theaters and      Total      Seating
                 MARKET                   Rank(1)    Amphitheaters(2)      Clubs(2)      Venues(2)    Capacity
----------------------------------------  -------    ----------------    ------------    ---------    --------
New York--Northern New Jersey--Long
   Island .............................       1              2                   2           4         37,570
Los Angeles--Riverside--Orange County .       2              2                  --           2         40,500(3)
San Francisco--Oakland--San Jose ......       5              2                   4           6         49,499(4)
Philadelphia--Wilmington--Atlantic City       6              1                  --           1         25,000
Dallas--Fort Worth ....................       9              1                  --           1         20,100
Houston--Galveston--Brazoria ..........      10              1                   1           2         15,800
Atlanta ...............................      12              2                   2           4         28,250
St. Louis .............................      17              1                   2           3         24,100
Phoenix--Mesa .........................      18              1                  --           1         20,000
Pittsburgh ............................      19              1                  --           1         22,500
Kansas City ...........................      24              1                   2           3         30,000
Sacramento--Yolo ......................      26              1                   1           2         14,500(4)
Indianapolis ..........................      28              1                   1           2         23,700
Columbus ..............................      30              1                  --           1         20,000
Charlotte--Gastonia--Rock Hill ........      32              1                  --           1         18,000
Hartford ..............................      36              1                  --           1         25,000
Rochester .............................      39              1                  --           1         12,700
Nashville .............................      41              1                  --           1         20,100
Oklahoma City .........................      43              1                  --           1          9,000
Raleigh--Durham--Chapel Hill ..........      47              1                  --           1         20,000
West Palm Beach--Boca Raton ...........      50              1                  --           1         20,000
Reno ..................................     119              1                  --           1          8,500
                                                     ----------------    ------------    ---------    --------
   TOTAL: .............................                     26                  15          41        504,819(3,4)

---------------
(1) Based on the July 1994 population of metropolitan statistical areas as set forth in the 1996 Statistical Abstracts of the United States.

(2) Does not include venues in the 31 markets where SFX Entertainment sells subscriptions for Touring Broadway Shows. See "Business--SFX Entertainment's Live Entertainment Activities--Production."

(3) Additional seating of approximately 40,000 is available for certain events.

(4) Club seating, which cannot be accurately determined because clubs typically have either open or reserved seating for any given event, is not reflected.

         SFX Entertainment was formed as a subsidiary of SFX in 1997. SFX acquired Delsener/Slater Enterprises, Ltd. ("Delsener/Slater"), a New York-based concert promotion company, in January 1997. Delsener/Slater has long-term leases or is the exclusive promoter for several of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey. In March 1997, Delsener/Slater acquired a 37-year lease to operate the Meadows Music Theater, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June 1997, SFX acquired Sunshine Promotions, Inc., a concert promoter in the Midwest, and certain other related companies ("Sunshine Promotions" and, together with the acquisitions of Delsener/Slater and the Meadows Music Theater lease, the "Recent Acquisitions"). As a result of the acquisition of Sunshine Promotions, SFX Entertainment owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

         In December 1997, SFX Entertainment agreed to consummate the Pending Acquisitions, consisting of the acquisition of the operations of PACE (the "PACE Acquisition"), Pavilion Partners (the "Pavilion Acquisition"),

Contemporary (the "Contemporary Acquisition"), BG Presents, Inc. (the "BGP Acquisition"), Network (the "Network Acquisition") and Concerts Southern (the "Concerts Southern Acquisition"). The aggregate purchase price of the Pending Acquisitions is expected to be approximately $484.3 million, consisting of approximately $352.8 million in cash, $75.3 million in assumed liabilities and the issuance of approximately 4.2 million shares of SFX Entertainment Common Stock (approximately 21% of the outstanding shares of SFX Entertainment Common Stock, after the Spin-Off and other issuances described in this Prospectus) with an attributed negotiated value of $56.2 million. There can be no assurance that the value attributed by the parties to SFX Entertainment's capital stock will approximate the actual trading price of the stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         SFX Entertainment intends to finance the cash portion of the Pending Acquisitions through the Financing, consisting of approximately $275.0 million of privately-placed debt securities and borrowings under a $350.0 million credit facility. SFX Entertainment has received commitments from a group of lenders for this senior credit facility, and expect to enter into the definitive agreement with respect to the facility before consummating the Pending Acquisitions (other than the PACE Acquisition). Under the expected terms of the facility, the maximum amount of funding available on a pro forma basis for the twelve months ended September 30, 1997 would have been $250.4 million. This amount, plus the net proceeds from the proposed sale of debt securities, would be sufficient for the uses of funds described in this Prospectus. However, there can be no assurance that SFX Entertainment will have sufficient borrowing availability under the facility for those uses of funds, including the Pending Acquisitions. If SFX Entertainment is unable to consummate the Financing, there can be no assurance that it will otherwise be able to obtain the necessary financing on terms comparable to the expected terms of the Financing or on terms otherwise acceptable to SFX Entertainment. The failure to obtain sufficient financing will result in breaches under certain of SFX Entertainment's existing agreements, including the agreements relating to the Pending Acquisitions. See "Risk Factors--Risks Related to the Pending Acquisitions." In addition, SFX Entertainment's ability to borrow under the credit facility or obtain other financing may be restricted by the terms of the indenture governing its proposed debt securities. See "Agreements Related to the Pending Acquisitions," "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Indebtedness."

         On a pro forma basis, as of September 30, 1997 and for the nine months then ended, the Pending Acquisitions represented 83% of SFX Entertainment's revenues, 82% of assets and 29% of stockholders' equity. SFX Entertainment anticipates consummating the Pending Acquisitions in the first quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond SFX Entertainment's control (including availability of sufficient financing) and there can be no assurance that any Pending Acquisitions will be consummated during that period on the terms described herein, or at all. See "Risk Factors--Risks Related to Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

         The address and telephone number of SFX Entertainment's principal executive offices are: 650 Madison Avenue, 16th Floor, New York, New York 10022; (212) 838-3100.

OVERVIEW OF THE SPIN-OFF AND THE SFX MERGER

         In August 1997, SFX entered into the SFX Merger Agreement among SFX Buyer, a wholly-owned subsidiary of SFX Buyer ("SFX Buyer Sub") and SFX. On the terms and subject to the conditions set forth in the SFX Merger Agreement, SFX will be merged with SFX Buyer Sub, with SFX surviving the SFX Merger and becoming a wholly-owned subsidiary of SFX Buyer. As a waivable condition to and in order to facilitate the SFX Merger, SFX has agreed to effect the Spin-Off (or an alternative transaction to dispose of SFX Entertainment) prior to consummation of the Merger. The Spin-Off will separate the Entertainment Business from SFX's radio broadcasting business and will enable SFX Buyer to acquire only SFX's radio broadcasting business in the SFX Merger. It will also allow SFX's stockholders to continue their equity participation in the Entertainment Business.

         [SFX is currently in the process of obtaining consents under the indenture governing certain of its notes and the Certificate of Designations of its 125/8% Cumulative Exchangeable Series E Preferred Stock (the "Series E Preferred Stock") that will be required to consummate the Spin-Off and to permit SFX Entertainment to consummate the Financing. On January 7, 1998, SFX sent to holders of certain of its securities (including its common stock) an information statement (and on January 28, 1998, SFX sent those holders a supplement to the information statement), which contained information relevant to those holders with respect to the granting of consents. See "Risk Factors--Inability to Obtain Consents Required for Spin-Off."]

         Prior to the Spin-Off, pursuant to the Distribution Agreement, SFX will contribute to SFX Entertainment all of its assets relating to the Entertainment Business. Immediately after the Spin-Off, SFX will pay to SFX Entertainment an allocation of working capital in an amount estimated by SFX's management to be consistent with the proper operation of SFX Entertainment, and SFX Entertainment will assume all of SFX's Entertainment Business liabilities, as well as certain other liabilities. At the time of the SFX Merger, SFX will contribute its positive Working Capital to SFX Entertainment. If Working Capital is negative, SFX Entertainment must pay the amount of the shortfall to SFX. As of September 30, 1997, SFX Entertainment estimates that Working Capital to be received by SFX Entertainment would have been approximately $2.1 million, and that approximately $135.5 million of additional assets and $34.1 million of liabilities would have been contributed to SFX Entertainment. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount as of September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the SFX Merger and the actual cost of consummating the SFX Merger and the related transactions. In addition, at the time of the Spin-Off, SFX Entertainment must repay sums advanced to SFX Entertainment by SFX for certain acquisitions or capital expenditures subsequent to the date of the SFX Merger Agreement and which have not been repaid. As of January 15, 1998, SFX had advanced approximately $6.5 million to SFX Entertainment for use in connection with certain acquisitions and capital expenditures. SFX Entertainment intends to repay these amounts from the proceeds of the Financing. SFX may advance additional amounts to SFX Entertainment for these purposes before the consummation of the Spin-Off. See "The Spin-Off," "Agreements Between SFX Entertainment and SFX" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         In the Spin-Off, shares of SFX Entertainment Common Stock will be distributed pro rata to holders on the Spin-Off Record Date of SFX's Class A common stock, Class B common stock, Series D preferred stock and interests in SFX's director deferred stock ownership plan, and the remaining shares will be placed in escrow to be issued upon the exercise of certain warrants of SFX. Pursuant to the SFX Merger Agreement, when the SFX Merger is consummated, each outstanding share (except for shares of holders who exercise dissenters' appraisal rights) of SFX's (a) Class A common stock will convert into the right to receive $75.00 (subject to increase under certain circumstances), (b) Class B common stock will convert into the right to receive $97.50 (subject to increase under certain circumstances), (c) Series D preferred stock will convert into the right to receive $82.40 (subject to increase or decrease under certain circumstances) and (d) Series C preferred stock will convert into the right to receive $1,000.00 plus any accrued but unpaid dividends, as described under "The Merger Agreement--The Merger" in the Proxy Statement.

THE SPIN-OFF

         The following is a brief summary of certain terms of the Spin-Off. The Spin-Off and the Distribution Agreement are more fully described under "The Spin-Off" and "Agreements Between SFX Entertainment and SFX," and a form of the Distribution Agreement is attached as Annex F to the Proxy Statement.

Distributing Company............... SFX. References to SFX include its subsidiaries, except where the context
                                    otherwise requires.

Distributed Company................ SFX Entertainment, which will hold the assets and be responsible for the
                                    liabilities of SFX relating to the
                                    Entertainment Business, as well as certain other liabilities. In connection with the SFX Merger, SFX Entertainment will be required to make or entitled to receive certain payments of Working Capital of SFX. References to SFX Entertainment include its subsidiaries and assume completion of the transfer of assets and liabilities, except where the context otherwise requires. See "Business" and "The Spin-Off."

Shares to be Issued in the Pending
         Acquisitions.............. 4,216,680 shares of SFX Entertainment
                                    Class A Common Stock.(1)

Shares to be Distributed
         in the Spin-Off........... approximately 14,200,000 shares of SFX
                                    Entertainment Class A Common Stock and
                                    1,047,037 shares of SFX Entertainment
                                    Class B Common Stock.(2)

Conditions to the Spin-Off......... Stockholder approval of proposal 3 in the accompanying Proxy Statement; acceptance for listing or trading of SFX
                                    Entertainment Class A Common Stock;
                                    receipt of all necessary third-party and stockholder consents; and others. The Spin-Off is not conditioned on the prior consummation of the Financing, any of the Pending Acquisitions or the SFX Merger. Management believes that it will consummate the Spin- Off early in the second quarter of 1998, although there can be no assurance that the Spin-Off will be consummated during that time period, on the terms described herein or at all. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement--Conditions to the Distribution."

-------------
(1) If SFX Entertainment is unable to issue these shares of its capital stock in certain of the Pending Acquisitions, then the cash portion of the purchase price in those acquisitions will increase. See "Risk Factors--Risks Related to the Pending Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Agreements Related to the Pending Acquisitions."

(2) Assumes that all presently outstanding and exercisable options and warrants of SFX are exercised prior to the Spin-Off Record Date. Includes the issuance of up to 636,289 shares of SFX Entertainment Class A Common Stock upon the exercise of certain warrants of SFX and 2,766 shares issuable pursuant to SFX's director deferred stock ownership plan. See "The Spin-Off--Manner of Effecting the Spin-Off." Does not include shares anticipated to be issued to holders of options and stock appreciation rights ("SARs") of SFX and shares anticipated to be issued pursuant to certain employment agreements after the Spin-Off. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

Distribution Ratio to SFX
         Stockholders.............. For each share owned on the Spin-Off
                                    Record Date of: (a) SFX's Class A common stock, 1 share of SFX Entertainment Class A Common Stock; (b) SFX's Class B common stock, 1 share of SFX Entertainment Class B Common Stock; and (c) SFX's Series D preferred stock, approximately 1.0987 shares of SFX Entertainment Class A Common Stock, rounded down to the nearest whole number for each holder. In addition, participants in SFX's director deferred stock ownership plan will receive one share of SFX Entertainment Class A Common Stock per share of SFX's Class A common stock credited to their accounts. Shares of SFX Entertainment Class A Common Stock will also be placed in escrow for issuance upon exercise of certain warrants of SFX. See "The Spin-Off--Manner of Effecting the Spin-Off."

Federal Income Tax Consequences.... The receipt of stock of SFX Entertainment in the Spin-Off will be a taxable event
                                    for the stockholder for U.S. federal
                                    income tax purposes and may also be
                                    taxable events under applicable local,
                                    state and foreign tax laws. See "Certain
                                    Federal Income Tax Consequences."

Trading Market..................... There is currently no public market for
                                    SFX Entertainment Class A Common Stock.
                                    SFX Entertainment has applied to list the SFX Entertainment Class A Common Stock on the Nasdaq National Market but, even if the application is approved, may seek listing elsewhere. See "Listing and Trading of SFX Entertainment Class A Common Stock."

Assets and Liabilities of SFX
         Entertainment............. SFX will transfer to SFX Entertainment all of its assets relating to the
                                    Entertainment Business, and SFX
                                    Entertainment will assume all of SFX's
                                    Entertainment Business liabilities, as
                                    well as certain other liabilities. In
                                    addition, at the time of the SFX Merger, SFX will pay to SFX Entertainment any positive Working Capital; if Working Capital is negative, SFX Entertainment must pay the amount of the shortfall to SFX. In addition, SFX Entertainment will hold the assets and liabilities purchased in the Pending Acquisitions, and will have consummated the Financing, which is anticipated to consist of approximately $275.0 million of privately-placed debt securities and borrowings under a $350.0 million credit facility. See "Business," "The Spin-Off," "Agreements Between SFX Entertainment and SFX," "Agreements Related to the Pending Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Indebtedness."

Working Capital.................... At the time of the SFX Merger, SFX will pay to SFX Entertainment any positive
                                    Working Capital; if Working Capital is
                                    negative, SFX Entertainment must pay the amount of the shortfall to SFX. As of September 30, 1997, SFX Entertainment estimates that Working Capital payable by SFX to SFX Entertainment would have been approximately $2.1 million, and that approximately $135.5 million of additional assets and $34.1 million of liabilities would have been apportioned to SFX Entertainment. As of January 15, 1998, SFX had advanced approximately $6.5 million to SFX Entertainment in connection with certain acquisitions and capital expenditures. SFX may advance additional amounts to SFX Entertainment prior to the Spin-Off. All of these advances must be repaid to SFX by the time of the Spin-Off. See "The Spin-Off," "Agreements Between SFX Entertainment and SFX," "Agreements Related to the Pending Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital
                                    Resources."

Effect of the Spin-Off............. SFX will deliver to [Chase Mellon], as the distribution agent (the "Distribution
                                    Agent") and [Chase Mellon], as escrow
                                    agent (the "Escrow Agent"), shares of SFX
                                    Entertainment Class A Common Stock
                                    representing all of the outstanding shares of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock. The Distribution Agent will distribute shares of SFX Entertainment Class A Common Stock to the holders of SFX's Class A common stock and Series D preferred stock, and will distribute shares of SFX Entertainment Class B Common Stock to the holders of SFX's Class B common stock, in each case to the holders as of the close of business on the Spin-Off Record Date. Holders of certain warrants of SFX who exercise their warrants after the Spin-Off Record Date will be entitled to receive from the Escrow Agent shares of SFX Entertainment Class A Common Stock, in addition to stock of SFX or cash in lieu thereof. See "The Spin-Off--Manner of Effecting the Spin-Off."


Relationship with SFX after the
         Spin-Off.................. After the Spin-Off, SFX Entertainment and
                                    SFX will be separate companies. However, until the consummation of the SFX Merger, they will share their boards of directors, senior management and administrative functions. SFX Entertainment and SFX have agreed to indemnify each other after the Spin-Off for liabilities arising from various matters, including from the other company's assets and operations. SFX Entertainment may also be responsible for certain taxes resulting from the Spin-Off. See "Agreements Between SFX Entertainment and SFX" and "Management."

Spin-Off Record Date............... It is expected that the Spin-Off Record
                                    Date will be established on a date
                                    subsequent to __________ __, 1998 [special meeting date], but no later than the date of consummation of the SFX Merger. However, there can be no assurance that the Spin-Off will occur.

Date of the Spin-Off............... If the conditions to the Spin-Off set forth in the Distribution Agreement are
                                    fulfilled or waived, the Spin-Off will be effected on a date to be determined by the board of directors of SFX, which, in any event, will be before the closing of the SFX Merger. The distribution of certificates of shares of SFX
                                    Entertainment Common Stock will occur as promptly as practicable thereafter.

Distribution Agent, Transfer
         Agent and Registrar....... [Chase Mellon].

Risk Factors....................... Stockholders should carefully review the matters discussed under the section titled
                                    "Risk Factors" in this Prospectus.

           SUMMARY CONSOLIDATED FINANCIAL DATA OF SFX ENTERTAINMENT
                   (in thousands, except per share amounts)

   The Summary Consolidated Financial Data of SFX Entertainment includes the historical financial statements of Delsener/Slater and affiliated companies, the predecessor of SFX Entertainment, for each of the five years ended December 31, 1996 and the nine months ended September 30, 1996, and the historical financial statements of SFX Entertainment for the nine months ended September 30, 1997. The statement of operations data with respect to Delsener/Slater for the years ended December 31, 1992 and 1993, and the balance sheet data as of December 31, 1993 and 1994 is unaudited. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions. The pro forma summary data as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1997.



                                             YEAR ENDED DECEMBER 31,
                        -------------------------------------------------------------------
                                        PREDECESSOR (ACTUAL)                      1996 (1)
                        ----------------------------------------------------     PRO FORMA
                           1992      1993       1994      1995       1996       (UNAUDITED)
                        --------- ---------  --------- ---------  ---------     -----------
STATEMENT OF
 OPERATIONS DATA:
Revenue................  $38,017    $46,526   $92,785    $47,566   $50,362        $552,365
Operating expenses ....   36,631     45,635    90,598     47,178    50,687         505,537
Depreciation &
 amortization..........      758        762       755        750       747          37,795
Corporate
 expenses (2)..........       --         --        --         --        --           3,000
                        --------- ---------  --------- ---------  ---------     -----------
Operating income
 (loss)................      628        129     1,432       (362)   (1,072)          6,033
Interest expense.......     (171)      (148)     (144)      (144)      (60)        (43,000)
Other income, net  ....       74         85       138        178       198           1,832
Equity income (loss)
 from investments .....       --         --        (9)       488       525           3,402
                        --------- ---------  --------- ---------  ---------     -----------
Income (loss) before
 income taxes..........      531         66     1,417        160      (409)        (31,733)
Income tax (provision)
 benefit...............      (32)       (57)       (5)       (13)     (106)         (1,500)
                        --------- ---------  --------- ---------  ---------     -----------
Net income (loss)......  $   499    $     9   $ 1,412    $   147   $  (515)        (33,233)
                        ========= =========  ========= =========  =========     ===========
Accretion on temporary
 equity (7)............                                                             (3,300)
                                                                                -----------
Net loss applicable to
 common shares ........                                                           $(36,533)
                                                                                ===========
Net loss
 per common share......                                                           $  (1.84)
Weighted average
 common shares
 outstanding (9).......                                                             20,400
OTHER OPERATING DATA:
EBITDA (3).............  $    --    $    --   $ 2,187    $   388   $  (325)       $ 43,828
                        ========= =========  ========= =========  =========     ===========
Cash flow from:
 Operating activities .  $    --    $    --   $ 2,959    $  (453)  $ 4,214        $     --
 Investing activities .       --         --         0          0      (435)             --
 Financing activities .       --         --      (477)      (216)   (1,431)             --
Ratio of earnings to
 fixed charges (4).....      4.1x       1.4x     10.8x       5.5x      2.9x             --

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                            NINE MONTHS ENDED SEPTEMBER 30,
                         -------------------------------------
                           PREDECESSOR
                         -------------
                              1996                   1997 (1)
                             ACTUAL        1997      PRO FORMA
                           (UNAUDITED)    ACTUAL    (UNAUDITED)
                         -------------  ---------- -----------
STATEMENT OF
 OPERATIONS DATA:
Revenue................      $41,609      $74,396    $500,843
Operating expenses ....       42,930       63,045     440,266
Depreciation &
 amortization..........          744        4,041      28,378
Corporate
 expenses (2)..........           --        1,307       2,807
                         -------------  ---------- -----------
Operating income
 (loss)................       (2,065)       6,003      29,392
Interest expense.......          (60)        (956)    (32,206)
Other income, net  ....          143          213         779
Equity income (loss)
 from investments .....          525        1,344       5,653
                         -------------  ---------- -----------
Income (loss) before
 income taxes..........       (1,457)       6,604       3,618
Income tax (provision)
 benefit...............          (80)      (2,952)     (3,500)
                         -------------  ---------- -----------
Net income (loss)......      $(1,537)     $ 3,652         118
                         =============  ========== ===========
Accretion on temporary
 equity (7)............                                (2,475)
                                                   -----------
Net loss applicable to
 common shares ........                              $ (2,357)
                                                   ===========
Net loss
 per common share......                              $   (.12)
Weighted average
 common shares
 outstanding (9).......                                20,400
OTHER OPERATING DATA:
EBITDA (3).............      $ 1,321      $10,044    $ 57,770
                         =============  ========== ===========
Cash flow from:
 Operating activities .      $ 2,761      $   789    $     --
 Investing activities .            0      (71,997)         --
 Financing activities .          684       78,302          --
Ratio of earnings to
 fixed charges (4).....           --          9.3x         1.3x

           SUMMARY CONSOLIDATED FINANCIAL DATA OF SFX ENTERTAINMENT
                                 (IN THOUSANDS)

BALANCE SHEET DATA(5):



                                       DECEMBER 31,
                           -------------------------------------
                                   PREDECESSOR (ACTUAL)
                           -------------------------------------
                             1993      1994     1995      1996
                           -------- --------  -------- --------
Current assets............  $1,823    $4,453   $3,022    $6,191
Property and equipment,
 net......................   4,484     3,728    2,978     2,231
Intangible assets, net ...      --        --       --        --
Total assets..............   6,420     8,222    6,037     8,879
Current liabilities.......   4,356     3,423    3,138     7,973
Long-term debt, including
 current portion..........      --     1,830       --        --
Temporary equity(7).......      --        --       --        --
Stockholders' equity .....   6,420     2,969    2,900       907


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                             SEPTEMBER 30, 1997
                           -----------------------
                                       PRO FORMA
                             ACTUAL (UNAUDITED)(6)
Current assets............  $ 12,189    $117,326
Property and equipment,
 net......................    55,882     185,371
Intangible assets, net ...    59,721     427,566
Total assets..............   135,470     772,114
Current liabilities.......    11,333      89,619
Long-term debt, including
 current portion..........    16,453     497,322
Temporary equity(7).......        --      16,500
Stockholders' equity .....   101,378     143,223(8)



------------
(1) The Unaudited Pro Forma Statement of Operations Data for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if SFX Entertainment had completed the Recent
       Acquisitions, the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger as of January 1, 1996. There can be no assurance that any of the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger will be consummated on the terms assumed in preparing such pro forma data or at all. See "Risk Factors--Risks Related to Pending Acquisitions."
(2) Pro forma corporate expenses are reduced by $3,000,000 and $1,693,000 for fees earned from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1996 and for the nine months ended
       September 30, 1997, respectively. The right to receive such fees in the future is to be assigned to SFX Entertainment by SFX in connection with the Spin-Off. Future fees may vary, above the minimum fee of $500,000, depending upon the level of acquisition and financing activities of Triathlon. See "Certain Relationships and Related Transactions--Triathlon Fees."
(3) "EBITDA" is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP.
       There are other adjustments that could effect EBITDA but have not been reflected herein. Had such adjustments been made, EBITDA as so adjusted ("Adjusted EBITDA") on a pro forma basis would have been approximately $58,200,000 for the year ended December 31, 1996 and $67,300,000 for the nine months ended September 30, 1997. These adjustments include the elimination of non-recurring charges including a litigation settlement recovered by PACE and Pavilion of $6,000,000 and $0, expected cost savings in connection with the Pending Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $5,000,000 and $3,800,000 and include SFX Entertainment's pro rata share of equity income from investments of $3,400,000 and $5,700,000, for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.
       While management believes that such cost savings and the elimination of non-recurring expenses are achievable, SFX Entertainment's ability to fully achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors certain of which may be beyond SFX Entertainment's control.
(4) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of earnings before income taxes and fixed charges. "Fixed charges" consists of interest on all indebtedness. Earnings were insufficient to cover fixed charges by $932,000 for the nine months ended September 30, 1996 and $28,311,000 on a pro forma basis for the year ended December 31, 1996.
(5) The required 1992 balance sheet data for Delsener/Slater has not been included herein due to the difficulty in preparing an accurate balance sheet as of that date coupled with management's belief that such information would not be of substantial use to a potential investor. The difficulty in preparing an accurate balance sheet is due to the fact that (i) Delsener/Slater was not audited at such time, (ii) Delsener/Slater included a number of companies with different fiscal year ends and (iii) the unaudited balance sheets of Delsener/Slater and its related entities were not prepared in strict accordance with GAAP reporting requirements as such entities were privately held. The lack of usefulness of the information is due to the fact that (i) Delsener/Slater is the predecessor of SFX Entertainment and therefore its accounts were adjusted to a new basis upon its acquisition by SFX;
       (ii) the balance sheet is principally comprised of cash, leasehold improvements and accruals for bonuses to the prior owners and would not include the operating lease for the Jones Beach Amphitheater, which management believes is Delsener/Slater's most significant operating agreement and (iii) the balance sheet of Delsener/Slater as of December 31 in any year contains a low level of assets relative to operating income as the concert business is seasonal with most concerts occurring in the summer and the promotion business does not require large amounts of capital investment.
(6) The Unaudited Pro Forma Balance Sheet Data at September 30, 1997 is presented as if SFX Entertainment had completed the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger as of September 30, 1997.
(7) The PACE Agreement provides that each PACE Seller (as defined) shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of SFX Entertainment's Class A Common Stock received by such PACE Seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE Sellers. The maximum amount payable under all Fifth Year
       Put Options ($16,500,000) has been presented as temporary equity on the pro forma balance sheet.
(8) Retained earnings on a pro forma basis for the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of SFX Entertainment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."
(9) Includes 500,000 shares of Class A Common Stock issued to the PACE Sellers in connection with the Fifth Year Put Option; such shares are not included in calculating the net loss per common share.

                                 RISK FACTORS

         Stockholders should carefully consider and evaluate the following risk factors together with the other information set forth in this Prospectus.

         Certain statements, estimates, predictions and projections contained in this Prospectus under "Summary," "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Spin-Off" and "Agreements Related to the Pending Acquisitions," in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although these sections do not apply to initial public offerings. These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions on which they are based, are made in good faith and reflect SFX Entertainment's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect SFX Entertainment's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following: lack of operating history as an independent public company; failure to consummate any or all of the Pending Acquisitions; inability to enter into and borrow under the Financing; inability to successfully implement operating strategies (including the achievement of cost savings); failure to derive anticipated benefits from the Pending Acquisitions; working capital adjustments; payments pursuant to indemnification arrangements; seasonality of operations or financial results; changes in economic conditions and consumer tastes; competition; regulatory difficulties; and the other matters referred to under "Risk Factors" or elsewhere in this Prospectus. Stockholders are urged to carefully consider these factors in connection with the forward-looking statements. SFX Entertainment does not undertake to release publicly any revisions to forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

ABSENCE OF COMBINED OPERATING HISTORY; POTENTIAL INABILITY TO INTEGRATE ACQUISITION BUSINESSES

         The business of SFX Entertainment has been developed principally through the acquisition of established live entertainment businesses, which have all been acquired since January 1997. Prior to their acquisition by SFX Entertainment, these acquired companies operated independently. In addition, each of the Acquisition Businesses currently operates independently, and the Pending Acquisitions will significantly increase the size and operations of SFX Entertainment. The Unaudited Pro Forma Condensed Combined Financial Statements include the combined operating results of the recently acquired businesses and the Acquisition Businesses during periods when they were not under common control of management, and therefore may not necessarily be indicative of the results that would have been attained had SFX Entertainment and the acquired businesses operated on a combined basis during those periods. SFX Entertainment's prospects should be considered in light of the numerous risks commonly encountered in business combinations. Although the anticipated management of SFX Entertainment has significant experience in other industries, there can be no assurance that SFX Entertainment's management group will be able to effectively integrate the Acquisition Businesses. SFX Entertainment's business, financial condition and results of operations could be materially adversely affected if SFX Entertainment is unable to retain the key personnel that have contributed to the historical performances of the Acquisition Businesses or SFX Entertainment. See "--Dependence on Key Personnel," "Business" and "Agreements Related to the Pending Acquisitions."

RISKS RELATED TO PENDING ACQUISITIONS

         Although management believes that the consummation of the Pending Acquisitions is in the best interests of SFX Entertainment, it will involve substantial expenditures and risks on the part of SFX Entertainment. There can be no assurance that the Pending Acquisitions will be completed successfully or, if completed, will yield the expected benefits to SFX Entertainment or will not materially adversely affect SFX Entertainment's business, financial condition or results of operations.

         Financing Matters

         The aggregate purchase price of the Pending Acquisitions is expected to be approximately $484.3 million, consisting of approximately $352.8 million in cash, $75.3 million in debt and the issuance of approximately 4.2 million shares of SFX Entertainment Class A Common Stock with a negotiated value of $56.2 million. There can be no assurance that the value attributed by the parties to SFX Entertainment's capital stock will approximate the actual trading price of the stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In order to consummate the Pending Acquisitions, SFX Entertainment will require significant new sources of financing, which it anticipates obtaining through the Financing. However, there can be no assurance that the Financing will be consummated or, if consummated, that SFX Entertainment will meet any applicable tests for borrowing under its proposed credit facility. Pursuant to the expected terms of the proposed credit facility, pro forma for the 12 months ended September
30, 1997, the maximum amount of funding available to SFX Entertainment under the facility as of September 30, 1997 would have been approximately $250.4 million. This amount, in addition to the proposed private placement of $275.0 million in debt securities, would be sufficient to consummate the Pending Acquisitions (including fees and expenses of approximately $39.0 million) as presently contemplated and the additional uses of funds described in this Prospectus (including anticipated capital expenditures of approximately $39.0 million and certain other payments and obligations of approximately $11.7 million). However, there can be no assurance that SFX Entertainment will be able to enter into the proposed credit agreement or have sufficient borrowing availability under the proposed credit facility to fund the Pending Acquisitions and for the other uses of funds described herein. If SFX Entertainment is unable to consummate any or all of the Financing, there can be no assurance that it will otherwise be able to obtain the necessary financing on terms comparable to the expected terms of the Financing or on terms otherwise acceptable to SFX Entertainment. If the Pending Acquisitions are not consummated due to a material breach by SFX Entertainment (such as an inability to obtain financing in a timely fashion), then SFX Entertainment may lose deposits aggregating approximately $2.0 million and be responsible for other damages resulting from any potential breach of the agreements relating to the Pending Acquisitions. In addition, if Proposal 3 in the attached Proxy Statement (a proposal that will allow the Spin-Off to occur as currently structured) is not approved, that failure would result in a "Change of Control" pursuant to the expected terms of the credit facility.
In that event, there can be no assurance that SFX Entertainment would be able to obtain a waiver of that provision, and there can be no assurance of the terms, if any, under which such a waiver could be obtained. The failure to obtain such a waiver could result in a material adverse effect to SFX Entertainment's business, results of operations and financial condition.
SFX Entertainment's ability to borrow under the proposed credit facility or to obtain other financing may be restricted by the terms of the indenture governing its proposed privately-placed debt. See "Description of Indebtedness."

         The cash portion of the purchase price in the Pending Acquisitions is subject to increase under certain circumstances, including, in particular, if SFX Entertainment is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Pending Acquisitions would increase by approximately $56.2 million, resulting in a corresponding increase in debt and decrease in stockholders' equity. Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control, and there can be no assurance that the Spin-Off will be consummated on the terms presently contemplated or at all. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments and future contingent payments in certain circumstances. There can be no assurance that SFX Entertainment will have sufficient sources of available capital to pay any material increases in cash consideration or satisfy future contingent cash payment obligations in connection with the Pending Acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions and --Liquidity and Capital Resources" and "Agreements Related to the Pending Acquisitions."

         Furthermore, consummation of the Pending Acquisitions will result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill; these charges would increase SFX Entertainment's losses or reduce or eliminate its earnings, if any. See "Agreements Related to the Pending Acquisitions," "Unaudited Pro Forma Condensed Combined Financial Statements" (including the notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         PACE Acquisition

         The Pavilion Partners partnership agreement contains a provision (the "Pavilion Exclusivity Provision") that restricts PACE and its affiliates from directly or indirectly owning or operating amphitheaters outside of Pavilion Partners, with certain limited exceptions. If SFX Entertainment consummates the PACE Acquisition but not the Pavilion Acquisition, absent an amendment to the partnership agreement, SFX Entertainment may be in breach of the Pavilion Exclusivity Provision. The partnership agreement provides for certain cumulative remedies available to the non-breaching partner, including, among other things, the right to (a) sue for damages, (b) seek an injunction, (c) deny the breaching partner any of its voting, consent or approval rights under the partnership agreement and (d) where the nature of the damages incurred by the non-breaching partner is difficult or impossible to ascertain, purchase the breaching partner's entire interest in Pavilion Partners for 75% of the balance of the breaching partner's capital account. Management believes that the Pavilion Acquisition will be consummated; however, there can be no assurance that any portion of the Pavilion Acquisition will be consummated on the terms described in this Prospectus or at all. In addition, if SFX Entertainment consummates the PACE Acquisition but fails to consummate all of the Pavilion Acquisition, there can be no assurance that the Pavilion Partners partnership agreement will be amended to remove the Pavilion Exclusivity Provision. See "Agreements Related to the Pending Acquisitions--PACE Acquisition--Pavilion Acquisition."

         SFX Entertainment has agreed to waive the condition to the closing of the PACE Acquisition that the sellers deliver all of the outstanding shares of PACE, if the sellers deliver 85% of the shares at closing. If only 85% of the outstanding shares are delivered, SFX Entertainment intends to effect a cash-out merger of the remaining stockholders of PACE. However, there can be no assurance that any cash-out merger will occur on terms as favorable to SFX Entertainment as those contemplated in the PACE Acquisition agreement. Furthermore, pursuant to the terms of the PACE Acquisition agreement, PACE provided a final bring down of its representations and warranties to December 24, 1997. As a consequence, if SFX Entertainment closes the PACE Acquisition, it will assume the risk of any material adverse changes in the business of PACE subsequent to that date.

         The PACE Agreement provides that each PACE Seller (as defined herein) will have an option, exercisable for 90 days after the fifth anniversary of the closing of the PACE Acquisition, to require SFX Entertainment to repurchase up to one-third of the SFX Entertainment Class A Common Stock received by that PACE Seller (representing 500,000 shares in the aggregate) for $33.00 in cash per share. With certain limited exceptions, these option rights are not assignable by the PACE Sellers. In certain circumstances, if the selling price of SFX Entertainment Class A Common Stock is less than $13.33 per share, SFX Entertainment may be required to make an offer to those PACE Sellers to provide an additional cash payment or additional shares of SFX Entertainment Class A Common Stock, which each PACE Seller will have the option of taking. See "Agreements Related to the Pending Acquisitions--PACE Acquisition."

         Contemporary Acquisition

         In addition, pursuant to the terms of the Contemporary Acquisition agreement, SFX Entertainment has agreed to make payments to any Contemporary sellers who own shares of SFX Entertainment Class A Common Stock on the second anniversary of the closing of the Contemporary Acquisition. These payments will be due only if the average trading price of the SFX Entertainment Class A Common Stock for the 20-day period ending on the anniversary date is less than $13.33 per share. There can be no assurance that the average trading price of the SFX Entertainment Class A Common Stock will be $13.33 per share at that time. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

         General

         As a result of the foregoing, there can be no assurance as to when the Pending Acquisitions will be consummated or that they will be consummated on the terms described in this Prospectus or at all. Furthermore, the consummation of the Pending Acquisitions may fail to conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements included herein. Therefore, in analyzing the

Unaudited Pro Forma Condensed Combined Financial Statements and other information, stockholders should consider that the Pending Acquisitions may not be consummated at all or on the terms described in this Prospectus. In addition, although SFX Entertainment and SFX have conducted a due diligence investigation of the Acquisition Businesses, the scope of their investigation has been limited. Although the agreements governing the Pending Acquisitions generally provide for indemnification from the seller for a limited period of time with respect to certain matters, the indemnification is subject to thresholds and limitations, and it is possible that other material matters not identified in due diligence will subsequently be identified or that the matters heretofore identified will prove to be more significant than currently expected. See "Agreements Related to the Pending Acquisitions."

         Although none of the Pending Acquisitions (except one acquisition of an interest in Pavilion Partners) is conditioned on the consummation of any other Pending Acquisition, consummation of each of the Pending Acquisitions is subject to the satisfaction or waiver of a number of closing conditions, certain of which are beyond SFX Entertainment's control, including the approval of Proposal 3 in the attached Proxy Statement by SFX's stockholders and, in certain cases, approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The failure to satisfy these conditions would permit each of the parties to the acquisition agreements to refuse to consummate the respective Pending Acquisitions. For a more complete description of the closing conditions for each of the Pending Acquisitions, see "Agreements Related to the Pending Acquisitions."

CONTROL OF MOTOR SPORTS AND THEATRICAL BUSINESSES

         Pursuant to the employment agreement entered into between Brian Becker and SFX Entertainment in connection with the PACE Acquisition, Mr. Becker has the option, exercisable within 15 days after the second anniversary of the consummation of the PACE Acquisition, to acquire SFX Entertainment's then existing motor sports line of business (or, if that line of business has previously been sold, SFX Entertainment's then existing theatrical line of business) at its then fair market value. Mr. Becker's exercise of this option could have a material adverse effect on SFX Entertainment's business, financial condition and results of operations. In addition, Mr. Becker also has the right under certain circumstances to acquire the theatrical or motor sports line of business at a price equal to 95% of the proposed purchase price. See "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment Agreement." On a pro forma basis giving effect to the Pending Acquisitions, specialized motor sports would have comprised approximately 6%, and theater would have comprised approximately 17%, of SFX Entertainment's total net revenues for the 12 months ended September 30, 1997.

BGP RIGHT OF FIRST REFUSAL

         SFX Entertainment has agreed that it will not sell all, or substantially all, of BGP's assets (as of December 11, 1997) for three years following the consummation of the BGP Acquisition without offering the BGP Sellers (as defined herein) the opportunity to purchase the assets on the same terms as those included in any bona fide offer received by SFX Entertainment from any third party. See "Agreements Related to the Pending Acquisitions--BGP Acquisition."

CONTROL OF DELSENER/SLATER

         After the consummation of the SFX Merger, the senior management of Delsener/Slater may have the right pursuant to their employment agreements (a) to purchase the outstanding capital stock of Delsener/Slater for Fair Market Value (as defined in their employment agreements) or (b) to receive a cash payment equal to 15% of the amount by which the Fair Market Value of Delsener/Slater exceeds the fixed payment portion of the cash purchase price of the acquisition of Delsener/Slater, plus 20% interest thereon. The senior management of Delsener/Slater and SFX have reach an agreement in principle to waive any of the above rights in connection with the Spin-Off, the SFX Merger and related transactions; however, there can be no assurance that the rights will be waived on terms acceptable to SFX and SFX Entertainment or at all. In addition, although SFX Entertainment is in the process of negotiating amendments to these agreements, these and certain other rights described in the agreements may continue to apply to transactions after, or unrelated to, the Spin-Off or the SFX Merger. See "Certain Relationships and Related Transactions--Delsener/Slater Employment Agreements."

FUTURE ACQUISITIONS

         SFX Entertainment expects to pursue additional acquisitions of live entertainment businesses in the future, although SFX Entertainment has no present understandings, commitments or agreements with respect to any acquisitions besides the Pending Acquisitions. Future acquisitions by SFX Entertainment could result in (a) potentially dilutive issuances of equity securities, (b) the incurrence of substantial additional indebtedness and/or
(c) the amortization of expenses related to goodwill and other intangible assets, any or all of which could materially adversely affect SFX Entertainment's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. If any acquisition occurs, SFX Entertainment's business, financial condition and results of operations may be materially adversely affected.

EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

         SFX Entertainment intends to pursue additional expansion opportunities. However, it may be unable to identify and acquire additional suitable businesses or obtain the financing necessary to acquire the businesses. Each acquisition may also be subject to the prior approval of SFX Entertainment's lenders. Any debt financing would require payments of principal and interest and would adversely impact SFX Entertainment's cash flow. Additional financing for future acquisitions may be unavailable and, depending on the terms of the proposed acquisitions and financings, may be restricted by the terms of the credit agreement and privately-placed debt securities contained in the Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Furthermore, future acquisitions may result in potentially dilutive issuances of equity securities as well as charges to operations relating to interest expense or the recognition and amortization of goodwill; these charges would increase SFX Entertainment's losses or reduce or eliminate its earnings, if any. Acquisitions also involve numerous risks, including difficulties in the assimilation of operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. If any additional acquisition occurs, SFX Entertainment's business, financial condition and results of operations might be materially adversely affected.

SUBSTANTIAL LEVERAGE

         SFX Entertainment is, and after the Financing will continue to be, highly leveraged. As of September 30, 1997, on a pro forma basis giving effect to the Financing, the Pending Acquisitions and the Spin-Off, SFX Entertainment's consolidated indebtedness would have been approximately $497.3 million, its temporary equity would have been approximately $16.5 million, and its stockholders' equity would have been approximately $143.2 million. See "Unaudited Condensed Combined Pro Forma Financial Statements." If SFX Entertainment is unable to issue shares of capital stock, and thus is obligated to pay cash to the sellers in the Pending Acquisitions in lieu of issuing shares of its common stock, then its total pro forma indebtedness would increase by $56.2 million, and its pro forma stockholders' equity would decrease by a similar amount. On a pro forma basis for the Pending Acquisitions and the Financings, SFX Entertainment's ratio of total debt to total capitalization as of September 30, 1997 would have been 1.3 to 1 (1.2 to 1 if SFX Entertainment is obligated to pay cash in lieu of issuing shares), and its ratio of earnings to fixed charges for the nine months ended September 30, 1997 would have been 1.2 to 1. Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. Certain of the agreements relating to the Pending Acquisitions provide for other purchase price adjustments and future contingent payments in certain circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions." In addition, SFX Entertainment may incur substantial additional indebtedness from time to time to finance future acquisitions, for capital expenditures or for other purposes. See "Capitalization" and "Unaudited Condensed Combined Pro Forma Financial Statements."

         SFX Entertainment's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness, or to fund planned capital expenditures will depend on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the Acquisition Businesses and their integration into SFX Entertainment's operations. Based on the current level of operations of SFX Entertainment and the Acquisition Businesses and anticipated cost savings and revenue growth, management believes that, following the consummation of the Pending Acquisitions, cash flow from operations and available cash, together with anticipated borrowings under the proposed credit agreement, will be adequate to meet SFX Entertainment's future liquidity needs until at least December 31, 1999. However, SFX Entertainment may be unable to make planned borrowings, including the Financing; SFX Entertainment's business and the acquired businesses may not generate sufficient cash flow from operations; anticipated improvements in operating results may not be achieved; and future working capital borrowings may be unavailable in an amount sufficient to enable SFX Entertainment to service its indebtedness, to make necessary capital or other expenditures or to fund its other liquidity needs. SFX Entertainment may be required to refinance a portion of the principal amount of its indebtedness prior to their respective maturities. However, SFX Entertainment may be unable to effect any refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         The degree to which SFX Entertainment will be leveraged following the Financing could have material consequences to the holders of shares of SFX Entertainment's Common Stock, including, but not limited to, (a) increasing SFX Entertainment's vulnerability to general adverse economic and industry conditions, (b) limiting SFX Entertainment's ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures and other general corporate requirements, (c) requiring the dedication of a substantial portion of SFX Entertainment's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of the cash flow to fund working capital, capital expenditures or other general corporate purposes, (d) limiting SFX Entertainment's flexibility in planning for, or reacting to, changes in its business and the industry and (e) placing SFX Entertainment at a competitive disadvantage to less leveraged competitors. In addition, the instruments governing SFX Entertainment's indebtedness are likely to contain financial and other restrictive covenants that will limit the ability of SFX Entertainment to, among other things, borrow additional funds. Failure by SFX Entertainment to comply with these covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on SFX Entertainment's business, financial condition and results of operations. SFX Entertainment anticipates that the indebtedness to be incurred under the proposed credit facility will be secured by a pledge of the stock of its subsidiaries and by liens on substantially all of its and its subsidiaries' tangible assets. In addition, SFX Entertainment anticipates that the debt it incurs in the Financing will be guaranteed by its subsidiaries. See "Description of Indebtedness."

[INABILITY TO OBTAIN CONSENTS REQUIRED FOR SPIN-OFF]

         [If SFX is unable to obtain the consents required from the holders of its Series E Preferred Stock and certain outstanding notes, it will be unable to consummate the Spin-Off and the Financing as described herein. In that event, SFX may be obligated pursuant to the SFX Merger Agreement to dispose of SFX Entertainment in some other manner. If SFX does not consummate the Spin-Off or another disposition of SFX Entertainment, then SFX Buyer may refuse to consummate the SFX Merger or may elect to consummate the SFX Merger, effectively purchasing SFX Entertainment for an additional $42.5 million. In addition, if SFX Entertainment is unable to obtain the consents required to consummate the Financing, it (or SFX) will be required to seek alternative financing to consummate the Pending Acquisitions.]

ECONOMIC CONDITIONS AND CONSUMER TASTES

         SFX Entertainment's operations are affected by general economic conditions and consumer tastes. The demand for live entertainment tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions that generally reduces consumers' disposable incomes can, in turn, materially adversely affect SFX Entertainment's revenues. In addition, the profitability of events promoted or produced by SFX Entertainment is directly related to the ancillary revenues generated by those events, and the ancillary revenues decrease with lower attendance levels. The success of a music concert, theatrical show or motor sports event depends on public tastes, which are unpredictable and susceptible to change, and may also be significantly affected by the number and popularity of competitive productions, concerts or events as well as other forms of entertainment. It is impossible for SFX Entertainment to predict the success of any music concert, theatrical show or motor sports event. In addition, decreased attendance, a change in public tastes or an increase in competition could have a material adverse effect on SFX Entertainment's business, financial condition and results of operations.

AVAILABILITY OF ARTISTS AND EVENTS

         SFX Entertainment's and the Acquisition Businesses' success and ability to sell tickets (including subscriptions) are highly dependent on the availability of popular musical artists, Touring Broadway Shows and specialized motor sports talent, among other performers of live entertainment. SFX Entertainment's and the Acquisition Businesses' results of operations have been adversely affected in periods where fewer popular musical artists and/or popular theatrical productions were available for presentation. There can be no assurance that popular musical artists, theatrical shows or specialized motor sports talent will be available to SFX Entertainment in the future. The lack of availability of these artists and productions could have a material adverse effect on SFX Entertainment's business, financial condition and results of operations.

CONTROL OF VENUES

         SFX Entertainment and the Acquisition Businesses operate a number of their live entertainment venues under leasing or booking agreements, and accordingly SFX Entertainment's long-term success will depend in part on its ability to renew these agreements when they expire or terminate. There can be no assurance that SFX Entertainment will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues. See "Business--SFX Entertainment's Live Entertainment Activities--Venue Operations."

RESTRICTIONS IMPOSED BY SFX ENTERTAINMENT'S INDEBTEDNESS

         It is anticipated that the instruments governing SFX Entertainment's indebtedness incurred in the Financing will contain a number of significant covenants that, among other things, will restrict the ability of SFX Entertainment and its subsidiaries to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that these restrictions will not adversely affect SFX Entertainment's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of SFX Entertainment. In addition, it is anticipated that the instruments governing SFX Entertainment's indebtedness will also require SFX Entertainment to maintain compliance with certain financial ratios, including a maximum total leverage ratio, a maximum senior leverage ratio, a minimum fixed charges ratio, a minimum pro forma interest expense ratio and a minimum debt service ratio. SFX Entertainment's ability to comply with these ratios and limits may be affected by events beyond its control. A breach of any of these covenants or the inability of SFX Entertainment to comply with the required financial ratios or limits could result in an event of default under any credit facility. Such an event of default could permit the lenders to declare all borrowings outstanding to be due and payable, to require SFX Entertainment to apply all of its available cash to repay its borrowings or to prevent SFX Entertainment from making debt service payments on certain portions of its outstanding indebtedness. If SFX Entertainment were unable to repay any borrowings when due, the lenders could proceed against their collateral. SFX Entertainment's senior credit facility is likely to require SFX Entertainment and its subsidiaries to grant the lenders thereunder a continuing security interest in all of their tangible assets and in the capital stock of the guaranteeing subsidiaries. If SFX Entertainment's indebtedness were to be accelerated, there can be no assurance that the assets of SFX Entertainment would be sufficient to repay its indebtedness in full. See "Description of Indebtedness."

NO PRIOR MARKET FOR SFX ENTERTAINMENT STOCK

         There has been no prior trading market for any stock of SFX Entertainment. Although SFX Entertainment intends to seek listing of the SFX Entertainment Class A Common Stock on the Nasdaq National Market or on a national exchange, there can be no assurance that it will be initially listed on the Nasdaq National Market or elsewhere or will continue to be listed in the future. Even if a trading market does develop in the SFX Entertainment Class A Common Stock, there can be no assurance that trading would be sustained or that the volume would be sufficient for trading to occur with any frequency. As a result, it could be difficult to make purchases or sales of SFX Entertainment Class A Common Stock in the market at any particular time. In addition, until the SFX Entertainment Class A Common Stock is fully distributed and an orderly market develops, the trading prices of SFX Entertainment Class A Common Stock may fluctuate significantly. There can be no assurance as to the trading prices of SFX Entertainment Class A Common Stock before or after the Spin-Off. See "Shares Eligible for Future Sale."

WORKING CAPITAL ADJUSTMENTS AND REPAYMENT OF ADVANCES

         Pursuant to the Distribution Agreement, SFX Entertainment must pay SFX any net negative Working Capital at the time of consummation of the SFX Merger. Alternatively, SFX must pay to SFX Entertainment any net positive Working Capital. Therefore, the capitalization of SFX Entertainment will depend, to a large extent, on the operating results of SFX through the date of the SFX Merger. As of September 30, 1997, SFX Entertainment estimates that Working Capital to be received by SFX Entertainment would have been approximately $2.1 million. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount as of September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the SFX Merger and the actual cost of consummating the SFX Merger and the related transactions. If SFX Entertainment is required to make Working Capital payments to SFX, there can be no assurance that SFX Entertainment will have the funds to do so or that it will have sufficient funds to conduct its operations after making the required payments.

         In addition, at the time of the Spin-Off, SFX Entertainment must repay sums advanced to it by SFX for certain acquisitions or capital expenditures after August 25, 1997 and not repaid at or before the closing of the Spin-Off. As of January 15, 1998, SFX had advanced approximately $6.5 million to SFX Entertainment for use in connection with certain acquisitions and capital expenditures. SFX Entertainment intends to repay these amounts from the proceeds of the Financing. SFX may advance additional amounts to SFX Entertainment for these purposes before the consummation of the Spin-Off. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement."

CONTROL BY MANAGEMENT; STOCK ISSUED TO MANAGEMENT

         At the time of completion of the Spin-Off (assuming that Proposal 3 in the Proxy Statement is approved), and after the grant of additional shares as described in "Management--Employment Agreements and Arrangements with Certain Directors and Officers" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs," it is anticipated that Mr. Sillerman will beneficially own approximately 35% of the voting power of the SFX Entertainment Common Stock, and that all directors and executive officers of SFX Entertainment will beneficially own approximately 45.7% of the total voting power of the SFX Entertainment Common Stock, and that all directors and executive officers together will beneficially own approximately 52.3% of the total voting power of the SFX Entertainment Common Stock. Accordingly, these persons will have substantial influence over the affairs of SFX Entertainment, including the ability to control the election of a majority of the board of directors of SFX Entertainment (the "Board"), the decision whether to effect or prevent a merger or sale of assets (except in certain "going private transactions") and other matters requiring stockholder approval. In addition, the issuance of these shares of SFX Entertainment Common Stock to certain members of senior management of SFX Entertainment in connection with their employment with SFX Entertainment will result in substantial non-cash charges to operations, which could increase SFX Entertainment's losses or reduce or eliminate its earnings, if any. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management," "Principal Stockholders" and "Description of Capital Stock."

DEPENDENCE ON KEY PERSONNEL

         The success of SFX Entertainment depend substantially on the abilities and continued service of certain of its (and its subsidiaries') executive officers and directors. In particular, SFX Entertainment will depend on the continued services of Robert F.X. Sillerman, Michael G. Ferrel, Geoffrey Armstrong, Howard J. Tytel and Thomas P. Benson. Although these individuals have greater experience in the radio broadcasting business than the live entertainment industry, they do have significant expertise in selecting, negotiating and financing acquisitions and in operating and managing public companies. In addition, most of SFX's directors and executive officers are also acting as directors and executive officers of SFX Entertainment. Until the consummation of the SFX Merger, these directors and executive officers can be anticipated to expend substantial time and effort in managing the business of SFX (which may detract from their performance with respect to SFX Entertainment). If the SFX Merger is not consummated, there can be no assurance that SFX Entertainment will be able to retain the services of these directors and executive officers. See "The Spin-Off" and "Management." SFX and Messrs. Sillerman and Ferrel have reached agreements in principle that those individuals will serve as officers and directors of SFX Entertainment. However, if Proposal 3 in the Proxy Statement is not approved, there can be no assurance that they will serve in that capacity, in which event SFX intends to pursue alternative means of disposing of SFX Entertainment. In addition, if Proposal 3 in the Proxy Statement is not approved, that failure would likely result in a "Change of Control" pursuant to the expected terms of the proposed senior credit facility. In that event, SFX Entertainment might be unable to obtain a waiver of that provision of the credit facility, or might be required to make substantial concessions to the lenders under the credit facility in order to obtain such a waiver. The failure to obtain such a waiver could result in a material adverse effect to SFX Entertainment's business, results of operation and financial condition.

         Messrs. Sillerman and Tytel are also officers and directors of and have an aggregate equity interest of approximately 9.2% in The Marquee Group, Inc. ("Marquee"), a company involved in various aspects of the sports, news and other entertainment industries, and own a substantial equity interest in Triathlon Broadcasting Company ("Triathlon"), a company that owns and operates radio stations. In addition, they provide consulting services to both companies through an affiliated entity. Messrs. Sillerman and Tytel devote time to both Marquee and Triathlon, and the amount of time they continue to devote to those companies could detract from their duties as officers and directors of SFX Entertainment. However, neither Mr. Sillerman nor Mr. Tytel has an employment agreement with Marquee or Triathlon, and they do not anticipate devoting significant amounts of time to Marquee or Triathlon.

         Furthermore, the operations of each of the businesses to be acquired in the Pending Acquisitions are local in nature and depend to a significant degree on the continued services of between one to three individuals at each business, all of whom SFX Entertainment anticipates employing pursuant to written employment agreements after the Pending Acquisitions are consummated. See "Management" and "Certain Relationships and Related Transactions." SFX Entertainment anticipates that each of these individuals will make significant contributions to its business, and the loss of their services could have a material adverse effect on SFX Entertainment's business, financial condition and results of operations. There can be no assurance that SFX Entertainment will be able to retain the services of these individuals. See "Management."

POTENTIAL CONFLICTS OF INTEREST

         Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. Messrs. Sillerman and Tytel have an aggregate equity interest of approximately 9.2% in Marquee; Mr. Sillerman is the chairman of the board of directors, and Mr. Tytel is a director, of Marquee. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest." SFX Entertainment anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In any transaction or arrangement with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest as officers and directors of SFX Entertainment. Any such transaction or arrangement will be subject to the approval of the independent committees of SFX Entertainment and SFX, except that booking arrangements in the ordinary course of business will be subject to periodic review but not the approval of each particular arrangement.

         In addition, Marquee acts as a promoter of various sporting events and sports personalities. At the time of the consummation of the Contemporary Acquisition, SFX Entertainment will produce ice skating and gymnastics events that may compete with events in which Marquee is involved. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

         In addition, prior to the consummation of the SFX Merger, Mr. Sillerman and other members of SFX Entertainment's management team will have management obligations to both SFX and Entertainment that may cause them to have certain conflicts of interest. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

         Pursuant to the employment agreement entered into between Brian Becker and SFX Entertainment, Mr. Becker has the option, exercisable within 15 days after the second anniversary of the consummation of the PACE Acquisition, to acquire SFX Entertainment's then existing motor sports line of business (or, if that line of business has previously been sold, SFX Entertainment's then existing theatrical line of business) at its then fair market value. Mr. Becker's option may present a conflict of interest in his role as a director of SFX Entertainment in evaluating proposals for the acquisition or development of either line of business. See "Agreements Related to the Pending Acquisitions--PACE Acquisition."

INDEMNIFICATION ARRANGEMENTS

         In the Distribution Agreement, SFX Entertainment will agree to indemnify, defend and hold SFX and its subsidiaries harmless from and against certain liabilities to which SFX or any of its subsidiaries may be or become subject. These liabilities relate to the assets, business, operations, employees (including under any employment agreement assumed by SFX Entertainment in the Spin-Off), debts or liabilities of SFX Entertainment and its subsidiaries (collectively, the "SFX Entertainment Group"). Although SFX Entertainment does not anticipate that any material liabilities for which it has agreed to indemnify SFX and its subsidiaries will arise, it is possible that SFX Entertainment will become subject to these liabilities. Any of these liabilities may have a material adverse effect on SFX Entertainment's business, financial condition or results of operations. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement." In addition, pursuant to the tax sharing agreement to be entered into between SFX Entertainment and SFX (the "Tax Sharing Agreement"), SFX Entertainment may be responsible for certain taxes resulting from the Spin-Off. See "Agreements Between SFX Entertainment and SFX--Tax Sharing Agreement."

         Concurrently with the execution of the SFX Merger Agreement, Mr. Sillerman waived his right to receive indemnification from SFX, its subsidiaries, SFX Buyer Sub and SFX Buyer, after the effective time of the SFX Merger with respect to claims or damages relating to the SFX Merger Agreement and the transactions contemplated thereby, except to the extent that SFX can be reimbursed under the terms of its directors' and officers' liability insurance. It is anticipated that, after the Spin-Off, SFX Entertainment will agree to indemnify (to the extent permitted by law) Mr. Sillerman for any such claims or damages. In addition, pursuant to Messrs. Sillerman's and Ferrel's existing employment agreements with SFX (which will be assumed by SFX Entertainment pursuant to the SFX Merger Agreement), SFX Entertainment will be obligated to indemnify them (to the extent permitted by law) for one-half of the cost of any excise tax that may be assessed against them for any change-of-control payments made to them by SFX in connection with the SFX Merger. See "Certain Relationships and Related Transactions--Assumption of Employment Agreements; Certain Change of Control Payments" and "--Indemnification of Mr. Sillerman."

SEASONALITY

         SFX Entertainment's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for the Recent Acquisitions, SFX Entertainment generated approximately 70% of its revenues in the second and third quarters for the 12 months ending September 30, 1997. SFX Entertainment's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX Entertainment promotes largely occur in the second and third quarters. To the extent that SFX Entertainment's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX Entertainment's business causes (and will probably continue to cause) a significant variation in SFX Entertainment's quarterly operating results. These variations in demand could have a material adverse effect on the timing of SFX Entertainment's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, SFX Entertainment believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Pending Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

         Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. SFX Entertainment competes both on a local, regional and national basis with a number of large venue owners and entertainment promoters for the hosting, booking, promoting and producing of music concerts, theatrical shows, motor sports events and other live entertainment events. Moreover, SFX Entertainment's marketing and consulting operations compete with advertising agencies and other marketing organizations. SFX Entertainment and the Acquisition Businesses compete not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. A number of SFX Entertainment's competitors may have greater operating and financial flexibility than SFX Entertainment. In addition, many of these competitors also have long-standing relationships with performers, producers and promoters and may offer other services that are not provided by SFX Entertainment. There can be no assurance that SFX Entertainment will be able to compete successfully in this market or against these competitors. See "Business--Competition."

REGULATORY MATTERS

         SFX Entertainment's business is not generally subject to material governmental regulation. However, if SFX Entertainment seeks to acquire or construct new venue operations, its ability to do so will be subject to extensive local, state and federal governmental licensing, approval and permit requirements, including approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses. Significant acquisitions may also be subject to the requirements of the HSR Act. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies might also be required for other opportunities that SFX Entertainment may pursue in the future, although SFX Entertainment has no agreements or understandings with respect to these opportunities at this time. There can be no assurance that SFX Entertainment will be able to obtain the licenses, approvals and permits it may require from time to time in order to operate its business.

ENVIRONMENTAL MATTERS

         SFX Entertainment has real property relating to its business, consisting of fee interests, leasehold interests and other contractual interests. SFX Entertainment's properties are subject to foreign, federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes, including laws relating to noise emissions (which may affect, among other things, the hours of operation of SFX Entertainment's venues). Further, under certain of these laws and regulations, SFX Entertainment could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to any contamination. SFX Entertainment believes that it is, and the properties to be acquired in the Pending Acquisitions are, in substantial compliance with all of these laws and regulations, and has performed preliminary environmental assessments of all of the properties that are (or after consummating the Pending Acquisitions will be) wholly-owned, without identifying material environmental hazards. Although the level of future expenditures cannot be determined with certainty, SFX Entertainment does not anticipate, based on currently known facts, that its environmental costs are likely to have a material adverse effect on SFX Entertainment's business, financial condition and results of operations.

FRAUDULENT CONVEYANCE

         The Board of Directors of SFX does not intend to consummate the Spin-Off unless it is satisfied that SFX is solvent before and will be solvent following the Spin-Off and that the Spin-Off is otherwise permissible under applicable law. There is no certainty, however, that a court would find the facts relied on and the judgments made by the Board of Directors of SFX to be binding on creditors of SFX or that a court would reach the same conclusions as the Board of Directors of SFX in determining that SFX is solvent at the time of, and after giving effect to, the Spin-Off. If a court in a lawsuit filed by an unpaid creditor or representative of unpaid creditors, such as a trustee in bankruptcy, were to find that, at the time the Spin-Off is consummated or after giving effect thereto, SFX (a) was insolvent, (b) was rendered insolvent by reason of the Spin-Off, (c) was engaged in a business or transaction for which the remaining assets of SFX constituted unreasonably small capital or (d) intended to incur, or believed it would incur, debts beyond its ability to pay as the debts matured, then the court might void the Spin-Off (in whole or in part) as a fraudulent conveyance and require SFX's shareholders to return the shares of SFX Entertainment distributed in the Spin-Off (in whole or in part) to SFX or require SFX Entertainment to fund certain liabilities of SFX for the benefit of SFX's creditors. If the assets of SFX Entertainment were recovered as fraudulent transfers by a creditor or trustee of SFX, the relative priority of right to payment between any Financing and any fraudulent transfer claimant would be unclear and SFX Entertainment could be rendered insolvent. In addition, under applicable corporate law, a corporation generally makes distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital. The foregoing consequences would also apply were a court to find that the Spin-Off was not made out of SFX surplus. Indebtedness of SFX Entertainment is being incurred to finance the Pending Acquisitions, to refinance certain indebtedness of SFX Entertainment and the Pending Acquisitions, to pay related fees and expenses, and for general corporate purposes. Management believes that the indebtedness of SFX Entertainment represented by the Financing is being incurred for proper purposes and in good faith, and that, based on present forecasts and other financial information, after the consummation of the Spin-Off and the Pending Acquisitions, SFX Entertainment will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature.

         SFX Entertainment believes that, in accordance with the facts examined in connection with the Spin-Off and the Financing, (a) SFX and SFX Entertainment will be solvent at the time of the Spin-Off and the Financing, respectively, and (b) the Spin-Off will be made entirely out of SFX surplus in accordance with applicable law. However, SFX Entertainment cannot predict what standard a court might apply in evaluating these matters, and it is possible that the court would disagree with SFX Entertainment's conclusions.

ANTI-TAKEOVER EFFECTS

         The Amended and Restated Certificate of Incorporation of SFX Entertainment (the "SFX Entertainment Certificate"), the By-laws of SFX Entertainment (the "SFX Entertainment By-laws") and the Delaware General Corporation Law (the "DGCL") contain (or will contain) several provisions that could have the effect of delaying, deferring or preventing a change of control of SFX Entertainment in a transaction not approved by the Board. The SFX Entertainment Certificate will provide for the issuance of shares of SFX Entertainment Class B Common Stock (with 10 votes per share in most matters), and the holders of these shares will generally be able to prevent a change of control of SFX Entertainment if they so desire. In addition, the SFX Entertainment Certificate will authorize the Board to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, without further vote or action by the stockholders. Issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of SFX Entertainment and may adversely affect the rights of holders of SFX Entertainment Common Stock. Furthermore, SFX Entertainment is subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibit SFX Entertainment from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder (unless the business combination is approved in a prescribed manner). The application of Section 203 could also have the effect of delaying or preventing change of control of SFX Entertainment. The Board has also adopted certain other programs, plans and agreements with its management and/or employees that may make a change of control more expensive. See "Description of Capital Stock."

                  OVERVIEW OF THE LIVE ENTERTAINMENT INDUSTRY

CONCERT PROMOTION INDUSTRY

         The concert promotion industry consists primarily of regional promoters focused generally in one or two major metropolitan markets. According to Amusement Business, industry gross box office receipts for North American concert tours totaled $922 million in 1996, compared to $322 million in 1985, representing a compounded annual growth rate of approximately 10%. SFX Entertainment believes that overall increases in ticket sales during the last several years are in part due to the increasing popularity of amphitheaters as live entertainment venues, as well as an increasing number of tours that attract older audiences who did not previously attend musical concerts.

         Typically, in order to initiate a music concert or other live entertainment event or tour, a booking agent contracts with a performer to arrange a venue and date, or series of venues and dates, for the performer's event. The booking agent in turn contacts a promoter or promoters in the locality or region of the relevant venue or venues. The promoter markets the event, sells tickets, rents or otherwise provides the event venue or venues, and arranges for local production services (such as stage, set, sound and lighting). In certain instances, particularly in connection with music festivals, a promoter may also provide limited production services. Individual industry participants, such as SFX Entertainment, often perform more than one of the booking, promotion and venue operation functions.

         The booking agent generally receives a fixed fee for its services, or in some cases, a fee based on the success of the event or events, in each case from the artist. The promoter typically agrees to pay the performer the greater of a guaranteed amount and a profit-sharing payment based on gross ticket revenues, therefore assuming the risk of an unsuccessful event. The promoter sets ticket prices and advertises the event in order to cover expenses and generate profits. In the case of an unprofitable event, a promoter will sometimes renegotiate a lower guarantee in order to mitigate the promoter's losses (in a process known as "settlement"). In some instances the promoter agrees to accept a fee from the booking agent for the promoter's services, and the booking agent bears the financial risk of the event.

         A venue operator typically contracts with a promoter to rent its venue for a specific event on a specific date or dates. The venue operator provides services such as concessions, parking, security, ushers and ticket-takers, and receives revenues from concessions, merchandise, sponsorships, parking and premium box seats. A venue operator will typically receive for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer. Concert venues are generally comprised of stadiums (typically 32,000 seats or more), amphitheaters or arenas (typically 5,000 to 32,000 seats), clubs (typically less than 2,000 seats) and theaters (typically 100 to 5,000 seats). Amphitheaters are generally outdoor venues that are used primarily in the summer season. They have become increasingly popular venues for concerts because the seating configuration is designed specifically for concert events, often resulting in more available seats, fewer obstructed seats, better lines of sight to the stage and superior acoustics. In addition, because they typically cost less to construct, maintain and operate than traditional multi-purpose stadiums and arenas, amphitheaters often are able to host concerts and other events that would not be profitable in a stadium or arena.

THEATRICAL INDUSTRY

         The audience for live professional theater has increased significantly in the last two decades. Gross ticket sales for the entire industry of Touring Broadway Shows and Broadway shows have increased from $431.5 million during the 1986-7 season to $1.3 billion during the 1996-7 season, a compounded annual growth rate of 11.7%. During this time, the number of touring weeks and markets where Touring Broadway Shows could profitably be presented have expanded. Sales for Touring Broadway Shows have grown as a percentage of total industry gross ticket sales, from approximately 52% in the 1986-7 season to approximately 60% in the 1996-7 season. The growth of the national theatrical industry had resulted, in part, from the development of local subscription series for Touring Broadway Shows, the construction of new performing arts centers with seating capacities of 2,500 or more in many municipalities, and an increase in the quality of Touring Broadway Shows and in the number of multiple-week engagements produced for presentation outside of New York City. Touring Broadway Shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City ("Broadway Shows").

         Live professional theater consists mainly of the production of existing musical and dramatic works and the development of new works. In general, musicals require more investment of time and capital than dramatic productions. For an existing musical work (which is more likely to be presented as a Touring Broadway Show), a period of 12 to 24 months typically elapses between the time a producer acquires the theatrical stage rights and the date when the musical is first performed before the public. During this time, a touring company is assembled and the show is readied for the road. By comparison, dramatic productions have smaller production budgets, shorter pre-production periods, lower operating costs, and tend to occupy smaller theaters for shorter runs.

         A producer of a Broadway Show or a Touring Broadway Show first acquires the rights to the work from its owners, who typically receive royalty payments in return. The producer then assembles the cast of the play, hires a director and arranges for the design and construction of sets and costumes. The producer of a Touring Broadway Show also must arrange transportation and schedule the show with local promoters. The local promoter of a Touring Broadway Show, who generally operates or has relationships with venues in individual markets, provides all local services such as selling tickets, hiring local personnel, buying advertising and paying a fixed guarantee, typically between $100,000 and $400,000 to the producer of the show for each week that the show is presented. The promoter is then entitled to recover the amount of the guarantee plus its local costs from ticket revenues. Any remaining ticket revenues are shared by the promoter and the producer, with the producer typically receiving approximately 60% of the profits. Although Touring Broadway Shows are generally substantially less expensive to produce than Broadway Shows, they may be financed through a limited partnership with third-party investors who receive a profit interest in the production. Often, investors in Touring Broadway Shows will also invest in the underlying Broadway Show, in part to help secure touring rights. After investors have received the complete return of their investment, net profits are split between the limited partners and the show's producer. The amount of net profits allocated to the show's producer, including fees and royalties, varies somewhat, but is normally in the range of 50% after certain profit participations are deducted. After certain net profits, a producer may also receive a production fee and royalties. A typical Touring Broadway Show requires 45 playing weeks with a weekly guarantee from the local promoter of approximately $250,000 to recoup production and touring costs; more elaborate touring productions with larger casts or sets, such as The Phantom of the Opera or Miss Saigon, generally require significantly higher weekly revenues and additional playing weeks in order to recoup production and touring costs.

         Tickets for Touring Broadway Shows often are sold through "subscription series," which are pre-sold season tickets for a defined package of shows to be presented in a given venue.

MOTOR SPORTS INDUSTRY

         Specialized motor sports events make up a growing segment of the live entertainment industry. This growth has resulted from additional demand in existing markets and new demand in markets where new arenas and stadiums have been built. The increasing popularity of specialized motor sports over the last several years has coincided with and, in part, been due to the increased popularity of other professional motor sports events such as professional auto racing, including NASCAR, CART and Indy Car Racing. A number of specialized motor sports events are televised on several of the major television networks and are also shown on television in markets outside of the United States.

         In general, one to four motor sports events will be produced and presented each year in a market, with larger markets hosting more performances. Stadiums and arenas typically work with producers and promoters to manage the scheduling of events to maximize each event's results and each season's revenues. The cost of producing and promoting a typical single stadium event ranges from $300,000 to $600,000, and the cost of producing and presenting a typical single arena event ranges from $50,000 to $150,000. Monster trucks, demolition derbies, thrill acts, air shows and other motor sports concepts and events are typically created and financed by third parties and hired to perform in an individual event or season of events. As in other motor sports, corporate sponsorships and television exposure are important financial components that contribute to the success of a single event or season of events.

                                   BUSINESS

         There can be no assurance that any or all of the Pending Acquisitions will be consummated on the terms described herein, or at all.

GENERAL

         SFX Entertainment, Inc. is a promoter of, and operator of venues for, live entertainment events. Upon consummation of the Pending Acquisitions, SFX Entertainment will be a diversified promoter and producer of live entertainment, including music concerts, theatrical shows and specialized motor sports events. In addition, SFX Entertainment's venue network (currently comprised of 20 venues) will consist of 41 venues (consisting of amphitheaters, theaters and clubs) either directly owned or operated under lease or exclusive booking arrangement. During 1997, approximately 1.4 million people attended approximately 210 events promoted and/or produced by SFX Entertainment, including approximately 200 music concerts. During the same year, approximately 25 million people attended 9,100 events promoted and/or produced by SFX Entertainment and the Acquisition Businesses, including approximately 3,880 music concerts, 4,850 theatrical shows and 188 specialized motor sports events.

         SFX Entertainment's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX Entertainment and in third-party venues. As promoter, SFX Entertainment typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting). As producer, SFX Entertainment, upon consummation of the Pending Acquisitions, will (a) create tours for music concert, theatrical, specialized motor sports and other events, (b) develop and manage Touring Broadway Shows and (c) develop specialized motor sports and other live entertainment events. In connection with its live entertainment events, SFX Entertainment also derives related revenue streams, including from the sale of corporate sponsorships and advertising, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis giving effect to the Pending Acquisitions, SFX Entertainment's music and ancillary businesses would have comprised approximately 77%, theater would have comprised approximately 17% and specialized motor sports would have comprised approximately 6% of SFX Entertainment's total net revenues for the 12 months ended September 30, 1997.

CURRENT AND HISTORICAL OPERATIONS

         SFX Entertainment, currently a wholly-owned subsidiary of SFX, was formed in January of 1997 to acquire and hold SFX's live entertainment operations. SFX acquired Delsener/Slater, a New York-based concert promotion company, in January 1997. Delsener/Slater has long-term leases or is the exclusive promoter for several concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey. In March 1997, Delsener/Slater acquired a 37-year lease to operate the Meadows Music Theater, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June 1997, SFX acquired Sunshine Promotions, a concert promoter in the Midwest. As a result of the acquisition of Sunshine Promotions, SFX Entertainment owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana. In certain cases, the senior management of Delsener/Slater have certain rights to purchase the outstanding stock of Delsener/Slater, along with certain other rights to receive additional cash payments. See "Risk Factors--Control of Delsener/Slater" and "Certain Relationships and Related Transactions--Delsener/Slater Employment Agreements." SFX Entertainment has also acquired rights or ownership interests in various additional venues, as set forth in "SFX Entertainment's Live Entertainment Activities--Venue Operation."

         SFX was formed in 1992 principally to acquire and operate radio broadcasting stations. In August 1997, SFX agreed to the SFX Merger, and to the Spin-Off of SFX Entertainment to the stockholders of SFX on a pro rata basis. Before consummating the SFX Merger, SFX intends (a) to contribute its concert and other live entertainment operations to SFX Entertainment and (b) to distribute all of the outstanding shares of common stock of SFX Entertainment to the holders of common stock, Series D preferred stock and certain warrants of SFX in the Spin-Off. SFX Entertainment intends to consummate the Financing and the Pending Acquisitions before the Spin-Off and the SFX Merger. SFX intends to consummate the Spin-Off on or prior to the consummation of the SFX Merger. The Spin-Off is subject to certain conditions, including (a) the acceptance for listing or trading of the SFX Entertainment Class A Common Stock, subject to official notice of issuance, on a national exchange or The Nasdaq Stock Market and (b) the receipt of all necessary third-party and stockholder consents to the Spin-Off as presently contemplated (including the consents currently being sought of the holders of SFX's Series E preferred stock and certain notes). There can be no assurance that the conditions to the Spin-Off will be satisfied or that the Pending Acquisitions will be consummated prior to the Spin-Off on the terms described herein or at all. However, the Spin-Off is not conditioned on the prior consummation of the Financing, any of the Pending Acquisitions or the SFX Merger. Management believes that the Spin-Off is likely to be consummated early in the second quarter of 1998, although there can be no assurance that the Spin-Off will be consummated on the terms described herein or at all.

SFX ENTERTAINMENT'S LIVE ENTERTAINMENT ACTIVITIES

         SFX Entertainment is, and after the consummation of the Pending Acquisitions will be to a heightened extent, engaged in (a) the booking, promotion and production of live entertainment events and tours, (b) the ownership and/or operation of concert and other entertainment venues and (c) the sale of corporate sponsorships and advertising and provision of marketing and consulting services to third-parties.

         Booking and Promotion

         Currently, SFX Entertainment books and promotes music concert and other live entertainment events, principally in the New York--Northern New Jersey--Long Island, Indianapolis, Columbus, Hartford and Rochester markets. SFX Entertainment and the Acquisition Businesses book and promote music concert, theatrical, specialized motor sports and other live entertainment events and tours such as music festivals, comedy tours, figure skating shows, gymnastics tours, motivational speaking tours and other special events. SFX Entertainment and the Acquisition Businesses book and promote events in a number of types of venues (including amphitheaters, theaters, clubs, arenas and stadiums) that are owned and/or operated by SFX Entertainment, by the Acquisition Businesses or by third parties. See "--Venue Operations." SFX Entertainment and the Acquisition Businesses primarily promote concerts performed by newer groups having widespread popularity (e.g., Phish, Dave Matthews and Hootie & the Blowfish) and by more established groups having relatively long-standing and more stable bases of popularity (e.g., James Taylor and Jimmy Buffet). Operating profit per show for concerts performed by either type of group tends to be generally similar because the more popular new groups command significantly higher ticket prices but also require higher compensation, while more established groups may draw larger audiences. Moreover, SFX Entertainment believes that its large distribution network upon consummation of the Pending Acquisitions will enable it to set an aggregate guarantee for a series of shows, mitigating the risk of loss associated with a single show. SFX Entertainment also believes that the market research and audience demographics database that it will acquire in the Pending Acquisitions, when combined with its existing audience data collection efforts, will permit highly-effective, targeted marketing, such as direct-mail and subscription series campaigns, which SFX Entertainment believes will increase ticket pre-sales and overall sales in a cost-efficient manner. In addition, Contemporary's Capital Tickets retail distribution outlets and Dialtix interactive, voice-response automated phone ticket order system are currently operating in three markets. SFX Entertainment believes that expanding the markets where it can utilize its own ticketing sources will permit SFX Entertainment to promote its live entertainment events more effectively. The following table identifies artists whose events were recently promoted by SFX Entertainment or the Acquisition Businesses:

Aerosmith                    Elton John                 Phil Collins
Alabama                      Fleetwood Mac*             Pink Floyd
Alanis Morissette            James Taylor               Phish
Bette Midler                 Jerry Seinfeld*            R.E.M.
Billy Joel                   Jimmy Buffett              Rod Stewart
Brooks & Dunn                John Secada                The Rolling Stones
Chris Rock*                  Live                       Seal
Clint Black                  Melissa Etheridge          Sheryl Crow
Crosby, Stills & Nash        Metallica                  Smashing Pumpkins
Dave Matthews                Michael Bolton             Stone Temple Pilots
Depeche Mode                 Ozzy Osbourne*             Tim Allen*
The Eagles                   Pearl Jam                  Tina Turner
Earth, Wind & Fire           Peter Gabriel              U2

*  National tour produced.

         Production

         SFX Entertainment is currently involved in the creation of tours for music concert and other live entertainment events. Upon consummation of the Pending Acquisitions, SFX Entertainment's, production activities will be broadened to include (a) the creation of tours for music concert, theatrical, specialized motor sports and other live entertainment events, (b) the development and management of Touring Broadway Shows and (c) the development of specialized motor sports shows, proprietary characters and television programming. The Acquisition Businesses produce tours on a national or regional basis and in 1997 structured national tours for Fleetwood Mac and Ozzy Osbourne, among others. SFX Entertainment plans to increase its production of national music tours. PACE also produces Touring Broadway Shows, acquiring the stage and touring rights from a show's owner, assembling the touring cast, hiring a director and arranging for the construction and design of sets and costumes. Touring Broadway Shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City. PACE also produces and makes small investments (i.e., from approximately $150,000 to $600,000) as a limited partner in the creation of a small number of original Broadway Shows in exchange for obtaining touring rights and favorable scheduling for those shows.

         The Touring Broadway Show production and promotion industry is highly fragmented. SFX Entertainment believes it will be, after consummating the Pending Acquisitions, the largest of six multiple-market promoters of Touring Broadway Shows in the United States, and that the remainder of the industry is made up of single-market promoters. PACE competes with other producers and promoters to obtain presentation arrangements with venues and performing arts organizations in various markets, including in markets that have more than one venue suitable for presenting a Touring Broadway Show. Upon consummation of the Pending Acquisitions, SFX Entertainment's competitors, some of whom have also been partners of PACE in certain theater investments from time to time, will include a number of New York-based production companies that also promote Touring Broadway Shows and a number of regional promoters. On a pro forma basis giving effect to the Pending Acquisitions, SFX Entertainment would have had a producing interest or investment in the following shows for 1997 and/or 1998:

                                                        SFX ENTERTAINMENT'S
          SHOW TITLE                 TYPE                     INVOLVEMENT
          ----------                 ----               -------------------
              Big                   Touring                   Production
         Damn Yankees               Touring                   Production
       David Copperfield            Touring                   Production
          Death Trap                Touring                   Production
          Funny Girl                Touring                   Production
            Harmony               Development                 Production
         Jekyll & Hyde             Broadway                   Production
    Kiss of the Spiderwoman         Touring                   Production
       Man of La Mancha             Touring                   Production

                                                         SFX ENTERTAINMENT'S
          SHOW TITLE                 TYPE                    INVOLVEMENT
          ----------                 ----               -------------------
       Smokey Joe's Cafe            Touring                   Production
      The Sound of Music            Touring                   Production
        West Side Story             Touring                   Production
         A Chorus Line         Touring (US & UK)              Investment
             Annie                 Broadway                   Investment
           Carousel                 Touring                   Investment
       Cirque Ingenieux             Touring                   Investment
            Grease            Broadway & Touring              Investment
            Chicago           Broadway & Touring              Investment
  How to Succeed in Business  Broadway & Touring              Investment
         Martin Guerre           West End (UK)                Investment
             Rent             Broadway & Touring              Investment
          Steel Pier               Broadway                   Investment
        Triumph of Love            Broadway                   Investment
        West Side Story          Touring (UK)                 Investment

         SFX Entertainment believes that there are approximately 50 domestic markets that can provide the potential audience and gross ticket revenues for a full scale Touring Broadway Show to be profitable, and an additional 50 markets where smaller scale productions with shorter runs can be presented profitably. In most of these cities, there are a limited number of venues that can accommodate a Touring Broadway Show.

         PACE currently sells subscription series for its Touring Broadway Shows in the following 31 of the approximately 60 markets that maintain active touring schedules:

Atlanta, GA                      Long Beach, CA               Palm Beach, FL
Austin, TX                       Louisville, KY               Phoenix, AZ
Baltimore, MD                    Miami, FL                    Pittsburgh, PA
Chicago, IL                      Milwaukee, WI                Portland, OR
Cincinnati, OH                   Minneapolis, MN              San Antonio, TX
Columbus, OH                     Myrtle Beach, SC             Seattle, WA
Dallas, TX                       Nashville, TN                Tampa, FL
Ft. Lauderdale, FL               New Orleans, LA              Ottawa, Canada
Green Bay, WI                    Omaha, NE                    Edmonton, Canada
Houston, TX                      Orange County, CA
Indianapolis, IN                 Orlando, FL

         Subscriptions historically have covered two-thirds of PACE's break-even point for Touring Broadway Shows. In 1997, PACE had approximately 220,000 subscribers for its Touring Broadway Shows.

         Certain of the Acquisition Businesses also produce motor sports events such as monster truck events, tractor pulls, mud races, demolition derbies and motocross races, and design tracks and other elements for those events. Competition among producers in the specialized motor sports industry is between three large companies and a number of smaller regional companies. SFX Entertainment believes that, upon consummation of the Pending Acquisitions, it will be the largest participant in the industry, on a pro forma basis having produced 188 events in over 70 markets in 1997. SFX Entertainment's two major specialized motor sports competitors produce approximately 40 and 55 events each year, respectively. SFX Entertainment also will compete with several regional specialized motor sports companies, which each present only a small number of events, as well as a number of local promoters that present only one or two events per year.

         In addition, SFX Entertainment and the Acquisition Businesses produce a variety of other forms of live entertainment, including music festivals, radio programs, air shows, figure skating shows, gymnastics tours, comedy tours, motivational speaking tours and television programming based on certain of their events and other events.

         Venue Operations

         SFX Entertainment's revenues from its venue operations are derived primarily from corporate sponsorships and advertising, concessions, merchandise, parking and other related items. A venue operator will typically receive for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer. As a venue owner, SFX Entertainment typically receives 100% of sponsorship and advertising revenues. Since few artists will play in every available market during a tour, SFX Entertainment competes with venues in other markets for dates of popular national tours. The favorable cost structure of amphitheaters and their ability to draw fans is often an important factor in the decision of a performer to choose to perform in an amphitheater market. In certain cities, SFX Entertainment also competes with other venues to promote an artist in that city. SFX Entertainment currently owns and/or operates under lease or exclusive booking arrangement a total of 20 venues, including two amphitheaters and two theaters in the New York--Northern New Jersey--Long Island market, an amphitheater and a theater/ballroom in the Indianapolis market, an amphitheater in the Columbus market, an amphitheater in the Hartford market and an amphitheater in the Rochester market. After the consummation of the Pending Acquisitions, SFX Entertainment will have 41 venues either directly owned or operated, under lease or exclusive booking arrangements. The following chart sets forth certain information with respect to the venues that will be owned and/or operated by SFX Entertainment, after giving effect to the Pending
Acquisitions:

                                                                 SFX            TOTAL       AVG.       NO. OF  TOTAL SEATS
                                MARKET     TYPE OF         ENTERTAINMENT'S     SEATING   ATTENDANCE    EVENTS    SOLD IN
       MARKET AND VENUE         RANK(1)     VENUE              INTEREST       CAPACITY     IN 1996    IN 1996      1996
------------------------------- -------    -------         ---------------    --------   ----------   -------  -----------
New York--Northern New               1
     Jersey--Long Island:
     PNC Bank Arts Center2
         (formerly Garden State                          22-year lease
         Arts Center) (Holmdel,                          (expires October 31,
         NJ)...................          amphitheater    2017)                    17,500(3)     6,512        48     312,595

     Jones Beach Marine                                  10-year license
         Amphitheater                                    agreement (expires
         (Wantagh, NY).........          amphitheater    December 31, 1999)       14,000(3)     8,712        44     383,314

     Roseland Theater..........            theater       exclusive booking         3,200        2,765        57     157,605
                                                         agent

     Westbury Music Fair                                 43-year lease
         (Westbury, NY)........            theater       (expires December         2,870        2,026       190     384,917
                                                         31, 2034)

Los Angeles--Riverside--             2
     Orange County:                                      50% partnership
     Glen Helen Blockbuster                              interest in 25-year
         Pavilion(2) (San                                lease (expires July 1,
         Bernardino, CA).......          amphitheater    2018)                    25,000(4)     9,842        25     246,039

     Irvine Meadows                                      50% partnership
         Amphitheater2 (Irvine,                          interest in 20-year
         CA)...................          amphitheater    lease (expires           15,500        8,505        32     272,162
                                                         February 28, 2017)

                                     D-32


                                                                 SFX            TOTAL       AVG.       NO. OF  TOTAL SEATS
                                MARKET     TYPE OF         ENTERTAINMENT'S     SEATING   ATTENDANCE    EVENTS    SOLD IN
       MARKET AND VENUE         RANK(1)     VENUE              INTEREST       CAPACITY     IN 1996    IN 1996      1996
------------------------------- -------    -------         ---------------    --------   ----------   -------  -----------
San Francisco--Oakland--San          5
     Jose:
     Shoreline Amphitheater(5).          amphitheater    facility owned; land     25,000       10,306        37     381,315
                                                         leased for 35 years
                                                         (expires November
                                                         30, 2021)

     Concord Pavilion(5).......          amphitheater    10-year exclusive        12,500        6,002        42     252,070
                                                         outside booking
                                                         agent (expires
                                                         December 31, 2005)

     Greek Theater(5)..........            theater       4-year lease (expires     8,500        5,572        10      55,718
                                                         October 31, 1998)

     Warfield Theatre(5).......            theater       10-year lease             2,250        1,727        56      96,726
                                                         (expires May 31,
                                                         2008)

     Fillmore Auditorium(5)....            theater       10-year lease             1,249          913       146     133,279
                                                         (expires August 31,
                                                         2007)

     Punchline Comedy Club(5)..              club        5-year lease (expires       N/A          N/A       N/A         N/A
                                                         September 15, 2001)

Philadelphia--Wilmington--           6
     Atlantic City:
     Blockbuster/SONY Music                              31-year lease
         Entertainment Centre                            (expires February 9,
         on the Waterfront(2)..          amphitheater    2025)                    25,000        7,111        48     341,319

Dallas--Ft. Worth:                   9
     Starplex Amphitheater(2)..          amphitheater    32.5% partnership        20,100        9,479        33     312,806
                                                         interest in 31 year
                                                         lease (expires
                                                         December 31, 2028)

Houston--Galveston--Brazoria:       10
     Cynthia Woods Mitchell                              15-year management
         Pavilion(2)...........          amphitheater    contract (expires        13,000        9,178        36     258,364
                                                         December 31, 2009)

     Bayou Place Performance                             50% partnership
         Hall(2)...............            theater       interest in 10-year       2,800          N/A       N/A         N/A
                                                         lease (expires
                                                         December 31, 2007)

Atlanta:                             12
     Lakewood Amphitheater(2)..          amphitheater    32.5% partnership        19,000        9,768        22     214,896
                                                         interest in 35-year
                                                         lease (expires
                                                         January 1, 2019)

     Chastain Park                                       10-year lease
         Amphitheater(2).......          amphitheater    (expires December         7,000        5,732        28     160,492
                                                         31, 2000)

     Roxy Theater(2)...........            theater       7-year lease (expires     1,600          673        92      61,960
                                                         March 31, 2004)


                                     D-33




                                                                 SFX            TOTAL       AVG.       NO. OF  TOTAL SEATS
                                MARKET     TYPE OF         ENTERTAINMENT'S     SEATING   ATTENDANCE    EVENTS    SOLD IN
       MARKET AND VENUE         RANK(1)     VENUE              INTEREST       CAPACITY     IN 1996    IN 1996      1996
------------------------------- -------    -------         ---------------    --------   ----------   -------  -----------
     Cotton Club(6)............            theater       5-year lease (expires       650          321       152      48,751
                                                         June 12, 2000)

St. Louis:                        17
     Riverport Amphitheater(7).          amphitheater    50% partnership          21,000        8,782        44     386,399
                                                         interest in
                                                         ownership(8)

     American Theater(7).......            theater       10-year lease             2,000        1,485        22      32,662
                                                         (expires July 31,
                                                         2004)
     Westport Playhouse(7).....            theater       1-year lease              1,100          897        22      19,724

Phoenix--Mesa:                     18
     Desert Sky Blockbuster                              60-year lease
         Pavilion(2)...........          amphitheater    (expires June 30,        20,000        8,165        32     261,284
                                                         2049)

Pittsburgh:                       19
     Star Lake Amphitheater(2).          amphitheater    45-year lease            22,500        9,471        44     416,733
                                                         (expires December
                                                         31, 2034)

Kansas City:                      24
     Sandstone Amphitheater(7)                           10-year lease
         (Kansas City, KS).....          amphitheater    (expires December        18,000        7,150        36     257,395
                                                         31, 2002)

     Starlight Theater(7)......            theater       annual exclusive          9,000        2,908        10      29,083
                                                         booking agent
                                                         contract (1998
                                                         renewal under
                                                         negotiation)

     Memorial Hall(7)..........            theater       1998 contract             3,000        2,169        17      36,874
                                                         renewal under
                                                         negotiation

Sacramento--Yolo:                  26
     Cal Expo Theater(5).......          amphitheater    operating agreement      14,500        6,006        15(9)   90,091
                                                         (renewal under
                                                         negotiation)

     Punchline Comedy Club(5)..              club        9-year lease (expires       N/A          N/A       N/A         N/A
                                                         December 17, 1999)

Indianapolis:                     28
     Deer Creek Music Center...          amphitheater    owned                    21,000       10,187        38     387,119

     Murat Centre..............          theater and     50-year lease             2,700        1,900        85   161,50010
                                           ballroom      (expires August 31,
                                                         2045)

Columbus:                         30
     Polaris Amphitheater......          amphitheater    owned                    20,000        6,751        38     256,553


                                     D-34




                                                                 SFX            TOTAL       AVG.       NO. OF  TOTAL SEATS
                                MARKET     TYPE OF         ENTERTAINMENT'S     SEATING   ATTENDANCE    EVENTS    SOLD IN
       MARKET AND VENUE         RANK(1)     VENUE              INTEREST       CAPACITY     IN 1996    IN 1996      1996
------------------------------- -------    -------         ---------------    --------   ----------   -------  -----------
Charlotte--Gastonia--Rock         32
     Hill:
     Charlotte Blockbuster
         Pavilion(2)...........          amphitheater    owned                    18,000        6,185        39     241,233

Hartford:                         36
     Meadows Music Theater.....          amphitheater    facility owned; land     25,000        6,914        38     262,741
                                                         leased for 37 years
                                                         (expires September
                                                         13, 2034)

Rochester:                        39
     Finger Lakes Amphitheater.          amphitheater    3-year lease (expires    12,700        4,203        15      63,044
                                                         in 1999)

Nashville:                        41
     Starwood Amphitheater(2)..          amphitheater    one-half ownership       20,100        6,970        27     188,187

Oklahoma City:                    43
     Zoo Amphitheatre)(7)......          amphitheater    year-to-year              9,000        4,510         6      27,061
                                                         exclusive booking
                                                         agent

Raleigh--Durham--Chapel Hill:       47
     Walnut Creek                                        662/3% partnership
         Amphitheater(2).......          amphitheater    interest in 40-year      20,000        8,476        43     364,489
                                                         lease (expires
                                                         October 31, 2030)

West Palm Beach--Boca Raton:       50
     SONY Music/Blockbuster                              75% partnership
         Coral Sky                                       interest in 10-year
         Amphitheater(2).......          amphitheater    lease (expires           20,000        9,417        26     244,835
                                                         January 4, 2005)

Reno:                             119
     Reno Hilton Amphitheater(5)         amphitheater    operating agreement       8,500        3,977        21      83,509
                                                         (renewal under
                                                         negotiation)
     TOTAL.....................                                                  504,819        5,833     1,716   7,888,844

----------------

(1) Based on the July 1994 population of metropolitan statistical areas as set forth in the 1996 Statistical Abstracts of the United States. Does not include venues where SFX Entertainment sells subscriptions for Touring Broadway Shows.
(2) After the consummation of the PACE Acquisition (including the Pavilion Acquisition). There can be no assurance that SFX Entertainment will be able to consummate the acquisition of either or both of the interests of Charlotte Amphitheater Corporation and The Westside Amphitheater Corporation (collectively, "Blockbuster Sub") and YM Corp. ("Sony Sub") in Pavilion Partners; as a result, SFX Entertainment may not obtain 100% ownership of Pavilion Partners.
(3) Assumes completion of current expansion projects, which are anticipated to be completed by summer 1998.
(4) Additional seating of approximately 40,000 is available for certain events.
(5)      After the consummation of the BGP Acquisition.
(6)      After the consummation of the Concert/Southern Acquisition.
(7)      After the consummation of the Contemporary Acquisition.

(8) Contemporary currently owns a 50% interest in a partnership that owns the Riverport Amphitheater. If Contemporary is unable to purchase the remaining partnership interest prior to the consummation of the Contemporary Acquisition, the purchase price for Contemporary will be reduced. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

(9)      Does not include dates for the California State Fair.

(10)     Numbers shown are for 1997. Numbers for 1996 are unavailable.

         Because SFX Entertainment and the Acquisition Businesses operate a number of their venues under leasing or booking agreements, SFX Entertainment's long-term success will depend on its ability to renew these agreements when they expire or terminate. There can be no assurance that SFX Entertainment will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues.

         Sponsorships and Advertising; Marketing and Other Services

         In order to maximize revenues, SFX Entertainment actively pursues the sale of local, regional and national corporate sponsorships, including the naming of venues (e.g., the PNC Bank Arts Center) and the designation of "official" event or tour sponsors, concessions providers (e.g., beer and soda), credit card companies, phone companies, film manufacturers, and radio stations among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of SFX Entertainment's existing venues and venues to be acquired in the Pending Acquisitions currently have no sponsorship arrangements in many of the available categories (including naming rights). SFX Entertainment believes that the national venue network being assembled in the Pending Acquisitions will likely (a) attract a larger number of major corporate sponsors and (b) enable SFX Entertainment to sell national sponsorship rights at a premium over local or regional sponsorship rights. SFX Entertainment also pursues the sale of corporate advertising at its venues, and believes that it has substantial advertising space available (e.g., billboard space) that it has not yet begun to utilize. SFX Entertainment also believes that (a) its relationships with advertisers will enable it to better utilize available advertising space and
(b) the aggregation of its audiences nationwide will create the opportunity for advertisers to access a nationwide market.

         SFX Entertainment and the Acquisition Businesses provide a variety of marketing and consulting services derived from or complementary to their live entertainment operations, including (a) local, regional and national live marketing programs and (b) subscription or fee based radio and music industry data compilation and distribution. Live marketing programs are generally specialized advertising campaigns designed to promote a client's product or service by providing samples or demonstrations in a live format, typically including at malls and college campuses. For example, Contemporary presents live marketing events on behalf of AT&T for the purposes of demonstrating the advantages of AT&T's long distance service over that of its competitors. This program is in its third year, and Contemporary is now the primary vendor for this service. Additionally, SFX Entertainment believes that Contemporary is one of the leading producers of national mall touring events, producing over 65 events every year in the country's top-rated shopping malls. These events, either in stores or mall congregation areas, are designed to promote brand awareness and drive follow-up sales. Contemporary recently had mall tour campaigns for Newsweek magazine (the Newsweek Technology Tour) and for Radio Shack (The Rock and Roll Hall of Fame/Radio Shack Tour). SFX Entertainment believes that, along with mall events, Contemporary is one of the industry leaders in events produced on college campuses. Currently in its seventh year, the CBS College Tour will appear at 40 colleges in the U.S. In addition to promoting the image of the CBS Television Network, these tours also create value-added tie-in promotions and marketing programs for the network's top advertisers. During each year, Contemporary uses over 100 vehicles (including semi-trailer trucks, vans and other vehicles) traveling nationwide in support of these programs, and draws on over 1,000 independent marketing associates across the country with respect to its marketing campaigns.

         SFX Entertainment and the Acquisition Businesses are engaged in music marketing, research and artist development activities, and Network is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives. Each of Network's magazines focuses on research and insight common to a specific contemporary radio format. Network also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters. Network gathers its information directly from nearly 1,100 radio programmers and product buyers and in 1996 had more than 300 clients for these services. Annual fees from these services during this period have ranged from $2,500 to $250,000 per corporate client.

         SFX Entertainment and the Acquisition Businesses create and distribute network radio special events and live concert programming for over 400 music radio stations in the top 200 United States radio markets. Additionally, they produce eight daily radio "show prep" services that stations use to supplement in-house content production. In 1996, they delivered these services to approximately 1,100 radio stations in exchange for commercial inventory or airtime, which they in turn sold to national network advertisers. They also provide consulting and entertainment marketing services to corporate clients with music business interests.

OPERATING STRATEGY

         SFX Entertainment's principal objectives are (a) to maximize revenue and cash flow growth opportunities by being a leading promoter and producer of live entertainment and (b) to own and/or operate leading live entertainment venues in the United States. SFX Entertainment's specific strategies include the following:

         Own and/or Operate Leading Live Entertainment Venues in the Nation's Top 50 Markets

         A key component of SFX Entertainment's strategy is to own and/or operate a network of leading live entertainment venues in the nation's top 50 markets. SFX Entertainment believes that this strategy will enable it to (a) utilize its nationwide venue footprint, significant industry expertise and access to a large aggregate audience to secure more events and distribute content on a national scale, (b) sell additional products and maximize numerous other related revenue sources, (c) position itself to produce national tours by leading music performers in order to capture a greater percentage of revenues from those tours and (d) encourage wider use by performers of SFX Entertainment's venues by providing centralized access to a nationwide network of venues. After consummation of the Pending Acquisitions, SFX Entertainment will own and/or operate the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 40 venues either directly owned or operated under lease or exclusive booking arrangements in 21 of the top 50 markets, including 9 amphitheaters in 6 of the top 10 markets.

         Maximize Related Revenue Opportunities

         SFX Entertainment intends to enhance revenues and cash flows by maximizing revenue sources arising from and related to its leadership position in the live entertainment business. These related revenues comprised approximately 17% of total revenues for the nine months ended September 30, 1997. Management believes that these related revenue sources generally have higher margins than promotion and production revenues and include, among others, (a) the sale of corporate sponsorship, naming and other rights, concessions, merchandise, parking and other products and services and (b) the sale of rights to advertise to SFX Entertainment's large aggregate national audience. Categories available for sponsorship arrangements include the naming of the venue itself (e.g., the PNC Bank Arts Center) and the designation of "official" event or tour sponsors, concessions providers (e.g., beer and soda), credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of SFX Entertainment's existing venues and venues to be acquired in the Pending Acquisitions currently have no sponsorship arrangements in many of the available categories (including naming rights). SFX Entertainment also intends to maximize related revenues by developing and exploiting intellectual property rights associated with (a) its production of musical concert tours and themed events (such as regional music festivals) and (b) branded characters created as an integral part of the content, marketing and merchandising of certain motor sports events.

         Exploit Synergies of the Acquisition Businesses

         SFX Entertainment plans to maximize revenues by exploiting synergies among its existing businesses and the Acquisition Businesses. SFX Entertainment believes that it can utilize the best business practices of the respective Acquisition Businesses on a national scale. For example, the Atlanta-based regional Music Midtown Festival, created and promoted by Concert/Southern (one of the Acquisition Businesses), is a highly successful music festival concept that drew approximately 200,000 attendees in 1997; SFX Entertainment believes that it can use the event as a model for other markets. In addition, SFX Entertainment believes that the leading radio industry trade publications of Network (another of the Acquisition Businesses) will enable SFX Entertainment to introduce new acts and new musical releases to radio programming directors nationwide. This exposure can enhance recorded music sales and, in turn, music concert attendance, particularly for artists having relationships with SFX Entertainment.

         Increase Use of Venues; Diversification of Acts and Venues

         Typically, a venue is not utilized for many of the dates available for live entertainment events in any given season. SFX Entertainment believes that it will be able to increase the utilization of its venues through its ability to affect scheduling on a nationwide basis, its local knowledge, relationships and expertise and its presentation of a variety of additional events, including comedy acts, magic acts, motivational speeches, national figure skating and gymnastics competitions and exhibitions and bull riding competitions, among others. SFX Entertainment believes that a diversified portfolio of performers, events and venues reduces reliance on the commercial success of any one performer, event or venue.

         Innovative Event Marketing

         SFX Entertainment plans to use innovative event marketing to increase admissions, sponsorship and advertising revenues, and, to a limited extent, average ticket prices at its venues. In particular, SFX Entertainment believes that it can increase the profitability of its venues by offering premium ticket packages, including (a) season ticket packages that include amenities such as preferred seating, VIP parking, waiter service, private club and/or "upscale" concession menus, (b) subscription series packages allowing customers to purchase tickets for a set of performances and (c) preferred seating, such as box seating and VIP seating areas, which typically generate higher revenues per seat. Moreover, the market research and audience demographics databases that SFX Entertainment will acquire through certain of the Pending Acquisitions, when combined with SFX Entertainment's existing audience data collection efforts, will permit highly-effective targeted marketing, such as direct-mail and subscription series campaigns, which SFX Entertainment believes will increase ticket pre-sales and overall sales in a cost-efficient manner.

         Strict Cost Controls; Nationally Coordinated Booking, Marketing & Accounting

         SFX Entertainment's senior management imposes strict financial reporting requirements and expense budget limitations on all of its businesses, enabling senior management to monitor the performance and operations of all of its businesses, to eliminate duplicative administrative costs and to realize expense savings. Moreover, SFX Entertainment believes that its size after consummating the Pending Acquisitions will enable it to achieve substantial economies of scale by (a) implementing a nationally coordinated booking system (for contracting for and scheduling acts), while continuing to utilize the substantial local expertise of the Acquisition Businesses, (b) establishing a centralized marketing team to exploit ancillary revenue streams on local, regional and national levels, including from sponsorship, advertising and merchandising opportunities, and (c) implementing a centralized accounting system.

         Pursue Complementary Acquisition Opportunities

         The live entertainment business is characterized by numerous participants, including booking agents, promoters, producers, venue owners and venue operators, many of which are entrepreneurial, capital-constrained local or regional businesses that do not achieve significant economies of scale from their operations. SFX Entertainment believes that the fragmented nature of the industry presents attractive acquisition opportunities, and that its larger size will provide it with improved access to the capital markets that will give it a competitive advantage in implementing its acquisition strategy. Through consolidation, SFX Entertainment will be better able to coordinate negotiations with performer and talent agents, addressing what SFX Entertainment believes is a growing desire among performers and talent agents to deal with fewer, more sophisticated promoters. SFX Entertainment intends to pursue additional strategic acquisitions of (a) amphitheater and other live entertainment venues and (b) local and regional promoters and producers of music concert, theatrical, specialized motor sports and other live entertainment events. SFX Entertainment may also pursue acquisitions of other related or complementary venues or businesses.

PENDING ACQUISITIONS

         In December 1997, SFX Entertainment entered into agreements to acquire the live entertainment businesses summarized in the following table. The consummation of the Pending Acquisitions is subject to a variety of factors, including compliance with numerous conditions precedent, some of which are outside of SFX Entertainment's control. See "Agreements Relating to the Pending Acquisitions." There can be no assurance that the Pending Acquisitions will be consummated on the terms described herein or at all. See "Risk Factors--Risks Related to Pending Acquisitions."


------------------ -------------------- --------------------------------  ---------------------------------------------
                          TOTAL
                      CONSIDERATION1                                                        SELECTED
     COMPANY         ($ IN MILLIONS)              BUSINESS(ES)                               VENUES2
------------------ -------------------- --------------------------------  ---------------------------------------------
PACE                      $245.9        Music, theater and specialized    American Theater
(INCLUDING                              motor sports event promotion      Bayou Place Performance Hall
PAVILION                                and production.  PACE is one of   Blockbuster/SONY Music Entertainment
PARTNERS)                               the largest diversified promoters   Centre on the Waterfront
                                        and producers of live             Charlotte Blockbuster Pavilion
                                        entertainment in the United       Cynthia Woods Mitchell Pavilion
                                        States, having what SFX           Desert Sky Blockbuster Pavilion
                                        Entertainment believes is the     Glen Helen Blockbuster Pavilion
                                        largest U.S. distribution network Irvine Meadows Amphitheater in each of its music, theater and Lakewood Amphitheater
                                        specialized motor sports          PNC Bank Arts Center
                                        businesses.  Pavilion Partners is SONY Music/Blockbuster Coral Sky
                                        one of the leading owners of        Amphitheater
                                        amphitheaters in the United       Star Lake Amphitheater
                                        States.                           Starplex Amphitheater
                                                                          Starwood Amphitheater
                                                                          Walnut Creek Amphitheater
------------------ -------------------- --------------------------------  ---------------------------------------------
CONTEMPORARY              $91.5         A fully-integrated live           Memorial Hall
                                        entertainment and special event   Riverport Amphitheater
                                        promoter and producer, venue      Sandstone Amphitheater
                                        owner and operator, ticket        Starlight Theater
                                        distributor and consumer          West Fair Amphitheater
                                        marketer.                         Westport Playhouse
                                                                          Zoo Amphitheater
------------------ -------------------- --------------------------------  ---------------------------------------------
BGP                       $68.3         One of the oldest producers and   Cal Expo Theater
                                        promoters of, and owner-          Concord Pavilion
                                        operators of venues for, live     Fillmore West Auditorium
                                        entertainment in the United       Greek Theater
                                        States, and a leading promoter of Punchline Comedy Club (Sacramento)
                                        live entertainment in the San     Punchline Comedy Club (San Francisco)
                                        Francisco Bay area.               Seattle, WA--Under construction.
                                                                          Shoreline Amphitheater
                                                                          Warfield Theater
------------------ -------------------- --------------------------------  ---------------------------------------------



                                     D-39



------------------ -------------------- --------------------------------  ---------------------------------------------
                          Total
                      Consideration1                                                        Selected
     COMPANY         ($ in millions)              Business(es)                               Venues2
------------------ -------------------- --------------------------------  ---------------------------------------------
NETWORK                   $62.0         Network Magazine Group            N/A
MAGAZINE / SJS                          ("Network Magazine"), a
                                        leading publisher of trade magazines
                                        for the radio broadcasting industry,
                                        and SJS Entertainment Corporation
                                        ("SJS"), a leading provider of
                                        air-time research to the radio
                                        broadcasting industry and independent
                                        producer and distributor of
                                        music-related radio programming and
                                        related services.
CONCERT /                 $16.6         The leading promoter of live      Chastain Park Amphitheater
SOUTHERN                                music events in the Atlanta,      Cotton Club
                                        Georgia metropolitan area.        Roxy Theater
------------------ -------------------- --------------------------------  ---------------------------------------------

(1) Includes the cash portion of purchase price, the negotiated value of SFX Entertainment Class A Common Stock, if any, to be issued, and debt or other liabilities, if any, to be repaid. Excludes certain potential contingent consideration. See "Agreements Related to the Pending Acquisitions." The approximately 4.2 million shares of SFX Entertainment Class A Common Stock expected to be issued in connection with certain of the Pending Acquisitions have been valued by the applicable parties at $13.33 per share for purposes of calculating the consideration to be given for the Pending Acquisitions. This valuation is based on financial projections developed jointly by SFX Entertainment and the relevant sellers. There is presently no trading market for the SFX Entertainment Class A Common Stock, and there can be no assurance that the assumptions underlying the valuation will, in fact, be correct or that the valuation will approximate the actual trading price of the SFX Entertainment Class A Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions."

(2) Includes venues owned and/or operated under lease or under exclusive booking arrangements.

         PACE

         On December 12, 1997, SFX Entertainment executed an agreement (the "PACE Agreement") to acquire PACE, for a total purchase price of $155.0 million (including the issuance of stock of SFX Entertainment valued by the parties at approximately $20.0 million and the assumption of $25.5 million of debt). PACE is one of the largest diversified promoters and producers of live entertainment in the United States, having what SFX Entertainment believes to be the largest distribution network in each of its music concerts, theatrical shows and motor sports events business segments. As part of its distribution network for music concerts, PACE owns interests in and manages the largest network of amphitheaters in the United States. During 1997, more than 15 million people attended approximately 5,700 events produced or presented by PACE. These events included: (a) music concerts featuring artists such as Rod Stewart, Jimmy Buffett and Ozzy Osbourne; (b) theatrical shows such as The Phantom of the Opera, Jekyll & Hyde, Rent and The Magic of David Copperfield and (c) specialized motor sports events featuring AMA Supercross racing, monster trucks, demolition derbies and thrill acts. In 1997, PACE Music presented 491 amphitheater events in the United States, and 348 non-amphitheater events in over 40 markets. Its recently formed touring division, PACE Touring, produces national tours of music events, having produced two national music tours in 1997. In 1997, PACE Theatrical (a) presented approximately 300 weeks of theater in over 30 markets, including 31 subscription markets with approximately 220,000 subscribers, and (b) produced or had significant investments in the production of 19 Broadway Shows and Touring Broadway Shows. In 1997, PACE Motor Sports presented over 188 events in over 70 markets. In connection with the acquisition of PACE, SFX Entertainment has contracted to obtain 100% of Pavilion Partners, a partnership that owns interests in 10 of the 41 venues to be owned by SFX Entertainment, by acquiring one-third of Pavilion Partners through the acquisition of PACE and the remaining two-thirds of Pavilion Partners through separate agreements with Sony Sub and Blockbuster Sub, for a combined consideration of $90.9 million (including the assumption of $49.8 million of debt related to the two-thirds interest). There can be no assurance that SFX Entertainment will be able to consummate the acquisition of either or both of Blockbuster Sub's and Sony Sub's interests in Pavilion partners; as a result, SFX Entertainment may not obtain 100% ownership of Pavilion Partners. If SFX Entertainment is unable to obtain 100% ownership of Pavilion Partners, then SFX Entertainment may, among other things, be in breach of an exclusivity provision contained in the Pavilion Partners partnership agreement, unless that agreement can be amended. See "Risk Factors--Risks Related to the Pending Acquisitions" and "Agreements Related to the Pending Acquisitions--PACE Acquisition--Pavilion Acquisition."

         Under certain circumstances, SFX Entertainment may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--Control of Motor Sports and Theatrical Businesses" and "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment Agreement."

         The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision (which, in management's view, will not materially affect SFX Entertainment's business or prospects) that purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. In management's view, this provision will not materially affect the business or prospects of SFX Entertainment. However, SFX Entertainment will acquire an interest in the Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern Acquisition. SFX Entertainment intends to seek a waiver of the restrictive provision; however, it is possible that SFX Entertainment will be unable to obtain the waiver.

         Contemporary

         On December 12, 1997, SFX Entertainment executed an agreement (the "Contemporary Agreement") to acquire by merger and asset acquisition, the music concert, live entertainment, event marketing, computerized ticketing and related businesses of Contemporary for approximately $91.5 million (including the issuance of stock of SFX Entertainment valued by the parties at approximately $18.7 million). Contemporary is a vertically-integrated live entertainment and special event promoter and producer, venue operator and consumer marketer. Contemporary is also the leading promoter, producer and tour developer of Christian performers (including Amy Grant and Michael W. Smith) and is a major promoter and producer of comedy tours (including those of Jerry Seinfeld, Tim Allen, Chris Rock and HBO's Def Comedy Jam). Contemporary (through its Capital Tickets subsidiary) sells tickets for its own events and events at its venues through a wide distribution of retail outlets and a state-of-art interactive voice response phone system (operated by its Dialtix affiliate) that permits automated ticket orders and credit card payment. In addition to the venues controlled by Contemporary, clients of Capital Tickets and Dialtix include the Kiel Center, a 20,000 seat arena in St. Louis, Missouri (home arena of the National Hockey League's St. Louis Blues), and Trans World Dome, a 60,000 seat stadium in St. Louis, Missouri (home stadium of the National Football League's St. Louis Rams).

         Contemporary is also one of the top special event sales promotion and marketing companies in the country. Contemporary develops programs for national consumer product companies and for demonstrating, sampling and selling products to consumers. Contemporary's clients have included AT&T, CBS TV, Radio Shack, Coca Cola USA, Reebok, Nabisco and the National Basketball Association. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

         BGP

         On December 11, 1997, SFX Entertainment executed an agreement (the "BGP Agreement") to acquire BGP for total consideration of $68.3 million (including the issuance of capital stock of SFX Entertainment valued by the parties at $7.5 million or, at SFX Entertainment's option, an equivalent amount in cash). Although SFX Entertainment has also agreed to repay $12.2 million of BGP debt, the sellers in the BGP Acquisition have agreed to have working capital in BGP at closing at least equal to the amount of this assumed debt. BGP is one of the oldest promoters and producers of live entertainment in the United States and is the principal promoter of live entertainment in the San

Francisco Bay area. During 1997, more than 2.3 million people attended approximately 1,450 events promoted and/or produced by BGP. Events recently promoted or produced by BGP include: (a) music concerts featuring artists such as Alanis Morissette, Bruce Springsteen, Dave Matthews, Gloria Estefan, James Taylor, Jimmy Buffett, Metallica, Neil Diamond, Phish and The Who; and (b) theatrical shows such as Lord of the Dance and The Magic of David Copperfield. In 1997, BGP promoted (a) 124 amphitheater events and (b) 1,199 non-amphitheater events in over 20 markets. Divisions of BGP also produce and promote national gymnastic and ice-skating tours and events as well as major corporate events for San Francisco and Silicon Valley corporate customers. In 1997, BGP presented a total of 133 gymnastic, ice-skating and major corporate events for clients such as Adobe Systems, Charles Schwab, Banana Republic, Oracle, PowerBar, Sterling Software and Excite. BGP also acts as a talent manager for national acts including the Neville Brothers, the Gin Blossoms, Taj Mahal and Cracker. See "Agreements Related to the Pending Acquisitions--BGP Acquisition."

         Network

         On December 10, 1997, SFX Entertainment executed an agreement (the "Network Agreement") to acquire Network for a total purchase price of $62.0 million (including the issuance of stock of SFX Entertainment valued by the parties at approximately $10.0 million). In addition, SFX Entertainment has the option to acquire an office building and related property for $2.4 million. Network Magazine is engaged in music marketing, research and artist development activities and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives. Each magazine is focused on research and insight common to a specific contemporary radio format. These publications, Album Network, Network 40, Urban Network, Virtually Alternative, Totally Adult, AggroActive and Educated Guess, derive revenue from advertising sales and subscriptions. Network Magazine also publishes The Yellow Pages of Rock, which is a reference book popular with people and companies doing business in the broadcast music industry. Network Magazine is currently developing a consumer music magazine that will be distributed free to customers at music retail locations. Network Magazine also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters. Network Magazine gathers its information directly from nearly 1,100 radio programmers and product buyers and, in 1996, had more than 300 clients for these services. Annual fees during this period ranged from $2,500 to $250,000 per corporate client.

         Network Magazine and SJS are both creators and distributors of network radio special events and live concert programming for over 400 music radio stations in the top 200 United States radio markets. Additionally, SJS is a leading independent creator, producer and distributor of music related programming, services and research. SJS produces eight daily radio "show prep" services that stations use to supplement in-house content production. In 1996, SJS delivered these services to approximately 1,100 radio stations. Together, Network Magazine and SJS barter or exchange these programs and services to radio broadcasters for commercial inventory or airtime, which is in turn sold by SJS to national network advertisers. Network also provides consulting and entertainment marketing services to corporate clients with music business interests. See "Agreements Related to the Pending Acquisitions--Network Acquisition."

         Concert/Southern

         On December 15, 1997, SFX Entertainment executed an agreement (the "Concert/Southern Agreement") to acquire Concert/Southern Promotions for a total cash purchase price of $16.6 million (including payment of the $1.6 million present value of a deferred liability). Concert/Southern is the principal promoter of live entertainment in the Atlanta metropolitan area. During 1997, more than 555,000 people attended approximately 370 events promoted or produced by Concert/Southern. These events included concerts featuring artists such as Celine Dion, James Taylor, Alanis Morissette, ZZ Top, Bruce Springsteen, Bob Dylan, Harry Connick, Jr. and Greg Allman, in addition to a week-long engagement of the Broadway Show Stomp. Concert/Southern also owns the rights to the Music Midtown Festival in downtown Atlanta. This three day multi-stage music festival presents over 80 bands, and in 1997 drew approximately 200,000 people to the downtown Atlanta area. Concert/Southern is currently developing a Music Midtown Festival for June 1998 in Charlotte, North Carolina and has plans to export this festival to other sites in future years. See "Agreements Related to the Pending Acquisitions--Concert/Southern Acquisition."

         SFX Entertainment expects to complete all of the Pending Acquisitions as soon as practicable after the Financing and prior to the SFX Merger. SFX Entertainment anticipates that it will consummate all of the Pending Acquisitions in the first quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond SFX Entertainment's control, and there can be no assurance that the Pending Acquisitions will be completed during that time period or on the terms described herein, or at all. See "Risk Factors--Risks Related to Pending Acquisitions" and "Agreements Relating to the Pending Acquisitions." In addition, there can be no assurance that the value attributed by the parties to SFX Entertainment's capital stock will approximate the actual trading price of the stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions."

PROPERTIES

         SFX Entertainment's executive offices are at 650 Madison Avenue, New York, New York 10022. After the consummation of the Spin-Off and the Pending Acquisitions, in addition to the properties described in "--SFX Entertainment's Live Entertainment Activities--Venue Operations," SFX Entertainment will lease office space in Austin and Houston, Texas; Atlanta, Georgia; Chicago, Illinois; Miami, Florida; Gaithersburg, Maryland; Burbank and Santa Monica, California; Seattle, Washington; London, England; and St. Louis, Missouri. These properties are generally leased for terms of 1 to 10 years.

EMPLOYEES

         As of the date of the Spin-Off, SFX Entertainment expects to have approximately 800 full-time employees. SFX Entertainment will also, from time to time, hire or contract for part-time or seasonal employees or independent contractors, although its staffing needs will vary. Pursuant to the SFX Merger Agreement, SFX Entertainment has agreed to assume all obligations rising under any employment agreements or arrangements between SFX or any of its subsidiaries and the employees identified in the merger agreement. These employees include the members of senior management and all other employees currently employed in SFX's corporate headquarters in New York. Management believes that its relations with its employees are good. A number of the employees to be retained by SFX Entertainment, including those to be retained in connection with the Pending Acquisitions, are covered by collective bargaining agreements. See "Management."

LITIGATION

         Although SFX Entertainment is involved in several suits and claims in the ordinary course of business, it is not currently a party to any legal proceeding that it believes would have a material adverse effect on its business, financial condition or results of operations.

POTENTIAL CONFLICTS OF INTEREST

         Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. Messrs. Sillerman and Tytel have an aggregate equity interest of approximately 9.2% in Marquee; Mr. Sillerman is the chairman of its board of directors, and Mr. Tytel is one of its director. SFX Entertainment anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In any transaction or arrangement with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest as officers and directors of SFX Entertainment. These transactions or arrangements will be subject to the approval of the independent committees of SFX Entertainment and SFX, except that booking arrangements in the ordinary course of business will be subject to periodic review but not the approval of each particular arrangement. Marquee also acts as a promoter of various sporting events and sports personalities. After the consummation of the Contemporary Acquisition, SFX Entertainment will produce ice skating and gymnastics events that may compete with events in which Marquee is involved. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

         In addition, prior to the consummation of the SFX Merger, Mr. Sillerman and other members of SFX Entertainment's management team will have management obligations to both SFX and SFX Entertainment that may cause them to have conflicts of interest. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

         Pursuant to the employment agreement entered into between Brian Becker and SFX Entertainment in connection with the PACE Acquisition, Mr. Becker has the option, exercisable within 15 days after the second anniversary of the consummation of the PACE Acquisition, to purchase SFX Entertainment's then existing motor sports line of business (or, if that line of business has been sold, SFX Entertainment's then existing theatrical line of business) at its then fair market value. Mr. Becker's option may present a conflict of interest in his role as a director of SFX Entertainment in evaluating proposals for the acquisition of either line of business. See "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment Agreement."

SEASONALITY

         SFX Entertainment's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for the Recent Acquisitions, SFX Entertainment generated approximately 70% of its revenues in the second and third quarters for the 12 months ending September 30, 1997. SFX Entertainment's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX Entertainment promotes largely occur in the second and third quarters. To the extent that SFX Entertainment's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX Entertainment's business causes (and will probably continue to cause) a significant variation in SFX Entertainment's quarterly operating results. These variations in demand could have a material adverse effect on the timing of SFX Entertainment's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, SFX Entertainment believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Pending Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

         Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. SFX Entertainment competes on a local, regional and national basis with a number of large venue owners and entertainment promoters for the hosting, booking, promoting and producing of music concerts, theatrical shows, motor sports events and other live entertainment events. Moreover, SFX Entertainment's marketing and consulting operations compete with advertising agencies and other marketing organizations. SFX Entertainment and the Acquisition Businesses compete not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. A number of SFX Entertainment's competitors have substantially greater resources than SFX Entertainment. Certain of SFX Entertainment's competitors may also operate on a less leveraged basis, and have greater operating and financial flexibility, than SFX Entertainment. In addition, many of these competitors also have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by SFX Entertainment. There can be no assurance that SFX Entertainment will be able to compete successfully in this market or against these competitors.

REGULATORY MATTERS

         The business of SFX Entertainment is not generally subject to governmental regulation. However, if SFX Entertainment seeks to acquire or construct new venue operations, its ability to do so will be subject to extensive local, state and federal governmental licensing, approval and permit requirements, including, among other things, approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses.

Significant acquisitions may also be subject to the requirements of the HSR Act. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies might also be required for other opportunities that SFX Entertainment may pursue in the future, although SFX Entertainment has no agreements or understandings with respect to these opportunities at this time. There can be no assurance that SFX Entertainment will be able to obtain the licenses, approvals and permits it may require from time to time in order to operate its business.

FORWARD-LOOKING STATEMENTS

         Many of the statements, estimates, predictions and projections contained in this "Business" section of the Prospectus, in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, although those sections do not apply to initial public offerings. These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions on which they are based, are made in good faith and reflect SFX Entertainment's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect SFX Entertainment's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following: lack of operating history as an independent public company; failure to consummate any or all of the Pending Acquisitions; failure to derive anticipated benefits from the Pending Acquisitions; working capital adjustments; payments pursuant to indemnification arrangements; seasonality of operations or financial results; changes in economic conditions and consumer tastes; competition; regulatory difficulties; and the other matters referred to under "Risk Factors" or elsewhere in this Prospectus. Stockholders are urged to carefully consider these factors in connection with the forward-looking statements. SFX Entertainment does not undertake to release publicly any revisions to forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                                 THE SPIN-OFF

BACKGROUND AND REASONS FOR THE SPIN-OFF

         SFX was formed in 1992 to acquire, own and operate radio stations. SFX's strategy was to enhance its stations' financial performance and exploit the changing regulatory environment (which was evolving to allow companies to own more radio stations) by acquiring stations at attractive prices. When SFX completed its initial public offering of common stock in 1993, it became one of only a few publicly traded companies solely devoted to owning and operating radio stations. SFX continued to grow after its initial public offering, from a company that owned or operated 10 stations in six markets to a company that currently owns or programs 74 stations in 19 markets.

         Despite escalating acquisition prices, SFX succeeded in its acquisition strategy by identifying markets and radio stations with significant growth potential and by employing management's expertise in operating radio stations to improve financial performance. In addition, management developed and assembled clusters of radio stations that, when combined in contiguous regions, could justify the increased acquisition prices the market demanded.

         Over time, however, identifying attractive acquisition opportunities became increasingly difficult. In late 1996, SFX began to explore opportunities in other entertainment-related industries where management could employ its expertise and where significant growth opportunities might exist. Management concluded that the live entertainment industry offers attractive acquisition opportunities because it, like the radio industry in 1993, is highly fragmented and consists of mostly local or regional companies. As a result, SFX began investing in the live entertainment industry in early 1997, while continuing to pursue radio station acquisitions and tax-free exchanges of radio stations that would be likely to increase SFX's broadcast cash flow.

         Despite its continuing activity in the radio industry, SFX explored the option of maximizing shareholder value on a shorter time horizon through the sale or merger of SFX under appropriate circumstances. During August 1997, management discussed proposals with various potential acquirors.

         After negotiations with the potential acquirors, the board of directors of SFX determined that the SFX Merger was superior to the other proposals SFX had received because (a) it offered the highest value to the holders of SFX's Class A common stock, (b) it would permit SFX to spin off the concert and live entertainment business to its stockholders, thereby allowing the stockholders to participate in the opportunities presented by that business, and (c) SFX Buyer was willing to permit the transaction to be structured in a manner that would allow the holders of SFX's Class A common stock to effectively have a separate class vote on the transaction. On August 24, 1997, SFX executed the SFX Merger Agreement with SFX Buyer.

         On January 15, 1998, the board of directors of SFX approved the Spin-Off, as contemplated by the Distribution Agreement, and approved the Distribution Agreement and the Tax Sharing Agreement, together with the transactions contemplated by those agreements.

         Consistent with SFX's determination that the concert and live entertainment business offers attractive acquisition opportunities, SFX Entertainment has already agreed to consummate the Pending Acquisitions for an aggregate purchase price of approximately $484.3 million, consisting of approximately $352.8 million in cash, $75.3 million in assumed liabilities and the issuance of approximately 4.2 million shares SFX Entertainment Common Stock with an attributed negotiated value of $56.2 million. There can be no assurance that the value attributed by the parties to SFX Entertainment's capital stock will approximate the actual trading price of the stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Management intends to finance these acquisitions through the Financing, which in anticipated to consist of $275.0 million in privately-placed debt securities and a $350.0 million credit facility; management anticipates being able to close the Pending Acquisitions before the Spin-Off. See "Description of Indebtedness."

         The Board believes that the Spin-Off, together with the SFX Merger, will accomplish a number of important business objectives. The Spin-Off and SFX Merger will allow SFX's stockholders to realize a significant premium for SFX's existing radio broadcasting business, while at the same time permitting those stockholders to continue their participation in the Entertainment Business. The Spin-Off will enable SFX Entertainment to have its own publicly traded equity security to finance its own growth opportunities. By distributing the SFX Entertainment Common Stock to SFX's stockholders, SFX's board of directors believes that there will be a greater potential for increasing the long-term value of the investment of SFX's stockholders in the Entertainment Business. SFX's board of directors believes that the Spin-Off will enable investors to evaluate better the performance, investment characteristics and the future prospects of the Entertainment Business, enhancing the likelihood that it will achieve appropriate market recognition of its performance and potential.

MANNER OF EFFECTING THE SPIN-OFF

         Prior to the Spin-Off, SFX Entertainment will amend and restate its certificate of incorporation to, among other things, increase its authorized capital stock and will issue to SFX, in exchange for the issued and outstanding shares of stock of SFX Entertainment then held by SFX, the number of shares of SFX Entertainment's common stock necessary to consummate the Spin-Off. Assuming that SFX's stockholders approve Proposal 3 in the Proxy Statement (a proposal that will allow the Spin-Off to occur as currently structured), the Spin-Off will be a dividend distribution to the holders of record at the close of business on the Spin-Off Record Date (a date to be determined by the board of directors of SFX) of the outstanding shares of SFX's common stock, Series D preferred stock, interests in SFX's director deferred stock ownership plan and certain warrants and will be made as follows:

o holders of SFX's Class A common stock will receive 1 share of SFX Entertainment Class A Common Stock per share held;

o holders of SFX's Class B common stock will receive 1 share of SFX Entertainment Class B Common Stock per share held;

o holders of SFX's Series D preferred stock will receive the number of shares of SFX Entertainment Class A Common Stock obtained by multiplying the number of shares held by 1.0987 (rounded down to the next whole share);

o SFX will place in escrow with the Escrow Agent an aggregate of approximately [636,289] shares of SFX Entertainment Class A Common Stock for delivery to the holders of the warrants granted by SFX to Sillerman Communications Management Corporation (the "SCMC Warrants") and to the underwriters of Multi-Market Radio, Inc.'s ("MMR's") initial public offering (the "IPO Warrants" and, together with the SCMC Warrants, the "Warrants"), upon exercise of the Warrants (see "Certain Relationships and Related Transactions--SFX Entertainment Common Stock to Be Received in the Spin-Off"); and

o Messrs. Dugan, Kramer and O'Grady will receive an aggregate of 2,766 shares of SFX Entertainment Class A Common Stock as adjustments to their interests under SFX's director deferred stock ownership plan.

See "Description of Capital Stock" for a description of the SFX Entertainment Class A Common Stock and the SFX Entertainment Class B Common Stock. Fractional shares of SFX Entertainment Common Stock will not be delivered in the Spin-Off.

         The distribution of shares of SFX Entertainment Common Stock in the Spin-Off will be made on the distribution date to be set by the Board, which, in any event, will be before the closing of the SFX Merger (the "Spin-Off Distribution Date"). The Spin-Off is subject to further action by the Board of Directors, which must set the Spin-Off Record Date and the Spin-Off Distribution Date and declare the dividend effectuating the Spin-Off. All shares of SFX Entertainment Common Stock will be fully paid, nonassessable and free of preemptive rights.

         On the Spin-Off Distribution Date, SFX will deposit with [Chase Mellon], as the Distribution Agent, certificates representing the aggregate number of shares of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock issuable to holders of SFX's common stock, Series D preferred stock and interests in SFX's director deferred stock ownership plan (approximately [14,200,000] shares of SFX Entertainment Class A Common Stock and 1,043,037 shares of SFX Entertainment Class B Common Stock). SFX will instruct the Distribution Agent to distribute the SFX Entertainment Common Stock to holders of SFX's common stock, Series D preferred stock and interests in SFX's director deferred stock ownership plan in accordance with the terms of the Distribution Agreement as promptly as practicable following the Spin-Off Distribution Date. Any shares deposited with the Distribution Agent but not required to be distributed to holders of SFX's common stock and Series D preferred stock will be returned to SFX Entertainment and subsequently canceled.

         On the Spin-Off Distribution Date, SFX will also deposit with [Chase Mellon], as Escrow Agent, certificates representing the aggregate number of shares of SFX Entertainment Class A Common Stock that the holders of Warrants would have been entitled to received as a result of their ownership of SFX's Class A common stock if they had exercised all of the Warrants immediately prior to the Spin-Off Record Date. Thereafter, upon exercise of each Warrant, the Escrow Agent will deliver to the holder of that Warrant the number of shares of SFX Entertainment Class A Common Stock to which the holder is entitled. Any shares deposited with the Escrow Agent but not required to be distributed to holders of Warrants will be returned to SFX Entertainment and subsequently canceled.

         The receipt of shares of SFX Entertainment Common Stock in the Spin-Off will be taxable to the recipients of shares. See "Certain Federal Income Tax Consequences."

         The Spin-Off will be accounted for by SFX Entertainment based on the historical cost of related assets. SFX will record the Spin-Off as a nonmonetary distribution to stockholders, also at historical cost.

         Following the Spin-Off and other transactions described in this Prospectus, approximately 81 million shares of SFX Entertainment Class A Common Stock (including 2 million shares to be reserved for issuance pursuant to SFX Entertainment's stock option plan), 8 million shares of SFX Entertainment Class B Common Stock and 25 million shares of SFX Entertainment preferred stock will remain unissued.

         NO HOLDER OF ANY CLASS OR SERIES OF SFX STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF SFX ENTERTAINMENT COMMON STOCK TO BE RECEIVED IN THE SPIN-OFF OR TO SURRENDER OR EXCHANGE SHARES OF SFX STOCK (OTHER THAN IN REGARD TO THE EXCHANGE AS PART OF THE SFX MERGER AS DESCRIBED IN THE PROXY STATEMENT) OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE SFX ENTERTAINMENT COMMON STOCK.

REGULATORY MATTERS

         No material United States federal or state regulatory approvals are required in connection with the Spin-Off that have not been obtained. For a discussion of United States regulatory approvals with respect to the SFX Merger, see "Proposal 1: The Merger--Regulatory Matters" in the Proxy Statement.

                 AGREEMENTS BETWEEN SFX ENTERTAINMENT AND SFX

         For the purpose of effecting the Spin-Off and governing certain of the relationships between SFX Entertainment and SFX after the Spin-Off, SFX Entertainment, SFX and SFX Buyer have entered or will enter into the various agreements described below. The material features of the Distribution Agreement are summarized below, and a form of the Distribution Agreement is attached as Annex F to the Proxy Statement. The Tax Sharing Agreement and the proposed employee benefits agreement (the "Employee Benefits Agreement"), the material features of which are also summarized below, have been filed with the Securities and Exchange Commission (the "SEC") as exhibits to SFX Entertainment's Registration Statement on Form S-1, File No. 333-43287 (the "SFX Entertainment Registration Statement"). The following descriptions do not purport to be complete and are qualified in their entirety by reference to the actual agreements.

DISTRIBUTION AGREEMENT

         Method of Effecting the Spin-Off

         The Distribution Agreement provides for the distribution of shares of SFX Entertainment Common Stock to the holders of record on the Spin-Off Record Date of SFX's common stock, Series D preferred stock, interests in SFX's director deferred stock ownership plan and, upon exercise, Warrants, as described in "The Spin-Off--Manner of Effecting the Spin-Off."

         Transfer and Assumption of Assets and Obligations

         The Distribution Agreement provides that, at the time of the Spin-Off, SFX Entertainment will assume (a) certain of SFX's leases and employment agreements, (b) debt and liabilities incurred by SFX Entertainment or its subsidiaries after the date of the SFX Merger Agreement in connection with acquisitions and capital expenditures, (c) liabilities under an airplane lease, (d) liabilities under an agreement pursuant to which The Sillerman Companies, Inc., a consulting company of which Mr. Sillerman is the Chairman of the Board of Directors and Chief Executive Officer, and of which Mr. Tytel is the Executive Vice President, General Counsel and a Director ("TSC"), provides services to Triathlon and (e) any other debt and liabilities that SFX Entertainment deems appropriate. SFX is obligated to release SFX Entertainment and its subsidiaries from all other debt and accrued liabilities.

         SFX Entertainment will be entitled to all of SFX's accounts receivable relating to SFX's live entertainment business. SFX will transfer to SFX Entertainment, prior to the Spin-Off:

o        an airplane lease;

o        fees payable by Triathlon for services provided by TSC;

o        two real estate leases and assets located on the leased property;

o a note receivable relating to the sale of SFX's radio stations operating in Myrtle Beach;

o        the employment agreements of certain employees of SFX; and

o        all other assets used primarily by SFX Entertainment.

SFX Entertainment will assume all of SFX's and its subsidiaries' obligations accruing after the date of the Spin-Off under the above agreements and in connection with the transfer of assets and employees.

         Transferred Employees

         If the Spin-Off occurs prior to the closing date of the SFX Merger, SFX's senior management and certain other employees of SFX will devote as much time as they deem reasonably necessary to conduct the operations of SFX Entertainment, while continuing to serve in their present capacities with SFX. At the time of consummation of the SFX Merger, SFX Entertainment will assume all obligations arising under any employment agreement or arrangement between SFX or any of its subsidiaries and the employees who are transferred to SFX Entertainment other than rights, if any, under those employment agreements to receive options after a change of control and all existing rights of indemnification. See "Management."

         Working Capital

         Pursuant to the Distribution Agreement (and as required by the SFX Merger Agreement), SFX Entertainment and SFX have agreed to allocate funds between them for working capital. If the Spin-Off occurs prior to the consummation of the SFX Merger, then, on the date of the Spin-Off, SFX's management will allocate working capital between SFX Entertainment and SFX, and SFX will pay to SFX Entertainment any positive amount allocated to SFX Entertainment. In any event, at least five business days before the consummation of the SFX Merger, SFX must provide SFX Entertainment with a good faith estimate of Working Capital (as defined below) as of the date of consummation of the SFX Merger (the "Estimated Working Capital"). If the Estimated Working Capital is a positive number, then SFX must pay to SFX Entertainment an amount equal to the Estimated Working Capital at the time of consummation of the SFX Merger. On the other hand, if the Estimated Working Capital is a negative number, then SFX Entertainment must pay to SFX an amount equal to the Estimated Working Capital at the time of consummation of the SFX Merger.

         As soon as practicable (and in any event within ninety days) after the SFX Merger is consummated, SFX must deliver to SFX Entertainment an audited statement of Working Capital as of the date of consummation of the SFX Merger. If SFX Entertainment does not object to SFX's Working Capital statement within fifteen days following delivery thereof, then the Working Capital reflected on SFX's Working Capital statement will be the "Final Working Capital." If SFX Entertainment does so object, then the issues in dispute will be submitted to a major national accounting firm for resolution and to determine the "Final Working Capital."

         On the third business day after the Final Working Capital is determined, SFX or SFX Entertainment, as the case may be, must pay to the other an amount equal to the Final Working Capital, less the Estimated Working Capital previously paid, together with interest on the absolute value of the difference at an annual rate of 10% beginning on the date of consummation of the SFX Merger and ending on the date of payment of the amount (the "Working Capital Adjustment Amount"). However, if SFX Entertainment notifies SFX prior to the payment date that it wishes to have all or any portion of the Final Working Capital (the "SFX Merger Consideration Adjustment") treated as an adjustment to the consideration payable in connection with the SFX Merger, then the consideration payable in connection with the SFX Merger will be increased by an amount equal to the quotient of the SFX Merger Consideration Adjustment divided by the fully diluted number of shares of SFX's common stock outstanding immediately prior to the consummation of the SFX Merger, and SFX must promptly distribute (a) the appropriate amount to the appropriate holders, immediately prior to the consummation of the SFX Merger, of SFX's common stock and Series D preferred stock, (b) upon exercise, the appropriate amount to holders of options, warrants and unit purchase options of SFX unexercised immediately prior to the consummation of the SFX Merger and (c) the appropriate amount to holders of options, warrants and unit purchase options of SFX who exercised their securities on and after the consummation of the time of consummation of the SFX Merger and prior to the final payment date. If SFX Entertainment elects to treat any portion of the Final Working Capital as an SFX Merger Consideration Adjustment, then SFX Entertainment must pay SFX the difference, if any, between the SFX Merger Consideration Adjustment and the Working Capital Adjustment Amount so that the aggregate net amount to be paid or received (as the case may be) by SFX is equal to the amount that would have been paid or received if the SFX Merger Consideration Adjustment had not been made.

         "Working Capital" means the sum of all current assets of SFX and its consolidated subsidiaries minus the sum of all current liabilities of SFX and its consolidated subsidiaries, as of the point in time immediately prior to the consummation of the SFX Merger, adjusted (without duplication) by:

         (a) increasing Working Capital by 50% (up to $1.0 million) of all fees and expenses incurred by SFX in connection with acquiring consents from holders of SFX's Series E Preferred Stock and certain of its outstanding notes in connection with the transactions contemplated by the SFX Merger Agreement;

         (b) increasing (if a positive number) or decreasing (if a negative number) Working Capital by the product of (A) $75.00 (or any other amount payable to holders of SFX's Class A common stock) and (B) the difference between 15,589,083 less the sum of the fully diluted number of shares of SFX common stock outstanding immediately prior to the time of consummation of the SFX Merger (excluding up to 250,838 shares of SFX's common stock subject to a right of repurchase granted by SFX in connection with an acquisition);

         (c) reducing Working Capital by the difference between $84,554,649 less the sum of (A) the aggregate exercise price of all options, warrants and unit purchase options of SFX outstanding immediately prior to the SFX Merger consummation plus (B) the aggregate exercise price of all warrants underlying unit purchase options of SFX outstanding immediately prior to the SFX Merger consummation plus (C) the aggregate base price of all SARs of SFX outstanding immediately prior to the SFX Merger consummation;

         (d) reducing Working Capital by the product of (A) $42 and (B) up to 250,838 shares of SFX's common stock subject to a right of repurchase by SFX granted in connection with an acquisition;

         (e) increasing Working Capital by all permitted radio-related capital expenditures paid by SFX and its subsidiaries after June 30, 1997 and immediately prior to the SFX Merger consummation;

         (f) decreasing Working Capital by all accrued capital expenditures of SFX as of immediately prior to the SFX Merger consummation (to the extent not reflected in current liabilities);

         (g) increasing Working Capital by accrued but not yet payable dividends;

         (h) except as required by clause (i) below, excluding from Working Capital any liabilities attributable to indebtedness of SFX;

         (i) excluding from Working Capital any liabilities included in clauses (i) through (iv) of clause (k) below;

         (j) reducing Working Capital by unpaid costs, fees and expenses of SFX arising out of, based on or that will arise from the transactions contemplated by the SFX Merger Agreement (other than as a result of actions taken by SFX Buyer Sub) (including amounts relating to the termination of any employees, broker fees, legal fees, accounting fees, advisory fees and fees incurred in connection with third party consents, waivers and amendments of creditors or holders of SFX's preferred stock); and

         (k) reducing Working Capital by the amount of SFX's Excess Debt (as defined below), if a positive number, or increasing Working Capital by the amount of the Excess Debt, if a negative number. "Excess Debt" means, as of immediately prior to the consummation of the SFX Merger, the difference between the sum of the following and $899.7 million:

                  (i) the difference between (A) indebtedness of SFX and its subsidiaries, less (B) the difference between $70.0 million and any amounts (other than the reimbursement of expenses) actually received by SFX and its consolidated subsidiaries after August 24, 1997, under agreements relating to the sale or local marketing arrangement (the local marketing payments may not exceed $30,000 per month) of its WVGO-FM and the sale or local marketing arrangement of its Jackson/Biloxi radio stations, less (C) any indebtedness incurred to finance acquisitions approved by Buyer of stock of or substantially all of the assets of radio stations, less (D) interest accrued as of immediately prior to the consummation of the SFX Merger that is not then due and payable,

                  (ii) the aggregate merger consideration payable to holders of SFX's Series C preferred stock (which SFX anticipates will be $2.0 million),

                  (iii) the aggregate liquidation preference amount of SFX's Series E Preferred Stock, and

                  (iv) environmental costs or liabilities accrued and not paid after June 30, 1997, to the extent they exceed $100,000 in the aggregate.

         Working Capital will not include any asset transferred to SFX Entertainment or any of its subsidiaries, any liability assumed by SFX Entertainment or any liability to which none of SFX or any of its subsidiaries is a party immediately after the consummation of the SFX Merger. Any computation of Working Capital should assume that the Spin-Off has been consummated. As of September 30, 1997, Working Capital payable by SFX to SFX Entertainment would have been approximately $2.1 million. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount in existence as of September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the SFX Merger and the actual cost of consummating the SFX Merger and the related transactions.

         Acquisitions and Capital Improvements

         SFX and SFX Entertainment have agreed that SFX Entertainment may, from time to time, (a) acquire additional businesses engaged in the Entertainment Business or (b) make capital improvements on assets owned or leased by it or its subsidiaries. In each case, SFX must loan SFX Entertainment the funds with which to consummate acquisitions and capital improvements. However, all amounts so borrowed by SFX Entertainment must be repaid on the date of the Spin-Off. SFX may increase the borrowing availability under its credit agreement for these purposes, and must use its best efforts to obtain any required or desirable waivers, consents or modifications under any financing or other agreement of SFX in connection with the acquisitions or capital improvements.

         If SFX Entertainment makes such additional acquisitions or capital improvements, it will be required to obtain financing to repay the amounts that it borrows from SFX, which financing may take the form of public or private sales of debt or equity securities, bank credit or other financing. See "--Working Capital." However, there can be no assurance that SFX Entertainment will be able to obtain such financing on advantageous terms, or at all. If SFX Entertainment obtains a loan from SFX and is unable to obtain financing to repay SFX as of the date of the Spin-Off, SFX will be in breach of the SFX Merger Agreement.

         As of January 15, 1998, SFX had advanced approximately $6.5 million to SFX Entertainment for use in connection with certain acquisitions and capital expenditures. SFX Entertainment intends to repay these amounts from the proceeds of the Financing. SFX may advance additional amounts to SFX Entertainment for these purposes before the consummation of the Spin-Off.

         Release and Indemnification

         Pursuant to the Distribution Agreement, SFX has agreed to release SFX Entertainment and its subsidiaries and affiliates (other than SFX and its subsidiaries) and all persons who at any time prior to the Spin-Off Distribution Date were stockholders, directors, agents or employees of SFX Entertainment or its subsidiaries from any and all claims arising from any acts or events occurring or failing to occur or any conditions existing on or before the Spin-Off Distribution Date (other than claims arising from transactions contemplated by the Distribution Agreement, the SFX Merger Agreement and certain related agreements). Similarly, SFX Entertainment has agreed to release SFX, its affiliates (other than SFX Entertainment and its subsidiaries) and all persons who at any time prior to the date of the Spin-Off were stockholders, directors, agents or employees of SFX or its subsidiaries from any and all claims arising from any acts or events occurring or failing to occur or any conditions existing on or before the date of the Spin-Off (other than claims arising from transactions contemplated by the Distribution Agreement, the SFX Merger Agreement and certain related agreements).

         The Distribution Agreement requires SFX Entertainment to indemnify, defend and hold SFX and its subsidiaries (other than SFX Entertainment and its subsidiaries) and each of its directors, officers, employees and agents harmless from and against any liabilities (other than income tax liabilities) to which SFX or any of its subsidiaries (other than SFX Entertainment and its subsidiaries) may be or become subject that relate to the assets, business, operations, debts or liabilities of SFX Entertainment and its subsidiaries(including liabilities to be assumed by SFX Entertainment as contemplated in the Distribution Agreement), whether arising prior to, concurrent with or after the Spin-Off or as a result of the failure to obtain all necessary third party consents to the Spin-Off.

         The Distribution Agreement requires SFX to indemnify, defend and hold the SFX Entertainment Group and each of its directors, officers, employees and agents harmless from and against any liabilities (other than income tax liabilities) to which the SFX Entertainment Group may be or become subject that relate to the assets, business, operations, debts or liabilities of SFX or its subsidiaries (other than the SFX Entertainment Group), whether arising prior to, concurrent with or after the Spin-Off.

         The release and indemnification obligations contained in the Distribution Agreement will survive the Spin-Off for a period of six years (and thereafter as to any claims for indemnification asserted prior to the expiration of that period).

         SFX Entertainment Registration Statement

         SFX Entertainment has represented to SFX that the SFX Entertainment Registration Statement will not, at the time it becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the statements in the SFX Entertainment Registration Statement, in light of the circumstances under which they are made, not misleading.

         Related Agreements

         SFX and SFX Entertainment have agreed that any tax sharing agreement to which they are parties must be terminated as of the effective date of the Spin-Off. In addition, the Distribution Agreement requires SFX and SFX Entertainment to enter into the Tax Sharing Agreement and Employee Benefits Agreement (as described below) on or before the date of the Spin-Off.

         Use of Names; Intellectual Property

         At the closing of the SFX Merger, SFX will assign to SFX Entertainment or its designee the name "SFX," together with all causes of action and the right to recover for past infringements of that name. As soon as commercially practicable, but no later than six months from the consummation of the SFX Merger, SFX must cease all use of the name "SFX" or other trademarks, trade names or their identifiers owned by, licensed to, or transferred pursuant to the Distribution Agreement to SFX Entertainment.

         Conditions to the Spin-Off

         Pursuant to the Distribution Agreement, the obligations of SFX Entertainment and SFX to consummate the Spin-Off will be subject to the fulfillment or waiver of each of the following conditions:

o SFX's board of directors must be satisfied that SFX's surplus (as defined under Delaware law) would be sufficient to permit the Spin-Off under Delaware law and must formally approve the Spin-Off;

o the SFX Entertainment Registration Statement must be declared effective by the SEC, and no stop order may be issued or pending with respect thereto;

o the SFX Entertainment Class A Common Stock must be accepted for listing or trading, subject to official notice of issuance, on a national exchange or Nasdaq Stock Market;

o        all necessary third party consents to the Spin-Off must be obtained;

o the necessary stockholder approvals must be obtained to consummate the Spin-Off as presently contemplated;

o there must not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off;

o SFX Entertainment and SFX must enter into the Tax Sharing Agreement and the Employee Benefits Agreement (described below); and

o each of the covenants and provisions in the Distribution Agreement required to be performed or complied with prior to the Spin-Off must be performed or complied with.

         SFX's board of directors is entitled to waive any of the above conditions prior to the Spin-Off.

         Expenses of Spin-Off

         Pursuant to the Distribution Agreement, all fees and expenses incurred in connection with the Spin-Off will be paid by the party incurring them.

         Termination of the SFX Merger Agreement

         If the SFX Merger Agreement is terminated in accordance with its terms for any reason, the boards of directors of SFX and SFX Entertainment will each appoint a committee of independent directors (none of whom will serve on both boards of directors) to negotiate in good faith with respect to all matters that they deem necessary to effectuate the separation of the affairs of SFX and SFX Entertainment, including the employment of employees to be transferred to SFX Entertainment pursuant to the Distribution Agreement. No adjustments will be made to the initial allocation of working capital between SFX and SFX Entertainment if the SFX Merger Agreement is terminated in accordance with its terms.

         Amendment or Modification

         SFX and SFX Entertainment can only amend the Distribution Agreement by written agreement with the consent of SFX Buyer (which must not be unreasonably withheld).

         Termination

         The Distribution Agreement may be terminated and the Spin-Off abandoned at any time before the date of the Spin-Off by, and in the sole discretion of, SFX. In the event of such a termination, no party will have any liability to any other party.

TAX SHARING AGREEMENT

         Prior to the Spin-Off, SFX and SFX Entertainment will enter into the Tax Sharing Agreement. Under the Tax Sharing Agreement, SFX Entertainment will agree to pay to SFX the amount of the tax liability of SFX and SFX Entertainment combined, to the extent properly attributable to SFX Entertainment for the period up to and including the Spin-Off, and will indemnify SFX for any tax adjustment made in subsequent years that relates to taxes properly attributable to SFX Entertainment during the period prior to and including the Spin-Off. SFX, in turn, will indemnify SFX Entertainment for any tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to the SFX during the period prior to and including the Spin-Off. SFX Entertainment will be responsible for any taxes of SFX resulting from the Spin-Off, to the extent that the taxes result from gain on the distribution that exceeds the net operating losses of SFX and SFX Entertainment available to offset gain resulting from the Spin-Off.

EMPLOYEE BENEFITS AGREEMENT

         [To come.]

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion sets forth the material federal income tax consequences of the Spin-Off and the SFX Merger applicable to stockholders that hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). However, the discussion does not address all federal income tax considerations that may be relevant to particular stockholders in light of their specific circumstances, such as stockholders who are dealers in securities, foreign persons or stockholders who acquired their shares in connection with stock options or stock purchase warrants. Each stockholder is urged to consult the holder's own tax adviser to determine the tax consequences to the holder of the SFX Merger and the Spin-Off in light of the holder's particular circumstances, including the applicability and effect of federal, state, local and foreign income and other tax laws and possible changes in those tax laws (which may have retroactive effect).

         Subject to the possible recharacterization discussed below, the receipt of SFX Entertainment Common Stock as a result of the Spin-Off should be taxable to the recipient as a distribution from SFX under Section 301 of the Tax Code. The amount of the distribution for federal income tax purposes and the basis for determining gain or loss on a subsequent disposition of the SFX Entertainment Common Stock would be the fair market value of the SFX Entertainment Common Stock at the time of the Spin-Off, and a stockholder's holding period for SFX Entertainment Common Stock received in the Spin-Off will begin on the day following the Spin-Off.

         The receipt of the SFX Entertainment Common Stock should be taxable to the holders of shares of SFX stock as a dividend to the extent of SFX's current or accumulated earnings and profits (determined as of the end of SFX's taxable year, which will occur on the date of the SFX Merger). Any amount of SFX Entertainment Common Stock that exceeds the above-mentioned earnings and profits of SFX would first be treated as a non-taxable return of capital to the extent of each stockholder's tax basis in shares of SFX stock, and the stockholder's tax basis in the stock would be reduced accordingly (but not below zero). To the extent that the amount of SFX Entertainment Common Stock were to exceed the stockholder's tax basis in shares of SFX stock, the excess would be treated as long-term or short-term capital gain from the sale or exchange of shares of SFX stock, depending on the period the stockholder held the shares of SFX stock. Although SFX does not currently have accumulated earnings and profits, it is possible that there may be earnings and profits for the year of the SFX Merger, because the Spin-Off might give rise to taxable gain to SFX. There can be no assurance, therefore, that there will be no current or accumulated earnings and profits, and thus it is possible that all or a portion of the value of the SFX Entertainment Common Stock could give rise to ordinary income.

         With respect to corporate stockholders, the portion of the SFX Entertainment Common Stock, if any, that is a taxable dividend under the foregoing rules generally should be eligible for the 70% dividends received deduction. However, a corporate stockholder's ability to use the dividends received deduction is subject to several limitations, including those relating to "debt financed portfolio stock" under Section 246A of the Tax Code and certain holding period requirements. In addition, even if the dividends received deduction is fully available, a portion of the SFX Entertainment Common Stock distribution may constitute an "extraordinary dividend," which is subject to the provisions of Section 1059 of the Tax Code.

         The receipt by an SFX stockholder of cash pursuant to the SFX Merger (or cash pursuant to the exercise of dissenters' rights of appraisal) will be a taxable event for the stockholder. A stockholder will generally recognize capital gain or loss for federal income tax purposes equal to the difference between (a) the amount of cash received and (b) the tax basis in the shares of SFX stock surrendered in exchange therefor (generally, the amount paid for the shares of SFX stock, subject to downward adjustment as described herein as a result of the Spin-Off). The gain or loss will be long-term capital gain or loss if the stockholder's holding period for the surrendered shares is more than one year at the time of consummation of the SFX Merger. Under recently enacted legislation, individuals whose holding period for shares of SFX stock exceeds 18 months will, in general, be subject to no more than a 20% tax on any gain, while individuals whose holding period for shares of SFX stock is more than one year but not more than 18 months will, in general, be subject to no more than a 28% tax on any gain. If an SFX stockholder owns more than one block of shares of SFX stock, the cash received must be allocated ratably among the blocks in the proportion that the number of shares of SFX stock in a particular block bears to the total number of shares of SFX stock owned by the stockholder.

         Although, as stated above, the receipt by an SFX stockholder of cash and SFX Entertainment Common Stock should be treated as if only the cash payment was received as payment for the shares of SFX stock, while the receipt of SFX Entertainment Common Stock is taxable to the recipient as a distribution from SFX under Section 301 of the Tax Code, and although SFX will report the transaction in a manner consistent with this characterization, it is possible that the Internal Revenue Service might contend that the transaction should be treated as an exchange of shares of SFX stock for both cash and SFX Entertainment Common Stock. Under this treatment, a stockholder will generally recognize capital gain or loss for federal income tax purposes equal to the difference between (a) the fair market value at the time of consummation of the SFX Merger of the SFX Entertainment Common Stock received plus the amount of cash received and (b) the tax basis in the shares of SFX stock surrendered in exchange therefor (without adjustment for any portion of the distribution of SFX Entertainment Common Stock that would have constituted a return of capital, if the distribution were respected as such). As discussed above, the gain or loss will be long-term capital gain or loss if the stockholder's holding period for the surrendered shares is more than one year at the time of consummation of the SFX Merger. Under this characterization, if SFX has no current or accumulated earnings and profits for the taxable year that includes the SFX Merger, the amount of capital gain recognized by stockholders should be the same whether the Spin-Off is treated as a distribution to stockholders, or as part of the sale price received as payment for the shares of SFX stock. By contrast, if SFX does have earnings and profits for that taxable year, such a characterization will generally decrease the amount of tax payable by an individual (by converting ordinary income to capital gain) and increase the amount of tax payable by a corporation (by converting dividend income potentially eligible for a dividends received deduction to capital gain).

         A stockholder may be subject to information reporting and to backup withholding at a rate of 31% of amounts paid to the stockholder, unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

         THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROSPECTUS. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SPIN-OFF AND THE SFX MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX
LAWS).

                AGREEMENTS RELATED TO THE PENDING ACQUISITIONS

         The following is a summary of the material terms of the agreements relating to the Pending Acquisitions. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to the agreements, which are filed as exhibits to the SFX Entertainment Registration Statement and are incorporated herein by reference.

         The approximately 4.2 million shares of SFX Entertainment Class A Common Stock expected to be issued in connection with certain of the Pending Acquisitions have been valued by the applicable parties at $13.33 per share for purposes of calculating the consideration to be given for the Pending Acquisitions. This valuation is based on financial projections developed jointly by SFX Entertainment and the relevant sellers. There is presently no trading market for the SFX Entertainment Class A Common Stock. There can be no assurance that the assumptions underlying the valuation will, in fact, be correct or that the valuation will approximate the actual trading prices of the SFX Entertainment Class A Common Stock.

PACE ACQUISITION

         General

         On December 12, 1997, SFX Entertainment entered into the PACE Agreement, a stock purchase agreement with PACE and the shareholders of PACE (the "PACE Sellers"), wherein SFX Entertainment agreed to purchase the outstanding capital stock of PACE for approximately $109.5 million in cash (the "PACE Cash Payment"), the assumption of $25.5 million in debt and the issuance of 1.5 million shares of SFX Entertainment Class A Common Stock valued by the parties at $20.0 million (the "PACE Stock Consideration"). The PACE Cash Payment will be delivered to the PACE Sellers at closing while the PACE Stock Consideration will be issued to the PACE Sellers at the time of the Spin-Off. The PACE Cash Payment includes a $1.5 million premium in respect of shares held by Becker Interests Limited Partnership. SFX has irrevocably and unconditionally guaranteed the full and timely performance of all of SFX Entertainment's obligations under the PACE Agreement. This guarantee is in place until the latter of (a) delivery of the PACE Cash Payment or (b) delivery of the PACE Stock Consideration.

         The PACE Agreement provides that closing will take place no later than the latter to occur of (a) 10 business days following satisfaction or waiver of the conditions to the obligations of the parties contained in the agreement or (b) the earlier of (i) 60 days after PACE has obtained, or is deemed to have obtained, all necessary third party consents or (ii) March 1, 1998, provided that the date is not earlier than February 23, 1998.

         Representations and Warranties

         Each of PACE and the PACE Sellers has made representations and warranties in the PACE Agreement with respect to, among other things:

o        the due organization and good standing of PACE;

o that each PACE Seller has good title to his or her shares of PACE common stock;

o that the PACE Agreement is a valid and binding obligation of PACE and each of the PACE Sellers; and

o that, with certain disclosed exceptions, performance of the PACE Agreement will not conflict with the provisions of any other agreement to which PACE or any PACE Seller is a party.

In addition, SFX Entertainment has made representations and warranties in the agreement with respect to, among other things:

o        its due organization and good standing;

o        that the PACE Agreement is a valid and binding obligation of SFX
         Entertainment;

o that, with certain disclosed exceptions, performance of the agreement will not conflict with the provisions of any other agreement to which SFX Entertainment is a party; and

o that the PACE Stock Consideration will be duly authorized and, when issued and delivered, will be duly issued, fully paid and non-assessable.

All representations and warranties in the PACE Agreement, except certain representations and warranties of the PACE Sellers' concerning their title to the shares of PACE and of PACE with respect to state and federal income taxes, will expire on the earlier to occur of (a) 18 months following consummation of the PACE Acquisition and (b) 60 days following the completion of the first audit of PACE's financial statements that occurs after closing.

         Indemnification

         The PACE Sellers have agreed to indemnify SFX Entertainment, each of its officers, directors and agents and each person who controls SFX Entertainment against certain losses (the "PACE Damages"), including those losses arising from (a) any breach of the representations and warranties made by PACE or the PACE Sellers in the agreement, (b) any breach of the covenants or agreements made by PACE or the PACE Sellers in the agreement or (c) any liabilities with respect to the Excluded Assets (as defined in the PACE Agreement). Except for damages arising from a breach of a representation, warranty or covenant made by a PACE Seller on the PACE Seller's behalf, each PACE Seller's liability under the PACE Agreement is limited to his or her proportional share of the PACE Sellers' aggregate liability. The maximum aggregate liability of the PACE Sellers to indemnify SFX Entertainment is limited to (a) $2 million with respect to breaches of representations or warranties of PACE disclosed to SFX Entertainment on or before _______ __, 1998 and (b) $10 million with respect to PACE Damages (including damages described in (a)). SFX Entertainment is not entitled to receive indemnification from the PACE Sellers, except to the extent that the aggregate amount of damages incurred by SFX Entertainment exceeds $750,000 (in which case SFX Entertainment will be indemnified from the first dollar of damages).

         SFX Entertainment has agreed to indemnify the PACE Sellers against losses arising out of or based on the breach of any of the representations, warranties, covenants or agreements made by SFX Entertainment in the PACE Agreement. In addition, SFX Entertainment has agreed to indemnify and hold harmless each present and former employee, officer or director of PACE to the fullest extent permitted under applicable law against any damages in connection with any action or omission occurring prior to consummation of the PACE Acquisition except for damages arising from a claim by SFX Entertainment for indemnification under the agreement or a claim among or between the PACE Sellers or PACE optionholders related solely to transactions contemplated by the PACE Agreement. The maximum aggregate liability of SFX Entertainment to indemnify the PACE Sellers is limited to $10 million with respect to breaches of SFX Entertainment's representations and warranties. However, there is no such limitation to SFX Entertainment's liability with respect to any breach by SFX Entertainment of any of the covenants or agreements contained in the PACE Agreement.

         Closing Conditions

         The consummation of the PACE Acquisition is subject to certain closing conditions, including (a) the absence of governmental action that would restrain, enjoin or otherwise prohibit completion of the PACE Acquisition, (b) the absence of any injunction or order of specific performance that purports to prohibit the PACE Acquisition and (c) expiration or termination of any applicable waiting period under the HSR Act.

         The obligation of SFX Entertainment to consummate the PACE Acquisition is subject to certain conditions precedent, including:

o the truth and accuracy of all representations and warranties of PACE and the PACE Sellers contained in the agreement as of December 24, 1997 (the "PACE Reps and Warranties Condition");

o each of PACE's and the PACE Sellers' performance of and compliance with, in all material respects, their respective obligations and covenants and conditions contained in the agreement;

o the absence of any Material Adverse Effect (as defined in the PACE Agreement) affecting PACE on or before December 24, 1997 (the "PACE Material Adverse Effect Condition");

o        repayment by certain insiders of PACE to PACE of certain loans;

o PACE's receipt from Sony Sub and Blockbuster Sub of a waiver of certain provisions of Pavilion Partners' partnership agreement; and

o execution by each holder of options to purchase common stock of PACE (the "PACE Stock Options") of an option redemption agreement.

In accordance with the provisions of the PACE Agreement, PACE obtained the consent of Blockbuster Sub upon entering into the Blockbuster Agreement (as defined below), wherein PACE agreed to purchase substantially all of Blockbuster Sub's interest in Pavilion Partners. If PACE does not earlier obtain the actual consent of Sony Sub, the consent will, nonetheless, be deemed to have been obtained by PACE if SFX Entertainment has not terminated the PACE Agreement on or before January 30, 1998.

         On December 29, 1997, SFX Entertainment received certificates from an officer of PACE and Allen J. Becker as representative of the PACE Sellers (the "PACE Sellers' Representative") with respect to the fulfillment of the PACE Reps and Warranties Condition and the PACE Material Adverse Effect Condition. As a result of the delivery of these certificates, these two conditions are deemed to be satisfied.

         SFX Entertainment has agreed to waive the condition to closing that the PACE Sellers deliver all of the outstanding shares of PACE, if the PACE Sellers deliver 85% of the shares at closing. If only 85% of the outstanding shares of PACE are delivered at closing, then SFX Entertainment intends to effect a cash-out merger of the remaining stockholders of PACE.

         PACE Acquisition Facility

         SFX Entertainment has agreed that, at any time up to consummation of the PACE Acquisition, it will make available to PACE up to an aggregate of $25.0 million to be used by PACE to fund certain acquisitions (the "PACE Acquisition Facility"). SFX Entertainment does not currently anticipate having to extend this facility. PACE will have the option to immediately repay, without interest, any amounts advanced under the PACE Acquisition Facility or convert those amounts into a full recourse term loan (the "PACE Term Loan") if the PACE Agreement is terminated for any reason other than failure of the PACE Sellers to (a) deliver their stock certificates at closing or (b) satisfy all of the conditions to SFX Entertainment's obligation to consummate the acquisition caused by wilful breach by, or gross negligence of, the PACE Sellers in the performance of their obligations under the agreement. The PACE Term Loan will have a five-year term commencing on the date funds were first advanced under the PACE Acquisition Facility. For the first two years, the PACE Term Loan will bear interest at an annual rate equal to SFX Entertainment's blended cost of funds and escalate 1% per annum each anniversary thereafter. Interest on the PACE Term Loan will only be payable in arrears for the first two years of its term followed by amortization based on available cash flow from the assets acquired with the PACE Term Loan proceeds (the "PACE Term Loan Assets"). The PACE Term Loan will be secured by a first priority lien on PACE Term Loan Assets and the Pavilion Partners Option (as defined below) and, except with respect thereto, will be subordinate to loans made by PACE's senior bank lender.

         If the PACE Term Loan is not fully paid and discharged within 60 days after any event of default under the PACE Term Loan, then SFX Entertainment will have an option (the "Pavilion Partners Option") to require PACE to sell to SFX Entertainment 100% of its partnership interest in Pavilion Partners, a general partnership between PACE and Amphitheater Entertainment Partners ("AEP") that owns or operates several amphitheaters. The transferability of PACE's interest in Pavilion Partners is subject to the consent of AEP, which may be withheld by AEP in its sole discretion for any reason or no reason. SFX Entertainment's ability to exercise the Pavilion Partners Option is conditioned on, without further recourse against PACE or the PACE Sellers, SFX Entertainment obtaining the consent of AEP.

         Except as described below, any amounts borrowed under the PACE Acquisition Facility will be immediately due and payable if the parties fail to consummate the PACE Acquisition due to the PACE Sellers' failure to (a) deliver their stock certificates at closing or (b) satisfy all of the conditions to SFX Entertainment's obligation to consummate the acquisition and the failure is caused by wilful breach by, or gross negligence of, the PACE Sellers in the performance of their obligations under the agreement and SFX Entertainment is not in breach of the PACE Agreement and has satisfied (or is prepared to satisfy) all of the conditions precedent to the PACE Sellers' obligation to close. In that event, SFX Entertainment has agreed that, for a period of 60 days following the acceleration, it will not exercise or pursue any remedies available to it by reason of PACE's failure to pay the accelerated amounts. If the PACE Acquisition Facility should be accelerated as described above, the aggregate amount borrowed pursuant to the PACE Acquisition Facility will bear and interest rate of 3% above the interest rate then in effect (which will be increased by 1/4% each month thereafter) and SFX Entertainment will have the option to either (a) avail itself of any remedies at its disposal, including foreclosing on the PACE Term Loan Assets or (b) exercise the Pavilion Partners Option and offset the outstanding balance of amounts borrowed under the PACE Acquisition Facility against the price paid for PACE's interest in Pavilion Partners. If, on termination of the PACE Agreement, PACE provides SFX Entertainment with written notice that PACE does not have the right to convert amounts borrowed into the PACE Term Loan (or irrevocably waives its right to such a conversion), then amounts borrowed under the PACE Acquisition Facility will not become due and payable until after 60 days following the failure to consummate the PACE Acquisition.

         If the PACE Agreement is terminated and SFX Entertainment is in breach or not prepared to satisfy all conditions precedent to the PACE Sellers' obligation to close, any amounts borrowed under the PACE Acquisition Facility will be converted into the PACE Term Loan. In that event, the PACE Term Loan will be secured by a first priority lien on the PACE Term Loan Assets, however, SFX Entertainment will have no rights to the Pavilion Partners Option.

         Termination

         The PACE Agreement may be terminated:

o        by mutual consent of SFX Entertainment and the PACE Sellers'
         Representative; or

o if the PACE Acquisition is not consummated on or before March 1, 1998 (unless extended by the parties), except that, if the acquisition is not consummated solely because any applicable waiting period under the HSR Act has not expired or been terminated, then the date may be extended to May 31, 1998 (unless further extended by the parties).

If the PACE Agreement has not been previously terminated and closing has not occurred prior to April 1, 1998, the PACE Cash Payment will increase after that date at an annual rate of 9%.

         SFX Entertainment has agreed that, at closing, Allen J. Becker will be appointed as a member of and Chairman of the Board of PACE for a term to expire on the earlier of (a) the fifth anniversary of closing or (b) the termination of Brian Becker's employment agreement (discussed below) for any reason other than death or disability of Brian Becker. Pursuant to the Brian Becker's employment agreement, Brian Becker will remain as Chief Executive Officer of PACE for a five year period following closing and, at closing, will be appointed as member of PACE's Board of Directors for 2 years and 15 days following the closing of the PACE Acquisition.

         Amendments to PACE's Bylaws

         SFX Entertainment has also agreed that, prior to consummation of the PACE Acquisition, PACE may amend its bylaws to provide for the following (collectively, the "PACE Bylaw Provisions"):

o for a period of one year after closing, any proposed sale by SFX Entertainment of either of PACE's theatrical or motor sports line of business will require the majority approval of PACE's Board of Directors and the affirmative vote of either Brian or Allen Becker;

o if either one of PACE's theatrical or motor sports line of business has been previously sold, the requirement of majority approval of PACE's Board of Directors and the affirmative vote of either of Brian or Allen Becker for the sale of the remaining line of business will be extended to the fifteenth day following the second anniversary of closing;

o in any event, SFX Entertainment may not, within the first two years and 15 days following closing of the acquisition, consummate the sale of either line of business without providing at least 30 days' written notice to PACE's Board of Directors and notifying the potential purchaser of Brian Becker's right of first refusal for that line of business (see "--Becker Employment Agreement");

o no member of PACE's Board of Directors may be removed therefrom except for death, disability or with adequate cause; and

o for a period of two years and fifteen days following closing, the unanimous vote of PACE's Board of Directors will be required to alter any PACE Bylaw Provisions.

SFX Entertainment has further agreed that, prior to closing, PACE may amend its Articles of Incorporation to prohibit any amendment or removal of the PACE Bylaw Provisions without the unanimous approval of PACE's Board of Directors.

         Future Acquisitions

         The PACE Agreement provides that it is the intention of SFX Entertainment to acquire additional businesses in the theatrical and motor sports lines of business to be acquired and managed by PACE. However, if the revenues from the theatrical and motor sports lines of business in any acquired company do not constitute a majority of the acquired company's revenues, then SFX Entertainment may hold the acquired company outside of PACE, but the management of the acquired company's theatrical and motor sports businesses will report to Brian E. Becker. In addition, SFX Entertainment has agreed that within 30 days of the latter to occur of consummation of the PACE Acquisition and the Contemporary Acquisition, SFX Entertainment will contribute to PACE all of Contemporary's ownership interest, direct or indirect, in the assets of United Sports of America. Pursuant to the Becker Employment Agreement (as defined herein), Mr. Becker, beginning on the second anniversary date of that agreement and exercisable for 15 days, will have the option to acquire PACE's motor sports line of business (or, if that line of business was previously sold, PACE's theatrical line of business) at its fair market value. Mr. Becker also has a right of first refusal on those lines of business. See "--Becker Employment Agreement."

         Bonuses

         SFX Entertainment has agreed that, from closing until the earlier of
(a) 396 days after completion of the Spin-Off or (b) the second anniversary of consummation of the PACE Acquisition, it will, in the sole discretion of Allen
J. Becker, pay a severance payment or series of payments to each and every At-Will Employee (as defined in the PACE


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Agreement) whose employment is terminated based on any of the causes set forth in the PACE Agreement. The aggregate amount of these severance payments must not exceed $1.0 million.

         Options

         If the Spin-Off has not been completed on or before July 1, 1998, each PACE Seller will have the option, exercisable within the first 10 days thereafter, to require SFX Entertainment to pay to him or her $13.33 in cash in lieu of the each share of PACE Stock Consideration to which the PACE Seller may otherwise be entitled. If the Spin-Off has not been completed on or prior to the first day of each third month after July 1, 1998, each PACE Seller will have such an option exercisable within the first 10 days thereafter.

         SFX Entertainment delivered to the PACE Sellers' Representative an internally generated report concerning the projected range of fair value of the PACE Stock Consideration. The report was based on certain assumptions concerning the completion of the Pending Acquisitions prior to the Spin-Off. If the average selling price per share of the SFX Entertainment Class A Common Stock is less than $13.33 per share during the five-day period immediately following completion of the Spin-Off, then, within 10 days after completion of the Spin-Off, SFX Entertainment must deliver an updated report to each PACE Seller who did not exercise his or her option (as described above). If the updated report reflects an adverse change to the range of fair value from the range of fair value shown in the initial report, then SFX Entertainment must include in the updated report a written offer to those PACE Sellers to provide an additional cash payment or additional shares of SFX Entertainment Class A Common Stock, which each PACE Seller will have the option of taking, as consideration for the adverse change. The sole remedy for any PACE Seller who does not wish to accept SFX Entertainment's offer is the assertion of a claim under the dispute resolution procedures specified in the PACE Agreement.

         The PACE Agreement provides further that each PACE Seller has an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of the PACE Stock Consideration received by the PACE Seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE Sellers.

         Releases

         Each PACE Seller has executed a release and waiver of any and all claims that the PACE Seller may have against (a) any other PACE Seller, PACE or SFX Entertainment that relates to the transactions or agreements by which the PACE Seller acquired ownership of shares of PACE or PACE Stock Options and any claims that each PACE Seller may have by reason of being a shareholder of PACE and (b) any other PACE Seller, PACE or the Sellers' Representative as to the transactions contemplated by the PACE Agreement.

         Pavilion Acquisition

         SFX Entertainment has agreed to obtain 100% ownership of Pavilion Partners, a partnership that owns interests in 10 amphitheaters. This acquisition will consist of (a) acquiring one-third of Pavilion Partners through the acquisition of PACE and (b) acquiring the remaining two-thirds of Pavilion Partners through separate agreements with Sony Sub and Blockbuster Sub to acquire AEP (a 50-50 partnership between Sony Sub and Blockbuster Sub that owns two-thirds of Pavilion Partners), for a combined consideration of $90.9 million (including the assumption of $49.8 million of debt related to the two-thirds interest).

         On December 19, 1997, PACE and its wholly-owned subsidiary, SM/PACE, Inc., entered into a purchase agreement (the "Blockbuster Agreement") with Viacom, Inc. and Blockbuster Sub (collectively, the "Blockbuster Group"), wherein PACE agreed to purchase the Blockbuster Group's interest in AEP (the "Blockbuster Acquisition") for an aggregate purchase price of approximately $13.7 million in cash. This amount includes $9.5 million in respect of the purchase of a Blockbuster Sub note receivable payable by Pavilion Partners (secured by a lien on the Charlotte


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Amphitheater) and the assumption of approximately $2.9 million of certain liabilities of the Blockbuster Group owed to Pavilion Partners. In addition, the PACE Group will be required under the Blockbuster Agreement to cause the Blockbuster Group to be released from liability from its direct obligations with respect to indebtedness of Pavilion Partners for borrowed funds.

         Consummation of transactions contemplated by the Blockbuster Agreement is subject to the receipt by PACE of (a) the consent of Sony Sub to the amendment and restatement of each of the Pavilion Partners partnership agreement and AEP's partnership agreement, (b) the consent of PACE's lender to the extent necessary to complete the transaction without violating PACE's credit agreement and (c) any other consents reasonably necessary for closing. The Blockbuster Agreement may be terminated by mutual agreement of the parties or by any party if closing does not occur by May 31, 1998.

         Pursuant to a letter agreement (the "Sony Agreement"), dated December 22, 1997, PACE has agreed to purchase all of Sony Sub's interest in AEP for $27.5 million in cash plus the assumption of all of Sony Sub's obligations and liabilities arising under Pavilion Partners and AEP's respective partnership agreements. In addition, PACE will be required under the Sony Agreement to cause Sony Sub and its parent corporation to be released from liability for their direct contractual obligations in connection with the business of Pavilion Partners.

         The closing must occur no later than (a) five business days after the consummation of the PACE Acquisition and (b) the date of closing of the Blockbuster Acquisition or (c) March 30, 1998 (which may be extended to May 31, 1997 if the closing of the PACE Acquisition or the acquisition of Sony Sub's interest in AEP does not occur on or before March 30, 1998 solely because an applicable HSR Act waiting period has not expired or been terminated). If the closing does not occur by March 30, 1998, the purchase price will be increased at an annual rate of 8%, compounded monthly.

         Pursuant to the Sony Agreement, Sony Sub has given all consents necessary for consummation of the PACE Acquisition and the acquisition of Blockbuster Group's interest in AEP; however, those consents--as well as the remainder of the Sony Agreement--are conditioned on (a) HSR approval for the transaction, (b) the closing of the PACE Acquisition and (c) unless the Blockbuster Acquisition has occurred earlier, receipt of the Blockbuster Group's consent to the transfer of Sony Sub's AEP partnership interest as required by the AEP partnership agreement. Sony Sub's consent to the PACE Acquisition can be withdrawn if the acquisition of Sony Sub's interest in AEP does not occur on or before the contractual closing date for any reason other than Sony Sub's breach.

         Becker Employment Agreement

         As a condition to the execution of the PACE Agreement, SFX Entertainment entered into an employment agreement with the Chief Executive Officer and President of PACE, Mr. Brian Becker (the "Becker Employment Agreement"). The Becker Employment Agreement has a term of five years commencing on the closing of the PACE Acquisition. Mr. Becker will continue as President and Chief Executive Officer of PACE. In addition, for the term of his employment, Mr. Becker will serve as (a) a member of SFX Entertainment's Office of the Chairman, (b) an Executive Vice President of SFX Entertainment and (c) a director of each of PACE and SFX Entertainment (subject to shareholder approval). During the term of his employment, Mr. Becker will receive (a) a base salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years and (b) an annual bonus in the discretion of the Board.

         SFX Entertainment has agreed that it will not sell either the theatrical or motor sports line of business of PACE prior to the first anniversary of the PACE Acquisition. If SFX Entertainment sells either line of business after the first anniversary, it has agreed not to sell the other line of business prior to 15 days past the second anniversary of the PACE Acquisition. The Becker Employment Agreement provides that Mr. Becker will have a right of first refusal (the "Becker Right of First Refusal") if, between the first and second anniversary of the PACE Acquisition, SFX Entertainment receives a bona fide offer from a third party to purchase all or substantially all of either the theatrical or motor sports lines of business at a price equal to 95% of the proposed purchase price. The Fifth Year Put Option (as defined in the PACE Agreement) will also be immediately exercisable as of such closing. If that Mr. Becker does not exercise his right


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of first refusal and either of the theatrical or motor sports line of business is sold, then he will have an identical right of first refusal for the sale of the remaining line of business beginning on the second anniversary of the PACE Acquisition and ending six months thereafter. Mr. Becker will be paid an administrative fee of $100,000 if he does not exercise his right of first refusal and SFX Entertainment does not consummate the proposed sale. Mr.
Becker would thereafter retain all rights to the Becker Right of First
Refusal.

         Beginning on the second anniversary of the date of the Becker Employment Agreement, Mr. Becker will have the option (the "Becker Second Year Option"), exercisable within 15 days thereafter, to elect to one or more of the following: (a) put any stock or portion thereof (including any vested and unvested options to purchase stock) and/or any compensation to be paid to Mr. Becker to SFX Entertainment; (b) become a consultant to SFX Entertainment for no more than an average of 20 hours per week for the remainder of the term and with the same level of compensation set forth in the Becker Employment Agreement; or (c) acquire PACE's motor sports line of business (or, if that line of business was previously sold, PACE's theatrical line of business) at its fair market value as determined in the Becker Employment Agreement.

         The Becker Employment Agreement may be terminated (a) by SFX Entertainment for Cause (as defined in the Becker Employment Agreement), (b) by SFX Entertainment for Mr. Becker's death or permanent disability or (c) by Mr. Becker at any time for any reason or upon exercise of the Becker Second Year Option.

         In addition, Mr. Becker's employment may be terminated by SFX Entertainment any time in SFX Entertainment's sole discretion or by Mr. Becker at any time following, among other things, (a) failure to elect or re-elect Mr. Becker as a director of SFX Entertainment, (b) a reduction in Mr. Becker's base salary or in the formula to calculate his bonus, (c) discontinuation of Mr. Becker's participation in any stock option, bonus or other employee benefit plan, (d) prior to two years and fifteen days after consummation of the PACE Acquisition, the sale of either the motor sports or theatrical line of business to any person other than Mr. Becker (unless Mr. Becker elected not to exercise the Becker Right of First Refusal (as defined below)), (e) the sale of all or substantially all of the assets of PACE, (f) a change of control of SFX Entertainment or (g) the failure by SFX Entertainment to contribute any acquired business (which derives a majority of its revenues from either a theatrical or motor sports line of business) to PACE. If Mr. Becker's employment is terminated, then, among other things, (a) for the period from the date of termination until the fifth anniversary of the closing of the PACE Acquisition, SFX Entertainment must pay Mr. Becker the base salary and any bonus to which he would otherwise be entitled and Mr. Becker will be entitled to participate in any and all of the profit-sharing, retirement income, stock purchase, savings and executive compensation plans to the same extent he would otherwise have been entitled to participate, (b) for a period of one year after the date of termination, SFX Entertainment will maintain Mr. Becker's life, accident, medical, health care and disability programs or arrangements and provide Mr. Becker with use of the same office and related facilities and (c) if the termination occurs prior to two years and 15 days after consummation of the PACE Acquisition, Mr. Becker will retain the Becker Second Year Option and the Becker Right of First Refusal.

         Throughout the term of his employment and for a period of 18 months thereafter, Mr. Becker has agreed not to, directly or indirectly, engage in any activity or business that is directly competitive with SFX Entertainment (or its affiliates) or solicit any of its employees to leave SFX Entertainment (or its affiliates). However, these restrictions will not apply if Mr. Becker exercises his rights, or SFX Entertainment breaches its obligations, with respect to the Becker Right of First Refusal or the Becker Second Year Option

         SFX Entertainment has agreed to indemnify, defend and hold Mr. Becker harmless to the maximum extent permitted by law against expenses, including attorney's fees, incurred in connection with the fact that Mr. Becker is or was an officer, employee or director of SFX Entertainment or any of its affiliates.



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CONTEMPORARY ACQUISITION

         General

         SFX Entertainment has entered into a merger and asset purchase agreement dated as of December 12, 1997 (the "Contemporary Agreement") with Contemporary and certain individuals and their trusts. Pursuant to the Contemporary Agreement, SFX Entertainment has agreed to acquire certain concert, production and promotion event marketing, computerized ticketing and related businesses through both:

o the merger of Contemporary International Productions Corporation ("Contemporary International") into SFX Entertainment (the "Contemporary Merger"); and

o the acquisition by a wholly-owned subsidiary of SFX Entertainment of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary prior to January 1, 1998 (the "Contemporary Asset Acquisition").

         The aggregate consideration to be paid in the Contemporary Acquisition is approximately $91.5 million, comprised of $72.8 million in cash and approximately 1,402,851 shares of SFX Entertainment Class A Common Stock valued by the parties at $18.7 million. However, if the Spin-Off is not consummated before the closing of the Contemporary Acquisition, then SFX Entertainment must issue shares of a redeemable convertible preferred stock of SFX Entertainment ("SFX Entertainment Preferred Stock") that is convertible at the time of the Spin-Off into the required shares of SFX Entertainment Class A Common Stock. Any SFX Entertainment Preferred Stock will be automatically redeemed as of July 1, 1998, unless previously converted into shares of SFX Entertainment Class A Common Stock. The aggregate redemption price for the shares of the SFX Entertainment Preferred Stock would be their then fair market value, but in no event less than $18.7 million, and would be guaranteed by SFX in certain circumstances. The SFX Entertainment Preferred Stock is adjustable for certain dividends paid on the SFX Entertainment Class A Common Stock, recapitalizations, stock splits and similar transactions, if any. The consideration to be paid in the Contemporary Acquisition is subject to certain adjustments, including a reduction of $10.5 million in the purchase price if Contemporary does not acquire the remaining 50% interest in the Riverport Amphitheater Joint Venture. Simultaneously with the execution of the Contemporary Agreement, SFX Entertainment deposited $2.0 million with an escrow agent to be applied to the purchase price at closing. The deposit will be payable to Contemporary as liquidated damages if Contemporary terminates the agreement because of a material violation or breach of any representation, warranty, covenant or agreement of SFX Entertainment or because of the failure of certain conditions under the Contemporary Agreement.

         The shares of SFX Entertainment Class A Common Stock issuable in connection with the Contemporary Merger will be "restricted securities" under Rule 144 of the Securities Act when issued, but SFX Entertainment has agreed to use its best efforts to cause the shares to be registered with the SEC for resale. SFX Entertainment will have the ability to suspend use of the registration statement for up to 30 days in any 12-month period for offerings of securities by SFX Entertainment and for up to 45 days in any 12-month period for other valid reasons.

         The Contemporary Acquisition will be deemed to be was effective as of January 1, 1998. Accordingly, as of January 1, 1998, SFX Entertainment, in general, will be deemed to have received the benefits of and assumed the liabilities and obligations with respect to the businesses of Contemporary, although SFX Entertainment will not assume actual operational responsibility for Contemporary until the closing. The Contemporary Acquisition is expected to close on the fifth business day following the fulfillment or waiver of the conditions to closing, but in no event after February 15, 1998 (subject to extension for 30 days to cover breaches of representations, warranties, covenants or agreements, and until April 30, 1998 to obtain approval under the HSR Act). Simultaneously with the closing of the Contemporary Acquisition, it is currently expected that Contemporary will acquire the 50% interest in the Riverport Amphitheater Joint Venture, which it currently does not own (although the acquisition is not a condition to the closing).



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         In the Contemporary Asset Acquisition, SFX Entertainment will acquire substantially all of the non-cash assets of the constituent companies of Contemporary other than Contemporary International, which is being merged into SFX Entertainment. SFX Entertainment will also assume substantially all of the ordinary course of business obligations and liabilities of those companies incurred or to be performed after December 31, 1997. SFX Entertainment is not assuming liabilities for (a) tax, environmental, ERISA, workers' compensation or pension liabilities incurred prior to January 1, 1998, (b) liabilities or obligations for severance or similar payments arising as a result of the Contemporary Acquisition, (c) any liabilities or obligations that are not directly incident to the business or assets of Contemporary, (d) any indebtedness for borrowed money, (e) any amount payable to any affiliate of Contemporary (other than certain liabilities incurred after January 1, 1998 or expressly assumed by SFX Entertainment), and (f) any liabilities arising out of or in connection with any litigation pending against Contemporary prior to January 1, 1998.

         Representations and Warranties

         Contemporary and SFX Entertainment have each made certain representations and warranties to the other in the Contemporary Agreement. Other than representations and warranties with regard to tax matters, which survive for the statute of limitations applicable to the relevant representation or warranty, all representations and warranties made by the parties to the Contemporary Agreement survive the closing of the Contemporary Acquisition until the completion of the consolidated audit of the Contemporary businesses for the two year period ended December 31, 1997.

         Indemnification

         Contemporary has agreed to indemnify and hold harmless SFX Entertainment against any and all losses that it may suffer by reason of (a) the breach by Contemporary of any representation or warranty contained in the Contemporary Agreement or related agreements, (b) the failure of Contemporary to perform any agreement or covenant required under the Contemporary Agreement or related agreements or (c) any liability or debt of Contemporary not expressly assumed by SFX Entertainment by the terms of the Contemporary Agreement. SFX Entertainment has agreed to indemnify and hold harmless Contemporary against any and all losses that it may suffer as a result of (a) the breach by SFX Entertainment of any representation or warranty contained in the Contemporary Agreement or related agreements, (b) the failure of SFX Entertainment to perform any agreement or covenant required under the Contemporary Agreement or related agreements or (c) the liabilities expressly assumed by SFX Entertainment by the terms of the Contemporary Agreement. Neither SFX Entertainment nor Contemporary will be entitled to be indemnified pursuant to the Contemporary Agreement unless and until the aggregate of all losses incurred by either party, as the case may be, exceeds $500,000, at which time the indemnifying party will be obligated to indemnify the indemnified party (a) if the indemnifying party is SFX Entertainment, for the first dollar of losses and (b) if the indemnifying party is Contemporary, for all losses in excess of $100,000. This threshold limitation does not apply in certain circumstances. Absent fraud and except with respect to certain tax representations and warranties and other matters, the liability of Contemporary for indemnification under the Contemporary Agreement will not exceed an aggregate amount equal to the sum of $3.1 million plus one-half of the shares of SFX Entertainment Class A Common Stock received by the trusts in the Contemporary Merger. If notice of any indemnification claim is given after six months following the closing of the Contemporary Merger, then Contemporary's liability will be limited to $3.1 million.

         Covenants

         Contemporary has also agreed to certain pre-closing covenants, including, among other things, not to:

o        make any capital expenditures in excess of $50,000;

o enter into any operating lease calling for net increased rentals in excess of five percent (5%) annually per lease (over present rentals)

o acquire any assets or properties except in the ordinary course of business and consistent with past practice;



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o        purchase, sell, assign or transfer any of the assets or properties relating to its business to be acquired that are valued in excess of $50,000; or

o enter into any new material contract or agreement or any amendment, modification or termination of any existing material contract relating to its assets, properties or business to be acquired, except in the ordinary course of business and consistent with past practice and in any event not requiring payment in excess of $50,000, other than talent contracts.

In addition, Contemporary has agreed to satisfy out of the cash proceeds of the Contemporary Acquisition (a) its expenses incurred in connection with the Contemporary Acquisition, (b) all monetary liens on assets of Contemporary, other than liens permitted under the agreement, and (c) any liabilities of Contemporary that SFX Entertainment will not assume as a result of the Contemporary Acquisition. All covenants and agreements made by the parties, unless waived in writing, survive the closing.

         Conditions to Closing

         The closing of the Contemporary Acquisition is subject to certain closing conditions, including:

o the accuracy of the representations and warranties and the compliance with the covenants of Contemporary;

o the receipt of all governmental authorizations, approvals, consents and waivers, including any authorizations required under the HSR Act;

o the receipt of consents and approvals required under certain existing agreements of the parties;

o the absence of any action, suit, proceeding or investigation before any court, administrative agency or governmental authority seeking to restrain, prohibit or invalidate the consummation of the Contemporary Merger or the Contemporary Asset Acquisition;

o the execution of employment agreements with certain employees of Contemporary; and

o the best efforts of Contemporary to deliver estoppel certificates from each landlord under any lease, and non disturbance and/or recognition agreements from each mortgagee or superior lessor of a leased property, relating to the Sandstone Amphitheater, the Westport Playhouse and the American Theatre.

As a condition to Contemporary's obligations under the Contemporary Agreement, if the Spin-Off does not occur prior to the closing, then SFX must provide to the trusts that own Contemporary International a guarantee (which may be extinguished at the time of the Spin-Off) of the redemption price for the SFX Entertainment Preferred Stock. Additionally, the closing of the Contemporary Asset Acquisition is conditioned on the consummation of the Contemporary Merger.

         Termination

         The Contemporary Agreement may be terminated at any time prior to the closing date:

o        by the mutual consent of the parties;

o by any of the parties on February 15, 1998, if the other party materially violates or breaches any representation, warranty, covenant or agreement or any closing condition, and if the material violation or breach is not cured within a reasonable period not to exceed the later of March 17, 1998 or 30 days after receipt of written notice from the other party; or

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o        if, through no fault of the terminating party, the conditions to closing have become impossible to satisfy or a court has permanently enjoined the closing and the related order has become final and is not subject to appeal.

Neither party may terminate the agreement if the Contemporary Acquisition for failure to consummate by February 15, 1998, if the failure to consummate results solely from the applicable waiting periods under the HSR Act not having expired or been terminated; in that case, either party may terminate the agreement only if the Contemporary Acquisition is not consummated on or before April 30, 1998. If the closing is delayed beyond February 15, 1998 as described in the preceding sentence, then, notwithstanding the occurrence of an event that has a material adverse effect on the business of Contemporary, SFX Entertainment will be required to close the Contemporary Acquisition when the waiting period under the HSR Act terminates (unless the termination has not occurred by April 30, 1998) unless the material adverse effect is the result of the intentional acts or intentional omissions of Contemporary or its affiliates or an act or omission of Contemporary or one of its affiliates that constitutes gross negligence in which case SFX Entertainment will have the right, without any liability, to refuse to close or may proceed to close the Contemporary Acquisition, subject to receiving reimbursement for the material adverse effect of as much as $3.1 million in cash and up to one-half of the SFX Entertainment Class A Common Stock received by the individuals and trusts in the transaction.

         Future Payment Obligations

         If any individual or trust that is a party to the Contemporary Agreement owns any shares of SFX Entertainment Class A Common Stock received in the Contemporary Acquisition on the second anniversary of the closing date, and if the average trading price of the stock over the 20-day period ending on that date is less than $13.33 per share (subject to adjustment to compensate for recapitalizations of SFX Entertainment or dividends to holders of SFX Entertainment Class A Common Stock), then SFX Entertainment will make a one-time cash payment to that individual or trust. The payment will equal to the product of (a) the quotient of the difference between (i) the actual average trading price per share over the 20-day trading period and (ii) $13.33 (or the price as adjusted under the agreement) divided by two, multiplied by
(b) the number of shares of SFX Entertainment Class A Common Stock received by that individual or trust in the Contemporary Acquisition and owned as of the second anniversary date.

BGP ACQUISITION

         General

         SFX Entertainment, through its wholly-owned subsidiary BGP Acquisition, LLC ("BGP Acquisition Sub"), has entered into a stock purchase agreement dated as of December 11, 1997 (the "BGP Agreement") with all of the shareholders (the "BGP Sellers") of BGP. Pursuant to the BGP Agreement, SFX Entertainment has agreed to purchase all of the outstanding capital stock of BGP for an aggregate purchase price of approximately $68.3 million in cash, subject to reduction on a dollar-for-dollar basis to the extent if BGP's Long Term Debt exceeds its Net Working Capital (both as defined in the BGP Agreement).

         If the Spin-Off occurs before the closing of the BGP Acquisition, then SFX Entertainment may elect, in its sole discretion, to distribute up to 562,640 shares of SFX Entertainment Class A Common Stock to the BGP Sellers in lieu of $7.5 million in cash. Similarly, if the Spin-Off does not occur before the closing, then SFX Entertainment may elect, in its sole discretion, to distribute options to purchase up to an aggregate of 562,640 shares of SFX Entertainment Class A Common Stock to the BGP Sellers in lieu of up to $7.5 million in cash. SFX Entertainment may be required, subject to certain conditions, to repurchase the shares or options issued as consideration in the BGP Acquisition, if, by June 30, 1998, the shares (a) are not registered with the SEC, (b) are not listed with a nationally recognized exchange or (c) are subject to any lock-up period.

         SFX will guarantee the payment of the cash portion of the purchase price in the BGP Acquisition.

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         Representations and Warranties

         The BGP Sellers have made certain standard and customary representations and warranties to SFX Entertainment with respect to BGP, including, among other things, the completeness of the disclosure provided in connection with the agreement. Similarly, the BGP Sellers have made certain representations and warranties to SFX Entertainment with respect to themselves, including, among other things, their competency to enter into the transaction, the absence of conflicts, required consents and approvals, title to the stock to be acquired, the absence of options or similar rights in the capital stock of BGP and legal proceedings. In addition, BGP Acquisition Sub and SFX Entertainment have made certain representations and warranties to each BGP Seller with respect to, among other things, its authority to enter into the transaction, the absence of defaults, the absence of legal proceedings, required consents and the capitalization of SFX Entertainment. SFX Entertainment has also represented and warranted to the BGP Sellers that it will have net assets of not less than $100.0 million as of the closing date of the BGP Acquisition. Except for representations and warranties relating to tax matters, which survive for the applicable statute of limitations periods, the representations and warranties of the parties contained in the BGP Agreement survive until the first anniversary of the closing of the BGP Acquisition.

         Indemnification

         The BGP Sellers have agreed to indemnify, defend and hold harmless BGP Acquisition Sub from and against any losses based on, arising out of or otherwise resulting from (a) any inaccuracy in any representation or breach of any warranty of the BGP Sellers, (b) the breach or nonfulfillment of any covenant, agreement or other obligation of the BGP Sellers, which breach remains uncured for 30 days following written notice thereof or (c) certain disclosed liabilities. SFX Entertainment has agreed to indemnify, defend and hold harmless the BGP Sellers from and against any losses based on, arising out of or otherwise resulting from (a) any inaccuracy in any representation or breach of any warranty of BGP Acquisition Sub or (b) the breach or nonfulfillment of any covenant, agreement or other obligation of BGP Acquisition Sub (except those under the employee agreements required as a condition to closing). Other than with respect to the payment of the purchase price and tax liabilities, neither the BGP Sellers nor BGP Acquisition Sub is entitled to indemnification under the BGP Agreement unless the aggregate amount of losses suffered by either party exceeds $325,000, in which event either party, as the case may be, will be entitled to indemnification for the sum of (a) $137,500 plus (b) the amount by which the aggregate amount of losses exceeds $325,000, up to and including (i) in the case of the BGP Sellers, an amount equal to the payments at any time, received by the BGP Sellers, severally, from BGP Acquisition Sub pursuant to the BGP Agreement and
(ii) in the case of BGP Acquisition Sub an amount equal to the payments, at any time, made by BGP Acquisition Sub to the BGP Sellers, in the aggregate, pursuant to the BGP Agreement. The BGP Sellers have also agreed to indemnify BGP Acquisition Sub against certain tax liabilities in excess of the sum of $100,000 plus the amount determined to be Excess Working Capital (as defined in the BGP Agreement) and to indemnify BGP Acquisition Sub and BGP against all other tax liabilities in excess of Excess Working Capital.

         Each party to the BGP Agreement has waived any consequential, exemplary or special damages incurred in connection with the agreement.

         Covenants

         The BGP Sellers have agreed that, until the closing of the BGP Acquisition, they will or will cause BGP to, among other things: (a) conduct the operation of BGP's business in the ordinary course, (b) use their best efforts to preserve BGP's business relationships with clients, customers, accounts, agents, distributors, suppliers and others having business dealings with BGP and (c) not participate in any discussions, communications or negotiations with any persons (other than SFX Entertainment) with respect to any direct or indirect acquisition of any material portion of the assets, properties or common stock of BGP. On or prior to the closing of the acquisition, certain key personnel of BGP will enter into employment agreements with BGP Acquisition Sub; each BGP Seller that will not be a party to such an employment agreement has agreed not to compete, directly or indirectly, with the business of BGP for a period of two years following the closing. In addition, the BGP Sellers have agreed not to use the names "Bill Graham Presents" or "Fillmore" or any other similar name following the closing.

         Conditions to Closing

         The closing of the BGP Acquisition is subject to certain closing conditions, including:

o the accuracy of the representations and warranties contained in the BGP Agreement as of the closing;

o        the receipt of all consents (including any required under the HSR
         Act) required to be obtained in connection with the acquisition;

o the absence of any action, suit, claim, proceeding or investigation that questions the validity or legality of the acquisition or that could reasonably be expected to have a material adverse effect on the ability to consummate the acquisition;

o the execution of employment agreements between SFX Entertainment and certain key employees of BGP;

o receipt by the BGP Sellers of confirmation that the base price used in the determination of the number of shares of SFX Entertainment Common Stock that may be distributed in lieu of cash consideration in the acquisition is the lowest price used by Mr. Sillerman in his personal acquisition of SFX Entertainment Common Stock;

o        the absence of any material changes in BGP since October 31, 1997;

o the satisfaction or mutual termination of all obligations (other than any obligation under the by-laws of BGP) between any BGP Seller and BGP, the general unconditional releases by each BGP Seller of BGP from any and all liabilities, and the release of all security interests held by any party except SFX Entertainment in any property of BGP;

o the receipt of written waivers of each of the BGP Sellers' rights under any shareholder or other agreement entered into with other shareholders of BGP or BGP itself;

o the acknowledgment of the BGP Sellers that, other than certain materials specifically excluded, the posters, handbills and other archive materials referenced in the January 2, 1995 agreement between Bill Graham Enterprises, Inc. and the heirs of William Graham are assets of BGP are to be transferred to SFX Entertainment;

o        the termination of the Buy-Sell Agreement (as defined in the BGP
         Agreement); and

o the execution of written leases with the Fillmore Auditorium and the Warfield Theater.

         Termination

         The BGP Agreement may be terminated by (a) mutual consent of the parties, (b) either party if the closing does not occur by January 29, 1998 and the terminating party does not cause the delay (or February 12, 1998 if the conditions to closing have not been fulfilled by January 29, (c) SFX Entertainment if there has been a material misrepresentation or material breach in the representations, warranties or covenants of the BGP Sellers or if there has been any material failure on the part of any of the BGP Sellers to comply with their obligations under the BGP Agreement, (d) the BGP Sellers if there has been a material misrepresentation or material breach in the representations, warranties or covenants of SFX Entertainment or if there has been any material failure on the part of SFX Entertainment to comply with its obligations under the BGP Agreement or (e) either party if any court of competent jurisdiction issues an order, decree or ruling or takes any other action enjoining or otherwise prohibiting the transactions contemplated by the BGP Agreement and the order, decree, ruling or other action becomes final and non-appealable. The termination rights described in clauses (b) through (d) above are subject to a 30 day cure period.

         Restriction on Asset Sales

         SFX Entertainment has agreed that it will not sell all, or substantially all, of the assets of BGP (as of December 11, 1997), for a period of three years following the closing of the BGP Acquisition without offering the BGP Sellers the opportunity to purchase the assets on the same terms as those included in any bona fide offer received by SFX Entertainment from any third party.

NETWORK ACQUISITION

         General

         SFX Entertainment and its wholly-owned subsidiary SFX Entertainment Network Group, L.L.C. ("Network Sub"), entered into a stock and asset purchase agreement dated as of December 10, 1997 (the "Network Agreement'), with the holders of all of the outstanding capital stock of each of The Album Network, Inc. ("Album Network") and SJS (collectively, the "Network Sellers") and The Network 40, Inc. ("Network 40"), wherein SFX Entertainment has agreed to (a) acquire all of the outstanding capital stock of each of Album Network and SJS and (b) purchase substantially all of the assets and properties, and assume substantially all of the liabilities and obligations, of Network 40, for an aggregate purchase price of $52.0 million in cash (the "Network Cash Consideration") to be delivered at closing and approximately 750,000 shares of SFX Entertainment Class A Common Stock valued by the parties at $10.0 million (the "Network Stock Consideration") to be delivered at the time of the Spin-Off. The Network Sellers will retain all working capital (as defined in the Network Agreement) of the acquired businesses in excess of $500,000; however, if this working capital is less than $500,000, the Network Cash Consideration will be reduced by the amount of the deficit. If the Spin-Off has not occurred prior to June 30, 1998, at the option of the Network Sellers, SFX Entertainment may be required to pay $10 million (plus interest at a rate of 10% per annum from the date of closing) in cash in lieu of the issuance of the Network Stock Consideration. The Network Cash Consideration has been guaranteed by SFX.

         In addition to the Network Cash Consideration and the Network Stock Consideration, SFX Entertainment is obligated to make an additional payment to the Network Sellers by March 20, 1999 based on the aggregate EBITDA (as defined in the Network Agreement) generated by Album Network, SJS and the assets purchased from Network 40 in 1998 (the "Network Earn-Out EBITDA"). The additional payment will range from a minimum of $4.0 million if the Network Earn-Out EBITDA is $9.0 million to a maximum of $14.0 million if the Network Earn-Out EBITDA is greater than $11.0 million and will be payable in shares of SFX Entertainment Class A Common Stock (based on the average daily closing price of SFX Entertainment Class A Common Stock for the 20 trading days prior to March 15, 1999) except (a) if the Network Earn-Out EBITDA is less than $9.6 million, SFX Entertainment may choose to make the additional payment in cash or (b) if the Spin-Off has not occurred by March 20, 1999, the additional payment must be made in cash. SFX has guaranteed full and prompt payment of the Network Cash Consideration upon the satisfaction by the Network Sellers of all conditions precedent to the obligation of SFX Entertainment to consummate the Network Acquisition and receipt of any approvals required under the HSR Act.

         SFX Entertainment has agreed that, within 60 days after the completion of the Spin-Off, it will file with the SEC a registration statement covering all shares of the Network Stock Consideration. The Network Sellers may not assign their registration rights without SFX Entertainment's written consent. In addition, if the Network Earn-Out EBITDA payment is made in shares of SFX Entertainment Class A Common Stock, then SFX Entertainment must file with the SEC, within 60 days after the issuance of the Network Earn-Out EBITDA shares, a registration statement covering all of those shares.

         Representations and Warranties

         The Network Sellers have made certain representations and warranties to SFX Entertainment in the Network Agreement that, among other things, (a) the Network Agreement is a valid, legal and binding obligation of, and enforceable in accordance with its terms against, each of the Network Sellers,
(b) except for certain disclosed exceptions, performance of the Network Agreement will not, directly or indirectly, violate any material agreement to which any of the Network Sellers or the acquired companies is a party, (c) except for certain disclosed exceptions, no material consents from third paries are necessary to consummate the Network Acquisition and (d) since the date of the balance sheets provided to SFX Entertainment, none of Network 40, Album Network or SJS has suffered a material adverse change in their respective business, operations, properties, assets or condition. Each of SFX Entertainment and Network Sub has made certain representations and warranties to each Network Seller with respect to, among other things, (a) its authority to enter into the transaction, (b) the absence of certain legal proceedings,
(c) that the Network Agreement is a valid, legal and binding obligation of, and enforceable in accordance with its terms against, each of SFX Entertainment and Network Sub, (d) required consents and (e) the capitalization of SFX Entertainment. The representations and warranties of the parties contained in the Network Agreement survive until June 30, 1999, except for representations and warranties relating to corporate authority and trustees' authority, authorization, validity of the agreement, capitalization, further actions to perfect conveyances and good standing, which survive for the applicable statute of limitations periods.

         Office Purchase/Lease

         SFX Entertainment has the option, exercisable on or prior to the later to occur of three days after the receipt of all approvals under the HSR Act and 10 days prior to closing, to agree to enter into a purchase and sale agreement with the Network Sellers to purchase an office building and related property used in the conduct of the business of Network 40 and Album Network for an aggregate purchase price of $2.4 million (which is not part of the Network Cash Consideration), including reimbursement of certain costs of the Network Sellers. Consummation of the purchase will be conditioned on, among other things, a due diligence review of the real estate by SFX Entertainment. If SFX Entertainment elects not to purchase the real estate, then it will lease the real estate to the Network Sellers for a period of 10 years at Fair Market Rent (as defined in the Network Agreement). The long-term lease will provide that SFX Entertainment will have a right of first offer with regard to sales of all or substantially all of the real estate. If SFX Entertainment declines to accept such an offer and, within one year therefrom, the Network Sellers accept a similar offer that is 95% or less in value than the offer rejected by SFX Entertainment, then SFX Entertainment will have a right of first refusal with regard to the accepted offer.

         Covenants

         The Network Sellers have agreed that, prior to the closing of the Network Acquisition, they will, among other things: (a) conduct the operation of the businesses to be acquired in the ordinary course, (b) use their best efforts to preserve the business relationships of the businesses to be acquired, (c) report periodically to SFX Entertainment, (d) satisfy all legal conditions applicable to the proposed transactions, (e) repay all indebtedness of related parties, (f) not participate in any discussions, communications or negotiations with any person with respect to any direct or indirect acquisition of any material portion of the assets, properties or capital stock of Network 40, Album Network, or SJS and (g) cause Network 40 and Bullet Productions, Inc. to merge, with Network 40 as the surviving corporation.

         Indemnification

         The Network Sellers and SFX Entertainment have agreed to enter into indemnification agreements at closing whereby they agree to indemnify each other and their successors and assigns from and against any losses resulting from (a) any inaccuracy in any representation or breach of any warranty under the Network Agreement and (b) the breach or nonfulfillment of any covenant, agreement or other obligation under the Network Agreement. Other than with respect to the payment of the Network Cash Consideration, the Network Stock Consideration and the Network Earn-Out EBITDA payment, neither the Network Sellers nor SFX Entertainment is entitled to indemnification unless the aggregate amount of losses suffered by the party seeking indemnification exceeds $250,000; in that case, that party will be indemnified from the first dollar.

         Conditions to Closing

         The consummation of the Network Acquisition is subject to certain closing conditions, including (a) the accuracy of the representations and warranties contained in the Network Agreement as of the closing (except where made as of a certain date), (b) the receipt of all material consents (including any required under the HSR Act) required to be obtained in connection with the Network Acquisition, (c) the absence of any action, suit, claim, proceeding or investigation that challenges or requests relief with respect to the proposed transactions or may have the effect of delaying or interfering with the proposed transactions and (d) the execution of the employment agreements with each of the Network Sellers and indemnification agreements described above.

         Closing and Termination

         The consummation of the Network Acquisition will be on a date selected by SFX Entertainment (but no earlier than January 31, 1998, and no later than the date of the consummation of the Spin-Off). SFX Entertainment anticipates consummating the Network Acquisition in the first quarter of 1998.

         The Network Agreement may be terminated by (a) mutual consent of the parties, (b) either party if the closing does not occur by March 1, 1998 and the terminating party does not cause the delay or (c) either party if the other party has materially breached any of its obligations under the agreement and if the breach remains uncured for a 30-day period.

CONCERT/SOUTHERN ACQUISITION

         General

         SFX Entertainment, through its wholly-owned subsidiary SFX Concerts, Inc., has entered into the purchase and sale agreement dated December 15, 1997, (the "Concert/Southern Agreement") with:

o Southern Promotions, Inc., High Cotton, Inc. and Cooley and Conlon Management, Inc. (collectively, the "Concert/Southern Sale Companies"), and certain shareholders of the Concert/Southern Sale Companies;

o        Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc.
         and Interfest, Inc. (collectively, the "Concert/Southern Asset Companies"); and

o Concert/Southern Chastain Promotions Joint Venture and Roxy Ventures Joint Venture (collectively, the "Concert/Southern Joint Ventures").

Pursuant to the Concert/Southern Agreement, SFX Entertainment has agreed to purchase all of the outstanding capital stock of the Concert/Southern Sale Companies and substantially all of the assets of the Concert/Southern Asset Companies and the Concert/Southern Joint Ventures excluding, among other things, cash and receivables, for a purchase price of $16.6 million payable in cash at closing. In addition, SFX Entertainment will assume the obligations of the Concert/Southern Asset Companies and the Concert/Southern Joint Ventures arising under (a) certain real estate contracts, (b) all other contracts arising in the ordinary course of business and (c) any other contracts entered into by the closing date that do not involve an obligation of $10,000 or more or $40,000 in the aggregate, unless SFX Entertainment expressly agrees to do otherwise.

         Representations and Warranties

          The Concert/Southern Joint Ventures, the Concert/Southern Asset Companies and the stockholders of the Concert/Southern Sale Companies (collectively, the "Concert/Southern Sellers") have made certain customary representations and warranties to SFX Entertainment in the Concert/Southern Agreement with respect to, among other things, their organization and authority to enter into the agreement, capitalization, title to shares, absence of conflicting agreements or required consents, government authorizations, subsidiaries, taxes, personal property, real property, contracts, status of contracts, environmental matters, copyrights, trademarks and similar rights, personnel information, financial statements, liabilities, absence of certain changes or events, title to properties, litigation, compliance with laws, insurance, accuracy of information, accounts receivable, payola/plugola and the business of the Concert/Southern companies. SFX Entertainment has made certain customary representations and warranties to the Concert/Southern Sellers with respect, among other things, organization and standing, authorization and binding obligation, litigation and compliance with laws, investment intent and the accuracy of information.

         Indemnification

         Each of SFX Entertainment and the Concert/Southern Sellers have agreed to indemnify the other for losses resulting, directly or indirectly, from a breach of any of its representations, warranties, covenants or agreements contained in the Concert/Southern Agreement or any instrument or certificate delivered pursuant thereto. The Concert/Southern Agreement provides that the representations and warranties of the Concert/Southern Sellers and SFX Entertainment contained therein will continue in force for a period of 12 months following the closing of the acquisition, after which time the indemnification obligations of the parties will be limited to claims asserted during the 12-month period. Neither the Concert/Southern Sellers nor SFX Entertainment will have any liability to the other for breach of any representation, warranty, covenant, agreement of the other party, except to the extent that the aggregate of all claims by the other party for breaches exceeds $100,000, in which case the party seeking indemnification will be paid from the first dollar.

         Covenants

         The Concert/Southern Sellers have also agreed that, until the closing of the acquisition, they will, among other things:

o use all reasonable efforts to preserve relationships with customers, suppliers, employees and others;

o provide SFX Entertainment with monthly unaudited statements of revenue and expenses; and

o provide SFX Entertainment with access to all books, records and other facilities of the operating facilities.

The Concert/Southern Sellers have also agreed not to, other than in the ordinary course of business:

o sell or dispose of any assets except the property located on Monroe Drive in Atlanta, Georgia;

o grant any general increases in salaries or bonus (other than certain specified bonuses);

o provide any pensions, retirement or other employee benefits unless required by law; and

o        permit any insurance policies to be canceled or terminated.

Except as required by the Joint Venture Agreement with the Woodruff Arts Center, none of the Concert/Southern Sellers will directly or indirectly solicit or enter into any agreements regarding any merger, sale of shares of capital stock, or sale of assets involving any of the operating entities of Concert/Southern.

         Conditions to Closing

         The closing of the acquisition is subject to certain conditions, including the accuracy and compliance with the representations, warranties and covenants, the obtaining of requisite governmental consents, the resignation of all officers and directors of each of the operating entities of the Concert/Southern Sellers, receipt of all third party consents to the material contracts of the operating entities and to all other contracts assigned or transferred to SFX Entertainment, and the absence of adverse proceedings. SFX Entertainment must also have entered into (a) employment agreements with Messrs. Alex Cooley and Peter Conlon and (b) an agreement with Mr. Stephen Selig, III with respect to certain preferred tickets for promotions in Atlanta on terms to be mutually determined by SFX Entertainment and Mr. Selig. In addition, receipt of the Robert W. Woodruff Arts Center, Inc.'s consent to the sale or its waiver of its rights to purchase the assets subject to the Concert/Southern Agreement is a condition to closing.

         Closing and Termination

         Consummation of the Concert/Southern Acquisition will occur on the later of (a) 5 business days following the expiration or termination of all waiting periods that are applicable to the acquisition pursuant to the HSR Act or (b) March 31, 1998, unless extended to June 30, 1998 in connection with the parties' HSR Act filings.

         The Concert/Southern Agreement may be terminated:

o by the mutual written consent of the Concert/Southern Sellers and SFX Entertainment;

o by either party if the closing has not occurred by March 31, 1998 (which will be extended to June 30, 1998 if either party receives a request for additional information in connection with their HSR Act filing);

o by either party any judgment, final decree or order that would prevent or make unlawful the closing is in effect;

o by a non-breaching party if the other breaches the agreement in any material respect and fails to cure the breach within 30 calendar days;

o by either of SFX Entertainment or the Concert/Southern Sellers if the conditions related to governmental consents and lack of adverse proceedings of the other party are not satisfied;

o by SFX Entertainment if there is an uncured breach of the Concert/Southern Sellers' representations and warranties with regard to compliance with environmental laws (however, if the remedy for the breach requires the expenditure of greater than an aggregate of $75,000, then the Concert/Southern Agreement may be terminated at the option of the Concert/Southern Sellers); or

o by SFX Entertainment if the any of the purchased assets with a value greater than $50,000 is damaged and is not restored or replaced by the Concert/Southern Sellers.

If the Concert/Southern Agreement is terminated as a result of a material breach by SFX Entertainment of its obligations thereunder, then SFX Entertainment must pay the Concert/Southern Sellers liquidated damages in the amount of $2.0 million.

         LISTING AND TRADING OF SFX ENTERTAINMENT CLASS A COMMON STOCK

         SFX Entertainment has applied to list the SFX Entertainment Class A Common Stock on the Nasdaq National Market under the symbol "____" but, even if the application is approved, may seek listing elsewhere There is currently no public trading market for SFX Entertainment Class B Common Stock. See "Risk Factors--No Prior Market for SFX Entertainment Stock." [A when-issued trading market (one in which shares can be traded before certificates are actually available or issued) is expected to develop in the SFX Entertainment Class A Common Stock on or about the Spin-Off Record Date.] Trading prices of the shares of SFX Entertainment Class A Common Stock, before or after the Spin-Off, cannot be predicted. The SFX Entertainment Class B Common Stock is not expected to be publicly traded.

         As of the Spin-Off Distribution Date, SFX Entertainment expects to have approximately _______ holders of record of the SFX Entertainment Class A Common Stock, based on the number of holders of record of SFX's Class A common stock, Series D preferred stock and Warrants on _________ ___, 1998. The Transfer Agent and Registrar for the SFX Entertainment Class A Common Stock will be [Chase Mellon]. On _______ ___, 1998, approximately ___ million options and warrants (including the Warrants) to acquire shares of SFX's Class A common stock were outstanding and exercisable prior to the Spin-Off Record Date for shares of SFX's Class A common stock. If these options and warrants are exercised prior to the Spin-Off Record Date, an additional approximately ____ million shares of SFX Entertainment Class A Common Stock will be issued in the Spin-Off. In addition, it is anticipated that the board of directors of SFX Entertainment will, subsequent to the Spin-Off, grant an aggregate of up to [793,633] shares of SFX Entertainment Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX, whether or not vested and will grant an aggregate of 290,000 shares of SFX Entertainment Class A Common Stock to certain officers pursuant to their employment agreements. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

         Shares of SFX Entertainment Common Stock distributed to SFX stockholders in the Spin-Off will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of SFX Entertainment under the Securities Act. See "Principal Stockholders." Persons who may be deemed to be affiliates of SFX Entertainment generally include individuals or entities that control, are controlled by or are under common control with SFX Entertainment, and may include certain officers and directors of SFX Entertainment as well as principal stockholders of SFX Entertainment, if any. Persons who are affiliates of SFX Entertainment may sell their shares of SFX Entertainment Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder.


                                DIVIDEND POLICY

         SFX Entertainment has no present plans to declare any dividends on the SFX Entertainment Common Stock. The terms of the debt incurred in the Financing and otherwise are likely to restrict SFX Entertainment's ability to pay dividends on the SFX Entertainment Common Stock in the future. The decision to declare a dividend and the amount thereof, if any, will be in the sole discretion of the Board.

                                CAPITALIZATION


   The following table sets forth, as of September 30, 1997, (i) the historical capitalization of SFX Entertainment, (ii) the pro forma capitalization of SFX Entertainment to reflect the Financing and the consummation of the Pending Acquisitions and (iii) the pro forma capitalization of SFX Entertainment to reflect the Financing, the Pending Acquisitions, the Spin-Off, the SFX Merger and the issuance of the stock described under "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Party Transactions--Issuance of Stock to Holders of SFX's Options and SARs." This information should be read in conjunction with the financial statements and the related notes thereto included elsewhere herein.



                                                                            SEPTEMBER 30, 1997
                                                               --------------------------------------------
                                                                              (IN THOUSANDS)
                                                                                            PRO FORMA FOR
                                                                                              FINANCING,
                                                                                               PENDING
                                                                            PRO FORMA FOR   ACQUISITIONS,
                                                                              FINANCING      SPIN-OFF AND
                                                                             AND PENDING         SFX
                                                                           ACQUISITIONS(2)    MERGER(3)
                                                                ACTUAL(1)    (UNAUDITED)     (UNAUDITED)
                                                               ---------- ---------------  ---------------
CASH AND CASH EQUIVALENTS.....................................  $  7,094      $ 60,390         $ 62,535
                                                               ========== ===============  ===============
DEBT:
Note Offering.................................................        --       275,000          275,000
Senior Credit Facility .......................................        --       205,869          205,869
Other long-term debt..........................................    16,453        16,453           16,453
                                                               ---------- ---------------  ---------------
 TOTAL DEBT ..................................................    16,453       497,322          497,322
                                                               ---------- ---------------  ---------------
TEMPORARY EQUITY(4):                                                  --        16,500           16,500
STOCKHOLDERS' EQUITY(5):
Preferred Stock, $.01 par value, 1,000 shares authorized,
 none issued and outstanding as of September 30, 1997 actual
 and pro forma ...............................................        --            --               --
Class A Common Stock, $.01 par value, 1,000 shares
 authorized, issued and outstanding as of September 30, 1997 actual, approximately 4,200,000 issued and outstanding pro
 forma for the Financing and Pending Acquisitions and
 approximately 18,700,000 issued and outstanding pro forma
 for Financing, Pending Acquisitions, Spin-Off and SFX
 Merger.......................................................        --            42              187
Class B Common Stock, $.01 par value, 1,000 shares
 authorized, issued and outstanding as of September 30, 1997 actual and approximately 1,700,000 shares issued and
 outstanding pro forma for Financing, Pending Acquisitions,
 Spin-Off and
 SFX Merger...................................................        --            --               17
Additional paid-in capital ...................................    97,726       137,384          139,367
Retained earnings(6) .........................................     3,652         3,652            3,652
                                                               ---------- ---------------  ---------------
 Total stockholders' equity ..................................   101,378       141,078          143,223
                                                               ---------- ---------------  ---------------
 Total capitalization.........................................  $117,831      $654,900         $657,045
                                                               ========== ===============  ===============



------------
(1) Reflects the consolidated historical balance sheet of SFX Entertainment adjusted to reflect the contribution by SFX to SFX Entertainment's capital of an intercompany payable incurred in connection with the Recent Acquisitions. Only includes working capital associated with the entertainment business.

(2) The cash portion of the purchase price in the Pending Acquisitions is subject to increase under certain circumstances, including, in particular, if SFX Entertainment is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Pending Acquisitions would increase by approximately $56.2 million, resulting in a corresponding increase in debt and decrease in stockholders' equity. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments and future contingent payments in certain circumstances. See "Risks Related to Pending Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions" and "--Liquidity and Capital Resources--Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

 (3) The Distribution Agreement provides that SFX will transfer any positive Working Capital in existence at the closing of the SFX Merger to SFX Entertainment, and that if Working Capital is negative at that time, SFX Entertainment will pay the amount of such shortfall to SFX. As of September 30, 1997 the amount of positive Working Capital would have been $2,145,000 and such amount is reflected in the cash to be acquired by SFX Entertainment pursuant to the Distribution Agreement. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount in existence on September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the SFX Merger at the actual cost of consummating the SFX Merger and the related transactions and amounts advanced to SFX Entertainment by SFX prior to the Spin-Off. See "Risk Factors--Working Capital Adjustments and Repayment of Advances."

       Includes the issuance of stock pursuant to the anticipated employment agreements and the stock issued to the holders of SFX options. See "Management--Employment Agreement and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

(4) The PACE Agreement provides that each PACE Seller shall have a Fifth Year Put Option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of the SFX's Class A Common Stock received by such PACE Seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE Sellers. The maximum amount payable under the Fifth Year Put Option ($16.5 million) has been presented as temporary equity on the pro forma balance sheet.

(5) SFX has indicated that it will recapitalize SFX Entertainment prior to the consummation of the Pending Acquisitions and the Spin-Off which will allow for, among other things, an increase in the number of authorized shares of common stock.

(6) Retained earnings on a pro forma basis for the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of SFX Entertainment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


   The following financial statements (the "Unaudited Pro Forma Condensed Combined Financial Statements") and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of SFX Entertainment may differ materially from those discussed herein for the reasons identified herein. SFX Entertainment undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of SFX Entertainment and the Acquisition Businesses and the respective notes to such financial statements included herein. The pro forma information is based upon tentative allocations of purchase price for the Pending Acquisitions, and does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of SFX Entertainment's future results if the aforementioned transactions are completed. SFX Entertainment cannot predict whether the consummation of the Pending Acquisitions will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements. Additionally, there can be no assurance that the Pending Acquisitions will be consummated on the terms described herein, or at all.

   The Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1997 is presented as if SFX Entertainment had completed the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger as of September 30, 1997.

   The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if SFX Entertainment had completed the Recent Acquisitions, the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger as of January 1, 1996.

   The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared assuming that the approximately 4.2 million shares of SFX Entertainment's Class A Common Stock are issued in connection with certain of the Pending Acquisitions and have been valued by the parties at $13.33 per share for purposes of calculating the consideration to be given for the Pending Acquisitions. Such valuation is based upon certain financial projections developed jointly by SFX Entertainment and the sellers. There is presently no trading market for SFX Entertainment's Class A Common Stock, and there can be no assurance that the assumptions upon which the valuation is based will, in fact, be correct or that the valuation will approximate the actual trading price of SFX Entertainment's Class A Common Stock.

   The cash portion of the purchase price in the Pending Acquisitions is subject to increase under certain circumstances, including, in particular, if SFX Entertainment is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off by July 1, 1998 or for any other reason. In such case, the aggregate cash consideration that would be owed to the sellers in the Pending Acquisitions would increase by approximately $56.2 million resulting in a corresponding increase in debt and decrease in stockholder's equity. Although management believes the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments and future contingent payments in certain circumstances. See "Risk Factors--Risks Related to Pending Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

   Purchase accounting is based upon preliminary asset valuations, which are subject to change.

                            SFX ENTERTAINMENT, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                (in thousands)


                                        PRO FORMA FOR THE PENDING
                                              ACQUISITIONS
                                   ----------------------------------
                          SFX               PACE
                     ENTERTAINMENT          AND          CONTEMPORARY
                        (ACTUAL)   PAVILION ACQUISITIONS  ACQUISITION
                           I                 II               III
                     ------------- --------------------  ------------
ASSETS:

Current assets .....    $ 12,189         $(150,730)        $(72,800)

Property and
 equipment, net.....      55,882            82,489           25,000
Intangible assets,
 net................      59,721           125,314           66,500

Other assets........       7,678            34,706               --
                     ------------- --------------------  ------------
TOTAL ASSETS........    $135,470         $  91,779         $ 18,700
                     ============= ====================  ============
LIABILITIES &
 STOCKHOLDERS'
 EQUITY:

Current
 liabilities........    $ 11,333         $  63,756         $     --
Deferred taxes......       2,816                --               --
Senior Credit
 Facility...........          --                --               --
Note Offering.......          --                --               --
Other long-term
 debt (including
 current portion) ..      16,453                --               --
Other liabilities ..       3,490             5,583               --
                     ------------- --------------------  ------------
Total Liabilities ..      34,092            69,339               --
Minority interest ..          --             2,440               --
Temporary Equity ...          --            16,500               --
Stockholders'
 Equity.............     101,378             3,500           18,700
                     ------------- --------------------  ------------
TOTAL LIABILITIES &
 STOCKHOLDERS'
 EQUITY.............    $135,470         $  91,779         $ 18,700
                     ============= ====================  ============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                                       PRO FORMA FOR
                                                                                       THE FINANCING,
                           PRO FORMA FOR THE PENDING ACQUISITIONS                       THE PENDING
                      -----------------------------------------------                   ACQUISITIONS,
                                                CONCERT/                  PRO FORMA     THE SPIN-OFF
                         BGP        NETWORK     SOUTHERN    PRO FORMA  ADJUSTMENT FOR     AND THE
                     ACQUISITION  ACQUISITION ACQUISITION  ADJUSTMENTS  THE FINANCING       SFX
                          IV           V           VI          VII          VIII           MERGER
                     ----------- -----------  ----------- -----------  -------------- --------------
ASSETS:

Current assets .....   $(54,222)   $(44,510)    $(16,615)   $  2,145 (a)  $352,893        $117,326
                                                             (39,000)(b)    88,976
                                                                            39,000
Property and
 equipment, net.....     20,000       1,000        1,000          --            --         185,371
Intangible assets,
 net................     50,179      61,701       15,151      10,000 (d)                   427,566
                                                              39,000 (b)
Other assets........        222         391          464      (1,610)(c)        --          41,851
                     ----------- -----------  ----------- -----------  -------------- --------------
TOTAL ASSETS........   $ 16,179    $ 18,582     $     --    $ 10,535      $480,869        $772,114
                     =========== ===========  =========== ===========  ============== ==============
LIABILITIES &
 STOCKHOLDERS'
 EQUITY:

Current
 liabilities........   $  6,062    $  8,468     $     --    $     --      $     --        $ 89,619
Deferred taxes......      2,617         114           --      10,000 (d)                    15,547
Senior Credit
 Facility...........         --          --           --          --       205,869         205,869
Note Offering.......         --          --           --          --       275,000         275,000
Other long-term
 debt (including
 current portion) ..         --          --           --          --                        16,453
Other liabilities ..         --          --           --          --            --           9,073
                     ----------- -----------  ----------- -----------  -------------- --------------
Total Liabilities ..      8,679       8,582           --      10,000       480,869         611,561
Minority interest ..         --          --           --      (1,610)(c)        --             830
Temporary Equity ...         --          --           --          --            --          16,500
Stockholders'
 Equity.............      7,500      10,000           --       2,145 (a)        --         143,223
                     ----------- -----------  ----------- -----------  -------------- --------------
TOTAL LIABILITIES &
 STOCKHOLDERS'
 EQUITY.............   $ 16,179    $ 18,582     $     --    $ 10,535      $480,869        $772,114
                     =========== ===========  =========== ===========  ============== ==============

I. Reflects the consolidated historical balance sheet of SFX Entertainment adjusted to reflect the contribution by SFX to SFX Entertainment's capital of an intercompany payable incurred primarily to complete the Recent
Acquisitions. Only includes working capital associated with the entertainment business.

II. PACE AND PAVILION ACQUISITIONS

   Reflects the PACE Acquisition and the separate acquisitions of the remaining two partners' interests in Pavilion Partners. The PACE Acquisition is not conditioned on the consummation of the Pavilion Acquisition.



                                                   AS OF SEPTEMBER 30, 1997 (IN THOUSANDS)
                                          ----------------------------------------------------------
                                               PACE        PAVILION       PRO FORMA         PACE
                                           AS REPORTED    AS REPORTED    ADJUSTMENTS     TOTAL (F)
                                          ------------- -------------  --------------- ------------
ASSETS:
Current assets...........................    $45,087       $ 30,178       $(109,500)(a)  $(150,730)
                                                                            (25,523)(a)
                                                                             (9,507)(b)
                                                                             (4,171)(b)
                                                                            (27,500)(c)
                                                                            (49,794)(e)
Property and equipment, net..............         --         59,938           5,000 (a)     82,489
                                                                              9,103 (b)
                                                                            (19,052)(d)
                                                                             27,500 (c)
Intangible assets, net...................     17,894             --         107,420 (a)    125,314
Other assets.............................     26,856         12,660           9,507 (b)     34,706
                                                                             (4,810)(d)
                                                                             (9,507)(d)
                                          ------------- -------------  --------------- ------------
Total Assets.............................    $89,837       $102,776       $(100,834)     $  91,779
                                          ============= =============  =============== ============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................    $43,171       $ 17,254       $   2,000 (b)  $  63,756
                                                                              2,932 (b)
                                                                             (1,601)(d)
Deferred taxes...........................         --             --              --             --
Long-term debt (including current
 portion)................................     25,523         57,700         (25,523)(a)         --
                                                                             (7,906)(d)
                                                                            (49,794)(e)
Other liability..........................      4,063          1,520              --          5,583
                                                        -------------  --------------- ------------
Total Liabilities........................     72,757         76,474         (79,892)        69,339
Minority interest........................         --          2,440              --          2,440
Temporary Equity.........................         --             --          16,500 (a)     16,500
Stockholders' Equity.....................     17,080         23,862         (17,080)(a)      3,500
                                                                             20,000 (a)
                                                                            (16,500)
                                                                            (23,862)(d)
----------------------------------------  ------------- -------------  --------------- ------------
Total Liabilities & Stockholders'
 Equity..................................    $89,837       $102,776       $(100,834)     $  91,779
                                          ============= =============  =============== ============



------------

PRO FORMA ADJUSTMENTS:
(a) To reflect the PACE Acquisition for $109,500,000 in cash, the issuance of 1,500,000 shares of SFX Entertainment's Class A Common Stock valued by the parties at $20,000,000, the assumption of debt of $25,523,000 which is expected to be repaid shortly after closing, the related increase in the fair value allocated to fixed assets of $5,000,000; the related excess of the purchase price paid over the fair value of net tangible assets of $107,420,000, and the elimination of stockholder's equity of $17,080,000. Pursuant to the terms of the PACE Agreement, additional consideration is required to be paid by SFX Entertainment if the deemed value of SFX Entertainment's Class A Common Stock is below $13.33 per share at the time of the Spin-Off under certain circumstances.

       The PACE Agreement further provides that each PACE Seller shall have a Fifth Year Put Option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of SFX Entertainment's Class A Common Stock (500,000 shares) received by such PACE Seller for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE Sellers. The maximum amount payable under the Fifth Year Put Option ($16,500,000) has been presented as temporary equity on the pro forma balance sheet.
       Pursuant to the PACE Agreement, certain notes receivables and loans made to key executives will be repaid in connection with the closing of the PACE Acquisition. Such repayment has not been reflected herein.

(b) To reflect the acquisition of an additional 33.33% indirect interest in Pavilion Partners from Blockbuster for $4,171,000 in cash, the assumption of $2,932,000 in liabilities and the granting of naming rights of three venues for a two-year period with an estimated value of $2,000,000, which will be recognized as income over such two-year period, and the related increase in the fair value allocated to fixed assets of $9,103,000. Also reflects the purchase of a note receivable from Blockbuster, due from Pavilion at its current outstanding balance, including accrued interest of, $9,507,000. This note will be eliminated in consolidation upon the acquisition of Sony's interest in Pavilion Partners, as described below.

(c) To reflect the acquisition of an additional 33.33% indirect interest in Pavilion Partners from Sony for $27,500,000 in cash.

(d) To eliminate PACE's equity method investment in Pavilion Partners following the acquisition of 100% of Pavilion Partners and to eliminate Pavilion's historical equity. Also reflects the elimination of the $7,906,000 intercompany notes receivable and accrued interest of $1,601,000 acquired from Blockbuster. There can be no assurance that SFX Entertainment will be able to consummate the acquisition of either or both of Blockbuster's and Sony's respective interests in Pavilion Partners and, as a result, SFX Entertainment may not obtain 100% of Pavilion Partners. See "Agreements Related to Pending Acquisitions--PACE Acquisition--Pavilion Acquisition."

(e) To reflect the repayment of Pavilion Partners' third party debt at the closing of the Pavilion Acquisition.

(f) SFX Entertainment has agreed to lend PACE up to $25,000,000 for potential acquisitions to be made by PACE whether or not the PACE Acquisition is consummated. None of these acquisitions are considered probable. As a result, none of such loans or acquisitions have been reflected in the pro forma adjustment.

       See "Agreements Related to Pending Acquisitions--PACE Acquisition."


III. CONTEMPORARY ACQUISITION


   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, Missouri that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.

                                                     AS OF SEPTEMBER 30, 1997 (IN THOUSANDS)
                                          -------------------------------------------------------------
                                                            RIVERPORT
                                           CONTEMPORARY    AMPHITHEATER     PRO FORMA     CONTEMPORARY
                                            AS REPORTED      PARTNERS    ADJUSTMENTS(A)   ACQUISITION
                                          -------------- --------------  -------------- --------------
ASSETS:
Current assets...........................     $13,375        $ 2,603        $(72,800)       $(72,800)
                                                                             (15,978)
Property and equipment, net..............       2,838         11,355          10,807          25,000
Intangible assets, net...................          --             --          66,500          66,500
Other assets.............................       7,430              8          (1,205)             --
                                                                              (6,233)
                                          -------------- --------------  -------------- --------------
Total Assets.............................     $23,643        $13,966        $(18,909)       $ 18,700
                                          ============== ==============  ============== ==============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................     $ 7,786        $ 1,022        $ (8,808)       $     --
Other long-term debt (including current
 portion)................................       1,578             --          (1,578)             --
Other liabilities........................       5,390            478          (5,868)             --
                                          -------------- --------------  -------------- --------------
Total Liabilities........................      14,754          1,500         (16,254)             --
Stockholders' Equity.....................       8,889         12,466          18,700          18,700
                                                                             (21,355)
                                          -------------- --------------  -------------- --------------
Total Liabilities & Stockholders'
 Equity..................................     $23,643        $13,966        $(18,909)       $ 18,700
                                          ============== ==============  ============== ==============



------------

PRO FORMA ADJUSTMENTS:
(a) To reflect the Contemporary Acquisition for $72,800,000 in cash, including the additional acquisition of the remaining 50% interest in the Riverport Amphitheater Partners not already owned by Contemporary and the issuance of 1,402,851 shares of SFX Entertainment's Class A Common Stock valued by the parties at $18,700,000, the related increase in the fair value allocated to fixed assets of $10,807,000, the related excess of the purchase price paid over the fair value of net tangible assets of $66,500,000, and the adjustment to eliminate $15,978,000 of current assets, $1,205,000 of other assets, $8,808,000 of current liabilities, $1,578,000 of notes payable, $5,868,000 of other liabilities, and stockholders' equity of $21,355,000, and to reflect the elimination of Contemporary Group's $6,233,000 equity investment in Riverport Amphitheather Partners. Pursuant to the Contemporary Agreement, SFX Entertainment has eliminated certain cash and receivables from current assets, accounts payable and accrued expenses from current liabilities, and other assets and other liablilties (principally, deferred revenue), which will not be acquired or assumed by SFX Entertainment upon closing the Contemporary Acquisition. Adjustment to eliminate Contemporary's historical stockholders' equity and replace it with the value of the equity securities to be issued by SFX Entertainment in connection with the Contemporary Acquisition has also been made.

       If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

       The acquisition agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of preferred stock of SFX Entertainment will be issued to the sellers. Such preferred stock is to be converted into an equal number of shares of SFX Entertainment's Class A Common Stock upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed at its fair market value, but in no event less than $18,700,000. In addition, pursuant to the terms of the Contemporary Agreement, SFX Entertainment has agreed to make certain payments to any Contemporary sellers that own shares of SFX Entertainment's Class A Common Stock on the second anniversary of the closing of the Contemporary Acquisition if the average trading price of such stock on the 20-day period ending on such period is less than $13.33 per share. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

IV. BGP ACQUISITION



                                            AS OF SEPTEMBER 30, 1997 (IN THOUSANDS)
                                          --------------------------------------------
                                                           PRO FORMA         BGP
                                           AS REPORTED    ADJUSTMENTS    ACQUISITION
                                          ------------- --------------  -------------
ASSETS:
Current assets...........................    $18,759        $(60,800)(a)   $(54,222)
                                                             (12,181)(b)
Property and equipment, net..............      9,233          10,767 (a)     20,000
Intangible assets, net ..................      1,460          48,719 (a)     50,179
Other assets.............................        222              --            222
                                          ------------- --------------  -------------
Total Assets.............................    $29,674        $(13,495)      $ 16,179
                                          ============= ==============  =============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................    $ 6,062        $     --       $  6,062
Deferred taxes ..........................      2,617              --          2,617
Other long-term debt (including current
 portion)................................     12,181         (12,181)(b)         --
                                          ------------- --------------  -------------
Total Liabilities........................     20,860         (12,181)         8,679
Stockholders' Equity.....................      8,814          (8,814)(a)      7,500
                                                               7,500 (a)
                                          ------------- --------------  -------------
Total Liabilities & Stockholders'
 Equity..................................    $29,674        $(13,495)      $ 16,179
                                          ============= ==============  =============



------------

PRO FORMA ADJUSTMENTS:

(a) To reflect the BGP Acquisition for $60,800,000 in cash and the issuance of 563,000 shares of SFX Entertainment's Class A Common Stock valued at $7,500,000, the related increase in fair value allocated to fixed assets of $10,767,000 and the related excess of the purchase price paid over the fair value of net tangible assets of $48,719,000, and the elimination of $8,814,000 of stockholders' equity.

(b) To reflect the repayment of BGP's long-term debt at closing. Although SFX Entertainment is assuming $12,200,000 of long-term debt, BGP is required to have working capital at least equal to such liabilities at the closing of the BGP Acquisition. The purchase price will be reduced dollar-for-dollar to the extent that long-term debt exceeds working capital.
       See "Agreements Related to the Pending Acquisitions--BGP Acquisition."

V. NETWORK ACQUISITION

   The Network Acquisition consists of the separate acquisitions of Network Magazine and SJS. Each of these acquisitions is conditioned on the concurrent closing of the other.

                                                  AS OF SEPTEMBER 30, 1997 (IN THOUSANDS)
                                         ----------------------------------------------------------
                                            NETWORK
                                            MAGAZINE         SJS         PRO FORMA       NETWORK
                                          AS REPORTED    AS REPORTED    ADJUSTMENTS    ACQUISITION
                                         ------------- -------------  -------------- -------------
ASSETS:
Current assets..........................    $ 3,127        $4,325        $(52,000)(a)   $(44,510)
                                                                            1,516 (b)
                                                                           (1,478)(c)
Property and equipment, net.............        304           334             362  (a)     1,000
Intangible assets, net..................         --            --          63,217 (a)     61,701
                                                                           (1,516)(b)
Other assets............................        299            92              --            391
                                         ------------- -------------  -------------- -------------
Total Assets............................    $ 3,730        $4,751        $ 10,101       $ 18,582
                                         ============= =============  ============== =============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities.....................    $ 3,659        $4,809              --       $  8,468
Deferred taxes..........................        114            --              --            114
Long-term debt (including current
 portion)...............................      1,478            --          (1,478)(c)         --
                                         ------------- -------------  -------------- -------------
Total Liabilities.......................      5,251         4,809          (1,478)         8,582
Stockholders' Equity....................     (1,521)          (58)          1,579 (a)     10,000
                                                                           10,000 (a)
                                         ------------- -------------  -------------- -------------
Total Liabilities & Stockholders'
 Equity.................................    $ 3,730        $4,751        $ 10,101       $ 18,582
                                         ============= =============  ============== =============



------------

PRO FORMA ADJUSTMENTS:
(a) To reflect the Network Acquisition for $52,000,000 in cash and the issuance of 750,188 shares of SFX Entertainment's Class A Common Stock valued by the parties at $10,000,000, the related increase in fair value allocated to fixed assets of $362,000, and the related excess of the purchase price paid over the fair value of net tangible assets of $63,217,000, and the elimination of stockholders' deficiency of $1,579,000.
       SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA for Network and SJS as defined equals or exceeds $9,000,000; by an additional $4 for each $1 increase in such EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in such EBITDA between $10,000,000 and $11,000,000 (up to a maximum of $14,000,000 of additional consideration). The additional consideration is payable in shares of SFX Entertainment's Class A Common Stock or, in certain circumstances, in cash. The pro forma financial statements assume that no additional consideration is paid.

(b) To reflect a net working capital adjustment as required in the Network Acquisition agreement. Pursuant to the Network Agreement, the final cash purchase price of Network Magazine and SJS shall be adjusted for any difference between net working capital, as defined, and $500,000. The working capital adjustment is calculated as the difference between current assets and current liabilities of Network Magazine and SJS at closing.

(c) To reflect the repayment of Network Magazine's long-term debt at closing.

       SFX Entertainment's purchase agreement for Network Magazine and SJS provides SFX Entertainment with an option to acquire an office building in Burbank, California, which currently serves as Network Magazine's headquarters, at a cost of approximately $2,400,000. This potential transaction has not been reflected on the pro forma balance sheet.

       See "Agreements Related to the Pending Acquisitions--Network
       Acquisition."

 VI. CONCERT/SOUTHERN ACQUISITION


                                            AS OF SEPTEMBER 30, 1997 (IN THOUSANDS)
                                          --------------------------------------------
                                                                           CONCERT/
                                                           PRO FORMA       SOUTHERN
                                           AS REPORTED    ADJUSTMENTS    ACQUISITION
                                          ------------- --------------  -------------
ASSETS:
Current assets...........................     $1,921        $(16,615)(a)   $(16,615)
                                                              (1,921)(a)
Property and equipment, net..............        360             640 (a)      1,000
Intangible assets, net...................         --          15,151 (a)     15,151
Other assets.............................        919            (455)(a)        464
                                          ------------- --------------  -------------
Total Assets.............................     $3,200        $ (3,200)      $     --
                                          ============= ==============  =============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................     $1,254        $ (1,254)(a)   $     --
                                          ------------- --------------  -------------
Total Liabilities........................      1,254          (1,254)            --
Stockholders' Equity.....................      1,946          (1,946)(a)         --
                                          ------------- --------------  -------------
Total Liabilities & Stockholders'
 Equity..................................     $3,200        $ (3,200)      $     --
                                          ============= ==============  =============



------------
PRO FORMA ADJUSTMENTS:

(a) To reflect the Concert/Southern Acquisition for $16,615,000 in cash; the related increase in fair value allocated to fixed assets of $640,000, the related excess of the purchase price paid over the fair value of net tangible assets of $15,151,000; and the adjustments to eliminate $1,921,000 of current assets, $1,254,000 of current liabilities, stockholders' equity of $1,946,000 and a $455,000 investment in a non-entertainment affiliated entity not being acquired by SFX Entertainment. Pursuant to the Concert/Southern Agreement, SFX Entertainment has eliminated certain cash and receivables from current assets and accounts payable and other accrued expenses from current liabilities, which will not be acquired or assumed by SFX Entertainment upon closing the Concert/Southern Acquisition. Adjustment to eliminate Concert/Southern's historical combined stockholders' equity and replace it with the value of the equity securities to be issued by SFX Entertainment in connection with the Concert/Southern Acquisition has also been made.

       See "Agreements Related to the Pending Acquisitions--Concert/Southern Acquisition."

VII. PRO FORMA ADJUSTMENTS FOR PENDING ACQUISITIONS

(a) The Distribution Agreement provides that SFX will pay any positive Working Capital in existence at the closing of the SFX Merger to SFX Entertainment, and that if Working Capital is negative at that time, SFX Entertainment will pay the amount of such shortfall to SFX. As of September 30, 1997 the amount of positive Working Capital would have been $2,145,000 and such amount is reflected in the cash to be acquired by SFX Entertainment pursuant to the Distribution Agreement. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount in existence on September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the SFX Merger and the actual cost of consummating the SFX Merger and the related transactions. Additionally, SFX Entertainment will be responsible for any taxes resulting from the Spin-Off to the extent such taxes result from any gain on the distribution. See "Agreements Between SFX Entertainment and SFX."

(b) To reflect estimated costs associated with the Pending Acquisitions and the Financing and the related transactions. Consists of approximately
       (i) $6 million in fees and expenses in connection with the Pending Acquisitions, (ii) $17.3 million in fees in connection with the Spin-Off, the Consent Solicitations and other required consents and
       (iii) $15.8 million of fees and expenses in connection with the Financing. The information relataing to fees and expenses is based on management's estimates, and may not be indicative of, and are likely to vary from, the actual fees and expenses incurred by SFX Entertainment relating to the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger.

(c) To reflect the consolidation of GSAC Partners (the entity which operates the PNC Bank Arts Center) following the acquisition of the remaining 50% ownership interest in GSAC currently owned by Pavilion Partners.
(d) To reflect deferred taxes associated with differences between the book and tax bases of assets and liabilities acquired.


VIII.  PRO FORMA ADJUSTMENTS FOR THE FINANCING


   Represents assumed borrowings to finance the Pending Acquisitions including the proposed private placement and credit facility. There can be no assurance that SFX Entertainment will be able to enter into or obtain financing under the proposed credit facility, on acceptable terms, or at all. SFX Entertainment anticipates using $352.8 million of proceeds to finance the cash portion of the Pending Acquisitions, $90 million for the repayment of debt assumed in the Pending Acquisitions and $39 million for the payment of estimated costs associated with the Pending Acquisitions and the Financing and related transactions. The repayment of assumed debt includes $25.5 million in connection with the PACE Acquisition, $49.8 million in connection with the Pavilion Acquisition, $12.2 million in connection with the BGP Acquisition and $1.4 million in connection with the Network Acquisition.

                           SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                      PRO FORMA
                                                                         FOR
                                                                       RECENT
                                             PRO FORMA FOR RECENT    ACQUISITIONS
                                                 ACQUISITIONS        ------------
                                            ----------------------       PACE
                                   SFX                                    AND
                              ENTERTAINMENT   PRO FORMA                PAVILION
                                 (ACTUAL)    ADJUSTMENTS             ACQUISITIONS
                                    I            II      PRO FORMA        III
                              ------------- -----------  ---------   ------------
Revenue......................    $74,396       $12,293    $86,689      $229,480
Operating expenses...........     63,045        12,236     75,281       205,365
Depreciation & amortization .      4,041         1,084      5,125         4,476
Corporate expenses (1).......      1,307            --      1,307            --
                              ------------- -----------  ---------   ------------
Operating income (loss) .....      6,003        (1,027)     4,976        19,639
Interest expense.............        956          (956)     1,291         4,803
                                                 1,291
Other (income) expenses .....       (213)           --       (213)        1,594
Equity (income) loss from
 investments.................     (1,344)           --     (1,344)       (5,321)
                              ------------- -----------  ---------   ------------
Income/(loss) before income
 tax expense.................      6,604        (1,362)     5,242        18,563
Income tax expense
 (benefit)...................      2,952         1,649      4,601         3,751
                              ------------- -----------  ---------   ------------
Net income (loss)............    $ 3,652       $(3,011)   $   641      $ 14,812
                              ============= ===========  =========   ============
Accretion on temporary
 equity .....................
Net loss applicable to
 common shares ..............
Net loss per common share ...
Weighted average common
 shares outstanding (2)......


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                            PRO FORMA FOR PENDING ACQUISITIONS                                 PRO FORMA
                               --------------------------------------------------------------                FOR THE RECENT
                                                                                                              ACQUISITIONS,
                                                                                                             THE FINANCING,
                                                                                                              THE PENDING
                                                                                                 PRO FORMA    ACQUISITIONS,
                                                                        CONCERT/                ADJUSTMENTS   THE SPIN-OFF
                                CONTEMPORARY     BGP        NETWORK     SOUTHERN    PRO FORMA     FOR THE       AND THE
                                ACQUISITION  ACQUISITION  ACQUISITION ACQUISITION  ADJUSTMENTS   FINANCING        SFX
                                     IV           V           VI          VII         VIII           IX          MERGER
                               ------------  ----------- -----------  ----------- -----------   -----------   --------------
Revenue......................     $85,570      $65,448      $20,563     $13,093     $     --      $     --       $500,843
Operating expenses...........      75,784       59,312       13,893      10,631           --            --        440,266
Depreciation & amortization .       1,081          611          207          57       16,821 (a)        --         28,378
Corporate expenses (1).......          --           --           --          --        1,500 (b)        --          2,807
                               ------------  ----------- -----------  ----------- -----------   -----------   -------------
Operating income (loss) .....       8,705        5,525        6,463       2,405      (18,321)           --         29,392
Interest expense.............         227          837          196          --           --        (6,063)(a)     32,206
                                                                                          --        30,915 (b)
Other (income) expenses .....        (170)        (764)        (123)        (57)      (1,046)(c)        --           (779)
Equity (income) loss from
 investments.................          --           --           --         (34)       1,046 (c)        --         (5,653)
                               ------------  ----------- -----------  ----------- -----------   -----------   -------------
Income/(loss) before income
 tax expense.................       8,648        5,452        6,390       2,496      (18,321)      (24,852)         3,618
Income tax expense
 (benefit)...................          --        2,133          135          --       (7,120)(d)        --          3,500
                               ------------  ----------- -----------  ----------- -----------   -----------   -------------
Net income (loss)............     $ 8,648      $ 3,319      $ 6,255     $ 2,496      (11,201)     $(24,852)           118
                               ============  =========== ===========  =========== ===========   ===========   =============
Accretion on temporary
 equity .....................                                                         (2,475)(e)                   (2,475)
                                                                                                              -------------
Net loss applicable to
 common shares ..............                                                       $(13,676)                     $(2,357)
                                                                                  ===========                 =============
Net loss per common share ...                                                                                       $(.12)
                                                                                                              =============
Weighted average common
 shares outstanding (2)......                                                                                      20,400
                                                                                                              =============


------------


(1) Net of fees from Triathlon of $1,693,000. These fees will vary, above the minimum level of $500,000, based on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement to SFX. Pursuant to the terms of the Distribution Agreement, SFX will assign its rights to receive such fees to SFX Entertainment. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term.

(2) Includes 500,000 shares of SFX Entertainment's Class A Common Stock to be issued to the PACE Sellers in connection with the Fifth Year Put Option; such shares are not included in calculating the net loss per common share.

NOTES TO PRO FORMA INCOME STATEMENTS:


I. Represents SFX Entertainment's actual operating results for the nine months ended September 30, 1997.

        EBITDA for the nine months ended September 30, 1997 was $10,044,000 and $57,770,000 for SFX Entertainment on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP. Cash flows from operating, investing and financing activities for SFX Entertainment for the nine months ended September 30, 1997 were $789,000, ($71,997,000) and $78,302,000, respectively.

        There are other adjustments that could affect EBITDA but have not been reflected herein. Had such adjustments been made, Adjusted EBITDA on a pro forma basis would have been approximately $67,300,000 for the nine months ended September 30, 1997. The adjustments include the expected cost savings in connection with the Pending Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $3,800,000, and include equity income from investments of $5,700,000. While management believes that such cost savings are achievable, SFX Entertainment's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond SFX Entertainment's control.

II. SFX Entertainment acquired Delsener/Slater, the Meadows Music Theater and Sunshine Promotions on January 2, 1997, March 20, 1997 and June 24, 1997, respectively. These adjustments represent the operating results of the Meadows Music Theater and Sunshine Promotions prior to their acquisition by SFX Entertainment.

III. PACE AND PAVILION ACQUISITIONS

   Reflects the PACE Acquisition and the separate acquisitions of PACE's two partners' interests in Pavilion Partners, a partnership that owns certain amphitheaters operated by PACE. The PACE Acquisition is not conditioned on the consummation of either part of the Pavilion Acquisition.



                                           NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)
                                        ---------------------------------------------------------
                                                                                         PACE
                                                                                         AND
                                             PACE        PAVILION      PRO FORMA       PAVILION
                                         AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITIONS
                                        ------------- -------------  ------------- --------------
Revenue ...............................    $137,616       $91,114       $   750 (a)    $229,480
Operating expenses.....................     131,473        75,319        (1,427)(b)     205,365
Depreciation & amortization............       1,462         3,014            --           4,476
Other expenses.........................         447            --          (447)(c)          --
                                        ------------- -------------  ------------- --------------
Operating income.......................       4,234        12,781         2,624          19,639
Interest expense.......................       1,517         3,286            --           4,803
Other expenses.........................          64         1,530            --           1,594
Equity (income) loss from investments .      (6,949)       (1,654)        3,282 (d)      (5,321)
                                        ------------- -------------  ------------- --------------
Income/(loss) before income tax
 expense...............................       9,602         9,619          (658)         18,563
Income tax expense.....................       3,751            --            --           3,751
                                        ------------- -------------  ------------- --------------
Net income (loss)......................    $  5,851       $ 9,619       $  (658)       $ 14,812
                                        ============= =============  ============= ==============

 ------------

PRO FORMA ADJUSTMENTS:

(a) To reflect non-cash revenue resulting from SFX Entertainment granting Blockbuster naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion.

(b) Reflects the elimination of $520,000 of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts and of $907,000 of non-recurring costs incurred in connection with PACE's previously planned initial public offering, which has since been canceled.

(c) Reflects the elimination of non-recurring restricted stock compensation to PACE executives.

(d) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion Partners. PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest in Pavilion Partners pursuant to the Blockbuster Acquisition and Sony Acquisition. There can be no assurance that SFX Entertainment will be able to consummate the acquisition of either or both of Blockbuster's and Sony's respective interests in Pavilion Partners and, as a result, SFX Entertainment may not obtain 100% of Pavilion Partners. See "Agreements Related to Pending Acquisitions--PACE Acquisition--Pavilion Acquisition."

IV. CONTEMPORARY ACQUISITION

   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, Missouri that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.



                                            NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)
                                        ----------------------------------------------------------
                                         CONTEMPORARY     RIVERPORT     PRO FORMA     CONTEMPORARY
                                          AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                        -------------- -------------  ------------- --------------
Revenue ...............................     $71,141        $14,429       $    --        $85,570
Operating expenses.....................      66,764         11,223        (2,203)(a)     75,784
Depreciation & amortization............         498            583            --          1,081
                                        -------------- -------------  ------------- --------------
Operating income.......................       3,879          2,623         2,203          8,705
Interest expense.......................         153             74            --            227
Other income...........................        (122)           (48)           --           (170)
Equity (income) from investments ......      (1,298)            --         1,298 (b)         --
                                        -------------- -------------  ------------- --------------
Income (loss) before income tax
 expense...............................       5,146          2,597           905          8,648
Income tax expense.....................          --             --            --             --
                                        -------------- -------------  ------------- --------------
Net income (loss)......................     $ 5,146        $ 2,597       $   905        $ 8,648
                                        ============== =============  ============= ==============



------------

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officer's salary and bonuses and other consulting expenses which will not be paid under SFX
       Entertainment's new employment and other contracts.

(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary has entered into an agreement to acquire its partners' 50% interest in this venture. If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

    The Contemporary Agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of preferred stock of SFX Entertainment will be issued to the sellers. Such preferred stock is to be converted into an equal number of shares of SFX Entertainment's Class A Common Stock upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed by SFX Entertainment at its fair market value, but in no event less than $18,700,000. See "Agreements Related to the Pending Acquisition--Contemporary Acquisition."

V. BGP ACQUISITION



                                   NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN
                                                  THOUSANDS)
                                 --------------------------------------------
                                   AS REPORTED     PRO FORMA        BGP
                                       (A)        ADJUSTMENTS   ACQUISITION
                                 -------------- -------------  -------------
Revenue ........................     $65,448         $ --         $65,448
Operating expenses..............      59,312           --          59,312
Depreciation & amortization ....         611           --             611
                                 -------------- -------------  -------------
Operating income ...............       5,525           --           5,525
Interest expense................         837           --             837
Other income....................        (764)          --            (764)
                                 -------------- -------------  -------------
Income before income tax
 expense........................       5,452           --           5,452
Income tax expense..............       2,133           --           2,133
                                 -------------- -------------  -------------
Net income......................     $ 3,319         $ --         $ 3,319
                                 ============== =============  =============



------------

PRO FORMA ADJUSTMENTS:

(a) Reflects BGP's unaudited operating results for the nine months ended October 31, 1997.

VI. NETWORK ACQUISITIONS

   The Network Acquisitions consist of the separate acquisitions of Network Magazine and SJS. Each of these acquisitions is conditioned on the concurrent closing of the other.



                                             NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)
                                        --------------------------------------------------------------
                                          THE NETWORK
                                            MAGAZINE           SJS         PRO FORMA       NETWORK
                                        AS REPORTED (A)  AS REPORTED (A)  ADJUSTMENTS    ACQUISITIONS
                                        --------------- ---------------  ------------- --------------
Revenue ...............................     $12,047          $10,737        $(2,221)(c)    $20,563
Operating expenses.....................      11,878           10,717         (6,481)(b)     13,893
                                                                             (2,221)(c)
Depreciation & amortization............         119               88             --            207
                                        --------------- ---------------  ------------- --------------
Operating income (loss)................          50              (68)         6,481          6,463
Interest expense.......................         163               33             --            196
Other income...........................         (43)             (80)            --           (123)
                                        --------------- ---------------  ------------- --------------
Income (loss) before income tax
 expense...............................         (70)             (21)         6,481          6,390
Income tax expense ....................          --              135             --            135
                                        --------------- ---------------  ------------- --------------
Net (loss) income .....................     $   (70)         $  (156)       $ 6,481        $ 6,255
                                        =============== ===============  ============= ==============



------------

PRO FORMA ADJUSTMENTS:

(a) SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA as defined equals $9,000,000; by an additional $4 for each $1 increase in EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in EBITDA between $10,000,000 and $11,000,000 (maximum of $14,000,000 additional consideration). The additional consideration is payable in stock or cash at SFX Entertainment's option. The pro forma statement of operation assumes that no additional consideration is paid.

(b) Reflects the elimination of certain officers' bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.

(c) Reflects the elimination of transactions between Network Magazine and SJS.

 VII. CONCERT/SOUTHERN ACQUISITION


                                        NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN
                                                       THOUSANDS)
                                       -------------------------------------------
                                                                       CONCERT/
                                                        PRO FORMA      SOUTHERN
                                        AS REPORTED    ADJUSTMENTS   ACQUISITION
                                       ------------- -------------  -------------
Revenue ..............................    $13,093         $  --        $13,093
Operating expenses....................     11,097          (466)(a)     10,631
Depreciation & amortization...........         57            --             57
                                       ------------- -------------  -------------
Operating income......................      1,939           466          2,405
Interest expense......................         --            --             --
Other income..........................        (57)           --            (57)
Equity loss (income) from
 investments..........................         11           (45)(b)        (34)
                                       ------------- -------------  -------------
Income before income tax expense .....      1,985           511          2,496
Income tax expense....................         --            --             --
                                       ------------- -------------  -------------
Net income............................    $ 1,985         $ 511        $ 2,496
                                       ============= =============  =============



------------

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officers' bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.

(b) Reflects the elimination of equity income of a non-entertainment affiliated entity which is not being acquired by SFX Entertainment.

VIII. PRO FORMA ADJUSTMENTS:

(a) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. SFX Entertainment amortizes goodwill over 15 years.

(b) To record incremental corporate overhead charges associated with incremental headquarters personnel and general and administrative expenses that management estimates will be necessary following completion of the Pending Acquisitions.

(c) To reclassify Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion Partners which owns the other 50% equity interest in the venue.

(d) Represents an adjustment to the provision for income taxes to reflect an approximate pro forma tax provision of $3,500,000. The calculation treats all companies to be acquired pursuant to the Pending Acquisitions as "C" Corporations and includes a benefit of approximately $6,000,000 related to the pro forma loss carryforward of approximately $16,000,000 from the twelve months ended December 31, 1996. The above provision also reflects the non-deductibility of approximately $12,000,000 of goodwill amortization, tax savings related to the pro forma adjustments for the Financing and state taxes of approximately $3,500,000.

(e) Represents the accretion on the Fifth Year Put Option issued to the PACE Sellers in connection with the PACE Acquisition.


IX. PRO FORMA FOR THE FINANCING:


(a) Represents the elimination of existing interest expense for the Pending Acquisitions.

(b) Reflects interest expense associated with the proposed private placement of debt securities, the proposed credit facility and other debt and deferred compensation costs related to the Pending Acquisitions. The interest rates assumed in the proposed private placement of debt securities and proposed credit facility are 9% and 8% per annum, respectively. A one-quarter percent increase or decrease in the assumed weighted average interest rate for the Financing would change the annual pro forma interest expense by approximately $886,000. There can be no assurance that SFX Entertainment will be able to consummate the Financing on acceptable terms, or at all.

                           SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                      PRO FORMA FOR RECENT ACQUISITIONS
                        DELSENER/    ------------------------------------
                         SLATER         MEADOWS/
                       ACQUISITION     SUNSHINE     PRO FORMA
                      (PREDECESSOR)  ACQUISITIONS  ADJUSTMENTS
                            I             II           VIII     PRO FORMA
                       -----------   ------------  ----------- ----------
Revenue...............   $50,361        $54,423      $    --    $104,784
Operating expenses ...    50,686         46,632       (6,078)(a)  91,240
Depreciation &
 amortization.........       747          3,072        3,014 (b)   6,833
Corporate expenses
 (1)..................        --             --        1,000 (c)   1,000
                       -----------   ------------  ----------- ---------
Operating income
 (loss)...............    (1,072)         4,719        2,064       5,711
                                                      (4,354)(d)
Interest expense......        60          4,294        1,780 (e)   1,780
Other (income)
 expenses.............      (198)          (168)          --        (366)
Equity (income) loss
 from investments.....      (525)            --           --        (525)
                       -----------   ------------  ----------- ---------
Income (loss) before
 income tax expense  .      (409)           593        4,638       4,822
Income tax expense
 (benefit) ...........       106          1,155          893       2,154
                       -----------   ------------  ----------- ---------
Net income (loss)  ...   $  (515)       $  (562)     $ 3,745    $  2,668
                       ===========   ============  =========== =========
Accretion on
 temporary Equity.....
Net loss applicable
 to common shares  ...
Net loss per common
 share ...............
Weighted average
 common shares
 outstanding (2) .....


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                            PRO FORMA FOR PENDING ACQUISITIONS                                       PRO FORMA
                       ----------------------------------------------------------------------------               FOR THE RECENT
                                                                                                                 ACQUISITIONS, THE
                                                                                                     PRO FORMA       FINANCING,
                           PACE                                              CONCERT/               ADJUSTMENTS     THE PENDING
                       AND PAVILION  CONTEMPORARY     BGP        NETWORK     SOUTHERN    PRO FORMA    FOR THE      ACQUISITIONS,
                       ACQUISITIONS  ACQUISITION  ACQUISITION  ACQUISITION ACQUISITION  ADJUSTMENTS  FINANCING   THE SPIN-OFF AND
                            III           IV           V           VI          VII         VIII          IX       THE SFX MERGER
                       ------------ ------------  ----------- -----------  ----------- -----------  -----------  -----------------
Revenue...............   $246,548      $71,545      $92,331      $24,556     $12,601     $     --     $     --        $552,365
Operating expenses ...    237,429       64,320       84,466       18,403       9,679           --           --         505,537
Depreciation &
 amortization.........      5,336        1,334        1,474          268          69       22,481 (f)       --          37,795
Corporate expenses
 (1)..................         --           --           --           --          --        2,000 (g)       --           3,000
                       ------------ ------------  ----------- -----------  ----------- -----------  -----------   ----------------
Operating income
 (loss)...............      3,783        5,891        6,391        5,885       2,853      (24,481)          --           6,033
                                                                                                        (7,391)(a)
Interest expense......      5,456          383        1,258          294          --           --       41,220 (b)      43,000
Other (income)
 expenses.............       (265)        (216)        (584)         (42)        (47)        (312)(i)       --          (1,832)
Equity (income) loss
 from investments.....     (3,227)          --           --           --          38          312 (i)       --          (3,402)
                       ------------ ------------  ----------- -----------  ----------- -----------  -----------   ----------------
Income (loss) before
 income tax expense  .      1,819        5,724        5,717        5,633       2,862      (24,481)     (33,829)        (31,733)
Income tax expense
 (benefit) ...........       (714)          35        1,272          303          --       (1,550)(h)       --           1,500
                       ------------ ------------  ----------- -----------  ----------- -----------  -----------   ----------------
Net income (loss)  ...   $  2,533      $ 5,689      $ 4,445      $ 5,330     $ 2,862      (22,931)    $(33,829)        (33,233)
                       ============ ============  =========== ===========  =========== ===========  ===========   ================
Accretion on
 temporary Equity.....                                                                     (3,300)(j)                   (3,300)
Net loss applicable
 to common shares  ...                                                                   $(26,231)                    $(36,533)
Net loss per common
 share ...............                                                                                                $  (1.84)
                                                                                                                  ================
Weighted average
 common shares
 outstanding (2) .....                                                                                                  20,400
                                                                                                                  ================

------------
(1) Net of fees from Triathlon of $3,000,000. These fees will fluctuate based on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement to SFX. Pursuant to the terms of the Distribution Agreement, SFX will assign its rights to receive such fees to SFX Entertainment. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term.

(2) Includes 500,000 shares of SFX Entertainment's Class A Common Stock to be issued to the PACE Sellers in connection with the Fifth Year Put Option; such shares are not included in calculating the net loss per common share.

NOTES TO PRO FORMA INCOME STATEMENTS:

 I. Represents the actual operating results of Delsener/Slater, the predecessor, for the year ended December 31, 1996. The Company acquired Delsener/Slater on January 2, 1997.

    EBITDA for the year ended December 31, 1996 was ($325,000) and $43,828,000 for Delsner/Slater and SFX Entertainment on a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP. Cash flows from operating, investing and financing activities for Delsener/Slater for the year ended December 31, 1996 were $4,214,000, $(435,000) and $(1,431,000), respectively.

    There are other adjustments that could affect EBITDA but have not been reflected herein. Had such adjustments been made, Adjusted EBITDA on a pro forma basis would have been $58,200,000 for the year ended December 31, 1996. The adjustments include the elimination of non-recurring charges including a litigation settlement recorded by PACE and Pavilion Partners of $6,000,000, expected cost savings in connection with the Pending Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $5,000,000, and include equity income from investments of $3,400,000. While management believes that such cost savings are achievable, SFX Entertainment's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond SFX Entertainment's control.

II. Represents the actual operating results of the Meadows Music Theater and Sunshine Promotions for the year ended December 31, 1996. SFX
    Entertainment aquired the Meadows Music Theater and Sunshine Promotions on March 20, 1997 and June 24, 1997, respectively.

III. PACE AND PAVILION ACQUISITIONS

   Reflects the PACE Acquisition and the separate acquisitions of two partners' interest in a partnership that owns certain amphitheaters operated by PACE. The PACE Acquisition is not conditioned on the consummation of the Pavilion Acquisition.



                                                       YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
                                 ---------------------------------------------------------------------------------------
                                                                                                               PACE
                                       PACE        PAVILION      PAVILION      PAVILION      PRO FORMA     AND PAVILION
                                 AS REPORTED (A)  1 MONTH (B) 11 MONTHS (B)   AS REPORTED   ADJUSTMENTS    ACQUISITIONS
                                 --------------- -----------  ------------- -------------  ------------- --------------
Revenue.........................     $156,325       $5,259       $83,964        $89,223       $ 1,000(c)     $246,548
Operating expenses..............      155,533        5,199        77,267         82,466          (570)(d)     237,429
Depreciation & amortization ....        1,737          253         3,346          3,599            --           5,336
Other expenses..................        3,675           --            --             --        (3,675)(e)          --
                                 --------------- -----------  ------------- -------------  ------------- --------------
Operating (loss) income ........       (4,620)        (193)        3,351          3,158         5,245           3,783
Interest expense................        1,206          395         3,855          4,250            --           5,456
Other income....................          (59)        (123)          (83)          (206)           --            (265)
Equity (income) loss from
 investments....................       (3,048)          82          (129)           (47)         (132)(f)      (3,227)
                                 --------------- -----------  ------------- -------------  ------------- --------------
Income (loss) before income tax
 expense........................       (2,719)        (547)         (292)          (839)        5,377           1,819
Income tax (benefit)............         (714)          --            --             --            --            (714)
                                 --------------- -----------  ------------- -------------  ------------- --------------
Net (loss) income ..............     $ (2,005)      $ (547)      $  (292)       $  (839)      $ 5,377        $  2,533
                                 =============== ===========  ============= =============  ============= ==============



------------
PRO FORMA ADJUSTMENTS:

(a) Reflects PACE's audited operating results for fiscal year ended September 30, 1996.

(b) Reflects Pavilion Partners' unaudited operating results for the one month ended October 31, 1995 and the audited operating results for the eleven months ended September 30, 1996. During 1996, Pavilion Partners changed its fiscal year-end from October 31 to September 30.

       PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest from Pavilion Partners' two partners, Blockbuster and Sony.

(c) To reflect non-cash revenue resulting from SFX Entertainment granting Blockbuster naming rights to three venues for two years for, no future consideration, as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion.

(d) Reflects the elimination of $570,000 of certain officer's salary and bonuses which will not be paid under SFX Entertainment's new employment contracts.

(e) Reflects the elimination of non-recurring restricted stock compensation to PACE executives.

(f) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion. PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest in Pavilion Partners pursuant to the Blockbuster Acquisition and Sony Acquisition. There can be no assurance that SFX Entertainment will be able to consummate the acquisition of either or both of Blockbuster's and Sony's respective interests in Pavilion Partners and, as a result, SFX Entertainment may not obtain 100% of Pavilion Partners. See "Agreements Related to Pending Acquisitions--PACE Acquisition--Pavilion Acquisition."


IV. CONTEMPORARY ACQUISITION


   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, Missouri that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.



                                                 YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
                                         -----------------------------------------------------------
                                          CONTEMPORARY     RIVERPORT     PRO FORMA     CONTEMPORARY
                                           AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                         -------------- -------------  ------------- --------------
Revenue.................................     $59,852        $11,693       $    --        $71,545
Operating expenses......................      58,189          9,168        (3,037)(a)     64,320
Depreciation & amortization.............         567            767            --          1,334
                                         -------------- -------------  ------------- --------------
Operating income .......................       1,096          1,758         3,037          5,891
Interest expense........................         213            170            --            383
Other income............................        (159)           (57)           --           (216)
Equity (income) loss from investments ..        (822)            --           822 (b)         --
                                         -------------- -------------  ------------- --------------
Income (loss) before income tax
 expense................................       1,864          1,645         2,215          5,724
Income tax expense .....................          35                           --             35
                                         -------------- -------------  ------------- --------------
Net income..............................     $ 1,829        $ 1,645       $ 2,215        $ 5,689
                                         ============== =============  ============= ==============



------------
PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officers' salary and bonuses which will not expected be paid under SFX Entertainment's new employment and other contracts.

(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary had entered into an agreement to acquire its partners' 50% interest in this venture. If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

   The Contemporary Agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of preferred stock of SFX Entertainment will be issued to the Sellers. Such preferred stock is to be converted into an equal number of shares of SFX Entertainment's Class A Common Stock upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed by SFX Entertainment at its fair market value, but in no event less than $18,700,000. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

V. BGP ACQUISITION


                                 YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
                                 --------------------------------------------
                                   AS REPORTED     PRO FORMA        BGP
                                       (A)        ADJUSTMENTS   ACQUISITION
                                 -------------- -------------  -------------
Revenue.........................     $92,331        $    --       $92,331
Operating expenses..............      87,520         (3,054)(b)    84,466
Depreciation & amortization ....       1,474             --         1,474
                                 -------------- -------------  -------------
Operating income ...............       3,337          3,054         6,391
Interest expense................       1,258             --         1,258
Other expense...................        (584)            --          (584)
                                 -------------- -------------  -------------
Income before income tax
 expense........................       2,663          3,054         5,717
Income tax expense .............       1,272             --         1,272
                                 -------------- -------------  -------------
Net income .....................     $ 1,391        $ 3,054       $ 4,445
                                 ============== =============  =============



------------
PRO FORMA ADJUSTMENTS:

(a) Reflects BGP's audited operating results for the fiscal year ended January 31, 1997.

(b) Reflects the elimination of certain officers' bonuses, wages, partnership life insurance, profit sharing and other expenses which will not be paid under SFX Entertainment's new employment contracts.

VI. NETWORK ACQUISITION

   The Network Acquisition consists of the separate acquisitions of Network Magazine and SJS. Each of these acquisitions is conditioned on the concurrent closing of the other.



                                           YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
                                  -------------------------------------------------------------
                                    THE NETWORK
                                      MAGAZINE           SJS         PRO FORMA       NETWORK
                                  AS REPORTED (A)  AS REPORTED (A)  ADJUSTMENTS    ACQUISITION
                                  --------------- ---------------  ------------- -------------
Revenue..........................     $14,767          $11,375        $(1,586)(c)    $24,556
Operating expenses...............      14,275           11,259         (5,545)(b)     18,403
                                                                       (1,586)(c)
Depreciation & amortization .....         184               84             --            268
                                  --------------- ---------------  ------------- -------------
Operating income ................         308               32          5,545          5,885
Interest expense.................         291                3             --            294
Other income.....................         (42)              --             --            (42)
                                  --------------- ---------------  ------------- -------------
Income before income tax
 expense.........................          59               29          5,545          5,633
Income tax expense ..............         212               91             --            303
                                  --------------- ---------------  ------------- -------------
Net (loss) income ...............     $  (153)         $   (62)       $ 5,545        $ 5,330
                                  =============== ===============  ============= =============



------------
PRO FORMA ADJUSTMENTS:

(a) Reflects Network Magazine's audited operating results for fiscal year ended September 30, 1996. SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA as defined equals $9,000,000; by an additional $4 for each $1 increase in EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in EBITDA between $10,000,000 and $11,000,000 (maximum of $14,000,000 additional consideration). The additional consideration is payable is stock or cash at SFX Entertainment's option. The pro forma statement of operations assumes that no additional consideration is paid.

(b) Reflects the elimination of certain officers' bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.

(c) Reflects the elimination of transactions between Network Magazine and SJS.

VII. CONCERT/SOUTHERN ACQUISITION


                                  YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
                                  -------------------------------------------
                                                                  CONCERT/
                                                   PRO FORMA      SOUTHERN
                                   AS REPORTED    ADJUSTMENTS   ACQUISITION
                                  ------------- -------------  -------------
Revenue..........................    $12,601        $    --       $12,601
Operating expenses...............     10,873         (1,194)(a)     9,679
Depreciation & amortization .....         69             --            69
                                  ------------- -------------  -------------
Operating income ................      1,659          1,194         2,853
Investment income................        (47)            --           (47)
Equity loss from investments ....         27             11 (b)        38
                                  ------------- -------------  -------------
Income before income tax
 expense.........................      1,679          1,183         2,862
Income tax expense ..............         --             --            --
                                  ------------- -------------  -------------
Net income ......................    $ 1,679        $ 1,183       $ 2,862
                                  ============= =============  =============



------------
PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officers' bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.

(b) Reflects the elimination of equity loss of a non-entertainment affiliated entity which is not being acquired by SFX Entertainment.


VIII. PRO FORMA ADJUSTMENTS:


(a) Reflects the elimination of non-recurring Delsener/Slater officers' bonuses and wages which are not being paid under SFX Entertainment's new employment contracts.

(b) Reflects the increase in depreciation and amortization related to the Recent Acquisitions. SFX Entertainment amortizes goodwill over 15 years.

(c) To record corporate overhead charges of $4,000,000 related to the Recent Acquisitions less the amount received in 1996 pursuant to the Triathlon agreement of $3,000,000.

(d) Represents the elimination of existing interest expense for the Recent Acquisitions.

(e) Reflects interest expense associated with the Meadows Music Theater and Sunshine Promotions debt assumed.

(f) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. SFX Entertainment amortizes goodwill over 15 years.

(g) To record incremental corporate overhead charges associated with incremental headquarters personnel that management estimates will be necessary following completion of the Pending Acquisitions.

(h) Reflects estimated state and local income taxes. On a consolidated pro forma basis, SFX Entertainment has a net operating loss for the year ending December 31, 1996 of approximately $16,000,000 for which no federal tax benefit has been provided.

(i) To reclassify the Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion, which owns the other 50% equity interest in the venue.

(j) Represents the accretion on the Fifth Year Put Option issued to the PACE Sellers in connection with the PACE Acquisition.

IX. PRO FORMA FOR THE FINANCING:

(a) Represents the elimination of existing interest expense for the Pending Acquisitions.

(b) Reflects interest expense associated with the proposed private placement of debt securities and the proposed credit facility and other debt and deferred compensation costs related to the Pending Acquisitions. The interest rates assumed in the proposed private placement of debt securities and the proposed credit facility are 9% and 8% per annum, respectively. A one-quarter percent increase or decrease in the assumed weighted average interest rate for the Financing would change the annual pro forma interest expense by approximately $1.2 million. There can be no assurance that SFX Entertainment will be able to consummate the Financing on acceptable terms, or at all.

             SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                   (in thousands, except per share amounts)

   The Selected Consolidated Financial Data of SFX Entertainment includes the historical financial statements of Delsener/Slater and affiliated companies, the predecessor of SFX Entertainment for each of the five years ended December 31, 1996 and the nine months ended September 30, 1996, and the historical financial statements of SFX Entertainment, for the nine months ended September 30, 1997. The statement of operations data with respect to Delsener/Slater for the years ended December 31, 1992 and 1993, and the balance sheet data as of December 31, 1993 and 1994 is unaudited. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions. The pro forma summary data as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1997.



                                               YEAR ENDED DECEMBER 31,
                           ----------------------------------------------------------------
                                           PREDECESSOR (ACTUAL)
                           ---------------------------------------------------------------
                                                                                 1996 (1)
                                                                                 PRO FORMA
                              1992      1993       1994      1995       1996    (UNAUDITED)
                           --------- ---------  --------- ---------  --------- -----------
STATEMENT OF OPERATIONS
 DATA:
Revenue...................  $38,017    $46,526   $92,785    $47,566   $50,362    $552,365
Operating expenses........   36,631     45,635    90,598     47,178    50,687     505,537
Depreciation &
 amortization.............      758        762       755        750       747      37,795
Corporate expenses (2) ...       --         --        --         --        --       3,000
                           --------- ---------  --------- ---------  --------- -----------
Operating income (loss) ..      628        129     1,432       (362)   (1,072)      6,033
Interest expense..........     (171)      (148)     (144)      (144)      (60)    (43,000)
Other income..............       74         85       138        178       198       1,832
Equity income (loss) from
 investments .............       --         --        (9)       488       525       3,402
                           --------- ---------  --------- ---------  --------- -----------
Income (loss) before
 income taxes.............      531         66     1,417        160      (409)    (31,733)
Income tax (provision)
 benefit..................      (32)       (57)       (5)       (13)     (106)     (1,500)
                           --------- ---------  --------- ---------  --------- -----------
Net income (loss).........  $   499    $     9   $ 1,412    $   147   $  (515)    (33,233)
                           ========= =========  ========= =========  ========= ===========
Accretion on temporary
 equity (7)...............                                                         (3,300)
                                                                               -----------
Net loss applicable to
 common shares ...........                                                       $(36,533)
                                                                               ===========
Net loss per common
 share....................                                                       $  (1.84)
                                                                               ===========
Weighted average common
 shares outstanding (9) ..                                                         20,400
                                                                               ===========
OTHER OPERATING DATA:
EBITDA (3)................  $    --    $    --   $ 2,187    $   388   $  (325)   $ 43,828
                           ========= =========  ========= =========  ========= ===========
Cash flow from:
 Operating activities  ...  $    --    $    --   $ 2,959    $  (453)  $ 4,214    $     --
 Investing activities  ...       --         --         0          0      (435)         --
 Financing activities  ...       --         --      (477)      (216)   (1,431)         --
Ratio of earnings to
fixed  charges (4)........      4.1x       1.4x     10.8x       5.5x      2.9x         --


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                              NINE MONTHS ENDED SEPTEMBER 30,
                           --------------------------------------
                            PREDECESSOR
                           -------------
                                1996                   1997 (1)
                               ACTUAL        1997     PRO FORMA
                            (UNAUDITED)     ACTUAL   (UNAUDITED)
                           ------------- ----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenue...................    $41,609      $74,396     $500,843
Operating expenses........     42,930       63,045      440,266
Depreciation &
 amortization.............        744        4,041       28,378
Corporate expenses (2) ...         --        1,307        2,807
                           ------------- ----------  -----------
Operating income (loss) ..     (2,065)       6,003       29,392
Interest expense..........        (60)        (956)     (32,206)
Other income..............        143          213          779
Equity income (loss) from
 investments .............        525        1,344        5,653
                           ------------- ----------  -----------
Income (loss) before
 income taxes.............     (1,457)       6,604        3,618
Income tax (provision)
 benefit..................        (80)      (2,952)      (3,500)
                           ------------- ----------  -----------
Net income (loss).........    $(1,537)     $ 3,652          118
                           ============= ==========  ===========
Accretion on temporary
 equity (7)...............                               (2,475)
                                                     -----------
Net loss applicable to
 common shares ...........                             $ (2,357)
                                                     ===========
Net loss per common
 share....................                             $   (.12)
Weighted average common
 shares outstanding (9) ..                               20,400
                                                     ===========
OTHER OPERATING DATA:
EBITDA (3)................     $1,321      $10,044     $ 57,770
                           ============= ==========  ===========
Cash flow from:
 Operating activities  ...     $2,761      $   789     $     --
 Investing activities  ...          0      (71,997)          --
 Financing activities  ...        684       78,302           --
Ratio of earnings to
fixed  charges (4)........         --          9.3x         1.3x

           SELECTED CONSOLIDATED FINANCIAL DATA OF SFX ENTERTAINMENT
                                (in thousands)

BALANCE SHEET DATA(5):



                                         DECEMBER 31,
                             -------------------------------------
                                     PREDECESSOR (ACTUAL)
                             -------------------------------------
                               1993      1994     1995      1996
                             -------- --------  -------- --------
Current assets..............  $1,823    $4,453   $3,022    $6,191
Property and equipment,
 net........................   4,484     3,728    2,978     2,231
Intangible assets, net .....      --        --       --        --
Total assets................   6,420     8,222    6,037     8,879
Current liabilities.........   4,356     3,423    3,138     7,973
Long-term debt, including
 current portion ...........      --     1,830       --        --
Temporary equity(7) ........      --        --       --        --
Stockholders' equity........   6,420     2,969    2,900       907



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                               SEPTEMBER 30, 1997
                             -----------------------
                                         PRO FORMA
                               ACTUAL (UNAUDITED)(6)
                             -------- --------------
Current assets..............  $ 12,189    $117,326
Property and equipment,
 net........................    55,882     185,371
Intangible assets, net .....    59,721     427,566
Total assets................   135,470     772,114
Current liabilities.........    11,333      89,619
Long-term debt, including
 current portion ...........    16,453     497,322
Temporary equity(7) ........        --      16,500
Stockholders' equity........   101,378     143,223(8)



------------
(1) The Unaudited Pro Forma Statement of Operations Data for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if SFX Entertainment had completed the Recent Acquisitions, the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger as of January 1, 1996. There can be no assurance that any of the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger will be consummated on the terms assumed in preparing such pro forma data or at all. See "Risk Factors--Risks Related to Pending Acquisitions."

(2) Pro forma corporate expenses are reduced by $3,000,000 and $1,693,000 for fees earned from Triathlon for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively. The right to receive such fees in the future are to be assigned to SFX Entertainment by SFX in connection with the Spin-Off. Future fee may vary, above the minimum fee of $500,000, depending upon the level of acquisition and financing activities of Triathlon. See "Certain Relationships and Related Transactions--Triathlon Fees."

(3) "EBITDA" is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP.

       There are other adjustments that could effect EBITDA but have not been reflected herein. Had such adjustments been made, Adjusted EBITDA on a pro forma basis would have been approximately $58,200,000 for the year ended December 31, 1996 and $67,300,000 for the nine months ended September 30, 1997. These adjustments include the elimination of non-recurring charges including a litigation settlement recovered by PACE and Pavilion Partners of $6,000,000 and $0, expected cost savings in connection with the Pending Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $5,000,000 and $3,800,000 and includes SFX Entertainment's pro rata share of equity income from investments of $3,400,000 and $5,700,000, for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

       While management believes that such cost savings and the elimination of non-recurring expenses are achievable, SFX Entertainment's ability to fully achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors certain of which may be beyond SFX Entertainment's control.

(4) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of earnings before income taxes and fixed charges. "Fixed charges" consists of interest on all indebtedness. Earnings were insufficient to cover fixed charges by $932,000 for the nine months ended September 30, 1996 and $28,331,000 on a pro forma basis for the year ended December 31, 1996.

(5) The required 1992 balance sheet data for Delsener/Slater has not been included herein due to the difficulty in preparing an accurate balance sheet as of that date coupled with management's belief that such information would not be of substantial use to a potential investor. The difficulty in preparing an accurate balance sheet is due to the fact that (i) Delsener/Slater was not audited at such time, (ii) Delsener/Slater included a number of companies with different fiscal year ends and (iii) the unaudited balance sheets of Delsener/Slater and its related entities were not prepared in strict accordance with GAAP reporting requirements as such entities were privately held. The lack of usefulness of the information is due to the fact that (i) Delsener/Slater is the predecessor of SFX Entertainment and therefore its accounts were adjusted to a new basis upon its acquisition by SFX;
       (ii) the balance sheet is principally comprised of cash, leasehold improvements and accruals for bonuses to the prior owners and would not include the operating lease for the Jones Beach Ampitheather, which management believes is Delsener/Slater's most significant operating agreement and (iii) the balance sheet of Delsener/Slater as of December 31 in any year contains a low level of assets relative to operating income as the concert business is seasonal with most concerts occurring in the summer and the promotion business does not require large amounts of capital investment.

(6) The Unaudited Pro Forma Balance Sheet data at September 30, 1997 is presented as if SFX Entertainment had completed the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger as of September 30, 1997.

(7) The PACE Agreement provides that each PACE Seller shall have a Fifth Year Put Option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of SFX Entertainment's Class A Common Stock received by such PACE Seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE Sellers. The maximum amount payable under the Fifth Year Put Option ($16,500,000) has been presented as temporary equity on the pro forma balance sheet.

(8) Retained earnings on a pro forma basis for the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of SFX Entertainment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

(9) Includes 500,000 shares of SFX Entertainment's Class A Common Stock issued to the PACE Sellers in connection with the Fifth Year Put Option; such shares are not included in calculating the net loss per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the financial condition and results of operations of SFX Entertainment should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. SFX Entertainment's actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences include, but are not limited to, risks and uncertainties relating to SFX Entertainment's absence of a combined operating history, its potential inability to integrate the Acquisition Businesses and risks related to the Pending Acquisitions, control of the motor sports and theatrical businesses, future acquisitions, inability to obtain future financings (including the Financing), inability to successfully implement operating strategies (including the achievement of cost savings), SFX Entertainment's expansion strategy, its need for additional funds, its control of venues, working capital adjustments, control by management, dependence on key personnel, potential conflicts of interest, indemnification agreements, seasonality, competition, regulatory matters, environmental matters, economic conditions and consumer tastes and availability of artists and events. See "Risk Factors." SFX Entertainment undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

         The performance of entertainment companies, such as SFX Entertainment, is measured, in part, by their ability to generate EBITDA. "EBITDA" is defined as earnings before interest, taxes, other income, net equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), SFX Entertainment believes that EBITDA is accepted by the industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity that is calculated in accordance with GAAP.

         SFX Entertainment's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX Entertainment and in third-party venues. In connection with all of its live entertainment events, SFX Entertainment seeks to maximize related revenue streams, including the sale of corporate sponsorships, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis giving effect to the Pending Acquisitions, SFX Entertainment's music and ancillary businesses comprised approximately 77%, theater comprised approximately 17% and specialized motor sports comprised approximately 6% of SFX Entertainment's total net revenues for the 12 months ended September 30, 1997.

         Promotion of events involves booking talent, renting or providing the event venue, marketing the event to attract ticket buyers and providing for local services required in the production of the event such as security and stage hands. Promoters generally receive revenues from the sale of tickets and sponsorships. When an event is promoted at a venue owned or managed by the promoter, the promoter also generally receives a percentage of revenues from concessions, merchandising, parking and premium box seats. After the consummation of the Pending Acquisitions, SFX Entertainment will earn promotion revenues principally by promoting (a) music concerts, (b) Touring Broadway Shows and (c) specialized motor sports events.

         Production of events involves developing the event content, hiring artistic talent and managing the actual production of the event (with the assistance of the local promoter). Producers generally receive revenues from guarantees and from profit sharing agreements with promoters, a percentage of the promoters' ticket sales, merchandising, sponsorships, licensing and the exploitation of other rights (including intellectual property rights) related to the production. After the consummation of the Pending Acquisitions, SFX Entertainment will earn producing revenues by producing (a) Touring Broadway Shows, (b) specialized motor events and (c) other proprietary and non-proprietary entertainment events.

RECENT ACQUISITIONS

         SFX Entertainment entered the live entertainment business with SFX's acquisition of Delsener/Slater, a New York-based concert promotion company, in January 1997 for aggregate consideration of $27.6 million. Delsener/Slater has long-term leases or is the exclusive promoter for many of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey. In March 1997, Delsener/Slater acquired, for aggregate consideration of $23.8 million, a 37-year lease to operate the Meadows Music Theater, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June 1997, SFX acquired Sunshine Promotions, a concert promoter in the Midwest, and certain other related companies for an aggregate consideration of $61.5 million. As a result of the acquisition of Sunshine Promotions, SFX Entertainment owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

PENDING ACQUISITIONS

         In December 1997, SFX Entertainment entered into agreements to acquire PACE, Pavilion Partners, Contemporary, BGP, the Network Group and Concert/Southern, all of which are expected to close during the first quarter of 1998. The following table summarizes the payment terms of each of the acquisitions:


                                                            VALUE OF SFX
                                                            ENTERTAINMENT
                                        CASH PURCHASE        STOCK TO BE                                    TOTAL
                                            PRICE              ISSUEDA             ASSUMED DEBTB        CONSIDERATION
          ACQUIRED BUSINESS             (IN MILLIONS)       (IN MILLIONS)          (IN MILLIONS)        (IN MILLIONS)
------------------------------------    -------------       -------------          -------------        -------------
PACE                                        $109.5c              $20.0                  $25.5             $155.0
     Pavilion Partnersd                       41.1                 --                    49.8               90.9
Contemporary                                  72.8e               18.7e                   --                91.5e
BGP                                           60.8f                7.5f                   --g               68.3
Network Group                                 52.0h               10.0h                   --i               62.0
Concert/Southern                              16.6j                --                     --j               16.6
                                           --------         -------------          -------------        -------------
        Total                               $352.8               $56.2                    $75.3           $484.3

----------
a. The value ascribed to the SFX Entertainment Class A Common Stock in the acquisition agreements is based on certain financial projections developed jointly by SFX Entertainment and the sellers of the Acquisition Businesses. There is presently no trading market for the SFX Entertainment Class A Common Stock. There can be no assurance that the assumptions underlying the valuation will, in fact, be correct or that the valuation will approximate the actual trading price of the SFX Entertainment Class A Common Stock.
b. Represents debt as of September 30, 1997, which the SFX Entertainment has agreed to repay. The actual amount of debt will vary at the time of closing of the Pending Acquisitions.
c. The cash portion of the purchase price will begin to bear interest at an annual rate of 9% if the PACE Acquisition is not consummated before April 1, 1998. If the Spin-Off has not been completed on or before July 1, 1998, each PACE Seller will have the option of requiring SFX Entertainment to pay $13.33 in cash in lieu of each share of SFX Entertainment's stock to which that seller was entitled. SFX Entertainment has also granted the current owners of PACE the right to require SFX Entertainment to repurchase up to one-third of the shares of stock to be issued to them in the PACE Acquisition during a specified period beginning five years after the closing date at a price of $33.00 per share, for an estimated maximum obligation of $16.5 million. In certain circumstances, if the selling price of SFX Entertainment Class A Common Stock is less than $13.33 per share, then SFX Entertainment may be required to offer to provide an additional cash payment or additional shares of SFX Entertainment Class A Common Stock. In addition, the PACE Agreement provides that SFX Entertainment, at PACE's request, will loan PACE up to $25.0 million prior to the closing of the PACE Acquisition for specified acquisitions. Any loan made pursuant to this requirement would be secured by the assets of the acquired businesses. If the PACE Acquisition is not consummated, then, under certain circumstances, the loan will convert into a five-year term loan. Although SFX Entertainment does not currently anticipate having to extend this facility to PACE, there can be no assurance that SFX Entertainment will have sufficient sources of financing to extend the facility, if required to do so. See "Agreements Related to the Pending Acquisitions--PACE Acquisition."
d. Relates to the acquisition by SFX Entertainment of the indirect 66 2/3% ownership interest of Blockbuster Sub and Sony Sub in Pavilion Partners not currently held by PACE. There can be no assurance that SFX Entertainment will be able to consummate the acquisition of either or both of Blockbuster Sub's and Sony Sub's respective interests in Pavilion Partners, and, as a result, SFX Entertainment may not obtain 100% ownership of Pavilion Partners. Although the consummation of the PACE Acquisition is a condition precedent to the acquisition of Sony Sub's interest, the consummation of the Pavilion Acquisition is not a condition precedent to the closing of the PACE Acquisitions. See "Agreements Related to the Pending Acquisitions--PACE Acquisition--Pavilion Acquisition."
e. If the Spin-Off is not completed before consummation of the Contemporary Acquisition, then SFX Entertainment must issue shares of its preferred stock that are convertible into shares of SFX Entertainment Class A Common Stock at the Spin-Off (or, if not so convertible by July 1, 1998, are redeemable for the stock's fair market value, but no less than an aggregate of $18.7 million). If the remaining 50% of Riverport Amphitheater Partnership is not acquired, the purchase price will be reduced by $10.5 million. In addition, pursuant to the terms of the Contemporary Agreement, SFX Entertainment has agreed to make certain payments to any sellers who own shares of SFX Entertainment Class A Common Stock on the second anniversary of the closing of the Contemporary Acquisition, if the average trading price of that stock over the 20-day period ending on that date is less than $13.33 per share. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

f. SFX Entertainment has the option to pay up to $7.5 million in cash in lieu of an equivalent value of SFX Entertainment Class A Common
         Stock. SFX Entertainment may also be required, subject to certain conditions, to repurchase the shares (or, in certain cases, options) to be issued to the sellers, if the shares, by June 30, 1998, are not registered with the SEC, are not listed with a nationally recognized exchange, or are subject to a lock-up period. See "Agreements Related to the Pending Acquisitions--BGP Acquisition."
g. Although SFX Entertainment is assuming $12.2 million of long-term debt, BGP is required to have working capital at least equal to the amount of debt liabilities at the closing of the BGP Acquisition. The purchase price will be reduced dollar-for-dollar to the extent that long-term debt exceeds working capital. See "Agreements Related to the Pending Acquisitions--BGP Acquisition."
h. If the Spin-Off is not completed by June 30, 1998, the sellers will have the option to require SFX Entertainment to pay $10.0 million in cash in lieu of SFX Entertainment Class A Common Stock. In addition, pursuant to the Network Agreement, SFX Entertainment has agreed to increase the purchase price for Network Magazine and SJS based on actual 1998 EBITDA (as defined therein) as follows: (a) by $4.0 million if the 1998 EBITDA equals or exceeds $9.0 million; (b) by an additional $4 for each $1 of additional 1998 EBITDA between $9.0 million and $10.0 million; and (c) by an additional $6 for each $1 of additional 1998 EBITDA between $10.0 million and $11.0 million. This contingent consideration of up to $14.0 million is payable in stock or, in certain circumstances, in cash no later than March 20, 1999. In addition, SFX Entertainment expects to exercise its option to acquire an office building and related property for $2.4 million. See "Agreements Related to the Pending Acquisitions--Network Acquisition."
i. Although SFX Entertainment has agreed to assume $1.4 million of debt pursuant to the Network Agreement, Network has guaranteed SFX Entertainment $500,000 in working capital to offset a portion of this amount.
j. The Concert/Southern Agreement requires SFX Entertainment to pay to the sellers compensation for a deferred liability of $2.0 million in five equal annual payments or, at the sellers' option, the present value of the payments at closing (approximately $1.6 million). SFX Entertainment expects the sellers to elect to receive the present value of the liability at closing, and this amount has been included in the cash purchase price. See "Agreements Related to the Pending Acquisitions--Concert/Southern Acquisition."

         The cash portion of the purchase price for each of in the Pending Acquisitions is subject to increase under certain circumstances, including, in particular, if SFX Entertainment is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Pending Acquisitions would increase, in the aggregate, by approximately $56.2 million (plus interest in certain cases), resulting in a corresponding increase in debt and decrease in stockholders' equity. Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments and future contingent payments in certain circumstances, certain of which could be material. There can be no assurance that SFX Entertainment will be able to finance the payments. See "Risk Factors--Risks Related to the Pending Acquisitions," "--Liquidity and Capital Resources" and "Agreements Related to the Pending Acquisitions."

         The Pending Acquisitions will be accounted for using the purchase method of accounting, and the intangible assets created in the purchase transactions will generally be amortized against future earnings over a 15-year period. The amount of amortization will be substantial and will continue to affect SFX Entertainment's operating results in the future. These expenses, however, do not result in an outflow of cash by SFX Entertainment and do not impact EBITDA.

         SFX Entertainment expects to complete all of the Pending Acquisitions as soon as practicable after the Financing and prior to the Spin-Off and the SFX Merger. SFX Entertainment anticipates that it will consummate all of the Pending Acquisitions in the first quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond SFX Entertainment's control, and there can be no assurance that the Pending Acquisitions will be completed during that time period, on the terms described herein, or at all. See "Risk Factors--Risks Related to Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

SPIN-OFF AND SFX MERGER

         SFX was formed in 1992 principally to acquire and operate radio broadcasting stations. In August 1997, SFX agreed to the SFX Merger and to the Spin-Off. Before consummating the SFX Merger, SFX intends (a) to contribute its concert and other live entertainment operations to SFX Entertainment and
(b) to distribute all of the outstanding shares of common stock of SFX Entertainment to the holders of common stock, Series D preferred stock and certain warrants of SFX pursuant to the Spin-Off. SFX Entertainment intends to consummate the Financing and the Pending Acquisitions prior to consummation of the Spin-Off and the SFX Merger. SFX intends to consummate the Spin-Off on or prior to the consummation of the SFX Merger. The Spin-Off is subject to certain conditions, including (a) the acceptance for listing or trading of the SFX Entertainment Class A Common Stock, subject to official notice of issuance, on a national exchange or The Nasdaq Stock Market and (b) the receipt of all necessary third-party and stockholder consents to the Spin-Off as presently contemplated (including the consents currently being sought of the holders of SFX's Series E preferred stock and certain notes). There can be no assurance that the conditions to the Spin-Off will be fulfilled, that the Spin-Off will be consummated on the terms described in this Prospectus or at all, or that the Pending Acquisitions will be consummated prior to the Spin-Off on the terms described in this Prospectus or at all. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement."

         Pursuant to the SFX Merger Agreement, if SFX fails or is otherwise unable to consummate the Spin-Off prior to the consummation of the SFX Merger, then SFX will be entitled to divest its interest in its live entertainment business in an alternate type of transaction. If SFX fails to consummate the Spin-Off or any alternate transaction prior to the SFX Merger, then SFX Buyer may elect either to consummate the SFX Merger (increasing the amount of cash consideration to be paid to SFX's stockholders in the SFX Merger by $42.5 million) or to terminate the SFX Merger Agreement. Additionally, part of the aggregate consideration to be paid to the sellers in the Pending Acquisitions is intended to consist of shares of SFX Entertainment Class A Common Stock. If the Spin-Off does not occur, SFX Entertainment would be unable to issue shares of its common stock to the sellers, and the aggregate cash consideration to be paid in the Pending Acquisitions would increase by approximately $56.2 million. Although management believes that the Spin-Off is likely to occur, the Spin-

Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the conditions to the Spin-Off will be fulfilled or that the Spin-Off will be consummated on the terms contemplated or at all. See "Risk Factors--Risks Related to Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

RESULTS OF OPERATIONS

         General

         SFX Entertainment's operations currently consist primarily of concert promotion and venue operation. After consummation of the Pending Acquisitions, SFX Entertainment's operations will consist primarily of (a) concert promotion and venue operation, (b) the promotion and production of theatrical events, particularly Touring Broadway Shows, and (c) the promotion and production of motor sports events. SFX Entertainment and the Acquisition Businesses also engage in various other activities ancillary to their live entertainment businesses.

         Concert Promotion/Venue Operation

         SFX Entertainment's concert promotion and venue operation business consists primarily of the promotion of concerts and operation of venues primarily for use in the presentation of musical events. SFX Entertainment's primary source of revenues from its concert promotion activities is from ticket sales at events promoted by SFX Entertainment. As a venue operator, SFX Entertainment's primary sources of revenue are sponsorships, concessions, parking and other ancillary services, derived principally from events promoted by SFX Entertainment.

         Revenue from ticket sales is affected primarily by the number of events SFX Entertainment promotes, the average ticket price and the number of tickets sold. The average ticket price depends on the popularity of the artist whom SFX Entertainment is promoting, the size and type of venue and the general economic conditions and consumer tastes in the market where the event is being held. Revenue and margins are also affected significantly by the type of contract entered into with the artist or the artist's representative. Generally, the promoter or venue operator will agree to pay the artist the greater of a minimum guarantee or a profit sharing payment based on ticket revenue, less certain show expenses. The promoter or venue operator assumes the financial risk of ticket sales and is responsible for local production and advertising of the event. However, in certain instances, the promoter agrees to accept a fixed fee from the artist for its services, and the artist assumes all financial risk. When the promoter or venue operator assumes the financial risk, all revenue and expenses associated with the event are recorded. When the artist assumes the risk, only the fee is recorded. As a result, operating margins would be significantly greater for fee-based events as opposed to events for which SFX Entertainment assumes the risk of ticket sales, although profits per event would tend to be lower.
Operating margins can vary from period to period.

         SFX Entertainment's most significant operating expenses are talent fees, production costs, venue operating expenses (including rent), advertising costs and insurance expense. The booking of talent in the concert promotion business generally involves contracts for limited engagements, often involving a small number of performances. Talent fees depend primarily on the popularity of the artist, the ticket price that the artist can command at a particular venue and the expected level of ticket sales. Production costs and venue operating expenses have substantial fixed cost components and lesser variable costs primarily related to expected attendance.

         Theatrical

         In the PACE Acquisition, SFX Entertainment will acquire the operations of PACE. PACE's theatrical operations are directed mainly towards the promotion and production of Touring Broadway Shows, which generate revenues primarily from ticket sales and sponsorships. PACE may also participate in ancillary revenues, such as concessions and merchandise sales, depending on its agreement with a particular local promoter/venue operator. Revenue from ticket sales is primarily affected by the popularity of the production and the general economic conditions and consumer tastes in the particular market and venue where the production is presented. In order to reduce its


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dependency on the success of any single touring production, PACE sells advance annual subscriptions that provide the purchaser with tickets for all of the shows that PACE intends to tour in the particular market during the touring season. For the twelve months ended September 30, 1997, approximately 28% of tickets for Touring Broadway Shows presented by PACE were sold through advance annual subscriptions. Subscriptions for Touring Broadway Shows typically cover approximately two-thirds of PACE's break-even cost point for those shows.

         Principal operating expenses related to touring shows include talent, rent, advertising and royalties. Talent costs are generally fixed once a production is cast. Rent and advertising expense may be either fixed or variable based on the arrangement with the particular local promoter/venue operator. Royalties are generally paid as a percentage of gross ticket sales.

         PACE also makes minority equity investments in original Broadway productions, principally as a means to obtain rights for touring shows, and in certain Touring Broadway Shows. These investments are accounted for using either the equity method or the cost method of accounting, based on the relative size of the investment. PACE monitors the recoverability of these investments on a regular basis, and SFX Entertainment may be required to take write-offs if the original production closes or if SFX Entertainment determines that the production will not recoup the investment. The timing of any write-off could adversely affect operating results in a particular quarter.

         Motor Sports

         SFX Entertainment does not currently have any substantial motor sports activities. The Acquired Businesses' motor sports activities consist principally of the promotion and production of specialized motor sports, which generate revenues primarily from ticket sales and sponsorships, as well as merchandising and video rights associated with producing motor sports events. Ticket prices for these events are generally lower than for theatrical or music concert events, generally ranging from $5 to $30 in 1996. Revenue from these sources is primarily affected by the type of event and the general economic conditions and consumer tastes in the particular markets and venues where the events are presented. Event-related revenues received prior to the event date are initially recorded on the balance sheet as deferred revenue; after the event occurs, they are recorded on the statement of operations as gross revenue. Expenses are capitalized on the balance sheet as prepaid expenses until the event occurs.

         Operating expenses associated with motor sports activities include talent, rent, track preparation costs, security and advertising. These operating expenses are generally fixed costs that vary based on the type of event and venue where the event is held.

         Under certain circumstances, SFX Entertainment may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--Risks Related to Acquisitions" and "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment Agreement."

         Other Businesses

         SFX Entertainment's and the Acquisition Businesses' other principal businesses include (a) the production and distribution of radio industry trade magazines, (b) the production of radio programming content and show-prep material and (c) the provision of radio air play and music retail research services. The primary sources of revenues from these activities include (a) the sale of advertising space in its publications and the sale of advertising time on radio stations that carry its syndicated shows, (b) subscription fees for its trade publications and (c) subscription fees for access to its database of radio playlist and audience data. Revenues generally vary based on the overall advertising environment and competition.

         SFX Entertainment and the Acquisition Businesses also provide marketing and consulting services pursuant to contracts with individual clients for specific projects. Revenues from and costs related to these services vary based on the type of service being provided and the incremental associated costs.



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HISTORICAL RESULTS

         The following analysis of the historical operations of SFX Entertainment, including the Recent Acquisitions, but excluding the Pending Acquisitions, includes, for comparative purposes, the historical operations of Delsener/Slater (SFX Entertainment's predecessor) for the nine months ended September 30, 1996 and for the years ended December 31, 1994, 1995 and 1996.

         Nine Months Ended September 30, 1997 Compared to the Nine Months Ended September 30, 1996

         SFX Entertainment's concert promotion revenue increased by 79% to $74.4 million for the nine months ended September 30, 1997, compared to $41.6 million for the nine months ended September 30, 1996, as a result of the acquisitions of Sunshine Promotions and the Meadows Music Theater lease, which increased concert promotion revenue by $37.9 million. On a pro forma basis, assuming that those acquisitions had been completed as of January 1, 1997, concert promotion revenue for the nine months ended September 30, 1997 would have been $86.7 million.

         Concert promotion operating expenses increased by 47% to $63.0 million for the nine months ended September 30, 1997, compared to $42.9 million for the nine months ended September 30, 1996, primarily as a result of the acquisitions of Sunshine Promotions and the Meadows Music Theater lease, which increased concert operating expenses revenue by $31.4 million, which was offset in part by decreased officer salary expense paid to the former owners of Delsener/Slater. On a pro forma basis, assuming that those acquisitions had been completed as of January 1, 1997, concert operating expenses would have been $75.3 million for the nine months ended September 30, 1997.

         Depreciation and amortization expense increased to $4.0 million for the nine months ended September 30, 1997, compared to $744,000 for the nine months ended September 30, 1996, due to the inclusion of $2.3 million of depreciation and amortization expense related to the acquisitions of Sunshine Promotions and the Meadows Music Theater lease and the additional depreciation and amortization recorded in 1997 related to the purchase of Delsener/Slater on January 2, 1997. In 1997, SFX Entertainment recorded the fixed assets of Delsener/Slater at fair value and recorded an intangible asset equal to the excess of purchase price over the fair value of net tangible assets of Delsener/Slater, which was amortized over a 15 year period.

         Corporate, general and administrative expenses were $1.3 million for the nine months ended September 30, 1997, net of $1.7 million in fees received from Triathlon, compared to zero for the nine months ended September 30, 1996. These expenses represent the incremental costs of operating SFX Entertainment's offices, and therefore did not exist in 1996. The fees receivable from Triathlon are based on consulting services provided by or on behalf of Sillerman Communications Management Corporation, a private investment company in which Messrs. Sillerman and Tytel have economic interests, that makes investments in and provides financial consulting services to companies engaged in the media business ("SCMC"). The fees will fluctuate (above the minimum annual fee of $500,000) based on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable from Triathlon to SFX, and SFX will assign its rights to receive the fees to SFX Entertainment, pursuant to the Distribution Agreement. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including a possible sale to a third party. If Triathlon is acquired by a third party, it is possible that the consulting fees would not continue for the remainder of the agreement's term. See "Certain Relationships and Related Transactions--Triathlon Fees."

         Operating income was $6.0 million for the nine months ended September 30, 1997, compared to a loss of $2.0 million in the nine months ended September 30, 1996, due to the results discussed above.

         Interest expense, net of investment income, was $743,000 in the nine months ended September 30, 1997, compared to net interest income of $83,000 for the nine months ended September 30, 1996, primarily as a result of assumption of additional debt related to the acquisitions of Sunshine Promotions and the Meadows Music Theater lease.



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         Equity income in unconsolidated subsidiaries increased 148% to $1.3 million from $525,000, primarily as a result of the investment in the PNC Bank Arts Center.

         Income tax expense increased to $3.0 million for the nine months ended September 30, 1997, compared to $80,000 for the nine months ended September 30, 1996, primarily as the result of higher operating income.

         SFX Entertainment's net income increased to $3.7 million for the nine months ended September 30, 1997, as compared to a net loss of $1.5 million for the nine months ended September 30, 1996, due to the factors discussed above.

         EBITDA increased to $10.0 million for the nine months ended September 30, 1997, compared to a negative $1.3 million for the nine months ended September 30, 1996, as a result of the reduction in officers' salary expense and improved operating results.

         Year Ended December 31, 1996 Compared to the Year Ended
December 31, 1995

         SFX Entertainment's concert promotion revenue increased by 5.9% to $50.4 million for the year ended December 31, 1996, compared to $47.6 million for the year ended December 31, 1995, primarily as a result of an increase in concerts promoted and an increase in ticket prices.

         Concert promotion operating expenses increased by 4.8% to $41.6 million for the year ended December 31, 1996, compared to $39.7 million for the year ended December 31, 1995, primarily as a result an increase in concert activity.

         Depreciation and amortization expense decreased slightly to $747,000 for the year ended December 31, 1996, compared to $750,000 for the year ended December 31, 1995.

         General and administrative expenses, including officers' salary expenses, increased by 22% to $9.1 million for the year ended December 31, 1996, compared to $7.5 million for the year ended December 31, 1995, primarily from higher officers' salary expense.

         SFX Entertainment's operating loss was $1.1 million for the year ended December 31, 1996, compared to an operating loss of $362,000 for the year ended December 31, 1995, due to the results discussed above.

         Interest income, net of interest expense, increased by 306% to $138,000 for the year ended December 31, 1996, compared to $34,000 for the year ended December 31, 1995.

         Equity income in unconsolidated subsidiaries increased 8% to $525,000 from $488,000, primarily as result of the investment in the PNC Bank Arts Center, offset by lower income from SFX Entertainment's other equity investments.

         SFX Entertainment's state and local income tax expense increased to $106,000 for the year ended December 31, 1996, compared to $13,000 for the year ended December 31, 1995. This increase was primarily the result of the higher operating income.

         SFX Entertainment's net loss was $515,000 for the year ended December 31, 1996, compared to net income of $147,000 for the year ended December 31, 1995, due to the factors discussed above.

         EBITDA was a negative $325,000 for the year ended December 31, 1996, compared to $388,000 for the year ended December 31, 1995, primarily as a result of higher officers' salary expense partially offset by lower general and administrative expenses.



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         Year Ended December 31, 1995 Compared to the Year Ended
December 31, 1994

         SFX Entertainment's concert promotion revenue decreased by 49% to $47.6 million for the year ended December 31, 1995, compared to $92.8 million for the year ended December 31, 1994, primarily as a result of the larger number of major stadium tours promoted in 1994.

         Concert promotion operating expenses decreased by 52% to $39.7 million for the year ended December 31, 1995, compared to $83.4 million for the year ended December 31, 1994, primarily as a result of the decrease in concert activity described above.

         Depreciation and amortization expense decreased by 1% to $750,000 for the year ended December 31, 1995, compared to $755,000 for the year ended December 31, 1994.

         General and administrative expenses, including officers' salary expenses, increased by 4% to $7.5 million for the twelve months ended December 31, 1995, compared to $7.2 million for the year ended December 31, 1994. This increase resulted from higher general and administrative expenses partially offset by lower officers' salary expense.

         SFX Entertainment's operating loss was $362,000 for the year ended December 31, 1995, compared to an operating income of $1.4 million for the year ended December 31, 1994, due to the results discussed above.

         Interest income, net of interest expense, was $34,000 in the year ended December 31, 1995, compared to net interest expense of $6,000 for the year ended December 31, 1994.

         Equity income in unconsolidated subsidiaries increased to $488,000 from negative $9,000, primarily as a result of improved operating results of Broadway Concerts, Inc., which subleases a venue in New York City.

         SFX Entertainment's state and local income tax expense increased to $13,000 for the year ended December 31, 1995, compared to $5,000 for the year ended December 31, 1994.

         SFX Entertainment's net income decreased to $147,000 for the year ended December 31, 1995, compared to net income of $1.4 million for the year ended December 31, 1994, due to the factors discussed above.

         EBITDA decreased by 82% to $388,000 for the year ended December 31, 1995, compared to $2.2 million for the year ended December 31, 1994, primarily as a result of decreased concert activity in 1995.

LIQUIDITY AND CAPITAL RESOURCES

         Following consummation of the Pending Acquisitions, SFX
Entertainment's principal need for funds will be to fund interest and debt service payments, future acquisitions, related working capital needs and, to a lesser extent, capital expenditures. SFX Entertainment anticipates that its principal source of funds will be the Financing and cash flows from operations.

         Historical Cash Flows

         Net cash provided by operations was $789,000 for the nine months ended September 30, 1997.

         Net cash used in investing activities for the nine months ended September 30, 1997 was $72.0 million. Cash used in investing activities in 1997 related primarily to the Recent Acquisitions.

         Net cash provided by financing activities for the nine months ended September 30, 1997 was $78.3 million. For the nine months ended September 30, 1997, cash provided by financing activities related primarily to the funding of the Recent Acquisitions by SFX.


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         Recent Acquisitions

         In 1997, SFX consummated the acquisitions of Delsener/Slater ($23.6 million in cash plus $4.0 million of deferred payments), the Meadows Music Theater lease ($0.9 million in cash plus shares of SFX's Class A common stock with a value at that time of approximately $7.5 million and the assumption of approximately $15.4 million of debt) and Sunshine Promotions ($53.9 million in cash plus $2.0 million in deferred payments, shares of SFX's Class A common stock with a value of approximately $4.0 million and the assumption of $1.6 million of debt). The present value of the future payments that SFX Entertainment is required to pay in connection wit the Recent Acquisitions is approximately $3.5 million.

         Pending Acquisitions

          The aggregate purchase price of the Pending Acquisitions is expected to be approximately $484.3 million, consisting of approximately $352.8 million in cash, $75.3 million in assumed liabilities and the issuance of approximately 4.2 million shares of SFX Entertainment Common Stock with an attributed negotiated value of $56.2 million. In addition, SFX Entertainment expects to incur approximately $6.0 million in fees and expenses related to the Pending Acquisitions. SFX Entertainment has placed deposits in connection with the Pending Acquisitions aggregating $2.0 million, which will be applied against the purchase price at closing. Each of the agreements relating to the Pending Acquisitions provides that, if the Spin-Off is not completed on or before July 1, 1998, then the sellers may require SFX Entertainment to repurchase the shares at a price of $13.33 per share. In that event, the cash needed to fund the Pending Acquisitions would increase by $56.2 million and SFX Entertainment's stockholders' equity would decrease, and debt would increase, by a corresponding amount. Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments and future contingent payments. See "--Pending Acquisitions." The price ascribed to the SFX Entertainment Class A Common Stock in the acquisition agreements is based on certain financial projections developed jointly by SFX Entertainment and the sellers. There is presently no trading market for the SFX Entertainment Class A Common Stock. There can be no assurance that the assumptions underlying the valuation will, in fact, be correct or that the valuation will approximate the actual trading price of the SFX Entertainment Class A Common Stock.

         SFX Entertainment has also granted the current owners of PACE the right to require SFX Entertainment to repurchase up to one-third of the shares of stock to be issued to them in the PACE Acquisition during a specified period beginning five years after the closing date at a price of $33.00 per share for an estimated maximum obligation of $16.5 million. In addition, SFX Entertainment may be required to issue up to an additional $14.0 million of shares of SFX Entertainment Class A Common Stock or, at SFX Entertainment's option in certain circumstances, cash, if Network attains certain EBITDA targets (as defined in the Network Agreement) for the year ended December 31, 1998. Further, SFX Entertainment may be required to pay additional cash consideration to complete certain of the Pending Acquisitions, if the transactions do not close by certain dates specified in the agreements. See "Agreements Related to the Pending Acquisitions."

         The PACE Agreement requires SFX Entertainment to make available to PACE, at any time up to the consummation of the PACE Acquisition, up to $25.0 million to be used by PACE to fund certain acquisitions. SFX Entertainment does not currently anticipate that it will be required to extend this credit to PACE; however, if SFX Entertainment is required to make the loan, there can be no assurance that SFX Entertainment will have sufficient cash or other sources of liquidity to provide the required funds. See "Agreements Related to the Pending Acquisitions--PACE Acquisition--PACE Acquisition Facility."

         The timing and completion of the Pending Acquisitions is subject to a number of closing conditions, certain of which are beyond SFX Entertainment's control. No assurance can be given that SFX Entertainment will be able to complete any of the Pending Acquisitions by the closing dates specified in the acquisition agreements, that the Spin-off will be completed on or before July 1, 1998 or at all, or that SFX Entertainment will have sufficient cash or other


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available sources of capital to make any or all of the future or contingent payments described above. See "Agreements Related to the Pending Acquisitions."

         Spin-Off

         SFX Entertainment expects to incur approximately $17.2 million in fees and expenses in connection with the Spin-Off. In addition, pursuant to the SFX Merger Agreement, SFX Entertainment has agreed to assume SFX's obligations under the employment agreements of certain employees and senior management, including the obligation to make change of control payments to Messrs. Sillerman, Ferrel and Benson aggregating approximately $3.3 million, $1.5 million and $0.2 million, respectively. The assumed obligations will also include the duty to indemnify Messrs. Sillerman and Ferrel for one-half of any excise taxes that may be assessed against them in connection with the change of control payments. It is also anticipated that Mr. Sillerman's employment agreement with SFX Entertainment will provide for certain indemnities relating to the SFX Merger. See "Certain Relationships and Related Transactions--Assumption of Employment Agreements; Certain Change of Control Payments" and "--Indemnification of Mr. Sillerman." In addition, pursuant to the Distribution Agreement, SFX Entertainment will be required to indemnify SFX and each of its directors, officers and employees for any losses relating to SFX Entertainment's assets and liabilities. Pursuant to the Tax Sharing Agreement, SFX Entertainment may be responsible for any taxes of SFX resulting from the Spin-Off, under certain circumstances. See "Agreements Between SFX Entertainment and SFX." Pursuant to the Distribution Agreement, these payments will reduce the amount of Working Capital which may be transferred from SFX to SFX Entertainment or increase the amount of Working Capital payable by SFX Entertainment to SFX.

         Financing

         SFX Entertainment expects to incur approximately $15.8 million in fees and expenses related to the Financing.

         Capital Expenditures

         Capital expenditures totaled $2.4 million in the nine months ended September 30, 1997. Capital expenditures in 1997 included cash paid for building improvements, computer equipment, leasehold improvements and general operating equipment. SFX Entertainment expects that capital expenditures in the fourth quarter of 1998 and in 1998 will be substantially higher than current levels, due to the planned capital expenditures of approximately $17.0 million for 1998 at existing venues (including $14.0 million initially planned for the expansion and renovation of the Jones Beach Amphitheater and $3.0 million planned for the expansion and renovation of the PNC Bank Arts Center) and capital expenditures requirements of the Acquisition Businesses, including $10.0 million for the construction of a new amphitheater serving the Seattle, Washington market. SFX Entertainment expects all other capital expenditures to total less than $12.0 million in 1998.

         Future Charges to Earnings

         In connection with certain executive officers entering into employment agreements with SFX Entertainment, the Board, on the recommendation of its Compensation Committee, agreed to grant the executive officers an aggregate of 650,000 shares of SFX Entertainment Class B Common Stock and 190,000 shares of SFX Entertainment Class A Common Stock. The shares will be issued on or about the Spin-Off Distribution Date. SFX Entertainment will record a non-cash compensation charge at the date of the grant equal to the fair market value of the shares.

         In addition, the Board, on the recommendation of its Compensation Committee, also has approved the issuance of stock options exercisable for an aggregate of 245,000 shares of SFX Entertainment Class A Common Stock. The options will vest over five years and will have an exercise price of $5.50 per share. SFX Entertainment will record non-cash compensation charges over the five-year exercise period to the extent that the fair value of the underlying SFX Entertainment Class A Common Stock exceeds the exercise price.



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         Further, the consummation of the Pending Acquisitions will result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill.

         Year 2000 Issues

         SFX Entertainment has addressed the risks associated with the Year 2000 issue with respect to its accounting and financial reporting systems and is in the process of installing new accounting and reporting systems. These systems are expected to provide better reporting, to allow for more detailed analysis, to handle both the recent and Pending Acquisitions and to be Year 2000 compliant. SFX Entertainment anticipates that the cost of implementing these systems will be approximately $1.4 million. SFX Entertainment is in the process of examining the Year 2000 issue with respect to its vendors and does not anticipate that it will be subject to a material impact in this area.

         Sources of Liquidity

         As of September 30, 1997, SFX Entertainment's cash and cash equivalents totaled $7.1 million. As a subsidiary of SFX, SFX Entertainment has incurred and, as a stand-alone entity, will continue to incur substantial amounts of indebtedness. As of September 30, 1997, SFX Entertainment's consolidated indebtedness would have been approximately $497.3 million on a pro forma basis giving effect to the Spin-Off and the Pending Acquisitions (assuming that all of these transactions occur on the terms currently contemplated). The total amount of SFX Entertainment's indebtedness could increase substantially if those transactions do not occur on the terms currently contemplated as described above. In addition, SFX Entertainment may incur indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes.

         SFX Entertainment will incur substantial indebtedness in order to consummate the Pending Acquisitions, which it anticipates obtaining through the Financing, consisting of the private placement of approximately $275.0 million in debt securities and borrowings of $205.9 million under a credit facility expected to consist of a $250.0 million seven year reducing revolving facility (the "Proposed Revolver") and a $100.0 million eight year term loan (the "Proposed Term Loan"). Pursuant to the expected terms of the proposed credit facility, the maximum amount of funding available under the facility on a pro forma basis for the 12 months ended September 30, 1997 would have been approximately $250.4 million. This amount, together with the proceeds of the debt private placement, would be sufficient to close the Pending Acquisitions and for the other uses of funds described herein. However, there can be no assurance that SFX Entertainment will be able to enter into the Financing or that it will have sufficient borrowing availability under the proposed credit facility for the uses of funds described herein. If SFX Entertainment does not enter into the proposed credit facility, there can be no assurance that it will otherwise be able to obtain the necessary financing on terms comparable to the expected terms of the credit facility or on terms otherwise acceptable to SFX Entertainment. The failure to obtain sufficient financing will result in breaches under certain of SFX Entertainment's existing agreements, including the agreements relating to the Pending Acquisitions. See "Risk Factors--Risks Related to the Pending Acquisitions." In addition, SFX Entertainment's ability to borrow under the proposed credit facility or to obtain other financing may be restricted by the terms of the proposed indenture governing its privately-placed debt securities.

         As required by the Distribution Agreement, by the time of the Spin-Off, SFX will contribute to SFX Entertainment all of its concert and other live entertainment assets. At that time, SFX Entertainment will assume all of SFX's liabilities pertaining to the live entertainment businesses, along with certain other liabilities. Immediately after the Spin-Off, SFX will pay to SFX Entertainment an allocation of working capital in an amount estimated by SFX's management to be consistent with the proper operation of SFX. At the time of the SFX Merger, SFX will contribute its positive Working Capital (if any) to SFX Entertainment. If Working Capital is negative, then SFX Entertainment must pay the amount of the shortfall to SFX. As of September 30, 1997, SFX Entertainment estimates that Working Capital to be received by SFX Entertainment would have been approximately $2.1 million, and that approximately $135.5 million of additional assets and $34.1 million of liabilities related to the live entertainment businesses would have been contributed to SFX Entertainment. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount as of September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the SFX Merger and the actual cost of consummating the


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SFX Merger and the related transactions. In addition, at the time of the
Spin-Off, SFX Entertainment must repay sums advanced to it by SFX for certain acquisitions or capital expenditures after August 24, 1997 and which have not been repaid. As of January 15, 1998, SFX had advanced approximately $6.5 million to SFX Entertainment for use in connection with certain acquisitions and capital expenditures. SFX Entertainment intends to repay these amounts from the proceeds of the Financing. SFX may advance additional amounts to SFX Entertainment for these purposes before the consummation of the Spin-Off. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement."

         SFX Entertainment expects that the Proposed Revolver and Proposed Term Loan will contain provisions providing that, at its option and subject to certain conditions, SFX Entertainment may increase the amount of either the Proposed Revolver or Proposed Term Loan by $50 million. The Proposed Revolver and Proposed Term Loan are expected to contain usual and customary covenants, including limitations on (a) line of business, (b) additional indebtedness,
(c) liens, (d) acquisitions, (e) asset sales, (f) dividends, repurchases of stock and other cash distributions, (g) total leverage, (h) senior leverage and (i) ratios of operating cash flow (as defined) to pro forma interest expense, debt service and fixed charges. SFX Entertainment's obligations under the Proposed Revolver and Proposed Term Loan would be secured by substantially all of its assets, including property, stock of subsidiaries and accounts receivable and guaranteed by SFX Entertainment's subsidiaries.

         The degree to which SFX Entertainment is leveraged following the Financing will have material consequences to SFX Entertainment. SFX Entertainment's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes will be subject to the covenants contained in the instruments governing its indebtedness. A substantial portion of SFX Entertainment's cash flow from operations will be required to be used to pay principal and interest on its debt and will not be available for other purposes. The agreements governing SFX Entertainment's long-term debt will likely contain restrictive financial and operating covenants, and the failure by SFX Entertainment to comply with those covenants would result in an event of default under the applicable instruments, which in turn would permit acceleration of the debt under the instruments (and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions). SFX Entertainment will be more vulnerable to economic downturns and could also be limited in its ability to withstand competitive pressures and in its flexibility in reacting to changes in its industry and general economic conditions. These consequences are not exhaustive; SFX Entertainment's indebtedness could also have other adverse consequences. See "Risk Factors--Substantial Leverage."

         SFX Entertainment's ability to make scheduled payments of principal of, to pay interest on or to refinance its debt depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the businesses to be acquired and the integration of these businesses into SFX Entertainment's operations. There can be no assurance that SFX Entertainment will be able to make planned borrowings (including the Financing), that SFX Entertainment's business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount to enable SFX Entertainment to service its debt and to make necessary capital or other expenditures. SFX Entertainment may be required to refinance a portion of the principal amount of its indebtedness prior to their respective maturities. There can be no assurance that SFX Entertainment will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any refinancing. See "Risk Factors."

         SFX Entertainment intends to pursue additional expansion opportunities and expects to continue to identify and negotiate with respect to substantial acquisitions in the concert promotion and venue operation business, certain of which may be consummated prior to the Spin-Off. However, it may be unable to identify and acquire additional suitable businesses or obtain the financing necessary to acquire the businesses. SFX Entertainment, in connection with future acquisitions, may seek additional debt and equity financing, the terms of which could affect the results of operations of SFX Entertainment. Any debt financing would require payments of principal and interest and would adversely impact SFX Entertainment's cash flows, and any equity financing could be dilutive to the ownership interests of SFX Entertainment's then-existing stockholders. There can be no assurance that SFX Entertainment will be able to obtain financing on terms acceptable to SFX Entertainment, or at all. Furthermore, any additional acquisitions may result in charges to operations relating to interest expense or the recognition and amortization of goodwill, which would increase SFX Entertainment's losses or reduce or eliminate its earnings, if any.

         Based on the current earnings of SFX Entertainment and the Acquisition Businesses and anticipated cost savings and revenue growth, management believes that, after consummating the Pending Acquisitions, cash flow from operations and available cash (together with available borrowings under the proposed credit facility) will be adequate to meet SFX Entertainment's future liquidity needs until at least December 31, 1999.

         Seasonality

         SFX Entertainment's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for the Recent Acquisitions, SFX Entertainment generated approximately 70% of its revenues in the second and third quarters for the 12 months ending September 30, 1997. SFX Entertainment's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX Entertainment promotes largely occur in the second and third quarters. To the extent that SFX Entertainment's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX Entertainment's business causes (and will probably continue to cause) a significant variation in SFX Entertainment's quarterly operating results. These variations in demand could have a material adverse effect on the timing of SFX Entertainment's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, SFX Entertainment believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Pending Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Pursuant to SFX Entertainment's Certificate of Incorporation and By-Laws, the business of SFX Entertainment will be managed by the Board. The Board will conduct its business through meetings of the board and its committees.
The standing committees of the Board are described below.

         The By-laws of SFX Entertainment authorize the Board to fix the number of directors from time to time. The initial number of directors of SFX Entertainment is nine. All directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers of SFX Entertainment are to be elected annually by the Board and serve at the Board's discretion. In the election of directors, the holders of SFX Entertainment Class A Common Stock will be entitled by class vote, exclusive of all other stockholders, to elect two-sevenths (rounded up) of the directors to serve on the Board, with each share of SFX Entertainment Class A Common Stock entitled to one vote.

         Initially, the Board will consist of the individuals who are currently serving as directors of SFX. In addition, it is anticipated that, after the consummation of the PACE Acquisition, Brian Becker, the Chief Executive Officer and President of PACE, will be appointed as a Director, as an Executive Vice President and, together with Messrs. Sillerman and Ferrel, as a Member of the Office of the Chairman. All of the individuals who currently serve as directors of SFX will cease to be directors of SFX at the time of the consummation of the SFX Merger. If the SFX Merger Agreement is terminated, Messrs. Dugan, Kramer and O'Grady have indicated that they will promptly resign from their positions as directors of SFX Entertainment, and the Board will appoint three new independent directors, to serve until the next annual meeting of the stockholders of SFX Entertainment. The directors of SFX Entertainment will hold office until the next annual meeting of stockholders of SFX Entertainment or until their successors are duly elected and qualified.

         All of the executive officers of SFX Entertainment (the "Executive Officers") consist initially of individuals currently responsible for the management of SFX. It is anticipated that, prior to the Spin-Off, the Executive Officers will enter into five year employment agreements with SFX Entertainment that will be similar to their existing employment agreements with SFX (except that Mr. Armstrong's employment agreement is expected to provide that he will serve as an executive vice president of SFX Entertainment but not as the chief operating officer). See "--Employment Agreements and Arrangements with Certain Officers and Directors." These employment agreements will become effective immediately at the time of consummation of the SFX Merger. During the period following the Spin-Off and prior to the consummation of the SFX Merger, the Executive Officers will continue to devote as much time as they deem necessary to conduct the operations of SFX Entertainment consistent with their obligations to SFX. If the Merger Agreement is terminated for any reason, the Executive Officers will continue to perform services to both SFX and SFX Entertainment until SFX is able to hire suitable replacements for the Executive Officers. If the Merger Agreement is terminated, SFX intends to seek another buyer for the radio broadcasting business.

         SFX and Messrs. Sillerman and Ferrel have reached agreements in principle that Messrs. Sillerman and Ferrel will serve as officers and directors of SFX Entertainment; however, if Proposal 3 in the Proxy Statement is not approved, there can be no assurance that they will serve in any such capacity, in which event SFX intends to pursue alternative means of disposing of SFX Entertainment. See "Risk Factors--Dependence on Key Personnel."

         It is expected that, after the consummation of the Pending Acquisitions, current senior management of the Acquisition Businesses will remain largely intact in order to preserve essential local relationships, reputations, names and expertise, with senior management overseeing and coordinating operations of SFX Entertainment as a whole. See "Agreements Related to the Pending Acquisitions." The following table sets forth information as to the Directors and the Executive Officers of SFX
Entertainment:

                                                                                              DIRECTOR      AGE AS OF
                                    POSITION(S) HELD WITH        POSITION(S) HELD WITH         OF SFX       DECEMBER
             NAME                     SFX ENTERTAINMENT                   SFX                  SINCE        31, 1997
------------------------------   --------------------------   --------------------------      --------     -----------
Robert F.X. Sillerman            Director, Executive          Director and Executive            1992           49
                                 Chairman and Member          Chairman
                                 of the Office of the
                                 Chairman

Michael G. Ferrel                Director, President,         Director, President and           1996           48
                                 Chief Executive Officer      Chief Executive Officer
                                 and Member of the
                                 Office of the Chairman

D. Geoffrey Armstrong            Director and Executive       Director, Chief Operating         1993           40
                                 Vice President               Officer and Executive
                                                              Vice President

Howard J. Tytel                  Director, General            Director, General                 1993           50
                                 Counsel, Secretary and       Counsel, Secretary and
                                 Executive Vice               Executive Vice President
                                 President

Thomas P. Benson                 Director, Vice President     Director and Chief                1996           35
                                 and Chief Financial          Financial Officer
                                 Officer

Richard A. Liese                 Director, Vice President     Director, Vice President          1995           45
                                 and Assistant General        and Assistant General
                                 Counsel                      Counsel

James F. O'Grady, Jr.            Director                     Director                          1993           69

Paul Kramer                      Director                     Director                          1993           65

Edward F. Dugan                  Director                     Director                          1996           63

*Brian Becker                    Director, Executive Vice     None                              --             41
                                 President and Member
                                 of the Office of the
                                 Chairman

-----------------
*        Anticipated to be appointed after the consummation of the PACE
         Acquisition.

         ROBERT F.X. SILLERMAN has served as the Executive Chairman of SFX since July 1, 1995, and from 1992 through June 30, 1995, he served as Chairman of the Board of Directors and Chief Executive Officer of SFX. Mr. Sillerman is Chairman of the Board of Directors and Chief Executive Officer of SCMC, a private investment company in which he and Mr. Tytel have economic interests that makes investments in and provides financial consulting services to companies engaged in the media business, and of TSC, a private company that makes investments in and provides financial advisory services to media-related companies. Through privately held entities, Mr. Sillerman controls the general partner of Sillerman Communications Partners, L.P., an investment partnership. Mr. Sillerman is also the Chairman of the Board and a founding stockholder of Marquee, a publicly-traded company organized in 1995, which is engaged in various aspects of the sports, news and other entertainment industries. Mr. Sillerman is also a founder and a significant stockholder of Triathlon, a publicly-traded company that owns and operates radio stations in medium and small-sized markets in midwestern and western United States. For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities operating in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

         MICHAEL G. FERREL has been the President, Chief Executive Officer and a Director of SFX since November 22, 1996. Mr. Ferrel served as President and Chief Operating Officer of MMR, a wholly-owned subsidiary of SFX, and a member of MMR's board of directors since MMR's inception in August 1992 and as Co-Chief Executive Officer of MMR from January 1994 to January 1996, when he became the Chief Executive Officer. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg SFX, Inc. the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993.

         D. GEOFFREY ARMSTRONG has been the Chief Operating Officer and an Executive Vice President of SFX since November 22, 1996 and has served as a Director of SFX since 1993. Mr. Armstrong became the Chief Operating Officer of SFX in June 1996 and the Chief Financial Officer, Executive Vice President and Treasurer of SFX in April 1995. Mr. Armstrong was Vice President, Chief Financial Officer and Treasurer of SFX from 1992 until March 1995. He had been Executive Vice President and Chief Financial Officer of Capstar, a predecessor of SFX, since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation.

         HOWARD J. TYTEL has been a Director, General Counsel, Executive Vice President and Secretary of SFX since 1992. Mr. Tytel is Executive Vice President, General Counsel and a Director of SCMC and TSC and holds an economic interest in those companies. Mr. Tytel is a Director and a founder of Marquee and a founder of Triathlon. Mr. Tytel was a Director of Country Music Television from 1988 to 1991. From March 1995 until March 1997, Mr. Tytel was a Director of Interactive Flight Technologies, Inc., a publicly-traded company providing computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. Since 1993, Mr. Tytel has been Of Counsel to the law firm of Baker & McKenzie, which currently represents SFX, and other entities with which Messrs. Sillerman and Tytel are affiliated, on various matters.

         THOMAS P. BENSON has been the Chief Financial Officer and a Director of SFX since November 22, 1996. Mr. Benson became the Vice President of Financial Affairs of SFX in June 1996. He was the Vice President--External and International Reporting for American Express Travel Related Services Company from September 1995 to June 1996. From 1984 through September 1995, Mr. Benson worked at Ernst & Young LLP as a staff accountant, senior accountant, manager and senior manager.

         RICHARD A. LIESE has been a Director, Vice President and Assistant General Counsel of SFX since 1995. Mr. Liese has also been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.

         JAMES F. O'GRADY, JR. has been President of O'Grady and Associates, a media brokerage and consulting company, since 1979. Mr. O'Grady has been a Director of Orange and Rockland Utilities, Inc. and of Video for Broadcast, Inc. since 1980 and 1991, respectively. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that provides marketing and public relations services for a variety of clients, since 1985, and has been Of Counsel to Cahill and Cahill, Brooklyn, New York, since 1986. He also served on the Board of Trustees of St. John's

University from 1984 to 1996, and has served as a Director of Orange and Rockland Utilities, Inc. since 1980 and of The Insurance Broadcast System, Inc. since 1994.

         PAUL KRAMER has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since 1994. From 1992 to 1994, Mr. Kramer was an independent financial consultant. Mr. Kramer was a partner in the New York office of Ernst & Young LLP from 1968 to 1992, and from 1987 to 1992 was Ernst & Young's designated Broadcasting Industry Specialist.

         EDWARD F. DUGAN is President of Dugan Associates Inc., a financial advisory firm to media and entertainment companies, which he founded in 1991. Mr. Dugan was an investment banker with Paine Webber Inc., as a Managing Director, from 1978 to 1990, with Warburg Paribas Becker Inc., as President, from 1975 to 1978 and with Smith Barney Harris Upham & Co., as a Managing Director, from 1961 to 1975.

         BRIAN E. BECKER has served as Chief Executive Officer of PACE since 1994 and was appointed as President of PACE in 1996. He first joined PACE as the Vice President and General Manager of PACE's theatrical division at the time of that division's formation in 1982, and subsequently directed PACE's amphitheater development efforts. He served as Vice Chairman of PACE from 1992 until he was named its Chief Executive Officer in 1994.

         Audit Committee

         The Audit Committee will review (and report to the Board prior to the Spin-Off) on various auditing and accounting matters, including the selection, quality and performance of SFX Entertainment's internal and external accountants and auditors, the adequacy of its financial controls, and the reliability of financial information reported to the public. The Audit Committee will also review certain related-party transactions and potential conflict-of-interest situations involving officers, directors or stockholders of SFX Entertainment. The members of the Audit Committee are Messrs. Kramer, O'Grady and Dugan.

         Compensation Committee

         The Compensation Committee will review and make recommendations with respect to certain of SFX Entertainment's compensation programs and compensation arrangements with respect to certain officers, including Messrs. Sillerman, Ferrel, Armstrong, Tytel, Benson and Liese. The members of the Compensation Committee are Messrs. Kramer, O'Grady and Dugan, none of whom is a current or former employee or officer of SFX or SFX Entertainment.

         Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is comprised of Messrs. Kramer, O'Grady and Dugan. The Board has approved the issuance of shares of SFX Entertainment Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX, whether or not vested. The issuance was approved to allow the holders of these options and SARs to participate in the Spin-Off in a similar manner to holders of SFX's Class A common stock. In connection with this issuance, Messrs. Kramer, O'Grady and Dugan will receive 13,000, 13,000 and 3,000 shares of SFX Entertainment Class A Common Stock, respectively.

         Stock Option Committee

         The Stock Option Committee will grant options, determine which employees and other individuals performing substantial services to SFX Entertainment may be granted options and determine the rights and limitations of options granted under SFX Entertainment's plans. The members of the Stock Option Committee are Messrs. Kramer, O'Grady and Dugan.

         Stock Option Plan

         The Board and SFX, as sole stockholder of SFX Entertainment, have approved and adopted a stock option plan providing for the issuance of options to purchase up to 2,000,000 shares of SFX Entertainment Class A Common Stock. The purpose of the plan is to provide additional incentive to officers and employees of SFX Entertainment. Each option granted under the plan will be designated at the time of grant as either an "incentive stock option" or a "non-qualified stock option." The plan will be administered by the Stock Option Committee.

         Compensation of Directors

         Directors employed by SFX Entertainment will receive no compensation for meetings they attend. Each director not employed by SFX Entertainment will receive a fee of $1,500 for each Board meeting he attends, in addition to reimbursement of travel expenses. Each non-employee director who is a member of a committee will also receive $1,500 for each committee meeting he attends that is not held in conjunction with a Board meeting. If the committee meeting occurs in conjunction with a Board meeting, each committee member will receive an additional $500 for each committee meeting he attends. In addition, SFX Entertainment will pay each director an annual retainer of $30,000, of which one-half will be paid in cash and one-half will be paid in shares of SFX Entertainment Class A Common Stock.

EXECUTIVE COMPENSATION

         SFX Entertainment did not pay any compensation to the current Executive Officers in 1997. SFX Entertainment anticipates that during 1998 its most highly compensated executive officers will be Messrs. Sillerman, Ferrel, Armstrong, Tytel and, after the consummation of the PACE Acquisition, Becker. See "-- Employment Agreements and Arrangements with Certain Officers and Directors."

         It is anticipated that compensation for the Executive Officers and for other executives will consist principally of base salary, an annual incentive bonus opportunity and long-term stock-based incentive awards. All direct and indirect remuneration of all Executive Officers and certain other executives will be approved by the Compensation and Stock Option Committees.

         It is anticipated that the Board will, after the Spin-Off, grant shares of SFX Entertainment Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX, whether or not vested. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

         SFX Entertainment anticipates that it will enter into employment agreements with all of the Executive Officers prior t o the consummation of the Spin-Off, and that the employment agreements (except for Mr. Becker's employment agreement) will become effective immediately after the consummation of the SFX Merger. It is anticipated that the employment agreements will provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $325,000 for Mr. Armstrong, $300,000 for Mr. Tytel and $235,000 for Mr. Benson. Each executive officer is expected to receive a bonus to be determined annually in the discretion of the Board, on the recommendation of the Compensation Committee. Each employment agreement will be for a term of five years, and unless terminated or not renewed by SFX Entertainment or the employee, the term will continue thereafter on a year-to-year basis on the same terms existing at the time of renewal. It is anticipated that each of the agreements will provide for payments and other benefits to be mutually agreed upon, if the employee's employment terminates following a change of control.

         In connection with entering into the employment agreements, the Board (on the review and recommendation of the Compensation Committee) approved the following restricted stock awards: 500,000 shares of SFX Entertainment Class B Common Stock to Mr. Sillerman, 150,000 shares of SFX Entertainment Class B Common Stock to Mr. Ferrel, 100,000 shares of SFX Entertainment Class A Common Stock to Mr. Armstrong, 80,000 shares of SFX Entertainment Class A Common Stock to Mr. Tytel and 10,000 shares of SFX Entertainment Class A Common Stock to Mr. Benson. For a period of three years from issuance, the restricted stock may not be transferred and will be subject to forfeiture if an unwaived event of default is called on certain indebtedness, including the debt to be incurred in the Financing. In addition, in connection with entering into the employment agreements, the Board (on the review and recommendation of the Compensation Committee) also approved the issuance, effective upon consummation of the Spin-Off, of the following stock options exercisable for shares of SFX Entertainment Class A Common Stock: options to purchase 120,000 shares to Mr. Sillerman, options to purchase 50,000 shares to Mr. Ferrel, options to purchase 40,000 shares to Mr. Armstrong, options to purchase 25,000 shares to Mr. Tytel and options to purchase 10,000 shares to Mr. Benson. The options will vest over five years and will have an exercise price of $5.50 per share.

         SFX Entertainment has entered into an employment agreement with Mr. Becker (which will be effective at the time of consummation of the PACE Acquisition), who will serve as a Director, Member of the Office of the Chairman and Executive Vice President. Mr. Becker's employment agreement provides for (a) an annual salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years, (b) an annual bonus in the discretion of the Board and (c) the other terms described in "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment Agreement." In addition, SFX Entertainment expects to enter into additional employment agreements with certain of the existing officers of the Acquisition Businesses after the consummation of the acquisitions. See "Agreements Related to the Pending Acquisitions."

         Until the closing date of the SFX Merger, the Executive Officers (other than Mr. Becker) will continue to be employed by SFX (at SFX's expense), but will devote as much time as they deem reasonably necessary, consistent with their obligations to SFX, in support of SFX Entertainment on a basis consistent with the time and scope of services that they devoted to the live entertainment business prior to the Spin-Off. Effective immediately prior to the consummation of the SFX Merger, SFX Entertainment will assume all obligations arising under any employment agreement or arrangement (written or oral) between SFX or any of its subsidiaries and the Executive Officers, other than the rights, if any, of the Executive Officers to receive options at the time of their termination following a change of control of SFX (as defined in their respective employment agreements) and all existing rights to indemnification. SFX Entertainment will assume the obligation to make change of control payments under Messrs. Sillerman's, Ferrel's and Benson's existing employment agreements with SFX of approximately $3.3 million, $1.5 million and $0.2 million, respectively. SFX Entertainment will also indemnify SFX and its subsidiaries from all obligations arising under the assumed employment agreements or arrangements (except in respect of the termination options and all existing rights to indemnification).

         SFX Entertainment and SFX have also entered into certain agreements and arrangements with their officers and directors from time to time in the past. See "Certain Relationships and Related Transactions."

                  PRINCIPAL STOCKHOLDERS OF SFX ENTERTAINMENT

         All of the outstanding SFX Entertainment Common Stock is currently held by SFX. To the best of SFX Entertainment's knowledge, the following table sets forth projected information regarding the beneficial ownership of shares of SFX Entertainment Common Stock after the Spin-Off, and after the Spin-Off, the Pending Acquisitions and stock grants, with respect to (a) each director of SFX Entertainment, (b) certain executive officers of SFX Entertainment, (c) the directors and executive officers of SFX Entertainment as a group and (d) each person known by SFX Entertainment to own beneficially more than five percent of the outstanding shares of any class of SFX's common stock. The ownership information presented below with respect to all persons and organizations is based on record ownership of SFX's common stock and certain options and warrants to purchase SFX's common stock as of [January 13, 1998] and assumes no change in record ownership of SFX's common stock and the options and warrants.

                                                                             After the Spin-Off, Pending Acquisitions and
                                          After the Spin-Off                              Stock Grants 1,2
                              ---------------------------------------------------------------------------------
                                      Class A            Class B                               Class A
                                    Common Stock      Common Stock3                         Common Stock
                              -------------------------------------                      ----------------------
                                                                              Percent
                                                                              of Total
     Name and Address of            Number of    Percent    Number   Percent   Voting     Number of   Percent
      Beneficial Owner4              Shares     of Class  of Shares  of Class  Power        Shares    of Class
--------------------------------- ------------ ---------- ---------  -------- --------- ------------  ---------
Directors and Executive Officers:
   Robert F.X. Sillerman.....      1,287,4375       9.2  1,024,168     97.8%    47.1%    1,332,630 5,6    6.9%
   Michael G. Ferrel.........          12,132        *      22,869      2.2%     1.0%      179,504 8      *
   D. Geoffrey Armstrong.....           9,496        *          --      --       *         294,496 10     1.6%
   Howard J. Tytel11.........          24,284        *          --      --       *         137,891 11,12  *
   Thomas P. Benson..........              --       --          --      --       *          19,000 13     *
   Richard A. Liese..........              --       --          --      --       *           9,500 14     *
   James F. O'Grady, Jr......           1,772        *          --      --       *          14,772 15     *
   Paul Kramer...............           2,922        *          --      --       *          15,922 16     *
   Edward F. Dugan...........           2,922        *          --      --       *           5,922 17     *
   Brian Becker..............              --       --          --      --       *              --        *
All directors and executive
    officers as a group (9
    persons; 10 persons after
    the PACE Acquisition)....       1,340,965       9.9% 1,047,037    100.0%    48.3%    2,009,637        10.7%

5% Stockholders:

   Nomura Holdings America In       1,320,729 18    9.8%        --     --        5.5%    1,320,729 18      7.0%
   2 World Financial Center,
   Building B
   New York, NY 10281

   The Goldman Sachs Group, L.P       689,574 19    5.1%        --     --        2.8%      689,574 19      3.6%
   85 Broad Street
   New York, NY 10004

   College Retirement Equities        460,500 20    3.4%        --     --        1.9%      460,500 20      2.5%
   Fund
   730 Third Avenue
   New York, NY 10017


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)





                                       -------------------------------
                                              Class B
                                           Common Stock3
                                       ---------------------
                                                              Percent
                                                              of Total
     Name and Address of                Number of    Percent   Voting
      Beneficial Owner4                   Shares     of Class  Power
---------------------------------       ----------- ---------- -------
Directors and Executive Officers:
   Robert F.X. Sillerman.....           1,524,168 7    89.9%   45.7%
   Michael G. Ferrel.........             172,869 9    10.1%    5.3%
   D. Geoffrey Armstrong.....                  --      --       *
   Howard J. Tytel11.........                  --      --       *
   Thomas P. Benson..........                  --      --       *
   Richard A. Liese..........                  --      --       *
   James F. O'Grady, Jr......                  --      --       *
   Paul Kramer...............                  --      --       *
   Edward F. Dugan...........                  --      --       *
   Brian Becker..............                  --      --       *
All directors and executive
    officers as a group (9
    persons; 10 persons after
    the PACE Acquisition)....           1,697,037     100.0%   52.3%

5% Stockholders:

   Nomura Holdings America In                  --      --       3.6%
   2 World Financial Center,
   Building B
   New York, NY 10281

   The Goldman Sachs Group, L.P                --      --       1.9%
   85 Broad Street
   New York, NY 10004

   College Retirement Equities                 --      --       1.3%
   Fund
   730 Third Avenue
   New York, NY 10017

------------------------
*        Less than 1%
1 Assumes that (a) all of the outstanding Class B Warrants and Unit Purchase Options of SFX are exercised prior to the Spin-Off Record Date and (b) SFX exercises a contractual right to purchase 250,838 shares of SFX's

         Class A common stock prior to the Spin-Off Record Date. Does not include 2,000,000 shares reserved for issuance pursuant to SFX Entertainment's stock option plan.
2 Assumes that (a) an aggregate of 4,216,680 shares of SFX Entertainment Class A Common Stock are issued pursuant to the Pending Acquisitions,
         (b) an aggregate of 793,633 shares of SFX Entertainment Class A Common Stock are issued to the holders of stock options and SARs issued by SFX and (c) an aggregate of 290,000 shares of SFX Entertainment Class A Common Stock and 650,000 shares of SFX Entertainment Class B Common Stock are issued pursuant to certain anticipated employment agreements. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."
3 Assumes that the proposal to allow holders of SFX's Class B Common Stock to receive SFX Entertainment Class B Common Stock in the Spin-Off is approved at SFX's stockholders meeting.
4 Unless otherwise set forth above, the address of each stockholder is the address of SFX Entertainment, which is 650 Madison Avenue, 16th Floor, New York, New York 10022. Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, (a) "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security, and (b) a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of [January 13, 1998]. Unless noted otherwise, (a) information as to beneficial ownership is based on statements furnished to SFX or SFX Entertainment by the beneficial owners, and (b) stockholders possess sole voting and dispositive power with respect to shares listed on this table. As of [January 13, 1998], there were issued and outstanding [9,492,033] shares of SFX's Class A common stock and 1,047,037 shares of SFX's Class B common stock.
5 Includes 600,000 shares of SFX Entertainment Class A Common Stock to be issued to SCMC in the Spin-Off pursuant to certain warrants held by SCMC and an option, exercisable upon consummation of the Spin-Off, to acquire an aggregate of 537,185 shares of SFX Entertainment Class
         A Common Stock from [Bear Stearns].
6 Assumes that SFX Entertainment issues 45,193 shares of SFX Entertainment Class A Common Stock to Mr. Sillerman (or entities controlled by Mr. Sillerman) as a result of his ownership of options of SFX. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Includes 8,949 shares of SFX Entertainment Class A Common Stock expected to be issued to TSC in the Spin-Off. If the 1,524,168 shares of SFX Entertainment Class B Common Stock to be held by Mr. Sillerman were included in calculating his ownership of SFX Entertainment Class A Common Stock, then Mr. Sillerman would beneficially own 2,856,705 shares of SFX Entertainment Class A Common Stock, representing approximately 14% of the class. Does not include options to purchase an aggregate of 120,000 shares of SFX Entertainment Class A Common Stock that are expected to be issued to Mr. Sillerman pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."
7 Includes 500,000 shares of SFX Entertainment Class B Common Stock that are expected to be issued to Mr. Sillerman pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."
8 Assumes that SFX Entertainment issues 167,372 shares of SFX Entertainment Class A Common Stock to Mr. Ferrel as a result of his ownership of options of SFX. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." If the 22,869 shares of Class B Common Stock held by Mr. Ferrel were included in calculating his ownership of SFX Entertainment Class A Common Stock, then Mr. Ferrel would beneficially own 352,371 shares of SFX Entertainment Class A Common Stock, representing approximately 1.9% of the class. Does not include options to purchase an aggregate of 50,000 shares of SFX Entertainment Class A Common Stock that are expected to be issued to Mr. Ferrel pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."
9 Includes 150,000 shares of SFX Entertainment Class B Common Stock that are expected to be issued to Mr. Ferrel pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

10 Assumes that SFX Entertainment issues an aggregate of 285,000 shares of SFX Entertainment Class A Common Stock to Mr. Armstrong pursuant to his anticipated employment agreement and as a result of his ownership of options of SFX. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."
11 In addition to the shares that Mr. Tytel beneficially owns, he has economic interests in a limited number of shares beneficially owned by Mr. Sillerman. These interests do not impair Mr. Sillerman's ability to vote and dispose of those shares. See "Certain Relationships and Related Transactions--Arrangement between Robert F.X. Sillerman and Howard J. Tytel."
12 Assumes that SFX Entertainment issues an aggregate of 113,614 shares of SFX Entertainment Class A Common Stock to Mr. Tytel pursuant to his anticipated employment agreement and as a result of his ownership of options of SFX. Mr. Tytel has an economic interest in SCMC and TSC, which together will beneficially own an aggregate of 608,949 shares of SFX Entertainment Class A Common Stock, although he does not have voting or dispositive power with respect to the shares beneficially held by SCMC and TSC. See "Certain Relationships and Related Transactions--Arrangement between Robert F.X. Sillerman and Howard
         J. Tytel." Does not include options to purchase an aggregate of 25,000 shares of SFX Entertainment Class A Common Stock that are expected to be issued to Mr. Tytel pursuant to his employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."
13 Assumes that SFX Entertainment issues an aggregate of 19,000 shares of SFX Entertainment Class A Common Stock to Mr. Benson pursuant to his anticipated employment agreement and as a result of his ownership of options of SFX. Does not include options to purchase an aggregate of 10,000 shares of SFX Entertainment Class A Common Stock that are expected to be issued to Mr. Benson pursuant to his employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."
14 Assumes that SFX Entertainment issues 9,500 shares of SFX Entertainment Class A Common Stock to Mr. Liese as a result of his ownership of options of SFX. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and
         SARs."
15 Assumes that SFX Entertainment issues 13,000 shares of SFX Entertainment Class A Common Stock to Mr. O'Grady as a result of his ownership of options and/or SARs of SFX. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Includes 922 shares issuable pursuant to SFX's director deferred stock ownership plan.
16 Assumes that SFX Entertainment issues 13,000 shares of SFX Entertainment Class A Common Stock to Mr. Kramer as a result of his ownership of options and/or SARs of SFX. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Includes 922 shares issuable pursuant to SFX's director deferred stock ownership plan.
17 Assumes that SFX Entertainment issues 3,000 shares of SFX Entertainment Class A Common Stock to Mr. Dugan as a result of his ownership of options and/or SARs of SFX. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Includes 922 shares issuable pursuant to SFX's director deferred stock ownership plan.
18 Based on information contained in Amendment No. 2 to Schedule 13D filed with the SEC on November 7, 1997. Of these shares, 1,071,429 shares are held of record by Bedrock Asset Trust I, a Delaware trust established by Nomura Holdings America Inc. The remaining 249,300 shares are held directly by Nomura Holdings America Inc., which is controlled by The Nomura Securities Co., Ltd., a corporation organized under the laws of Japan.
19 Based on information contained in Amendment No. 1 to Schedule 13D filed with the SEC on September 24, 1997. As of September 19, 1997, The Goldman Sachs Group, L.P., a holding partnership, beneficially owned 689,574 shares, of which 649,574 shares were beneficially owned by Goldman, Sachs & Co., including 293,952 shares issuable upon conversion of shares of Series D preferred stock. The Goldman Sachs Group, L.P. is a general partner of (and owns a 99% interest in) Goldman, Sachs & Co., a broker dealer and an investment adviser under the Investment Advisers Act of 1940.

20 Based on information contained in Schedule 13G filed with the SEC on February 10, 1997. College Retirement Equities Fund is an investment company registered under the Investment Company Act of 1940.

[POSSIBLE CHANGES IN CONTROL]

         [Describe Sillerman's pledge, if any, of his shares of SFX
          Entertainment Common Stock.]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH SFX

         SFX Entertainment and SFX have entered into various agreements with respect to the Spin-Off and related matters. For a description of the material terms of these agreements, see "Agreements Between SFX Entertainment and SFX."

SFX ENTERTAINMENT COMMON STOCK TO BE RECEIVED IN THE SPIN-OFF

         In the Spin-Off, the holders of SFX's Class A common stock, Series D preferred stock and Warrants (upon exercise) will receive shares of SFX Entertainment Class A Common Stock, whereas Messrs. Sillerman and Ferrel, as the holders of SFX's Class B common stock (which is entitled to ten votes per share on most matters), will receive shares of SFX Entertainment Class B Common Stock (assuming approval of Proposal 3 in the attached Proxy Statement). The SFX Entertainment Class A Common Stock and Class B Common Stock have similar rights and privileges, except that the SFX Entertainment Class B Common Stock differs as to voting rights generally to the extent that SFX's Class A common stock and Class B common stock presently differ. See "Description of Capital Stock." The issuance of SFX Entertainment Class B Common Stock in the Spin-Off is intended to preserve Messrs. Sillerman's and Ferrel's relative voting power after the Spin-Off. Mr. Sillerman is anticipated to be deemed to beneficially own approximately 45.7% of the combined voting power of SFX Entertainment after the Pending Acquisitions, Spin-Off and stock grants to management. Similarly, Messrs. Sillerman and Ferrel are anticipated to be deemed to beneficially own approximately 51.0% of the combined voting power of SFX Entertainment after the Pending Acquisitions, Spin-Off and stock grants to management. Accordingly, Mr. Sillerman, alone and together with SFX Entertainment's current directors and executive officers, will generally be able to control the outcome of the votes of the stockholders of SFX Entertainment on most matters. SFX Entertainment and Messrs. Sillerman and Ferrel have agreed in principle that Messrs. Sillerman and Ferrel will serve as officers and directors of SFX Entertainment; however, if Proposal 3 in the Proxy Statement is not approved, there can be no assurance that they will serve in that capacity, in which event SFX intends to pursue alternative means of disposing of SFX Entertainment. See "The Spin-Off."

         In addition, in August 1997, the board of directors of SFX approved amendments to the SCMC Warrants (which represent the right to purchase an aggregate of 600,000 shares of SFX's Class A common stock). The SCMC Warrants had previously been issued to SCMC, an entity controlled by Mr. Sillerman. The amendments memorialize the original intent of the directors of SFX that SCMC receive the aggregate number of shares of SFX Entertainment Class A Common Stock that it would have received if it had exercised the SCMC Warrants immediately prior to the Spin-Off Record Date.

ISSUANCE OF STOCK TO HOLDERS OF SFX'S OPTIONS AND SARS

         The Board has approved the grant of shares of SFX Entertainment Class A Common Stock to holders as of the Spin-Off Record Date of the stock options or SARs of SFX, whether or not vested. These grants were approved by the Board to allow holders of these options and SARs to participate in the Spin-Off in a manner similar to holders of SFX's Class A common stock. Additionally, many of the option and SAR holders will become officers, directors or employees of SFX Entertainment. These grants will result in the issuance of an aggregate of up to 793,633 shares of SFX Entertainment Class A Common Stock. Among those receiving shares will be all members of the Board other than Mr.
Becker.

EMPLOYMENT AGREEMENTS

         SFX Entertainment anticipates that it will enter into employment agreements with each member of its senior management before consummating the Spin-Off, and that the employment agreements (except for Mr. Becker's employment agreement) will become effective immediately after the consummation of the SFX Merger. SFX Entertainment anticipates that the employment agreements will provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $325,000 for Mr. Armstrong, $300,000 for Mr. Tytel and $235,000 for Mr. Benson. In addition, the employment agreements are expected to provide for certain stock and option grants. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

DELSENER/SLATER EMPLOYMENT AGREEMENTS

         In connection with the Delsener/Slater Acquisition, SFX entered into employment agreements in January 1997 with Ron Delsener and Mitch Slater (collectively, the "Delsener/Slater Employment Agreements"), pursuant to which each of Messrs. Delsener and Slater serve as co-Presidents and co-Chief Executive Officers of Delsener/Slater. The Delsener/Slater Employment Agreements will continue until December 31, 2001 unless terminated earlier by SFX Entertainment for Cause (as defined in the Delsener/Slater Employment Agreements) or voluntarily by Messrs. Delsener or Slater.

         Rights to Repurchase (Or to Offer to Repurchase) Delsener/Slater

         Pursuant to the Delsener/Slater Employment Agreements, if, before January 2, 2000, SFX's Board of Directors approves a Change of Control (as defined in the Delsener/Slater Employment Agreements to include a transaction in which a third party becomes the beneficial owner of 50% or more of the voting power of SFX), then Messrs. Delsener and Slater will have the right to purchase the outstanding capital stock of Delsener/Slater for Fair Market Value (as defined in the Delsener/Slater Employment Agreements).

         Under the Delsener/Slater Employment Agreements, Messrs. Delsener and Slater each also have a 60-day right to negotiate with SFX to purchase the capital stock or assets of Delsener/Slater if, before January 2, 2000, SFX proposes to (a) commence an initial public offering of Delsener/Slater, (b) sell or transfer capital stock of Delsener/Slater, resulting in SFX no longer controlling Delsener/Slater, or (c) sell or transfer substantially all of the assets of Delsener/Slater.

         Rights to Receive Additional Cash Payments

         In the case of a Return Event (as defined in the Delsener/Slater Employment Agreements), which may be deemed to include the Spin-Off, the SFX Merger and related transactions, Messrs. Delsener and Slater will have the right to receive a portion of the excess of the proceeds of the Return Event, less a fixed amount determined in reference to the original purchase price for Delsener/Slater. Management believes that no payment will accrue to Messrs. Delsener or Slater pursuant to these rights with respect to the Spin-Off, the SFX Merger and related transactions.

         Additionally, the Delsener/Slater Employment Agreements require Messrs. Delsener and Slater to receive annual bonuses determined with reference to Delsener/Slater Profits (as defined in the Delsener/Slater Employment Agreements) for the immediately preceding year. Delsener/Slater Profits for each year are required to be allocated as follows:

   o the first $4.0 million of Delsener/Slater Profits will be retained by SFX;

   o the next $300,000 of Delsener/Slater Profits must be paid to Messrs. Delsener and Slater; and

   o all Delsener/Slater Profits above $4.3 million must be shared 80% by SFX and 20% by Messrs. Delsener and Slater.

Management believes that no bonus was earned in 1997 pursuant to this arrangement. However, any bonuses that may accrue to Messrs. Delsener and Slater in the future will not be available for SFX Entertainment's use to service its debt or for other purposes.

         Possible Amendments to Delsener/Slater Employment Agreements

         Messrs. Delsener and Slater and SFX Entertainment are in the process of negotiating amendments to the Delsener/Slater Employment Agreements to reflect, among other things, the changes to SFX Entertainment's business as a result of the Pending Acquisitions and the Spin-Off. Messrs. Delsener and Slater have agreed in principle to waive any rights to repurchase (or to offer to repurchase) Delsener/Slater, and any rights to receive a portion of the proceeds of a Return Event, that they might otherwise have in connection with the SFX Merger or the Spin-Off. However, there can be no assurance that Messrs. Delsener and Slater will waive these rights on terms acceptable to SFX Entertainment or that, if not so waived, neither Mr. Delsener nor Mr. Slater will exercise these rights. These rights may continue to apply in certain circumstances to transactions after, or unrelated to, the Spin-Off and the SFX Merger. SFX Entertainment also expects, in connection with the foregoing, to negotiate mutually satisfactory amendments to certain of Messrs. Delsener's and Slater's compensation arrangements, including bonus and profit-sharing provisions.

ASSUMPTION OF EMPLOYMENT AGREEMENTS; CERTAIN CHANGE OF CONTROL PAYMENTS

         Pursuant to the terms of the Distribution Agreement, at the time of the consummation of the SFX Merger, SFX Entertainment will assume all obligations under any employment agreement or arrangement (whether written or oral) between SFX or any of its subsidiaries and any employee of SFX Entertainment (including Messrs. Sillerman and Ferrel), other than obligations relating to Messrs. Sillerman's and Ferrel's Change of Control Options and existing rights to indemnification. These assumed obligations include the obligation to pay to Messrs. Sillerman, Ferrel and Benson, after the termination of their employment with SFX, cash payments aggregating approximately $3.3 million, $1.5 million and $0.2 million, respectively. These payments will become due to Messrs. Sillerman, Ferrel and Benson after the termination of their employment with SFX following a change of control of SFX, pursuant to their employment agreements with SFX. In addition, SFX Entertainment's assumed obligations will include the duty to indemnify Messrs. Sillerman and Ferrel (to the extent permitted by law) for one-half of the cost of any excise tax that may be assessed against them for any change-of-control payments made to them by SFX in connection with the SFX Merger.

INDEMNIFICATION OF MR. SILLERMAN

         On August 24, 1997, Mr. Sillerman entered into an agreement with SFX, SFX Buyer and SFX Buyer Sub to waive his right to receive indemnification (except to the extent covered by directors' and officers' insurance) from SFX, its subsidiaries, SFX Buyer and SFX Buyer Sub for claims and damages arising out of the SFX Merger and related transactions. It is anticipated that, in any employment agreement with Mr. Sillerman, SFX Entertainment will agree to indemnify Mr. Sillerman for these claims and damages to the fullest extent permitted by applicable law.

POTENTIAL CONFLICTS OF INTEREST

         Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. Messrs. Sillerman and Tytel have an aggregate equity interest of approximately 9.2% in Marquee; Mr. Sillerman is the chairman of its board of directors, and Mr. Tytel is one of its directors. SFX Entertainment anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In addition, SFX Entertainment could in the future compete with Marquee in the production or promotion of motor sports or other sporting events. These transactions or arrangements will be subject to the approval of the independent committees of SFX Entertainment and Marquee, except that booking arrangements in the ordinary course of business will be subject to periodic review, but not approval of each particular arrangement.

         TSC, an entity controlled by Mr. Sillerman and in which Mr. Tytel also has an equity interest, provides financial consulting services to Marquee and Triathlon. TSC's services are provided by certain directors, officers and employees of SFX, who are anticipated to become directors, officers and employees of SFX Entertainment at the time of consummation of the SFX Merger, and who are not separately compensated for their services by TSC. Messrs. Sillerman and Tytel have substantial equity interests in Triathlon. In any transaction, arrangement or competition with Marquee or Triathlon, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of SFX Entertainment, on the one hand, and their duties as directors of Marquee and their interests in TSC, Marquee and Triathlon, on the other hand.

[MEADOWS REPURCHASE TRANSACTION]

         [To come.]

RELATIONSHIP BETWEEN HOWARD J. TYTEL AND BAKER & MCKENZIE

         Howard J. Tytel, who is the Executive Vice President, General Counsel, Secretary and a Director of SFX Entertainment, is "of counsel" to the law firm of Baker & McKenzie. Mr. Tytel is also an executive vice president, the general counsel and a director of SFX. Baker & McKenzie serves as counsel to SFX, SFX Entertainment and certain other affiliates of Mr. Sillerman. Baker & McKenzie compensates Mr. Tytel based, in part, on the fees it receives from providing legal services to SFX, other affiliates of Mr. Sillerman and other clients introduced to the firm by Mr. Tytel.

ARRANGEMENT BETWEEN ROBERT F.X. SILLERMAN AND HOWARD J. TYTEL

         Since 1978, Messrs. Sillerman and Tytel have been jointly involved in numerous business ventures, including SCMC, TSC, MMR, Triathlon, Marquee, SFX and SFX Entertainment. In consideration for certain services provided by Mr. Tytel in connection with those ventures, Mr. Tytel has received from Mr. Sillerman either a minority equity interest in the businesses (with Mr. Sillerman retaining the right to control the voting and disposition of Mr. Tytel's interest) or cash fees in an amount mutually agreed upon. Although Mr. Tytel has not been compensated directly by SFX (except for ordinary fees paid to him in his capacity as a director), he receives compensation from TSC and SCMC, companies controlled by Mr. Sillerman, as well as from Mr. Sillerman personally, with respect to the services he provides to various entities affiliated with Mr. Sillerman, including SFX. In 1997, these cash fees aggregated approximately $5.0 million, a portion of which were paid from the proceeds of payments made by SFX to Mr. Sillerman or entities controlled by Mr. Sillerman and the proceeds from Mr. Sillerman's exercise for tax purposes of options granted to him by SFX and subsequent sale of the underlying shares. It is anticipated that, in connection with the consummation of the SFX Merger and certain related transactions, Mr. Tytel will receive shares of SFX Entertainment and cash fees from TSC, SCMC and Mr. Sillerman personally in an amount to be determined in the future. See

"--Assumption of Employment Agreements; Certain Change of Control Payments." It is also anticipated that Mr. Tytel will enter into an employment agreement directly with SFX Entertainment that will be effective at the time of consummation of the SFX Merger. See "--Employment Agreements."

TRIATHLON FEES

         SCMC, a corporation controlled by Mr. Sillerman and in which Mr. Tytel has an equity interest, has an agreement to provide consulting and marketing services to Triathlon, a publicly-traded company in which Mr. Sillerman is a significant stockholder. Under the terms of the agreement, SCMC has agreed to provide consulting and marketing services to Triathlon until June 1, 2005 for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect of transactional investment banking services. Fees paid by Triathlon for the year ended December 31, 1996 and for the nine months ended September 30, 1997 were $3,000,000 and $1,693,000, respectively. These fees will vary (above the minimum annual fee of $500,000) depending on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement to SFX. Pursuant to the terms of the Distribution Agreement, SFX will assign its rights to receive these fees to SFX Entertainment. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. If Triathlon were acquired by a third party, the agreement might not continue for the remainder of its term.

RELATIONSHIPS AND TRANSACTIONS WITH SFX

         SFX has guaranteed certain payments in connection with the PACE Acquisition, the Contemporary Acquisition and the Network Acquisition. See "Agreements Related to the Pending Acquisitions."

         Certain members of management of SFX (who are also members of SFX Entertainment's management) have entered into a number of additional related party agreements and transactions in connection with the SFX Merger and certain related transactions. The section entitled "Proposal 1: The Merger--Interests of Certain Persons in the Merger" in the attached Proxy Statement describes these agreements and transactions.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Prior to the Spin-Off, there has not been any public market for SFX Entertainment Class A Common Stock, and there can be no assurance that a significant public market for SFX Entertainment Class A Common Stock will develop or continue after the Spin-Off. Sales of substantial amounts of SFX Entertainment Class A Common Stock in the public market after the Spin-Off, or the possibility that these sales may occur, could adversely affect market prices for SFX Entertainment Class A Common Stock or the future ability of SFX Entertainment to raise capital through an offering of equity securities.

         After the Spin-Off, Pending Acquisitions and other transactions described in this Prospectus, approximately [19] million shares of SFX Entertainment Class A Common Stock will be outstanding. Shares distributed in the Spin-Off will be freely tradeable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of SFX Entertainment (as that term is defined in Rule 144 under the Securities Act). Of the shares of SFX Entertainment Class A Common Stock to be issued in conjunction with the Spin-Off, approximately _______ shares will be issued to affiliates of SFX Entertainment. These shares held by affiliates will be eligible for sale subject to compliance with the provisions of Rule 144.

         Under Rule 144, as recently amended, shares held by affiliates that are not "restricted securities" may be sold in "brokers' transactions" or to market makers, in a number of shares no larger within any three-month period than the greater of (a) one percent of the number of shares of SFX Entertainment Class A Common Stock then outstanding (approximately ____ shares at the time of completion of the Spin-Off, Pending Acquisitions and other issuances described in this Prospectus) or (b) generally, the average weekly trading volume in the SFX Entertainment Class A Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain requirements pertaining to the availability of current public information concerning SFX Entertainment. Under Rule 144(k), a person who is not deemed to have been an affiliate of SFX Entertainment at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holder of any prior owner other than an affiliate from whom the shares were purchased), is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As an alternative to sales under Rule 144, shares of SFX Entertainment Class A Common Stock may be sold without any volume limitations pursuant to an effective registration statement filed with the SEC.

         It is anticipated that the board of directors of SFX Entertainment will, subsequent to the Spin-Off, grant an aggregate of up to [693,733] shares of SFX Entertainment Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX, whether or not vested. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." These shares will be "restricted securities" under Rule 144.

         In addition, SFX Entertainment anticipates granting options to purchase an aggregate of approximately 245,000 shares of SFX Entertainment Class A Common Stock, in conjunction with entering into employment agreements with SFX Entertainment's executive officers. These options will vest over five years and will have an exercise price of $5.50 per share. See
"Management--Employment Agreements."

         The shares of SFX Entertainment Class A Common Stock issuable in connection with the Pending Acquisitions will be "restricted securities" under Rule 144 of the Securities Act when issued, but SFX Entertainment has obligations to register all or a portion of these shares with the SEC for resale. See "Agreements Related to the Pending Acquisitions."



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         SFX Entertainment has adopted a stock option plan providing for the issuance of options to purchase up to 2,000,000 shares of SFX Entertainment Class A Common Stock. No options have been granted to date under the plan. SFX Entertainment anticipates that in the future it will file a registration statement with the SEC to register the shares issuable upon exercise of options granted under the plan.

         Furthermore, approximately 1.7 million shares of SFX Entertainment Class B Common Stock will be outstanding after the Spin-Off and anticipated stock grants, which may be converted at any time into shares of SFX Entertainment Class A Common Stock. [Describe any lock-up by Sillerman and Ferrel.]



























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                          DESCRIPTION OF CAPITAL STOCK

         At the time of the Spin-Off, the authorized capital stock of SFX Entertainment will consist of 110,000,000 shares of common stock (comprised of 100,000,000 shares of SFX Entertainment Class A Common Stock and 10,000,000 shares of SFX Entertainment Class B Common Stock), par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. The following descriptions of the common stock and the preferred stock are summaries, and are qualified in their entirety by reference to the detailed provisions of the SFX Entertainment Certificate (which is attached as Annex E to the Proxy Statement) and the SFX Entertainment By-Laws (which was filed as an exhibit to the SFX Entertainment Registration Statement). See "Additional Information."

COMMON STOCK

         Shares Outstanding

         As of ________ __, 1998, there are issued and outstanding 1,000 shares of SFX Entertainment Class A Common Stock and 1,000 shares of SFX Entertainment Class B Common Stock. All of these shares are validly issued, fully paid and nonassessable.

         After the consummation of the Spin-Off, Pending Acquisitions and other issuances described in this Prospectus, it is anticipated that there will be issued and outstanding approximately ____________ shares of SFX Entertainment Class A Common Stock and 1,697,037 shares of SFX Entertainment Class B Common Stock. All of these shares will be validly issued, fully paid and nonassessable.

         Dividends

         Although no dividends are anticipated to be paid on the SFX Entertainment Common Stock in the foreseeable future, holders of common stock are entitled to receive any dividends (payable in cash, stock, or otherwise) that are declared thereon by the Board at any time and from time to time out of funds legally available for that purpose. No dividend may be declared or paid in cash or property on either class of common stock, unless the same dividend is simultaneously declared or paid on the other class of common stock. If dividends are declared that are payable in shares of SFX Entertainment Common Stock, then the stock dividends will be payable at the same rate on each class of common stock and will be payable only in shares of SFX Entertainment Class A Common Stock to holders of SFX Entertainment Class A Common Stock and in shares of SFX Entertainment Class B Common Stock to holders of SFX Entertainment Class B Common Stock. If dividends are declared that are payable in shares of common stock of another corporation, then the shares paid may differ as to voting rights to the extent that voting rights differ among the SFX Entertainment Class A Common Stock and the SFX Entertainment Class B Common Stock.

         Voting Rights

         Holders of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of SFX Entertainment Class A Common Stock entitled to one vote and each share of SFX Entertainment Class B Common Stock entitled to ten votes, except (a) for the election of directors, (b) with respect to any "going private" transaction between SFX Entertainment and Robert F.X. Sillerman or any of his affiliates and (c) as otherwise provided by law.

         In the election of directors, the holders of shares of SFX Entertainment Class A Common Stock, voting as a separate class, are entitled to elect two sevenths of SFX Entertainment's directors (each, a "Class A Director"). Any person nominated by the Board for election by the holders of SFX Entertainment Class A Common Stock as a director



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of SFX Entertainment must be qualified to be an "Independent Director" (as defined in the SFX Entertainment Certificate). If a Class A Director dies, is removed or resigns before his term expires, then that director's vacancy on the Board may be filled by person appointed by a majority of the directors then in office, although less than a quorum. Any person appointed to fill the vacancy must, however, be qualified to be an Independent Director. The holders of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock, voting as a single class, with each share of SFX Entertainment Class A Common Stock entitled to one vote and each share of SFX Entertainment Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. The holders of SFX Entertainment Common Stock are not entitled to cumulative votes in the election of directors. [Mr. Sillerman has agreed to abstain, and has agreed to cause each of his affiliates to abstain, from voting in any election of Class A Directors.]

         The initial Class A Directors are Messrs. Dugan, Kramer and O'Grady. If the SFX Merger Agreement is terminated, each of these individuals has indicated that he will promptly resign from his position as a director of SFX Entertainment, and the board of directors of SFX Entertainment will appoint three different Class A Directors, to serve until the next annual meeting of the stockholders of SFX Entertainment.

         The holders of the SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of his affiliates, with each share of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock entitled to one vote.

         Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences or limitations of that class of common stock.

         Liquidation Rights

         Upon liquidation, dissolution or winding-up of SFX Entertainment, after distribution in full of any preferential amounts required to be distributed to holders of preferred stock, the holders of SFX Entertainment Class A Common Stock will be entitled to share ratably with the holders of SFX Entertainment Class B Common Stock all assets available for distribution after payment in full of creditors.

         Conversion

         Each share of SFX Entertainment Class B Common Stock is convertible at any time, at the holder's option, into one share of SFX Entertainment Class A Common Stock. [Describe any lock-ups by Sillerman/Ferrel.] Each share of SFX Entertainment Class B Common Stock converts automatically into one share of SFX Entertainment Class A Common Stock (a) at the time of its sale or transfer to a party not affiliated with SFX Entertainment or (b) in the case of shares held by Mr. Sillerman or any of his affiliates, at the time of Mr. Sillerman's death.

         Other Provisions

         The holders of SFX Entertainment Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of SFX Entertainment Class A Common Stock must be identical to that received by holders of SFX Entertainment Class B Common Stock, except that in any such transaction in which shares of common stock are to be distributed, the distributed shares may differ as to voting rights to the extent that voting rights now differ among the SFX Entertainment Class A Common Stock and the SFX Entertainment Class B Common Stock. SFX Entertainment may not subdivide (by any stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine the outstanding shares


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of either class of SFX Entertainment Common Stock unless the outstanding shares of both classes are proportionately subdivided or combined.

         Transfer Agent and Registrar

         The transfer agent and registrar for the SFX Entertainment Class A Common Stock and the SFX Entertainment Class B Common Stock is [Chase Mellon].

PREFERRED STOCK

         As of ________ __, 1998, there are no shares of SFX Entertainment's preferred stock, par value $.01 per share, outstanding and there are 1,000 shares of preferred stock authorized. After the consummation of the Spin-Off and the Pending Acquisitions, it is anticipated that SFX Entertainment will have 25,000,000 shares of preferred stock authorized, with no shares of preferred stock issued and outstanding. However, SFX Entertainment may, under certain circumstances, be required to issue shares of preferred stock in conjunction with the Contemporary Acquisition. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

         The Board has the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, the voting rights of the holders of SFX Entertainment Common Stock could be diluted by increasing the number of outstanding shares having voting rights, and by creating class or series voting rights. If the Board authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased by up to the authorized amount. Issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of SFX Entertainment and may adversely affect the rights of holders of SFX Entertainment Common Stock. Also, the preferred stock could have preferences over the common stock (and other series of preferred stock) with respect to dividend and liquidation rights. There are no shares of preferred stock outstanding, and SFX Entertainment currently has no plans to issue any preferred stock, except in connection with the Contemporary Acquisition.

WARRANTS OF SFX

         IPO Warrants

         MMR, a company previously controlled by Mr. Sillerman, granted the IPO Warrants to the underwriters of its initial public offering in July 1993. When SFX acquired MMR, the IPO Warrants converted into warrants to purchase SFX's Class A common stock. Pursuant to the terms of the IPO Warrants, their holders will be entitled to receive, upon exercise after the Spin-Off Record Date, the number of shares of SFX Entertainment Class A Common Stock that they would be entitled to receive if the IPO Warrants were exercised before the Spin-Off Record Date. As of ______ __, 1998, there are outstanding _______ IPO Warrants, which have the right to purchase an aggregate of [36,289] shares of SFX's Class A common stock at an aggregate price per share of $22.36, which will require the transfer of [36,289] shares of SFX Entertainment Class A Common Stock into escrow at the time of the Spin-Off. See "The Spin-Off--Manner of Effecting the Spin-Off."

         SCMC Warrants

         Prior to April 1996, SCMC, a corporation controlled by Mr. Sillerman, provided advisory services to SFX from time to time with respect to specific transactions. In April 1996, SFX and SCMC agreed to terminate the arrangement


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pursuant to which SFX compensated SCMC for financial consulting services.
Pursuant to the termination agreement, among other things, SFX issued to SCMC the SCMC Warrants to purchase up to 600,000 shares of SFX's Class A common stock at an exercise price, subject to adjustment, of $33.75 per share (the market price at the time of the termination agreement). A committee of SFX's independent directors approved the termination transaction. A nationally-recognized investment banking firm provided to the independent directors its written opinion that, as of the date the termination agreement was entered into, the consideration offered by SFX to SCMC pursuant to the agreement was fair, from a financial point of view, to SFX. The SCMC Warrants were subsequently amended to provide for the receipt of an aggregate of 600,000 shares of SFX Entertainment Class A Common Stock upon exercise. See "Certain Relationships and Related Transactions--SFX Entertainment Common Stock to Be Received in the Spin-Off." As of _________ __, 1998, all of the SCMC Warrants remain outstanding, and therefore 600,000 shares of SFX Entertainment Class A Common Stock will be transferred into escrow at the time of the Spin-Off. See "The Spin-Off--Manner of Effecting the Spin-Off."

























                                     D-135

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                          DESCRIPTION OF INDEBTEDNESS

PROPOSED NOTES

         The following is a summary of certain terms expected to be contained in the proposed note offering anticipated to be included in the Financing. This summary is not complete. It is subject to the final terms of the indenture governing the notes to be issued. There can be no assurance that SFX Entertainment will be able to consummate the proposed note offering on the terms described herein, or at all.

         SFX Entertainment is in the process of offering in a private placement $275.0 million in aggregate principal amount of senior subordinated notes due 2008 (the "Proposed Notes") pursuant to an indenture (the "Proposed Indenture"). The Proposed Notes will bear interest at an undetermined interest rate, and interest payments will be due semi-annually. The Proposed Notes will mature in 2008. The Proposed Notes do not contain any sinking fund provision.

         Ranking

         The Proposed Notes will be general unsecured obligations of SFX Entertainment, subordinate in right to all Senior Debt (as defined in the Proposed Indenture), whether outstanding on the date of the Proposed Indenture or thereafter incurred, of SFX Entertainment and senior in right of payment to or pari passu with all other indebtedness of SFX Entertainment. On a pro forma basis giving effect to the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger, SFX Entertainment would have had approximately $497.3 million of indebtedness outstanding, of which $213.9 million would have been Senior Debt (excluding letters of credit) at September 30, 1997. See "Capitalization."

         Subsidiary Guarantees

         SFX Entertainment's payment obligations under the Proposed Notes will be jointly and severally guaranteed on a senior subordinated basis by all of its current and future subsidiaries, with certain specified exceptions.

         Optional Redemption

         Except as noted below, the Proposed Notes will not be redeemable at SFX Entertainment's option before a date in 2003. Thereafter, the Proposed Notes will be subject to redemption at any time at the option of SFX Entertainment, in whole or in part, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the Proposed Indenture), if any, thereon to the applicable redemption date. In addition, at any time prior to a date in 2001, SFX Entertainment may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of Proposed Notes at a certain redemption price to be determined based on the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of one or more offerings of common equity of SFX Entertainment. However, at least 65.0% of the original aggregate principal amount of Proposed Notes must remain outstanding immediately after each occurrence of redemption.

         Change of Control

         After the occurrence of a Change of Control (as defined in the Proposed Indenture), SFX Entertainment will be required to make an offer to repurchase the Proposed Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.



                                     D-136

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         Certain Covenants

         The Proposed Indenture will contain certain covenants that, among other things, limit the ability of SFX Entertainment and its subsidiaries to
(a) incur additional Indebtedness (as defined in the Proposed Indenture), (b) issue preferred stock, (c) pay dividends, (d) make certain other restricted payments, (e) create certain Liens (as defined in the Proposed Indenture), (f) enter into certain transactions with affiliates, (g) sell assets of SFX Entertainment or its Restricted Subsidiaries (as defined in the Proposed Indenture), (h) issue or sell Equity Interests (as defined in the Proposed Indenture) of SFX Entertainment's Restricted Subsidiaries or (i) enter into certain mergers and consolidations. In addition, under certain circumstances, SFX Entertainment will be required to offer to purchase Proposed Notes at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined in the Proposed Indenture).

         Exchange Offer; Registration Rights

         Pursuant to a registration rights agreement among SFX Entertainment and the initial purchasers of the Proposed Notes, SFX Entertainment will use its best efforts to file a registration statement with the SEC with respect to an offer to exchange the Proposed Notes for a new issue of debt securities registered under the Securities Act, with terms identical in all material respects to those of the Proposed Notes. If (a) this exchange offer is not permitted by applicable law or (b) any holder of Transfer Restricted Securities (as defined in the Proposed Indenture) notifies SFX Entertainment that (i) it is prohibited by law or SEC policy from participating in the exchange offer, (ii) it may not resell the new issue of debt securities to be acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the registration statement is not appropriate or available for those resales, or (iii) it is a broker-dealer and holds Proposed Notes acquired directly from SFX Entertainment or an affiliate of SFX Entertainment, then SFX Entertainment will be required to provide a shelf registration statement to cover resales of the Proposed Notes by their holders. If SFX Entertainment fails to satisfy these registration obligations, it will be required to pay Liquidated Damages to the holders of Proposed Notes under certain circumstances.

         Transfer Restrictions

         The Proposed Notes have not been registered under the Securities Act, and may not be offered or sold except pursuant to an exemption from (or in a transaction not subject to) the registration requirements of the Securities Act.

PROPOSED SENIOR CREDIT FACILITY

         The following is a summary of certain terms expected to be contained in the proposed senior credit facility anticipated to be included in the Financing. This summary is not complete. It is subject to, and qualified in its entirety by reference to, the Commitment Letter (as defined below), which has been filed as Exhibit 10.77 to the SFX Entertainment Registration Statement. There can be no assurance that SFX Entertainment will be able to enter into the proposed credit agreement on the terms described herein, or at all.

         SFX Entertainment has received a commitment letter (the "Commitment Letter") from The Bank of New York ("BNY") to act as the Administrative Agent for--and from BNY Capital Markets, Inc., Lehman Brothers Inc. and Goldman Sachs Credit Partners L.P. to act as the Arrangers for--$350.0 million of senior secured credit facilities. These facilities are to be comprised of (a) the Proposed Term Loan, a $100.0 million eight-year term loan, and (b) the Proposed Revolver, a $250.0 million seven-year reducing revolving credit facility (together, the "Proposed Credit Facility"). Subsequent to, and conditioned upon, the consummation of the offering of the Proposed Notes and the PACE Acquisition, SFX Entertainment anticipates the execution and delivery of the definitive documents governing the Proposed Credit Facility (the "Credit Facility Closing Date"). SFX Entertainment currently anticipates that, on the Credit Facility Closing Date, the Proposed Term Loan will be fully funded and that a portion of the Proposed Revolver


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will be drawn. The following discussion summarizes the material terms and conditions of the Commitment Letter; it is subject to the final provisions of the definitive documents governing the Proposed Credit Facility.

         General

         The Proposed Credit Facility is expected to provide for borrowings in a principal amount of up to $350.0 million, subject to certain covenants and conditions. Under certain circumstances, (a) before the Credit Facility Closing Date, the Proposed Revolver may be increased to an amount not to exceed $300.0 million, (b) before the Credit Facility Closing Date, the Proposed Term Loan may be increased from $100.0 million to an amount not to exceed $150.0 million, with a subsequent decrease in the Proposed Revolver by this increase in the Proposed Term Loan amount, and (c) the Proposed Revolver may be increased after the Credit Facility Closing Date and before December 31, 1999 by an additional amount not to exceed $50.0 million. Borrowings under the Proposed Credit Facility may be used by SFX Entertainment to finance Permitted Acquisitions (as defined in the Commitment Letter), for working capital and for general corporate purposes. Up to $20.0 million of the Proposed Revolver will be available for the issuance of standby letters of credit. Each Permitted Acquisition must be in the same line of business (or other business incidental or related thereto) as SFX Entertainment and, with the exception of the Pending Acquisitions, must have the prior written consent of the Required Lenders (as defined in the Commitment Letter) if the cost of the Permitted Acquisition exceeds $50.0 million.

         Interest Rates; Fees

         Loans outstanding under the Proposed Credit Facility will bear interest, at SFX Entertainment's option, at certain spreads over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The interest rate spreads on the Proposed Term Loan and the Proposed Revolver will be adjusted based on SFX Entertainment's Total Leverage Ratio (as defined below). SFX Entertainment will pay an annual commitment fee on unused availability under the Proposed Revolver of 0.50% if SFX Entertainment's Total Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if that ratio is less than 4.0 to 1.0. SFX Entertainment will also pay an annual letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Commitment Letter) for the Proposed Revolver then in effect.

         Mandatory Prepayments and Commitment Reductions

         Commitments to lend under the Proposed Revolver will be reduced in equal quarterly installments commencing March 31, 2000 in annual percentages of the borrowings under the Proposed Revolver as of December 31, 1999 according to the following schedule: by 10.0% in 2000; by 15.0% in 2001; by 20.0% in 2002; by 25.0% in 2003; by 25.0% in 2004; and by the remaining 5.0%
upon final maturity. The Proposed Term Loan will be reduced by $1.0 million per year until final maturity, at which point the remaining balance will be due and payable. Amounts outstanding under the Proposed Credit Facility will be subject to:, among others, the following mandatory prepayments, which will also permanently reduce commitments: (a) 100.0% of the net cash proceeds received from permitted Asset Sales (as defined in the Commitment Letter), subject to standard reinvestment provisions; (b) 50.0% of Excess Cash Flow (as defined in the Commitment Letter), calculated for each fiscal year beginning with the year ending December 31, 2000; and (c) 50.0% of net proceeds of any equity issuance, to the extent that the Total Leverage Ratio is greater than or equal to 5.0 to 1.0.

         Collateral and Guarantees

         Each of SFX Entertainment's present and future direct and indirect domestic subsidiaries (the "Senior Guarantors") must provide guarantees under the Proposed Credit Facility. In order to secure its obligations under the Proposed Credit Facility, SFX Entertainment and each of the Senior Guarantors must also pledge to the lenders a continuing security interest in all of their tangible assets (subject to certain non-material exceptions), all of the capital


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stock of each Senior Guarantor and not less than 662/3% of the capital stock of SFX Entertainment's present and future direct and indirect foreign subsidiaries.

         Conditions Precedent; Covenants

         The lenders' obligations to extend credit under the Proposed Credit Facility will be subject to the satisfaction of certain conditions precedent, including:

   o the contribution by SFX to SFX Entertainment of all of its existing concert promotion and live entertainment businesses;

   o the issuance of the Proposed Notes on terms acceptable to the Administrative Agent (BNY);

   o the acquisition by SFX Entertainment or any Senior Guarantor of not less than 85.0% of the capital stock of PACE on terms acceptable to the Administrative Agent and the refinancing of all outstanding debt of PACE; and

   o the execution of definitive purchase agreements on terms acceptable to the Administrative Agent for the purchase of BGP, Concert/Southern, Network, Contemporary, 100.0% of the ownership interests in Pavilion Partners and 100.0% of the ownership of Riverport Amphitheater.

The Proposed Credit Facility may contain various covenants that, subject to certain specified exceptions, will restrict SFX Entertainment's and its subsidiaries' ability to:

   o     incur additional indebtedness and other obligations;

   o     grant liens;

   o     consummate mergers, acquisitions, investments and asset dispositions;

   o     declare or pay Restricted Payments (as defined in the Commitment
         Letter);

   o declare or pay dividends, distributions and other prepayments or repurchases of other indebtedness;

   o amend certain agreements, including SFX Entertainment's organizational documents, the Proposed Notes and the Proposed Indenture;

   o     enter into partnerships and joint ventures;

   o     engage in transactions with affiliates;

   o     form subsidiaries; and

   o     change lines of business.



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         The Proposed Credit Facility will also include covenants relating to compliance with ERISA, environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. In addition, the Proposed Credit Facility will require SFX Entertainment to maintain compliance with certain specified financial covenants relating to:

   o a maximum ratio (the "Total Leverage Ratio") of (a) all outstanding amounts under the Proposed Credit Facility and any other borrowed money and similar type indebtedness (including capital lease obligations) of SFX Entertainment and its subsidiaries, on a consolidated basis ("Total Debt"), less cash and cash equivalents in excess of $5.0 million, to (b) for the most recently completed four fiscal quarters, (i) revenues less (ii) expenses (excluding depreciation, amortization other than capitalized pre-production costs, interest expense and income tax expense), plus (iii) non-recurring expense items or non-cash expense items mutually agreed upon by SFX Entertainment and the Required Lenders, plus (iv) the lesser of (A) the equity income from Unconsolidated Investments (as defined in the Commitment Letter) and (B) cash dividends and other cash distributions from Unconsolidated Investments (however, the total amount determined under this clause (iv) will not exceed 10.0% of Operating Cash Flow before overhead) (the amount referred to in this clause (b), "Operating Cash Flow"); Operating Cash Flow is to be adjusted to reflect acquisitions and dispositions consummated during the calculation period as if those transactions were consummated at the beginning of the period;

   o a maximum ratio (the "Senior Leverage Ratio") of (a) Total Debt less the principal amount outstanding under the Proposed Notes to, less cash and cash equivalents in excess of $5.0 million, to (b) Operating Cash Flow;

   o a minimum ratio (the "Pro Forma Interest Expense Ratio") of (a) Operating Cash Flow to (b) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period;

   o a minimum ratio (the "Debt Service Ratio") of (a) Operating Cash Flow to (b) the sum of (i) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period and (ii) the scheduled current maturities of Total Debt and current commitment reductions with respect to the Proposed Revolver, each measured for the four fiscal quarters immediately succeeding the date of determination; and

   o a minimum ratio (the "Fixed Charges Ratio") of (a) the sum of Operating Cash Flow (before any adjustments to reflect acquisitions, sales and exchanges) to (b) the sum of, for the four most recently completed fiscal quarters, the following paid during that period: (i) Interest Expense (as defined in the Commitment Letter) plus the scheduled maturities of Total Debt and current commitment reductions with respect to the Proposed Revolver, (ii) cash income taxes, (iii) capital expenditures (excluding certain special capital expenditures to be mutually agreed upon) and (iv) Unconsolidated Investments (as defined in the Commitment Letter).

         It is anticipated that the Total Leverage Ratio may not at any time exceed (a) 6.75x from the Credit Facility Closing Date to September 29, 1998,
(b) 6.50x from September 30, 1998 to December 30, 1998, (c) 6.25x from December 31, 1998 to June 29, 1999, (d) 5.75x from June 30, 1999 to December 30, 1999, (e) 5.25x from December 31, 1999 to December 30, 2000, (f) 4.50x from December 31, 2000 to December 30, 2001 and (g) 3.75x on December 31, 2001 and thereafter.

         The Senior Leverage Ratio may not at any time exceed (a) 3.75x from the Credit Facility Closing Date to September 29, 1998, (b) 3.50x from September 30, 1998 to December 30, 1998, (c), 3.25x from December 31, 1998 to December 30, 1999, (d) 3.00x from December 31, 1999 to December 30, 2000 and (e) 2.50x on December 31, 2000 and thereafter.

         The Pro Forma Interest Ratio may not at the end of any fiscal quarter be less than (a) 1.50x from the Credit Facility Closing Date to December 31, 1998 and (b) 2.00x on January 1, 1999 and thereafter.

         The Pro Forma Debt Service Ratio may not at any fiscal quarter end be less than (a) 1.25x from the Credit Facility Closing Date to December 31, 1998 and (b) 1.50x on January 1, 1999 and thereafter.

         The Fixed Charges Ratio may not at any quarter end be less than 1.00x.

         The Proposed Credit Facility will also prohibit prepayment or defeasance of the Proposed Notes.

         Events of Default

         The Proposed Credit Facility will contain customary events of default, including payment defaults, the occurrence of a Change of Control (as defined in the Commitment Letter), the invalidity of guarantees or security documents under the Proposed Credit Facility, any Material Adverse Change (as defined in the Commitment Letter), breach of any representation or warranty under the Proposed Credit Facility and any cross-default to other indebtedness of SFX Entertainment and its subsidiaries. The occurrence of any event of default could result in termination of the commitments to extend credit under the Proposed Credit Facility and foreclosure on the collateral securing those obligations, each of which, individually, could have a material adverse effect on SFX Entertainment.

OTHER DEBT

         SFX Entertainment also has approximately $16.5 million of long-term debt outstanding, which was incurred primarily in connection with its recently completed acquisitions. See Note 5 to the notes to the Consolidated Financial Statements of SFX Entertainment.

                             ADDITIONAL INFORMATION

         By the time of the Spin-Off, SFX Entertainment will be a reporting company under the Exchange Act. SFX Entertainment has filed the SFX Entertainment Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the SFX Entertainment Common Stock described in this Prospectus. This Prospectus, which is part of the SFX Entertainment Registration Statement, does not contain all of the information set forth in the SFX Entertainment Registration Statement and the exhibits thereto. For further information with respect to SFX Entertainment and its common stock offered hereby, reference is hereby made to the SFX Entertainment Registration Statement (No. 333-43287) and its exhibits, which may be inspected without charge at the office of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite
1400), Chicago, Illinois 60661. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; in each instance, reference is made to the copy of the contract or document filed as an exhibit to the SFX Entertainment Registration Statement, and each such statement is qualified in all respects by this reference.

         In addition, SFX is a reporting company under the Exchange Act and therefore files reports, proxy statements and other materials with the SEC. SFX's reports, proxy statements and other filed materials are available as discussed above for SFX Entertainment.


                                 LEGAL MATTERS

         The validity of the shares of SFX Entertainment Common Stock to be issued in connection with the Spin-Off will be passed upon for SFX Entertainment by Baker & McKenzie, New York, New York. Howard J. Tytel, who is an executive officer and director of and is anticipated after the Spin-Off to have an equity interest in SFX Entertainment, and who has an equity interest in SFX, TSC and SCMC and is an executive officer and director of those entities, is Of Counsel to Baker & McKenzie. See "Management," "Principal Stockholders" and "Certain Relationships and Related Transactions."


                                    EXPERTS

         The consolidated financial statements of SFX Entertainment, Inc. and Subsidiaries as of September 30, 1997, and for the nine months ended September 30, 1997; the combined financial statements of Delsener/Slater Enterprises, Ltd. and Affiliated Companies (Predecessor) as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996; the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1996, and for the years ended September 30, 1995 and 1996; the combined financial statements of Contemporary Group as of September 30, 1996 and December 31, 1996, and for the nine months ended September 30, 1997 and year ended December 31, 1996; the combined financial statements of SJS Entertainment Corporation and Affiliated Company as of December 31, 1996, and for the year ended December 31, 1996; the combined financial statements of The Album Network, Inc. and Affiliated Companies as of September 30, 1996 and 1997, and for the years ended September 30, 1996 and 1997; the consolidated financial statements of BG Presents, Inc. and Subsidiaries as of January 31, 1996 and 1997 and for the years ended January 31, 1996 and 1997; and the combined financial statements of Concert/Southern Promotions and Affiliated Companies as of September 30, 1997 and for the nine months ended September 30, 1997, included in the Prospectus and Registration Statement of SFX Entertainment have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

         Arthur Andersen LLP, independent public accountants, audited the following financial statements (as set forth in their reports thereon appearing elsewhere herein and in the SFX Entertainment Registration Statement), each appearing in this Prospectus and the SFX Entertainment Registration Statement: the combined financial statements of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996; the combined financial statements of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996 the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1997, and for the year ended September 30, 1997; the consolidated financial statements of Pavilion Partners as of September 30, 1997, and for the year ended September 30, 1997, which are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Pavilion Partners for the year ended October 31, 1995, for the eleven months ended September 30, 1996 and as of September 30, 1996 included in this Prospectus and the SFX Entertainment Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The Board expects to appoint Ernst & Young LLP as SFX Entertainment's independent auditors to audit SFX Entertainment's financial statements.

                             INDEX TO DEFINED TERMS

                                                                       Page
Acquisition Businesses.................................................
AEP....................................................................
Album Network..........................................................
Album Shareholders.....................................................
Becker Employment Agreement............................................
Becker Right of First Refusal..........................................
Becker Second Year Option..............................................
BGP....................................................................
BGP Acquisition........................................................
BGP Acquisition Sub....................................................
BGP Agreement..........................................................
BGP Sellers............................................................
Blockbuster Acquisition................................................
Blockbuster Agreement..................................................
Blockbuster Group......................................................
Blockbuster Sub........................................................
BNY....................................................................
Board..................................................................
Broadway Show..........................................................
Class A Director.......................................................
Commitment Letter......................................................
Concert/Southern.......................................................
Concert/Southern Acquisition...........................................
Concert/Southern Agreement.............................................
Concert/Southern Asset Companies.......................................
Concert/Southern Joint Ventures........................................
Concert/Southern Sale Companies........................................
Contemporary...........................................................
Contemporary Acquisition...............................................
Contemporary Agreement.................................................
Contemporary Asset Acquisition.........................................
Contemporary International.............................................
Contemporary Merger....................................................
Credit Facility Closing Date...........................................
Debt Service Ratio.....................................................
Delsener/Slater........................................................
DGCL...................................................................
Distribution Agent.....................................................
Distribution Agreement.................................................
EBITDA.................................................................
Employee Benefits Agreement............................................
Entertainment Business.................................................
Escrow Agent...........................................................
Estimated Working Capital..............................................
Excess Debt............................................................
Exchange Act...........................................................
Executive Officers.....................................................
Final Working Capital..................................................
Financing..............................................................
Fixed Charges Ratio....................................................
GAAP...................................................................
HSR Act................................................................
IPO Warrants...........................................................
Marquee................................................................
MMR....................................................................
Nasdaq National Market.................................................
Network................................................................
Network 40.............................................................
Network Acquisition....................................................
Network Agreement......................................................
Network Cash Consideration.............................................
Network Earn-Out EBITDA................................................
Network Magazine.......................................................
Network Sellers........................................................
Network Stock Consideration............................................
Network Sub............................................................
Operating Cash Flow....................................................
PACE...................................................................
PACE Acquisition.......................................................
PACE Acquisition Facility..............................................
PACE Agreement.........................................................
PACE Bylaw Provisions..................................................
PACE Cash Payment......................................................
PACE Damages...........................................................
PACE Material Adverse Effect Condition.................................
PACE Reps and Warranties Condition.....................................
PACE Sellers...........................................................
PACE Sellers' Representative...........................................
PACE Stock Consideration...............................................
PACE Stock Options.....................................................
PACE Term Loan.........................................................
PACE Term Loan Assets..................................................

Pavilion Acquisition...................................................
Pavilion Exclusivity Provision.........................................
Pavilion Partners Option...............................................
Pending Acquisitions...................................................
Pro Forma Interest Ratio...............................................
Proposed Credit Facility...............................................
Proposed Notes.........................................................
Proposed Revolver......................................................
Proposed Term Loan.....................................................
Proxy Statement........................................................
Recent Acquisitions....................................................
SAR....................................................................
SCMC...................................................................
SCMC Warrants..........................................................
SEC....................................................................
Securities Act.........................................................
Senior Guarantors......................................................
Senior Leverage Ratio..................................................
SFX....................................................................
SFX Buyer..............................................................
SFX Buyer Sub..........................................................
SFX Entertainment......................................................
SFX Entertainment By-laws..............................................
SFX Entertainment Certificate..........................................
SFX Entertainment Class A Common Stock.................................
SFX Entertainment Class B Common Stock.................................
SFX Entertainment Common Stock.........................................
SFX Entertainment Group................................................
SFX Entertainment Preferred Stock......................................
SFX Entertainment Registration Statement...............................
SFX Merger.............................................................
SFX Merger Agreement...................................................
SFX Merger Consideration Adjustment....................................
SJS....................................................................
SJS Shareholders.......................................................
Sony Agreement.........................................................
Sony Sub...............................................................
Spin-Off...............................................................
Spin-Off Distribution Date.............................................
Spin-Off Record Date...................................................
Sunshine Promotions....................................................
Tax Code...............................................................
Tax Sharing Agreement..................................................
Total Debt.............................................................
Total Leverage Ratio...................................................
Touring Broadway Shows.................................................

Triathlon..............................................................
TSC....................................................................
Warrants...............................................................
Working Capital........................................................
Working Capital Adjustment Amount......................................

                        INDEX TO FINANCIAL STATEMENTS


                                                                                                 PAGE
                                                                                             -----------
SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
 Report of Independent Auditors.............................................................     D-F-4
 Consolidated Balance Sheet as of September 30, 1997 .......................................     D-F-5
 Consolidated Statement of Operations for the nine months ended September 30, 1996
  (Predecessor-unaudited) and 1997 .........................................................     D-F-6
 Consolidated Statement of Cash Flows for the nine months ended September 30, 1996
  (Predecessor-unaudited) and 1997 .........................................................     D-F-7
 Notes to Consolidated Financial Statements.................................................     D-F-8
DELSENER/SLATER ENTERPRISES, LTD. AND AFFILIATED COMPANIES (PREDECESSOR)
 Report of Independent Auditors.............................................................    D-F-19
 Combined Balance Sheets as of December 31, 1995 and 1996 ..................................    D-F-20
 Combined Statements of Operations for the years ended December 31, 1994, 1995
  and 1996 .................................................................................    D-F-21
 Combined Statements of Cash Flows for the years ended December 31, 1994, 1995
  and 1996..................................................................................    D-F-22
 Combined Statements of Stockholders' Equity for the years ended December 31, 1994, 1995
  and 1996..................................................................................    D-F-23
 Notes to Combined Financial Statements.....................................................    D-F-24
CONNECTICUT PERFORMING ARTS, INC. AND CONNECTICUT PERFORMING ARTS PARTNERS
 Report of Independent Public Accountants...................................................    D-F-28
 Combined Balance Sheets as of December 31, 1995 and 1996...................................    D-F-29
 Combined Statements of Operations for the years ended December 31, 1994, 1995
  and 1996..................................................................................    D-F-30
 Combined Statements of Shareholders' Equity and Partners' Equity for the years ended
  December 31, 1994, 1995 and 1996..........................................................    D-F-31
 Combined Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996  ...    D-F-32
 Notes to Combined Financial Statements.....................................................    D-F-33
DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
 Report of Independent Public Accountants ..................................................    D-F-41
 Combined Balance Sheet as of December 31, 1995 and 1996....................................    D-F-42
 Combined Statements of Operations and Partners' Equity for the years ended
  December 31, 1994, 1995 and 1996..........................................................    D-F-44
 Combined Statements of Cash Flows for the years ended December 31, 1994, 1995
  and 1996..................................................................................    D-F-45
 Notes to Combined Financial Statements.....................................................    D-F-46

                                     D-F-1

                                                                                                 PAGE
                                                                                             -----------
PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
 Report of Independent Public Accountants ..................................................    D-F-52
 Report of Independent Auditors.............................................................    D-F-53
 Consolidated Balance Sheets as of September 30, 1996 and 1997..............................    D-F-54
 Consolidated Statements of Operations for the years ended September 30, 1995, 1996 and
  1997......................................................................................    D-F-55
 Consolidated Statements of Shareholders' Equity for the years ended September 30, 1995,
  1996 and 1997.............................................................................    D-F-56
 Consolidated Statements of Cash Flows for the years ended September 30, 1995, 1996 and
  1997......................................................................................    D-F-57
 Notes to Consolidated Financial Statements.................................................    D-F-58
PAVILION PARTNERS
 Report of Independent Public Accountants ..................................................    D-F-72
 Report of Independent Accountants .........................................................    D-F-73
 Consolidated Balance Sheets as of September 30, 1996 and 1997 .............................    D-F-74
 Consolidated Statements of Income for the year ended October 31, 1995, eleven months ended
  September 30, 1996 and year ended September 30, 1997 .....................................    D-F-75
 Consolidated Statements of Partners' Capital for the year ended October 31, 1995, eleven
  months ended September 30, 1996 and year ended September 30, 1997 ........................    D-F-76
 Consolidated Statements of Cash Flows for the year ended October 31, 1995, eleven months
  ended September 30, 1996 and year ended September 30, 1997 ...............................    D-F-77
 Notes to Consolidated Financial Statements ................................................    D-F-78
CONTEMPORARY GROUP
 Report of Independent Auditors ............................................................    D-F-87
 Combined Balance Sheets as of December 31, 1996 and September 30, 1997 ....................    D-F-88
 Combined Statements of Operations for the year ended December 31, 1996 and nine months
  ended September 30, 1997 .................................................................    D-F-89
 Combined Statements of Cash Flows for the year ended December 31, 1996 and nine months
  ended September 30, 1997 .................................................................    D-F-90
 Combined Statements of Stockholders' Equity for the year ended December 31, 1996 and nine
  months ended September 30, 1997 ..........................................................    D-F-91
 Notes to Combined Financial Statements ....................................................    D-F-92
SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
 Report of Independent Auditors ............................................................    D-F-96
 Combined Balance Sheets as of December 31, 1996 and September 30, 1997 (unaudited)  .......    D-F-97
 Combined Statement of Operations and Retained Earnings for the year ended December 31,
  1996 .....................................................................................    D-F-98
 Combined Statements of Operations and Retained Earnings for the nine months ended
  September 30, 1996 and 1997 (unaudited) ..................................................    D-F-99
 Combined Statement of Cash Flows for the year ended December 31, 1996 .....................   D-F-100
 Combined Statements of Cash Flows for the nine months ended September 30, 1996 and 1997
  (unaudited) ..............................................................................   D-F-101
 Notes to Combined Financial Statements ....................................................   D-F-102

                                     D-F-2

                                                                                                 PAGE
                                                                                             -----------
THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
 Report of Independent Auditors ............................................................   D-F-107
 Combined Balance Sheets as of September 30, 1996 and 1997 .................................   D-F-108
 Combined Statements of Operations and Stockholders' Deficit for the years ended September
  30, 1996 and 1997 ........................................................................   D-F-109
 Combined Statements of Cash Flows for the years ended September 30, 1996 and 1997 .........   D-F-110
 Notes to Combined Financial Statements ....................................................   D-F-111
BG PRESENTS, INC. AND SUBSIDIARIES
 Report of Independent Auditors ............................................................   D-F-115
 Consolidated Balance Sheets as of January 31, 1996 and 1997 ...............................   D-F-116
 Consolidated Balance Sheet as of October 31, 1997 (unaudited)..............................   D-F-117
 Consolidated Statements of Operations for the years ended January 31, 1996 and 1997  ......   D-F-118
 Consolidated Statement of Operations for the nine months ended October 31, 1997
  (unaudited)...............................................................................   D-F-119
 Consolidated Statements of Cash Flows for the years ended January 31, 1996 and 1997  ......   D-F-120
 Consolidated Statement of Cash Flows for the nine months ended October 31, 1997
  (unaudited)...............................................................................   D-F-121
 Consolidated Statements of Stockholders' Equity for the years ended January 31, 1996 and
  1997 and the nine months ended October 31, 1997 (unaudited) ..............................   D-F-122
 Notes to Consolidated Financial Statements ................................................   D-F-123
CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
 Report of Independent Auditors ............................................................   D-F-129
 Combined Balance Sheet as of September 30, 1997 ...........................................   D-F-130
 Combined Statement of Operations for the nine months ended September 30, 1997  ............   D-F-131
 Combined Statement of Cash Flows for the nine months ended September 30, 1997  ............   D-F-132
 Combined Statements of Stockholders' Equity for the nine months ended
  September 30, 1997 .......................................................................   D-F-133
 Notes to Combined Financial Statements ....................................................   D-F-134






                                     D-F-3

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
SFX Entertainment, Inc.

   We have audited the accompanying consolidated balance sheet of SFX Entertainment, Inc. and Subsidiaries as of September 30, 1997, and the related consolidated statements of operations and cash flows for the nine months then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Entertainment, Inc. and Subsidiaries at September 30, 1997, and the consolidated results of its operations and its cash flows for the nine months then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
January 16, 1998


                            See accompanying notes.

                                     D-F-4

                           SFX ENTERTAINMENT, INC.
                          CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997


ASSETS
Current assets:
 Cash and cash equivalents (Note 3)......................................  $  7,094,000
 Accounts receivable ....................................................     2,525,000
 Prepaid expenses and other current assets ..............................     2,570,000
                                                                          --------------
Total current assets ....................................................    12,189,000
Property and equipment, net .............................................    55,882,000
Goodwill, net ...........................................................    59,721,000
Investment in unconsolidated subsidiaries ...............................     1,324,000
Note receivable from employee............................................       900,000
Other assets (Note 3) ...................................................     5,454,000
                                                                          --------------
Total assets ............................................................  $135,470,000
                                                                          ==============
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Accounts payable .......................................................  $  1,620,000
 Accrued expenses .......................................................       777,000
 Deferred revenue .......................................................     4,095,000
 Income taxes payable ...................................................     4,107,000
 Current portion of long-term debt ......................................       922,000
 Current portion of deferred purchase consideration .....................       734,000
                                                                          --------------
Total current liabilities ...............................................    12,255,000
Long-term debt, less current portion ....................................    15,531,000
Deferred purchase consideration, less current portion ...................     3,490,000
Deferred income taxes ...................................................     2,816,000
Commitment and contingencies (Notes 4 and 9).............................            --
Shareholder's equity:
Capital to be contributed by SFX Broadcasting (Note 1)...................    97,726,000
Preferred Stock, $.01 par value, 1,000 shares authorized, none issued
 and outstanding ........................................................            --
Class A common stock, $.01 par value, 1,000 shares authorized, issued
 and outstanding ........................................................            --
Class B common stock, $.01 par value, 1,000 shares authorized, issued
 and outstanding ........................................................            --
Retained earnings .......................................................     3,652,000
                                                                          --------------
Total shareholder's equity ..............................................   101,378,000
                                                                          --------------
Total liabilities and shareholder's equity ..............................  $135,470,000
                                                                          ==============

                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENT OF OPERATIONS

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                 -----------------------------
                                                                   PREDECESSOR
                                                                   (UNAUDITED)
                                                                      1996           1997
                                                                 -------------- -------------
Concert revenue ................................................   $41,609,000    $74,396,000
OPERATING EXPENSES
Cost of concerts ...............................................    42,930,000     63,045,000
Depreciation and amortization ..................................       744,000      4,041,000
Corporate, general and administrative expenses, net of
 Triathlon fees of $1,693,000 in 1997 ..........................            --      1,307,000
                                                                 -------------- -------------
                                                                    43,674,000     68,393,000
                                                                 -------------- -------------
Income (loss) from operations ..................................    (2,065,000)     6,003,000
OTHER INCOME (EXPENSE)
Interest income ................................................       143,000        213,000
Interest expense ...............................................       (60,000)      (956,000)
Equity in pretax income of unconsolidated subsidiaries  ........       525,000      1,344,000
                                                                 -------------- -------------
Income (loss) before provision for income taxes ................    (1,457,000)     6,604,000
Provision for income taxes .....................................        80,000      2,952,000
                                                                 -------------- -------------
Net income (loss) ..............................................   $(1,537,000)   $ 3,652,000
                                                                 ============== =============

                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                  ------------------------------
                                                                    PREDECESSOR
                                                                    (UNAUDITED)
                                                                       1996            1997
                                                                  -------------- --------------
OPERATING ACTIVITIES:
Net income (loss)................................................   $(1,537,000)   $  3,652,000
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
 Depreciation and amortization ..................................       744,000       4,041,000
 Equity in pretax income of unconsolidated subsidiaries, net
 distributions received..........................................      (148,000)        458,000
 Changes in operating assets and liabilities, net of amounts acquired:
  Accounts receivable ...........................................      (317,000)     (1,019,000)
  Prepaid expenses and other current assets .....................      (513,000)     (2,419,000)
  Other asset....................................................        13,000        (275,000)
  Accounts payable and accrued expenses .........................     4,448,000        (311,000)
  Income taxes payable...........................................            --       3,379,000
  Deferred income taxes..........................................            --        (427,000)
  Deferred revenue ..............................................        71,000      (6,290,000)
                                                                  -------------- --------------
Net cash provided by (used in) operating activities..............     2,761,000         789,000
INVESTING ACTIVITIES:
 Purchase of concert promotion businesses, net of cash acquired              --     (69,645,000)
 Purchase of fixed assets .......................................            --      (2,352,000)
                                                                  -------------- --------------
Net cash used in investing activities............................            --     (71,997,000)
FINANCING ACTIVITIES:
 Capital to be contributed by SFX Broadcasting ..................            --      78,855,000
 Payment of debt ................................................            --        (553,000)
 Proceeds from issuance of Common Stock and capital
  contributions .................................................       613,000              --
 Due to stockholder .............................................        71,000              --
                                                                                 --------------
Net cash provided by financing activities .......................       684,000      78,302,000
                                                                  -------------- --------------
Net increase in cash and cash equivalents .......................     3,445,000       7,094,000
Cash and cash equivalents at beginning of period ................     2,905,000               0
                                                                  -------------- --------------
Cash and cash equivalents at end of period.......................   $ 6,350,000    $  7,094,000
                                                                  ============== ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest...........................................   $    60,000    $    897,000
                                                                  ============== ==============
Cash paid for income taxes.......................................   $    80,000    $         --
                                                                  ============== ==============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
o Issuance of 250,838 shares of Boardcasting's Class A Common Stock and assumption of $15.4 million of debt in connection with the Meadows acquisition and issuance of 62,792 shares of Broadcasting's Class A Common Stock and assumption of $1.6 million in connection with the Sunshine Promotions acquisition.
o The balance sheet includes certain assets and liabilities which have been or will be contributed to the Company prior to the Spin-Off.

                            See accompanying notes.

                                     D-F-7

                           SFX ENTERTAINMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

   SFX Entertainment, Inc. ("SFX" or the "Company") was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). During 1997, the following acquisitions were made:

 Delsener/Slater

   In January 1997, Broadcasting acquired Delsener/Slater Enterprises, Ltd. and affiliated companies ("Delsener/Slater"), a leading concert promotion company, for an aggregate consideration of approximately $27,600,000, including $2,900,000 for working capital and the present value of deferred payments of $3,000,000 to be paid without interest over five years and $1,000,000 to be paid without interest over ten years. Delsener/Slater has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey.

 Meadows

   In March 1997, the Company acquired the stock of certain companies which own and operate the Meadows Music Theater (the "Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, shares of Broadcasting Class A Common Stock with a value of approximately $7,500,000 and the assumption of approximately $15,400,000 in debt.

 Sunshine Promotions

   In June 1997, the Company acquired the stock of Sunshine Promotions, Inc. and certain other related Companies ("Sunshine Promotions"), one of the largest concert promoters in the Midwest for $53,900,000 in cash, $2,000,000 payable over five years, shares of Broadcasting Class A Common Stock issued and issuable over a two year period with a value of approximately $4,000,000 and the assumption of appoximately $1,600,000 of debt. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater ("Polaris"), a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

   The cash portion of these acquisitions were financed through intercompany loans from Broadcasting and were accounted for under the purchase method of accounting. The purchase prices have been preliminarily allocated to the assets acquired and are subject to change.

 Pending Spin-Off and Financing

   In August 1997, Broadcasting agreed to the merger among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of Broadcasting (the "Spin-Off"). The Company intends to consummate a senior credit facility and an offering of senior subordinated notes (collectively, the "Financing") prior to the consummation of the Spin-Off to finance certain pending acquisitions (see
Note 2). The Spin-Off is subject to certain conditions, including, among others: (i) the satisfaction of the Board of Directors of Broadcasting that Broadcasting's surplus would be sufficient to permit the Spin-Off under Delaware law, (ii) the acceptance for listing or trading of the Class A Common Stock of the Company, subject to official notice of issuance, on the American Stock Exchange or Nasdaq Stock Market, (iii) receipt of all necessary third party consents to the Spin-Off, and (iv) receipt of necessary Broadcasting stockholder approvals.

                                     D-F-8

                           SFX ENTERTAINMENT, INC.

    At or prior to the Spin-Off, pursuant to the Distribution Agreement, Broadcasting will contribute to the Company all of its concert and other live entertainment assets along with an allocation of working capital in an amount estimated by management of Broadcasting to be consistent with the proper operation of Broadcasting, and the Company will assume all of Broadcasting's liabilities pertaining to the live entertainment businesses, as well as certain other liabilities including the obligation to make change of control payments to certain employees of Broadcasting of approximately $5,800,000 as well as the obligation to indemnify one-half of certain of these employees' excise tax. At the time of the Broadcasting Merger, Broadcasting will contribute its positive Working Capital (as defined) to the Company. If Working Capital is negative, the Company must pay the amount of the shortfall to Broadcasting. Subsequent to September 30, 1997, Broadcasting advanced approximately $6,500,000 to the Company for use in connection with certain acquisitions and capital expenditures. Broadcasting may advance additional amounts to the Company prior to the consummation of the Spin-Off.

   The accompanying consolidated financial statements include the accounts of Delsener/Slater, Sunshine Promotions, the Meadows and certain assets and liabilities which have been or will be contributed by Broadcasting to the Company prior to the Spin-Off under the terms of the Broadcasting Merger agreement. Operating results associated with the assets and liabilities to be contributed are included herein. Corporate expenses represent an allocation from Broadcasting based on a method that management believes is reasonable. Intercompany transactions and balances among these companies have been eliminated in consolidation.

2. PENDING ACQUISITIONS

   In December of 1997, the Company entered into agreements to acquire the following live entertainment businesses:

      PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promoters of live entertainment in the United States, having the largest distribution network in the United States in each of its music, theater and specialized motor sports businesses (the "PACE Acquisition"), for total consideration of approximately $155,000,000 (including issuance of 1,500,000 shares of the Company's common stock valued by the parties at $20,000,000 and assumption of approximately $25,500,000 of debt). Under the terms of the agreement, additional cash consideration would be required if the deemed value of the Company's common stock was less than $13.33 per share as a result of changes in the consummation of acquisitions. In related transactions, the Company has agreed to acquire, for total consideration of $90,900,000 including cash, assumed liabilities and the assumption of 100% of the partnership's third party debt, the 66 2/3% ownership interests of Blockbuster Entertainment Corporation and Sony Music Entertainment Inc. in Amphitheater Entertainment Partnership, a partner of PACE in the Pavilion Partners venue partnership. PACE will then own 100% of Pavilion Partners.

      The PACE acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the PACE consideration stock received by such PACE seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers.

      Under the terms of an employment agreement to be entered into by the Company with an officer of PACE, the officer will have the right, two years from the date of the acquisition, to purchase PACE's motor sports division at fair value. If the motor sports division has been sold, he would be entitled to purchase PACE's theatrical division for the fair value. The Company has agreed to lend to PACE up to $25,000,000 for potential PACE acquisitions whether or not the PACE Acquisition is consummated.

                                     D-F-9

                           SFX ENTERTAINMENT, INC.

      The Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $91,500,000 (including issuance of 1,402,851 shares of common stock of the Company valued by the parties at $18,700,000) (the "Contemporary Acquisition"). The cash consideration to be paid for Contemporary is subject to a reduction of $10,500,000 should it not acquire the remaining 50% of Riverport Amphitheater Joint Venture. If any of the Contemporary sellers owns any shares of Class A Common Stock of the Company received in the Contemporary Acquisition on the second anniversary of the closing date and the average trading price of such stock over the 20-day period ending on such anniversary date is less than $13.33 per share, then the Company will make a one-time cash payment to each individual holding any such shares that is equal to the product of (i) the quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $13.33 divided by two, multiplied by (ii) the number of shares of Class A Common Stock of the Company received by such individual in the Contemporary Acquisition and owned as of such anniversary date.

      The Network Magazine Group ("Network Magazine"), a leading publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment ("SJS"), a leading provider of air-time research to the radio broadcasting industry and independent producer and distributor of music-related radio programs and services which it exchanges with radio broadcasters for commercial air-time sold, in turn, to national network advertisers (the "Network Acquisition"), for total consideration of approximately $62,000,000 (including issuance of approximately 750,000 shares of common stock of the Company valued by the parties at $10,000,000). The Company is also obligated to pay the sellers an additional payment based on EBITDA, as defined, generated on a combined basis by Network Magazine and SJS in 1998, up to a maximum of $14,000,000.

      BG Presents ("BGP"), one of the oldest promoters of, and owner-operators of venues for, live entertainment in the United States, and a leading promoter in the San Francisco Bay area (the "BGP Acquisition"), for total consideration of approximately $68,300,000 subject to adjustment based on BGP's working capital and long-term debt (including issuance of approximately 563,000 shares of common stock of the Company valued by the parties at $7,500,000). The sellers of BGP have agreed to provide net working capital (as defined) at the closing in an amount equal to or greater than long-term debt.

      Concert/Southern Promotions ("Concert/Southern"), the leading promoter of live music events in the Atlanta, Georgia metropolitan area (the "Concert/Southern Acquisition"), for total consideration of approximately $16,600,000 (including payment of the present value of a $1,600,000 deferred liability).

   The PACE Acquisition, the Contemporary Acquisition, the Network Acquisition, the BGP Acquisition and the Concert/Southern Acquisition are collectively referred to herein as the "Pending Acquisitions."

   The Company expects to complete all of the Pending Acquisitions as soon as practicable after the Financing and prior to the Broadcasting Merger. Each of the Pending Acquisition agreements other than Concert/Southern provide that, should the Spin-Off not occur prior to July 1, 1998, the sellers' may require the Company to repurchase the shares of the Company's common stock issued to the sellers for $13.33 each.

                                     D-F-10

                           SFX ENTERTAINMENT, INC.

    The following unaudited pro forma summary presents the consolidated results of operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 as if the acquisitions for any given period and the subsequent period had occurred at the beginning of such period after giving effect to certain adjustments, including amortization of goodwill and interest expense on the acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of that date or of results which may occur in the future.

                                 PRO FORMA
                     IN THOUSANDS EXCEPT PER SHARE DATA
                                (UNAUDITED)
                   -------------------------------------
                       NINE MONTHS
                          ENDED           YEAR ENDED
                   SEPTEMBER 30, 1997  DECEMBER 31, 1996
                   ------------------ ------------------
Revenues..........    $500,843,000       $552,365,000
                   ================== ==================
Net income
 (loss)...........    $    625,000       $(32,557,000)
                   ================== ==================

3. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Cash and Cash Equivalents

   The Companies consider all investments purchased with a maturity of three months or less to be cash equivalents. Included in cash and cash equivalents is $1,718,000 of cash which has been deposited in a separate account and will be used to fund committed capital expenditures at PNC Bank Arts Center.

 Property and Equipment

   Land, buildings and improvements and furniture and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements  .... 7-40 years
Furniture and equipment ........ 5-7 years

   Leasehold improvements represents the capitalized costs to renovate the Jones Beach Theatre. The costs to renovate the theatre included permanent seats, a new stage and lavatory facilities. These costs are being amortized over the term of the lease.

 Goodwill

   Goodwill as of September 30, 1997 was $59,721,000, which is net of accumulated amortization of $1,789,000. Goodwill is being amortized using the straight-line method over 15 years. Management reviews the carrying value of goodwill against anticipated cash flows to determine whether the carrying amount will be recoverable.

 Other Assets

   Other assets includes $5,093,000 of costs associated with acquiring the right to receive fees from Triathlon Broadcasting Company ("Triathlon"), an affiliate, for certain financial consulting, marketing and administrative services provided by the Company to Triathlon. Under the terms of the agreement, the Company has agreed to provide consulting and marketing services to Triathlon for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees to be earned in respect of transactional investment banking services. These fees, which are recorded as a reduction of corporate, general and administrative expenses, will fluctuate based upon the level of acquisition and financing activity of Triathlon. The cost of acquiring the fees is being amortized over the term of the agreement which expires on June 1, 2005.

                                     D-F-11

                           SFX ENTERTAINMENT, INC.

  Revenue Recognition

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters.

   Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred revenue until the event occurs.

 Risks and Uncertainties

   Accounts receivable are due principally from ticket companies and venue box offices. These amounts are typically collected within 20 days of a performance. Generally, management considers these accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. Certain other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required. Management believes that no allowance for doubtful accounts is required at September 30, 1997.

   The Company had agreements with various trade unions which have expired. The trade unions are currently working under the old agreements and the Company and the unions are in the process of negotiating new agreements.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities.

   Under a tax sharing agreement, the Company will agree to pay to Broadcasting the amount of the tax liability of the combined Broadcasting/SFX group to the extent properly attributable to the Company for the period up to and including the Spin-Off, and will indemnify Broadcasting for any tax adjustment made in subsequent years that relates to taxes properly attributable to the Company during the period prior to and including the Spin-Off. Broadcasting, in turn, will indemnify the Company for any tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to Broadcasting (excluding any taxes relating to the Company) during the period prior to and including the Spin-Off. The Company will be responsible for any taxes of Broadcasting resulting from the Spin-Off to the extent such taxes result from a gain on the distribution that exceeds the available net operating loss carryforwards of Broadcasting and the Company.

   The Company calculates its tax provision on a separate company basis.

                                     D-F-12

                           SFX ENTERTAINMENT, INC.

4. CONNECTICUT DEVELOPMENT AUTHORITY ASSISTANCE AGREEMENT

   On September 12, 1994, the Connecticut Development Authority ("CDA") entered into a non-recourse assistance agreement with the Meadows whereby the CDA provided grant funds for the construction and development of the Meadows through the issuance of State of Connecticut General Fund Obligation Bonds (GFO Bonds). The Meadows received bond proceeds of $8,863,000. Pursuant to such agreement, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual debt service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual debt service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual debt service under the GFO Bonds. An operating shortfall did not exist for the year ended December 31, 1996 and is not expected to exist for the year ending December 31, 1997. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual debt service requirements, including interest, on the GFO Bonds for each of the next five years and thereafter are as follows:

 YEAR             AMOUNT
-------------  ------------
1997 .........  $   185,000
1998 .........      739,000
1999 .........      737,000
2000 .........      739,000
2001 .........      740,000
Thereafter  ..   16,585,000
               ------------
                $19,725,000
               ============

   The assistance agreement requires an annual attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note
5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

5. LONG-TERM DEBT

   As of September 30, 1997, the Company's long-term debt consisted of the following:

Meadows CDA Mortgage Loan .........  $ 7,440,000
Meadows Concession Agreement
 Loans.............................    5,931,000
Meadows CDA Construction Loan  ....      850,000
Murat notes payable................      790,000
Meadows note payable ..............      694,000
Polaris note payable ..............      221,000
Capital Lease Obligations..........      527,000
                                    ------------
                                      16,453,000
 Less Current Portion..............     (922,000)
                                    ------------
                                     $15,531,000
                                    ============

                           SFX ENTERTAINMENT, INC.

 Meadows CDA Mortgage Loan

   On September 12, 1994, the CDA entered into a construction mortgage loan agreement for $7,685,000 with the Company. The purpose of the loan was to finance a portion of the construction and development of the Meadows. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019.

   The loan is collateralized by a lien on the Meadows' assets. The loan was secured by an irrevocable standby letter of credit issued by the Company in the amount of $785,000.

 Meadows Concession Agreement Loans

   In connection with the Meadows' concession agreement, the concessionaire loaned the Company $4,500,000 in 1995 to facilitate the construction of the amphitheater. Principal and interest, at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly concession commission payment. As of September 30, 1997, the outstanding balance was $4,355,000.

   During 1995, the concessionaire loaned the Company an additional $1,000,000. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly concession commission payment through December 20, 2002. As of September 30, 1997, the outstanding balance was $715,000.

   The concession agreement also required the Company to supply certain equipment to the concessionaire at the Company's expense. The cost of the equipment purchased by the concessionaire was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185. However, the Company is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of September 30, 1997, the outstanding balance was $861,000.

 Meadows CDA Construction Loan

   In March 1997, the Company entered into a $1,500,000 loan agreement with the CDA of which $1,000,000 was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Company is required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13,000,000 on or before March 1 of each calendar year commencing March 1, 1998.

 Murat Notes Payable

   The Company has two loans payable to the Massachusetts Avenue Community Development Corporation (MAC), an $800,000 non-interest bearing note and a $1,000,000 note. Principal payments on the non-interest bearing note are the lesser of $0.15 per ticket sold during fiscal year or remaining net cash flow, as defined. Interest on the other note is calculated annually and is equal to the lesser of (1) $0.10 per ticket sold during the fiscal year, (2) prime plus 1% or (3) remaining net cash flow, as defined. Interest and principal on the $1,000,000 note is payable at the lesser of $0.10 per ticket sold during fiscal year or remaining net cash flow, as defined. The present value of the two loans is $790,000 as of September 30, 1997.

                                     D-F-14

                           SFX ENTERTAINMENT, INC.

    Provisions of the $800,000 note payable requires the Murat to continue making payments after the principal has been paid down equal to the lesser of $0.15 per ticket sold during the fiscal year or remaining cash flow. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the theatre.

 Meadows Note Payable

   Under the terms of a Meadows ticket and sales agreement, a vendor loaned the Company $824,500 and pays the Company an annual fee of $140,000 for nine years commencing in March 1996. Proceeds from the annual fee are used by the Company to make the annual principal and interest payments. As of September 30, 1997, the outstanding balance was $694,000.

 Polaris Note Payable

   In 1994, a concessionaire advanced Sunshine Promotions $500,000 to be used in the construction of the Polaris Amphitheater. The advance is interest free and is payable in annual installments of $25,000 beginning in 1994 for a period of 20 years. As of September 30, 1997, the net present value of the advance was $221,000.

 Capital Lease Obligations

   The Company has entered into various equipment leases totaling $527,000. Interest on the leases range from 6.5% to 18.67%.

   Principal maturities of the long-term debt, notes payable and capital lease obligations over the next five years as of September 30, 1997 are as follows:

                 LONG-TERM DEBT AND   CAPITAL LEASE
SEPTEMBER 30,       NOTES PAYABLE      OBLIGATIONS
---------------  ------------------ ---------------
1998............      $751,000          $171,000
1999 ...........       768,000           161,000
2000 ...........       747,000           121,000
2001 ...........       527,000            74,000
2002 ...........       558,000

6. PROPERTY AND EQUIPMENT

   The Company's property and equipment, net of accumulated amortization, as of September 30, 1997 consisted of the following:

Land.......................  $ 8,750,000
Building and improvements     40,484,000
Furniture and equipment  ..    5,518,000
Leasehold improvements  ...    2,676,000
                            -------------
                              57,428,000
Accumulated depreciation ..   (1,546,000)
                            -------------
                             $55,882,000
                            =============

                                     D-F-15

                           SFX ENTERTAINMENT, INC.

 7. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

   The Company is a 49% partner in a general partnership which subleases a theater located in New York City. Income associated with the promotion of concerts at this theater is recorded as concert revenue. Any such promotion revenue recognized reduces the Company's share of the partnership's profits. The Company is also a one-third partner in GSAC Partners, a general partnership through which it shares in the income or loss of the PNC Bank Arts Center at varying percentages based on the partnership agreement. The Company records these investments on the equity method.

   The following is a summary of the unaudited financial position and results of operations of the Company's equity investees as of and for the nine months ended September 30, 1997:


Current assets..........................  $ 3,300,000
Property, plant and equipment ..........    1,217,000
Other assets ...........................      347,000
                                         -------------
Total assets............................  $ 4,864,000
                                         =============

Current liabilities.....................  $ 1,150,000
Partners' capital ......................    3,714,000
                                         -------------
Total liabilities and partners'
 capital................................  $ 4,864,000
                                         =============

Revenue ................................  $18,622,000
Expenses ...............................   16,020,000
                                         -------------
Net income..............................  $ 2,602,000
                                         =============


   The equity income recognized by the Company represents the appropriate percentage of investment income less amounts reported in concert revenues for shows promoted by the Company at these theaters.

8. INCOME TAXES

   The provision for income taxes for the nine months ended September 30, 1997 is summarized as follows:

CURRENT:
 Federal....  $3,041,000
 State......     338,000
DEFERRED:
 Federal....    (384,000)
 State......     (43,000)
             ------------
Total.......  $2,952,000
             ============

                                     D-F-16

                           SFX ENTERTAINMENT, INC.

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax liabilities as of September 30, 1997 are as follows:

 Deferred tax liabilities:
 Depreciable assets.........  $2,755,000
 Deferred compensation .....      61,000
                             ------------
 Net deferred tax
 liability..................  $2,816,000

   The effective rate varies from the statutory Federal income tax rate as follows:

Income taxes at the statutory rate ..  $2,245,000
Nondeductible amortization...........     370,000
Travel and entertainment.............      13,000
State and local income taxes (net of
 Federal benefit) ...................     324,000
                                      ------------
Total provision......................  $2,952,000


9. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

   Pursuant to the terms of the Spin-Off, upon the consummation of the Broadcasting Merger, the Company will assume all obligations under any employment agreements or arrangements between Broadcasting and any employee of the Company.

   While the Company is involved in several suits and claims in the ordinary course of business, the Company is not now a party to any legal proceeding that the Company believes would have a material adverse effect on its business.

   The Company's operating leases includes primarily leases with respect to an amphitheater, office space and land. Total rent expense was $1,773,000 for the nine months ended September 30, 1997. The lease terms range from 3 to 37 years. The future minimum rental payments for the next five years and thereafter are as follows:

                       YEARS ENDED
                      SEPTEMBER 30,
                     ---------------
1998................   $ 3,121,000
1999 ...............     3,812,000
2000 ...............     1,622,000
2001 ...............     1,630,000
2002 ...............     1,630,000
2003 and
 thereafter.........    12,962,000
                     ---------------
                       $24,777,000
                     ===============

   The Company has committed to expansion projects at the Jones Beach Theater and PNC Bank Arts Center which are expected to be completed in June 1998 and to cost approximately $14,000,000 and $3,000,000, respectively.

   As of September 30, 1997, outstanding letters of credit for $1,110,000 were issued by banks on behalf of the Company as security for loans and the rental of theaters.

                                     D-F-17

                           SFX ENTERTAINMENT, INC.

   In connection with the acquisition of Delsener/Slater, Broadcasting entered into an employment agreement with each of Ron Delsener and Mitch Slater pursuant to which each of Messrs. Delsener and Slater serve as Co-Presidents and Co-Chief Executive Officers of Delsener/Slater. Each of the employment agreements continue until December 31, 2001 unless terminated earlier by the Company for cause or voluntarily by Mr. Delsener or Mr. Slater.

   In certain cases, Messrs. Delsener and Slater have rights to purchase the outstanding capital stock of Delsener/Slater for fair market value as defined in their employment agreements.

   Additionally, in the case of a return event, as defined, which may be deemed to include the Spin-Off, the Broadcasting Merger and related transactions, Messrs. Delsener and Slater have the right to receive a portion of the excess of the proceeds of the return event over a fixed amount determined in reference to the original purchase price for Delsener/Slater, all as calculated pursuant to the Delsener/Slater Employment Agreements. Management believes that, with respect to the Spin-Off, the Broadcasting Merger and related transactions, no payment will accrue to Mr. Delsener or Mr. Slater pursuant to their employment agreements.

   The employment agreements further provide that Messrs. Delsener and Slater shall be paid annual bonuses determined with reference to Delsener/Slater profits, as defined, for the immediately preceding year. Management believes that no such bonus was earned for the nine months ended September 30, 1997. However, the amount of any such bonuses which may accrue to Messrs. Delsener and Slater in the future will not be available to the Company to apply to debt service.

   Messrs. Delsener and Slater and the Company are in the process of negotiating amendments to their employment agreements to reflect, among other things, the changes to the business of the Company as a result of the Pending Acquisitions and the Spin-Off, and each of Messrs. Delsener and Slater have agreed in principle to waive any rights which may accrue in connection with the Broadcasting Merger or the Spin-Off. The Company also expects, in connection with the foregoing, to negotiate mutually satisfactory amendments to certain of Messrs. Delsener's and Slater's compensation arrangements, including bonus and profit sharing provisions.

10. RELATED PARTY TRANSACTIONS

   The Company's Executive Vice President, General Counsel and Director is Of Counsel to the law firm of Baker & McKenzie. Baker & McKenzie serves as counsel to the Company in certain matters. Baker & McKenzie compensates the executive based, in part, on the fees it receives from providing legal services to the Company and other clients originated by the executive.

11. CAPITAL STOCK

   Subject to the approval of shareholders of Broadcasting, holders of Class A Common Stock will be entitled to one vote and holders of Class B Common Stock will be entitled to ten votes on all matters submitted to a vote of shareholders except for (a) the election of directors, (b) with respect to any "going private" transaction involving the Chairman and (c) as otherwise provided by law.

   The Board of Directors has the authority to issued preferred stock and will fix the designations and rights at the time of issuance.

12. DEFINED CONTRIBUTION PLAN

   The Company sponsors a 401(k) defined contribution plan in which most full-time employees are eligible to participate. The Plan presently provides for discretionary employer contributions. There were no contributions in 1997.

                                     D-F-18

                           SFX ENTERTAINMENT, INC.

 13. SUBSEQUENT EVENTS (UNAUDITED)

   During January 1998, in connection with certain executive officers entering into employment agreements with the Company, the Board of Directors, upon recommendation of the Compensation Committee, agreed to grant the executive officers an aggregate of 650,000 shares of the Company's Class B Common Stock and 190,000 shares of the Company's Class A Common Stock. Such shares will be issued on or about the effective date of the Spin-Off. A substantial non-cash charge to earnings will be recorded by the Company at the time of the Spin-Off based on the fair value of the shares issued.

   In addition, the Board, upon recommendation of the Compensation Committee, has approved the issuance of stock options exercisable for 245,000 shares of the Company's Class A Common Stock. The options will vest over five years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the five-year period to the extent that the fair value of the Company's Class A Common Stock exceeds the exercise price.

   Further, the Board of Directors has approved the issuance of shares of the Company's Class A Common Stock to holders of stock options or stock appreciation rights ("SARs") of Broadcasting as of the Spin-Off record date, whether or not vested. The issuance was approved to allow such holders of these options or SARs to participate in the Spin-Off in a similar manner to holders of Broadcasting's Class A Common Stock. Additionally, many of the option holders will become officers, directors and employees of the Company.












                                     D-F-19

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Delsener/Slater Enterprises, Ltd.

   We have audited the accompanying combined balance sheets of Delsener/Slater Enterprises, Ltd. and Affiliated Companies as of December 31, 1996 and 1995, and the related combined statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Delsener/Slater Enterprises, Ltd. and Affiliated Companies at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
October 2, 1997

                                     D-F-20

                     DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES

                           COMBINED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                      ---------------------------
                                                                           1995          1996
                                                                      ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................  $ 2,905,449    $ 5,253,193
 Accounts receivable ................................................           --        158,748
 Prepaid expenses and other current assets ..........................      116,613        778,768
                                                                      ------------- -------------
Total current assets ................................................    3,022,062      6,190,709
Investments in unconsolidated subsidiaries, principally GSAC partners
 in 1996 (Note 2) ...................................................       37,492        457,903
Property, plant and equipment:
 Leasehold improvements .............................................    6,726,317      6,726,317
 Furniture and equipment ............................................      132,445        130,846
                                                                      ------------- -------------
                                                                         6,858,762      6,857,163
 Accumulated depreciation and amortization ..........................   (3,880,506)    (4,626,531)
                                                                      ------------- -------------
                                                                         2,978,256      2,230,632
                                                                      ------------- -------------
Total assets ........................................................  $ 6,037,810    $ 8,879,244
                                                                      ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accrued officers' salary expense ...................................  $ 1,186,880    $ 5,950,123
 Accounts payable and other accrued expenses ........................      101,191         97,029
 Advances and deferred income .......................................        1,880         17,672
 Prepaid memberships ................................................       17,710         30,413
 Due to stockholder (Note 3) ........................................    1,830,000      1,877,465
                                                                      ------------- -------------
Total current liabilities ...........................................    3,137,661      7,972,702
Combined stockholders' equity (Note 4) ..............................    2,900,149        906,542
                                                                      ------------- -------------
Total liabilities and stockholders' equity ..........................  $ 6,037,810    $ 8,879,244
                                                                      ============= =============

                            See accompanying notes.

                                     D-F-21

                     DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES

                      COMBINED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------
                                             1994            1995           1996
                                        -------------- --------------  -------------
OPERATING REVENUES
Concert revenue .......................   $92,785,420    $47,566,304    $50,361,556
Cost of concerts ......................    83,360,563     39,690,805     41,584,365
                                        -------------- --------------  -------------
                                            9,424,857      7,875,499      8,777,191
OPERATING EXPENSES
Officers' salary expense ..............     4,254,292      3,963,940      6,388,247
Depreciation and amortization .........       755,238        750,083        746,505
General and administrative expenses  ..     2,983,740      3,523,569      2,714,099
                                        -------------- --------------  -------------
                                            7,993,270      8,237,592      9,848,851
                                        -------------- --------------  -------------
(Loss) income from operations .........     1,431,587       (362,093)    (1,071,660)
OTHER INCOME (EXPENSE)
Interest income .......................       137,966        177,561        198,052
Interest expense ......................      (144,000)      (144,000)       (60,000)
Equity income (loss) from investments          (8,422)       488,372        524,544
                                        -------------- --------------  -------------
Income before income taxes.............     1,417,131        159,840       (409,064)
INCOME TAXES
State and local taxes..................         4,882         12,610        106,297
                                        -------------- --------------  -------------
Net income (loss) .....................   $ 1,412,249    $   147,230    $   (515,361)
                                        ============== ==============  =============

                            See accompanying notes.

                                     D-F-22

                     DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES

                      COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------
                                                            1994          1995           1996
                                                       ------------- -------------  -------------
OPERATING ACTIVITIES
Net income (loss) ....................................   $1,412,249    $   147,230   $   (515,361)
Adjustment to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization .......................      755,238        750,083       746,505
 Equity in pretax income of partnerships, net of
  distributions received .............................       73,229          2,447        15,885
 Changes in operating assets and liabilities:
  Accounts receivable ................................      240,973        384,154      (158,748)
  Prepaid expenses and other current assets  .........     (389,203)       378,770      (662,155)
  Accrued officers' salary expense, accounts payable
   and accrued expenses ..............................    1,291,936     (1,326,542)    4,759,546
  Advances and deferred income........................         (545)      (433,998)       15,792
  Prepaid memberships.................................       (7,816)        (5,000)       12,703
  Sponsors advances payable...........................     (416,915)      (350,000)           --
                                                       ------------- -------------  -------------
Net cash provided by (used in) operating activities ..    2,959,146       (452,856)    4,214,167
INVESTING ACTIVITIES
Investment in GSAC Partnership........................           --             --      (436,296)
Proceeds from disposals of fixed assets...............           --             --         1,119
                                                       ------------- -------------  -------------
Net cash used in investing activities.................           --             --      (435,177)
FINANCING ACTIVITIES
Proceeds from the issuance of common stock and
 capital contribution ................................       30,000             --       151,993
Due to stockholder....................................       30,000             --        47,000
Distributions paid....................................     (536,596)      (215,787)   (1,630,239)
                                                       ------------- -------------  -------------
Net cash used in financing activities.................     (476,596)      (215,787)   (1,431,246)
                                                       ------------- -------------  -------------
Net increase (decrease) in cash and cash equivalents .    2,482,550       (668,643)    2,347,744
Cash and cash equivalents at beginning of year .......    1,091,542      3,574,092     2,905,449
                                                       ------------- -------------  -------------
Cash and cash equivalents at end of year..............   $3,574,092    $ 2,905,449   $ 5,253,193
                                                       ============= =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest................................   $  144,000    $   144,000   $    60,000
                                                       ============= =============  =============
Cash paid for income taxes............................   $    4,882    $    12,610   $   106,297
                                                       ============= =============  =============

                            See accompanying notes.

                     DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES

                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

January 1, 1994 ...........................................  $ 2,063,053
 Distributions to stockholder .............................     (536,596)
 Issuance of common stock (Note 4) ........................       30,000
 Net income ...............................................    1,412,249
                                                            -------------
December 31, 1994 .........................................    2,968,706
 Distribution to stockholder ..............................     (215,787)
 Net income ...............................................      147,230
                                                            -------------
December 31, 1995 .........................................    2,900,149
 Distributions to stockholder .............................   (1,630,239)
 Issuance of common stock and capital contribution (Note
  4) ......................................................      151,993
 Net loss .................................................     (515,361)
                                                            -------------
December 31, 1996 .........................................  $   906,542
                                                            =============




























                            See accompanying notes.

                                     D-F-24

                    DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Delsener/Slater Enterprises, Ltd. (the "Company," formerly known as Ron Delsener Enterprises, Ltd.), Beach Concerts, Inc., Connecticut Concerts, Inc., Ardee Productions, Ltd., Ardee Festivals NJ, Inc., Dumb Deal, Inc., In-House Tickets, Inc., Broadway Concerts, Inc. and Exit 116 Revisited, Inc. (collectively, the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are presented on a combined basis to reflect common ownership by Ron Delsener.

   The Companies principally promote musical events in the New York, New Jersey and Connecticut area. Beach Concerts, Inc.'s principal income from operations originates from the operation of the Jones Beach Theatre, located in Wantagh, New York. The Companies earn promotion income in two ways: either a fixed fee for organizing and promoting an event or an arrangement that entitles them to a profit percentage based on a predetermined formula.

   Broadway Concerts, Inc. is a 49% partner in a general partnership which subleases a theater located in New York City. Income associated with the promotion of concerts at this theater is recorded as concert revenue. Any such promotion revenue recognized reduces the Company's share of the partnership's profits. Exit 116 Revisited, Inc. is a one-third partner in GSAC Partners, a general partnership through which it shares in the income or loss of the PNC Bank Arts Center (formerly known as the Garden State Arts Center) at varying percentages based on the partnership agreement. Exit 116 Revisited, Inc. invested $436,296 in 1996 for its share of GSAC Partners. The Companies record these investments on the equity method.

 Leasehold Improvements, Furniture and Equipment

   Leasehold improvements represents the capitalized costs to renovate the Jones Beach Theatre. The costs to renovate the theatre included permanent seats, a new stage and lavatory facilities. These costs are being amortized over the term of the lease. Furniture and equipment are valued at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets.

 Cash and Cash Equivalents

   The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Concentration of Risk

   As of December 1996 and 1995, the Companies have cash equivalents of approximately $3,461,000 and $1,070,000, respectively, primarily at an uninsured financial institution. The Companies maintain a policy whereby funds are transferred daily into uninsured municipal accounts.

 Income Taxes

   All of the Companies, except Ardee Festivals NJ, Inc. and In-House Tickets, Inc., have elected to be taxed as S Corporations as provided in
Section 1362(a) of the Internal Revenue Code. As such, the corporate income or loss and credits are passed to the stockholders and combined with their personal income and deductions to determine taxable income on their individual federal tax returns.

   Business income of an S Corporation is subject to a corporate level tax on income derived in New York, New Jersey and Connecticut. The corporate tax rates for S Corporations in New York State, New Jersey and Connecticut are approximately one and one-half percent (1.5%), approximately two and

                                     D-F-25

                    DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES

              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

four-tenths percent (2.4%) and eleven and one-half percent (11.5%), respectively. New York City does not recognize S Corporation status. Provisions of $106,297, $12,610 and $4,882 have been recorded for 1996, 1995 and 1994 for state and local income taxes, respectively.

 Risks and Uncertainties

   Accounts receivable are due from ticket vendors and venue box offices. These amounts are typically collected within 20 days of a performance. Management considers accounts receivable to be fully collectible;
accordingly, no allowance for doubtful accounts is required.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. INVESTMENTS

   The following is a summary of the unaudited financial position and results of operations of the Companies' equity investees (GSAC Partners--1996 only) as of and for the years ended December 31, 1994, 1995 and 1996:

                                               1994          1995           1996
                                          ------------- -------------  -------------
Current assets ..........................   $  328,177    $  214,947    $   756,491
Property, plant and equipment ...........      138,467       121,620        239,290
Other assets ............................           --            --        819,124
                                          ------------- -------------  -------------
Total assets ............................   $  466,644    $  336,567    $ 1,814,905
                                          ============= =============  =============
Current liabilities .....................   $  398,620    $  264,531    $ 1,534,380
Partners' capital .......................       68,024        72,036        280,525
                                          ------------- -------------  -------------
Total liabilities and partners' capital     $  466,644    $  336,567    $ 1,814,905
                                          ============= =============  =============
Revenue .................................   $2,505,595    $4,058,522    $16,037,410
Expenses ................................    2,524,088     2,954,028     14,624,036
                                          ------------- -------------  -------------
Net income (loss) .......................   $   (18,493)  $1,104,494    $ 1,413,374
                                          ============= =============  =============

   The equity income recognized by the Companies represents the appropriate percentage of investment income less amounts reported in concert revenues for shows promoted at theaters run by the Companies.

3. DUE TO STOCKHOLDER

   Due to stockholder represents the balance due to Ronald Delsener on his advances to renovate the Jones Beach Theatre (the "Jones Beach Loan") and the PNC Bank Arts Center (the "PNC Loan"). The Companies paid interest at 8% per annum on the Jones Beach Loan, which was repaid in May 1996. The PNC Loan, which was originated in 1996, was repaid in connection with the acquisition by SFX Broadcasting, Inc. ("Broadcasting") in 1997. (See Note 7).

                                     D-F-26

                    DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES

              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 4. COMMON STOCK

   The corporations' stock and tax status are as follows:

                                        TAX        SHARES     SHARES     PAR
                                       STATUS    AUTHORIZED   ISSUED    VALUE
                                     --------- ------------  -------- -------
Delsener/Slater Enterprises, Ltd.  .  S-Corp.        100        10      None
Beach Concerts, Inc. ...............  S-Corp.      2,500        10      None
Connecticut Concerts, Incorporated    S-Corp.      5,000        10      None
Ardee Productions, Ltd. ............  S-Corp.        100        10      None
Ardee Festivals NJ, Inc. ...........  C-Corp.      2,500        10      None
Dumb Deal, Inc. ....................  S-Corp.        100        10      $.01
In-House Tickets, Inc. .............  C-Corp.        200        10      None
Broadway Concerts, Inc. ............  S-Corp.      2,500        10      None
Exit 116 Revisited, Inc. ...........  S-Corp.        200        10      None

   In 1994, there was an issuance of common stock for Broadway Concerts, Inc. for $20,000 and Connecticut Concerts, Inc. for $10,000. In 1996, there was an initial issuance of the common stock of Dumb Deal, Inc. for $100,109 and a capital contribution of $51,884 by Ron Delsener into Connecticut Concerts, Inc.

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease office facilities and concert venues under noncancellable leases which expire at various dates through 1999. Such leases contain various operating escalations and renewal options.

   Total rent expense for the years ended December 31, 1996, 1995 and 1994 under operating leases was $875,000, $835,000 and $823,333, respectively.

   Future minimum lease payments under noncancellable operating leases as of December 31, 1996 are as follows:

1997 ...  $  837,500
1998 ...     775,000
1999 ...     820,000
         -----------
          $2,432,500
         ===========

 Unions

   The Companies had agreements with various trade unions which have expired. The trade unions are currently working under the old agreements and the Companies and the unions are in the process of negotiating new agreements.

 Other Matters

   As of December 31, 1996, outstanding letters of credit for approximately $400,000 were issued by banks on behalf of the Companies for the rental of theaters.

6. SUBSEQUENT EVENTS

   In January 1997, Broadcasting purchased 100% of the capital stock of the Companies for aggregate consideration of approximately $26.6 million, including $2.9 million for working capital and the present value of deferred payments of $3 million to be paid, without interest, over five years, and $1 million to be paid, without interest, over ten years.

                                     D-F-27

                    DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES

              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

    In March 1997, the Company consummated the acquisition of certain companies which collectively own and operate the Meadows Music Theater in Hartford, Connecticut for $0.9 million in cash, shares of Broadcasting's Class A common stock with a value of approximately $7.5 million and the assumption of approximately $15.4 million of debt.



































                                     D-F-28

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Connecticut Performing Arts, Inc. and the Partners of Connecticut Performing Arts Partners:

   We have audited the accompanying combined balance sheets of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners (collectively, the Company) as of December 31, 1996 and 1995, and the related combined statements of operations, shareholders' and partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1995 and 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
March 21, 1997


                                     D-F-29

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                           COMBINED BALANCE SHEETS

                                                                      AS OF DECEMBER 31,
                                                                 ----------------------------
                                                                      1995          1996
                                                                 ------------- -------------
ASSETS:
Current assets:
Cash ...........................................................  $    63,061    $     6,778
Accounts receivable.............................................      192,382        152,205
Accounts receivable--related party..............................      124,700        226,265
Prepaid interest ...............................................       54,982         54,279
Prepaid insurance ..............................................       69,797         87,869
Other current assets ...........................................       21,156         60,784
Deposit ........................................................           --        110,000
Subscription receivable ........................................          100            100
                                                                 ------------- -------------
  Total current assets .........................................      526,178        698,280
                                                                 ------------- -------------

Plant and equipment:
Building and building improvements .............................   14,127,632     14,208,153
Furniture, fixtures and equipment ..............................    1,899,041      1,973,911
Leasehold improvements .........................................    1,221,069      1,224,071
                                                                 ------------- -------------
                                                                   17,247,742     17,406,135
Less: Accumulated depreciation and amortization ................     (408,897)    (1,620,297)
                                                                 ------------- -------------
                                                                   16,838,845     15,785,838
                                                                 ------------- -------------
Other assets:
Deferred costs, net of accumulated amortization of $503,766 and
 $165,300 in 1996 and 1995, respectively .......................    2,453,553      2,115,087
Deposit ........................................................      110,000             --
Other ..........................................................           --          2,332
                                                                 ------------- -------------
  Total other assets ...........................................    2,563,553      2,117,419
                                                                 ------------- -------------
                                                                  $19,928,576    $18,601,537
                                                                 ============= =============
LIABILITIES AND SHAREHOLDERS' AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable ...............................................  $   915,280    $   908,986
Accrued expenses ...............................................    1,356,132        655,207
Deferred income ................................................      679,476        737,440
Notes payable ..................................................    1,100,000      1,450,000
Current portion of long-term debt and capital lease obligations       493,362        824,800
                                                                 ------------- -------------
  Total current liabilities ....................................    4,544,250      4,576,433
                                                                 ------------- -------------
Long-term debt and capital lease obligations,
 less current portion ..........................................   13,398,700     13,982,196
                                                                 ------------- -------------
COMMITMENTS AND CONTINGENCIES
 (Notes 2, 4, 5, 6, 9 and 10)

Shareholders' and Partners' Equity (Deficit):
Shareholders' equity--
 Common stock...................................................        1,000          1,000
 Series A Preferred Stock.......................................    1,346,341      1,372,174
 Series B Preferred Stock.......................................    1,250,000      1,250,000
 Accumulated deficit............................................     (273,114)    (1,999,823)
Partners' equity (deficit)......................................     (338,601)      (580,443)
                                                                 ------------- -------------
  Total shareholders' and partners' equity (deficit)  ..........    1,985,626         42,908
                                                                 ------------- -------------
                                                                  $19,928,576    $18,601,537
                                                                 ============= =============

The accompanying notes are an integral part of these combined financial statements.

                                     D-F-30

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                      COMBINED STATEMENTS OF OPERATIONS

                                       YEAR ENDED DECEMBER 31,
                                --------------------------------------
                                  1994        1995           1996
                                ------- --------------  -------------
Operating revenues:
Concert revenue ...............   $ --    $ 6,830,681    $ 8,122,797
Cost of concerts ..............     --     (5,524,043)    (6,191,777)
                                ------- --------------  -------------
                                    --      1,306,638      1,931,020
Ancillary income ..............     --      1,431,577      2,052,592
                                ------- --------------  -------------
                                    --      2,738,215      3,983,612
                                ------- --------------  -------------
Operating expenses:
General and administrative ....     --      3,068,162      3,080,914
Depreciation and amortization       --        574,197      1,549,894
Other .........................     32         20,046         33,577
                                ------- --------------  -------------
                                    32      3,662,405      4,664,385
                                ------- --------------  -------------
  Loss from operations.........    (32)      (924,190)      (680,773)
Other income (expense):
Interest income................     --        428,869         30,015
Interest expense...............     --       (509,225)    (1,274,660)
                                ------- --------------  -------------
  Loss before income taxes  ...     --     (1,004,546)    (1,925,418)
Provision for income taxes  ...                10,796         17,300
                                ------- --------------  -------------
  Net loss ....................   $(32)   $(1,015,342)   $(1,942,718)
                                ======= ==============  =============

The accompanying notes are an integral part of these combined financial statements.

                                     D-F-31

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                     COMBINED STATEMENTS OF SHAREHOLDERS'
                        AND PARTNERS' EQUITY (DEFICIT)


                                             SHAREHOLDERS' EQUITY (DEFICIT)
                                         --------------------------------------  PARTNERS'
                                          COMMON    PREFERRED     ACCUMULATED     EQUITY
                                           STOCK      STOCK         DEFICIT      (DEFICIT)
                                         -------- ------------  --------------  ----------
Balance, January 1, 1994................  $1,000    $       --    $        --    $ 500,000
Proceeds from sale of 125,000 shares of
 Series A Preferred Stock...............      --     1,250,000             --           --
Proceeds from sale of 125,000 shares of
 Series B Preferred Stock...............      --     1,250,000             --           --
Net loss................................      --            --            (32)          --
                                         -------- ------------  -------------- -----------
Balance, December 31, 1994..............   1,000     2,500,000            (32)     500,000
Accretion of Series A Preferred Stock ..      --        96,341        (96,341)          --
Net loss................................      --            --       (176,741)    (838,601)
                                         -------- ------------  -------------- -----------
Balance, December 31, 1995..............   1,000     2,596,341       (273,114)    (338,601)
Accretion of Series A Preferred Stock ..      --        25,833        (25,833)          --
Net loss................................      --            --     (1,700,876)    (241,842)
                                         -------- ------------  -------------- -----------
Balance, December 31, 1996..............  $1,000    $2,622,174    $(1,999,823)   $(580,443)
                                         ======== ============  ============== ===========

The accompanying notes are an integral part of these combined financial statements.

                                     D-F-32

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                      COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                          1994           1995             1996
                                                     ------------- ---------------  ---------------
Cash flows from operating activities:
Net loss ...........................................  $       (32)  $  (1,015,342)   $ (1,942,718)
Adjustments to reconcile net loss to net cash (used
 in) provided by operating activities:
 Depreciation and amortization .....................           --         574,197       1,549,894
 Loss on disposal of equipment .....................           --              --           1,031
Changes in operating assets and liabilities:
 Accounts receivable ...............................           --        (192,382)         40,177
 Accounts receivable--related party ................           --              --        (101,565)
 Prepaid expenses and other assets .................       (2,232)       (143,703)        (59,329)
 Accounts payable ..................................           --              --          (6,294)
 Accrued expenses ..................................           --         505,199         150,008
 Deferred income ...................................           --         679,476          57,964
                                                     ------------- ---------------  ---------------
  Net cash (used in) provided by operating
   activities ......................................       (2,264)        407,445        (310,832)
                                                     ------------- ---------------  ---------------
Cash flows from investing activities:
 Purchases of plant and equipment ..................   (3,873,286)    (23,242,858)       (159,452)
 Grant proceeds.....................................    3,232,839       7,680,161              --
 Deferred start-up costs ...........................     (756,570)       (264,975)             --
 Accounts receivable--related party.................     (527,878)        827,170              --
 Accounts payable...................................    1,353,630        (438,350)             --
 Accounts payable--related party....................     (489,302)             --              --
 Long term deposit..................................     (110,000)             --              --
                                                     ------------- ---------------  ---------------
   Net cash (used in) investing activities  ........   (1,170,567)    (15,438,852)       (159,452)
                                                     ------------- ---------------  ---------------
Cash flows from financing activities:
 Proceeds from borrowings on notes payable and
  long-term debt ...................................           --      13,943,316       1,278,068
 Repayments of notes payable, long-term debt and
  capital lease obligations.........................           --        (176,917)       (864,067)
 Proceeds from sales of common and preferred stock .    2,500,000             900              --
                                                     ------------- ---------------  ---------------
  Net cash provided by financing activities  .......    2,500,000      13,767,299         414,001
                                                     ------------- ---------------  ---------------
Net increase (decrease) in cash ....................    1,327,169      (1,264,108)        (56,283)
Cash, beginning of year ............................           --       1,327,169          63,061
                                                     ------------- ---------------  ---------------
Cash, end of year...................................  $ 1,327,169    $     63,061     $     6,778
                                                     ============= ===============  ===============
Supplemental Disclosures:
 Cash Paid For--
 Interest...........................................  $        --    $    554,342     $ 1,108,291
                                                     ============= ===============  ===============
 Income taxes.......................................  $        --    $     10,796     $    17,300
                                                     ============= ===============  ===============
 Noncash Transactions--
 Capital lease obligations..........................  $        --    $     59,479     $        --
                                                     ============= ===============  ===============
 Series A Preferred Stock accretion.................  $        --    $     96,341     $    25,833
                                                     ============= ===============  ===============
 Conversion of accrued expense for equipment
  purchase to note payable..........................  $        --    $         --     $   850,933
                                                     ============= ===============  ===============

The accompanying notes are an integral part of these combined financial statements.

                                     D-F-33

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Operations --

   Connecticut Performing Arts, Inc. (the Company) and Connecticut Performing Arts Partners (the Partnership) were incorporated and formed, respectively, in 1993 pursuant to the laws of the State of Connecticut. The Company's shareholders and the Partnership's partners are Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation. The Company's shareholders and the Partnership's partners changed in March 1997 (see Note
10). The Company and Partnership are engaged in the ownership and operation of an amphitheater in Hartford, Connecticut. The construction of the amphitheater commenced in December 1994 and amphitheater operations commenced in July 1995.

   Principles of combination --

   The combined financial statements include the accounts of the Company and the Partnership after elimination of intercompany accounts and transactions.

   Use of estimates in the preparation of financial statements --

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Plant and equipment --

   Plant and equipment is carried at cost. Major additions and betterments are capitalized, while replacements, maintenance and repairs which do not extend the lives of the assets are charged to operations as incurred. Upon the disposition of plant and equipment, any resulting gain or loss is recognized in the statement of operations as a component of income.

   The Company received grant funds from the City of Hartford and Connecticut Development Authority related to the construction of the amphitheater (see
Note 4). Such amounts have been accounted for as a reduction in the cost of the amphitheater.

   Depreciation of plant and equipment is provided for, commencing when such assets become operational, using straight-line and accelerated methods over the following estimated useful lives:

                                              USEFUL LIVES
                                         ----------------------
Building and building improvements  .... 39 years
Furniture, fixtures and equipment  ..... 4-7 years
Leasehold improvements ................. Shorter of asset
                                         life or lease term


   Effective January 1, 1996, the Company and Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which had no effect upon adoption. This statement requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                                     D-F-34

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

    Deferred costs --

   Deferred costs consist of start-up costs being amortized over a period of 5 years and deferred financing costs being amortized over the term of the related debt (24 years and 4 months). As of December 31, 1995 and 1996 deferred costs were as follows:

                                     1995          1996
                                 ------------ ------------
Deferred start-up ..............  $1,452,669    $1,452,669
Deferred financing .............   1,166,184     1,166,184
                                 ------------ ------------
                                   2,618,853     2,618,853
Less: Accumulated amortization      (165,300)     (503,766)
                                 ------------ ------------
                                  $2,453,553    $2,115,087
                                 ============ ============

   Deposit --

   The deposit represents a deposit held by the City of Hartford related to an employment agreement between the Partnership and the City of Hartford for priority hiring of Hartford residents and utilization of minority business enterprise or women business enterprise contractors and vendors in the future operation of the amphitheater. The deposit will be returned to the Partnership in December 1997 if the Partnership is in compliance with the employment agreement. As of December 31, 1996, the Partnership has compensated the City of Hartford for noncompliance with the terms of the agreement in connection with the construction of the facility and the hiring of contractors and the City of Hartford has agreed to make no additional claims with respect to this matter.

   Income taxes --

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss carryforwards available for tax reporting purposes, using the applicable tax rates for the years in which the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is more likely than not.

   The income tax effects of the operations of the Partnership accrue to the partners in accordance with the terms of the Partnership agreement and are not reflected in the accompanying combined financial statements.

   Revenue recognition --

   Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred income until the event occurs. Ticket revenue is recorded net of payments in lieu of taxes under the terms of the City of Hartford lease (see Note 6) and admission taxes.

   Advertising --

   The Company expenses the cost of advertising when the specific event takes place. Advertising expense was $639,424, $689,160 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively.

                                     D-F-35

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. SHAREHOLDERS' EQUITY:

   Common stock --

   The Company is authorized to issue 5,000 shares of common stock with no par value. The subscription receivable of $100 as of December 31, 1996 represents the amount due from shareholders for 100 shares of common stock at $10 per share, of which $900 was received in February 1995.

   Preferred stock --

   The Company is authorized to issue 295,000 shares of preferred stock at no par value. As of December 31, 1996 and 1995, 125,000 of such shares have been designated as Series A Preferred Stock and 125,000 of such shares have been designated as Series B Preferred Stock. Series A and Series B Preferred Stock are not entitled to dividends and have liquidation rights of $10 per share.

   Series A Preferred Stock is mandatorily redeemable at the rate of 20,835 shares commencing December 31, 1995 (the Initial Redemption Date) and an aggregate of 20,833 shares on each six month anniversary of the Initial Redemption Date until all 125,000 shares of the Series A Preferred Stock have been redeemed, at $11.445 per share. As of December 31, 1996, no shares of Series A Preferred Stock had been redeemed. The Company is accreting the difference between the redemption price and the proceeds per share over the period from the issuance date to the respective scheduled redemption dates.

   Series B Preferred Stock is mandatorily redeemable at a per share price of $10 in whole or in part at the option of the Company at any such time as legally available funds, as defined in the resolution establishing and designating the preferred stock, are available. On the tenth anniversary of the completion date of the amphitheater any Series B Preferred Stock outstanding shall be redeemed by the Company at a per share price of $10.

   The Series A and Series B Preferred Stock will not be redeemed if such redemption would result in a violation of the provisions of the Connecticut Development Authority assistance agreement (see Note 4) or the mortgage loan agreement (see Note 5).

3. PARTNERS' EQUITY:

   In 1993, Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation each made an initial capital contribution of $250,000.

4. GRANT FUNDS:

   Connecticut Development Authority (CDA) Assistance Agreement --

   On September 12, 1994, the CDA entered into a non-recourse assistance agreement with the Company whereby the CDA provided grant funds for the construction and development of an amphitheater in the City of Hartford (the Project) through the issuance of State of Connecticut General Fund Obligation Bonds (GFO Bonds). The Company received bond proceeds of $8,863,000, which amount is net of CDA bond issuance costs of $593,000 and withholdings of $429,000 by the CDA to cover the expected operating shortfall, as discussed below, through December 31, 1995. Commencing January 1, 1996, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual debt service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual debt service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual debt service under the GFO Bonds. An operating shortfall did not exist for the year ended December 31, 1996. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual debt service requirements on the GFO Bonds for each of the next five years and thereafter are as follows:

                                     D-F-36

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. GRANT FUNDS:  (Continued)

 YEAR             AMOUNT
-------------  ------------
1997..........  $   740,556
1998 .........      738,906
1999 .........      736,656
2000 .........      738,856
2001 .........      740,293
Thereafter  ..   17,140,363
               ------------
                $20,835,630
               ============

   The assistance agreement requires an annual attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note
5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

   City of Hartford Grant Funds --

   On February 15, 1995 the Company entered into an agreement with the City of Hartford whereby the City of Hartford provided grant funds of $2,050,000 for the remediation and closure of a solid waste disposal area near the amphitheater. As of December 31, 1995 all funds had been received by the Company.

5. NOTES PAYABLE AND LONG-TERM DEBT:

   Notes payable --

   In October 1995, the Company entered into two notes payable with related parties for an aggregate of $2,000,000. As of December 31, 1996 and 1995, $1,450,000 and $1,100,000, respectively was outstanding on these notes. The notes bear interest at 6.6% per annum and are payable upon demand.

   CDA mortgage loan --

   On September 12, 1994, CDA entered into a construction mortgage loan agreement for $7,685,000 with the Company. The purpose of the loan was to finance a portion of the construction and development of the amphitheater. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). As of December 31, 1995, proceeds of $6,519,000, which amount is net of deferred financing costs of approximately $1,166,000, had been received by the Company.

                                     D-F-37

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)

    The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019. As of December 31, 1996, future principal payments are as follows:

 YEAR             AMOUNT
-------------  -----------
1997..........  $  111,667
1998 .........     121,667
1999 .........     131,667
2000 .........     141,667
2001 .........     152,500
Thereafter  ..   6,854,498
               -----------
                $7,513,666
               ===========

   The loan is guaranteed by the Company's shareholders and is collateralized by a lien on the Company's assets. As of December 31, 1996, the loan was secured by an irrevocable standby letter of credit issued by a shareholder of the Company in the amount of $785,000. The letter of credit was replaced in March 1997 by a letter of credit issued by a new shareholder (see Note 10).

   Ogden Entertainment, Inc. (OE) Concession Agreement --

   In October 1994, the Partnership entered into a concession agreement with OE which provides for the payment of concession commissions to the Partnership. In connection with the concession agreement, OE loaned the Partnership $4,500,000 in 1995 to facilitate the construction of the amphitheater. On December 30, 1996, the concession agreement was amended and restated retroactively to October 18, 1994. In accordance with the terms of the amended agreement, which expires on July 7, 2025, interest only, at the 6-month LIBOR rate, through July 7, 1995 and principal and interest, at the rate of 7.5% per annum, were due on the note payable via withholdings of the first $41,716 from each monthly commission payment commencing July 20, 1995 through December 20, 1995. Effective January 2, 1996, and through the term of the amended concession agreement, principal and interest, at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly commission payment.

   OE loaned the Partnership an additional $1,000,000 during 1995. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly commission payment through December 20, 2002. As of December 31, 1996, aggregate future principal payments to OE are as follows:

 YEAR             AMOUNT
-------------  -----------
1997..........  $  190,722
1998 .........     194,442
1999 .........     198,451
2000 .........     202,772
2001 .........     207,427
Thereafter  ..   4,218,234
               -----------
                $5,212,048
               ===========

   The concession agreement provided for the Partnership to supply certain equipment to OE at the Partnership's expense. This equipment was installed prior to the opening of the amphitheater (the Initial

                                     D-F-38

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)

Equipment). The Initial Equipment was purchased by OE at a cost of $850,933 and the Partnership was obligated to reimburse OE for the cost of the equipment. Accordingly, this amount was reflected as an accrued expense in the accompanying combined balance sheet as of December 31, 1995. In 1996, in connection with the amended concession agreement, the $850,933, and an additional $33,067 related to 1996 equipment purchases, was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185 to OE, however, the Partnership is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of December 31, 1996, future principal payments to OE by the Partnership are as follows:

 YEAR            AMOUNT
-------------  ---------
1997..........  $ 42,210
1998 .........    46,284
1999 .........    50,751
2000 .........    55,650
2001 .........    61,022
Thereafter  ..   628,083
               ---------
                $884,000
               =========

   Conn Ticketing Company (CTC) Promissory Note Payable --

   On April 1, 1995, CTC (a company related to the Company and the Partnership via common ownership) entered into a promissory note agreement with ProTix Connecticut General Partnership (PTCGP). Under the terms of the agreement, CTC borrowed $825,000 at 9.375% per annum from PTCGP. Principal and interest are repayable by CTC in nine annual installments of $139,714 which commenced March 31, 1996. In May 1995, CTC loaned $824,500 to the Company which is also repayable in nine annual installments of principal and interest of $139,714. The PTCGP loan to CTC is secured by CTC's receivable from the Company. As of December 31, 1996, future principal payments to CTC by the Company are as follows:

 YEAR            AMOUNT
-------------  ---------
1997..........  $ 68,217
1998 .........    74,613
1999 .........    81,608
2000 .........    89,259
2001 .........    97,627
Thereafter  ..   351,306
               ---------
                $762,630
               =========

   In January 1995, the Partnership entered into a ticket and sales agreement with PTCGP through December 31, 2004. Under the terms of the agreement, PTCGP pays the Partnership an annual fee of $140,000 commencing in March 1996. Proceeds from the annual fee for the first nine years will be used by the Partnership to make the annual principal and interest payment to CTC.

   Line of credit --

   The Partnership has a line of credit in the amount of $2,000,000, which bears interest at 8.25% per annum, with a bank. As of December 31, 1996, $395,000 was outstanding on the line of credit.

                                     D-F-39

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)

    Capital lease obligations --

   The Partnership entered into capital leases for certain office equipment. The leases expire in 1998 and 2000. As of December 31, 1996 future principal payments are as follows:

 YEAR      AMOUNT
-------  ---------
1997 ...  $16,984
1998 ...   13,905
1999 ...    4,550
2000 ...    4,213
         ---------
          $39,652
         =========

6. LAND AND BUILDING LEASES:

   Land lease agreement between the City of Hartford and the Partnership --

   The Partnership entered into a 40 year lease agreement for certain land with the City of Hartford, Connecticut on September 14, 1994. The lease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The Partnership pays an annual basic rent of $50,000 commencing July 1, 1995; and additional rent payments in lieu of real estate taxes (PILOT) in an amount equal to 2% of all admission receipts, food and beverage revenue, merchandise revenue and parking receipts that exceed 10% of the total admission receipts, which amount is to be net of any surcharges and sales or like taxes levied by governmental authorities on the price of such items.

   Assignment of lease by the Partnership to the Company --

   The above lease was subsequently assigned by the Partnership to the Company on September 22, 1994 for consideration of $1.

   Lease and sublease agreement between the Company and the Partnership --

   On October 19, 1994, the Company subleased the land and buildings and improvements thereon to the Partnership for a period of 40 years commencing upon substantial completion of the amphitheater. The sublease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The sublease agreement provides for the Partnership to pay rent to the Company in amounts ranging from $804,000 to $831,100 per annum for the first 25 years and $100,000 per annum thereafter including the option periods. Additional rent of six semi-annual installments of $238,452 is also payable by the Partnership commencing six months after the start of operations. Subsequent to the six semi-annual installments an aggregate of $1,250,000 will be payable in semi-annual installments based on available cash flow of the Partnership, as defined. Additionally, the Partnership is also required to pay the annual basic rent ($50,000) and any additional payments in lieu of taxes under the terms of the lease agreement between the City of Hartford and the Partnership described above. The Partnership will also pay additional rent equal to principal and interest payable by the Company to the concession company for a previously arranged concessionaire arrangement (see Note 5). The accompanying combined statement of operations for the year ended December 31, 1996 includes rent expense of $50,000 which represents the aggregate amount due to the City of Hartford under the terms of the above agreements.

7. INCOME TAXES:

   The provision for income taxes for the year ended December 31, 1996 represents minimum state income taxes for the Company. As of December 31, 1996, the Company has a net deferred tax asset of

                                     D-F-40

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES:  (Continued)

approximately $750,000 primarily as a result of aggregate net operating losses since inception. Usage of the net operating loss carryforwards is restricted in the event of certain ownership changes. A valuation allowance has been recorded for the same amount due to the uncertainty related to the realization of this asset.

8. RELATED PARTY TRANSACTIONS:

   Accounts receivable -related party as of December 31, 1996, includes net amounts due from a shareholder of $121,265 and receivables from another related party of $105,000.

9. CONTINGENCIES:

   The Company and the Partnership are party to certain litigation arising in the normal course of business. Management, after consultation with legal counsel, believes the disposition of these matters will not have a material adverse effect on the combined results of operations or financial condition.

10. SUBSEQUENT EVENTS:

   Effective March 5, 1997, the Partnership and Company entered into a $1,500,000 loan agreement with the CDA of which $1 million was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Partnership and Company are required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13 million on or before March 1 of each calendar year commencing March 1, 1998.

   In March 1997, three subsidiaries of SFX Broadcasting, Inc. (Broadcasting), which were created for such purpose, were merged into Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp., a newly formed entity. In connection with the merger, the name of Nederlander of Connecticut, Inc., was changed to NOC, Inc. (NOC) and the directors of NOC, Inc., Connecticut Amphitheater Development Corporation (CADCO) and QN Corp. (QN) were replaced with directors of the Broadcasting acquisition subsidiaries. Each outstanding share of stock of NOC, CADCO and QN was canceled and exchanged for an aggregate of $1 million cash and shares of Broadcasting Class A Common Stock valued at $9 million, subject to certain adjustments. The shares are subject to a put provision between the second and seventh anniversary of the closing whereby the holder can put each share back to Broadcasting for the per share value of Broadcasting stock as of the merger closing date, as defined, less 10%. Additionally, the shares may be called by Broadcasting during the same period for an amount equal to the per share value of the Broadcasting stock as of the merger closing date, as defined, plus 10%. As consideration for approval of the transaction, the CDA received shares of Broadcasting stock valued at approximately $361,000.

                                     D-F-41

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of SFX Broadcasting, Inc.:

   We have audited the accompanying combined balance sheets of DEER CREEK PARTNERS, L.P. (formerly Sand Creek Partners, L.P.) and MURAT CENTRE, L.P., as of December 31, 1996 and 1995, and the related combined statements of operations and partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Indianapolis, Indiana
September 29, 1997.

                                     D-F-42

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                           COMBINED BALANCE SHEETS

                       AS OF DECEMBER 31, 1995 AND 1996

                                                 1995          1996
                                            ------------- ------------
ASSETS
Current Assets:
Cash and cash equivalents..................  $ 1,894,533   $   876,776
Accounts receivable........................      138,548       155,929
Prepaid show expense.......................           --        42,114
Prepaid expenses...........................       91,919       118,152
                                            ------------- ------------
  Total current assets.....................    2,125,000     1,192,971
                                            ------------- ------------
Property and equipment:
Land.......................................    2,428,770     2,428,770
Buildings..................................    6,155,979     6,155,979
Site improvements..........................    2,328,369     2,230,594
Leasehold improvements.....................    5,270,038     9,663,357
Furniture and equipment....................    1,070,547     1,722,874
                                            ------------- ------------
                                              17,253,703    22,201,574
Less: Accumulated depreciation.............    2,167,567     2,850,077
                                            ------------- ------------
  Total property and equipment.............   15,086,136    19,351,497
                                            ------------- ------------
Other Assets:
Cash surrender value--life insurance
 policy....................................       62,819        71,815
Unamortized loan acquisition costs  .......       93,439       350,055
                                            ------------- ------------
  Total other assets.......................      156,258       421,870
                                            ------------- ------------
  TOTAL ASSETS ............................  $17,367,394   $20,966,338
                                            ============= ============

       The accompanying notes are an integral part of these statements.

                                     D-F-43

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                           COMBINED BALANCE SHEETS

                       AS OF DECEMBER 31, 1995 AND 1996

                                                            1995          1996
                                                       ------------- -------------
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of notes and capital lease
 obligation...........................................  $   796,391    $   611,127
Current portion of deferred ticket revenue............      542,420        841,476
Accounts payable......................................      472,365        520,663
Accrued interest......................................      663,391        299,600
Accrued property taxes................................      125,524        280,734
Current portion of loan payable.......................           --         34,200
Construction payable and other accrued liabilities  ..    3,341,284         50,641
                                                       ------------- -------------
  Total current liabilities ..........................    5,941,375      2,638,441
                                                       ------------- -------------
Long-term Liabilities:
Notes payable and capital lease obligation,
 net of current portion...............................   12,998,738     17,266,768
Loan, net of current portion (Note 5).................           --         99,200
Deferred ticket revenue, net of current portion ......           --        168,833
                                                       ------------- -------------
  Total long-term liabilities.........................   12,998,738     17,534,801
                                                       ------------- -------------
Partners' equity (deficit):
Contributed capital ..................................           --      2,200,000
Undistributed earnings (loss) ........................   (1,572,719)    (1,406,904)
                                                       ------------- -------------
                                                         (1,572,719)       793,096
                                                       ------------- -------------
  TOTAL LIABILITIES AND PARTNERS' EQUITY..............  $17,367,394    $20,966,338
                                                       ============= =============

       The accompanying notes are an integral part of these statements.

                                     D-F-44

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

       COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY (DEFICIT)

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                            1994            1995           1996
                                                       -------------- --------------  --------------
Operating revenues:
Concert revenue.......................................   $ 9,258,015    $11,073,491     $14,194,502
Cost of concerts......................................     8,018,336      8,939,022      10,724,059
                                                       -------------- --------------  --------------
                                                           1,239,679      2,134,469       3,470,443
Ancillary income:
Royalty commissions...................................     1,066,297      1,706,458       1,799,950
Corporate sponsorships................................       987,362        959,518       1,056,161
Other ancillary income................................     1,148,952        789,433       1,375,528
                                                       -------------- --------------  --------------
                                                           4,442,290      5,589,878       7,702,082
Operating expenses:
General & administrative..............................     1,971,613      2,419,679       3,452,990
Depreciation & amortization...........................       340,753        343,567         783,167
Other operating expenses..............................       211,428        249,812         471,126
                                                       -------------- --------------  --------------
                                                           2,523,794      3,013,058       4,707,283
Income from operations................................     1,918,496      2,576,820       2,994,799
Other income (expense):
Interest income.......................................        56,919         86,034          84,123
Interest expense......................................    (1,648,956)    (2,203,690)     (1,549,579)
Professional fees related to attempted initial public
 offering ............................................      (540,000)            --              --
                                                       -------------- --------------  --------------
  Net Income (Loss)...................................   $  (213,541)   $   459,164     $ 1,529,343
Partners' Equity (Deficit) at beginning of year  .....   $(1,161,815)   $(1,857,603)    $(1,572,719)
Contributions.........................................            --             --       2,200,000
Distributions.........................................      (482,247)      (174,280)     (1,363,528)
                                                       -------------- --------------  --------------
Partners' Equity (Deficit) at end of year ............   $(1,857,603)   $(1,572,719)    $   793,096
                                                       ============== ==============  ==============

       The accompanying notes are an integral part of these statements.

                                     D-F-45

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                      COMBINED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                     1994          1995           1996
                                                                ------------- -------------  -------------
Operating Activities:
Net income (loss)..............................................   $ (213,541)   $   459,164   $ 1,529,343
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
 Depreciation and amortization.................................      412,182        461,678       783,167
Decrease (increase) in certain assets:
 Accounts receivable...........................................      (93,231)       (45,317)      (17,381)
 Prepaid show expenses.........................................           --             --       (42,114)
 Prepaid expenses and other ...................................     (836,929)       746,307       (33,381)
Increase (decrease) in certain liabilities:
 Accounts payable, construction payable and other accrued
  liabilities..................................................      213,228      3,424,461    (3,087,135)
 Deferred ticket revenue.......................................    1,329,022     (1,266,654)      467,889
 Accrued interest..............................................           --        389,251      (363,791)
 Other.........................................................           --        (75,407)       44,852
                                                                ------------- -------------  -------------
  Net cash provided by (used in) operating activities  ........      810,731      4,093,483      (718,551)
                                                                ------------- -------------  -------------
Investing Activities:
 Capital expenditures..........................................      (53,621)    (6,713,889)   (5,197,260)
                                                                ------------- -------------  -------------
 Net cash used by investing activities.........................      (53,621)    (6,713,889)   (5,197,260)
                                                                ------------- -------------  -------------
Financing Activities:
 Net proceeds from borrowings..................................           --      3,060,087     5,057,249
 Capital contributions.........................................           --             --     2,200,000
 Department of Metropolitan Development Grant..................           --        761,014       338,986
 Principal payments on notes and loan payable and capital
  leases.......................................................      (40,741)       (20,308)   (1,334,653)
 Distributions to partners.....................................     (482,247)      (174,280)   (1,363,528)
                                                                ------------- -------------  -------------
  Net cash provided by (used by) financing activities  ........     (522,988)     3,626,513     4,898,054
                                                                ------------- -------------  -------------
Net increase (decrease) in cash and cash equivalents ..........      234,122      1,006,107    (1,017,757)
Cash and cash equivalents:
 Beginning of period...........................................      654,304        888,426     1,894,533
                                                                ------------- -------------  -------------
 End of period.................................................   $  888,426    $ 1,894,533   $   876,776
                                                                ============= =============  =============
Supplemental disclosures:
 Cash paid for interest........................................   $1,685,494    $ 1,148,049   $ 1,912,494
 Equipment acquired under capital leases.......................           --             --       139,000
                                                                ============= =============  =============

       The accompanying notes are an integral part of these statements.

                                     D-F-46

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Organization

   Prior to 1997 (See Note 10) Deer Creek Partners, L.P. (the Deer Creek Partnership) owned and operated Deer Creek Music Center (Deer Creek), a concert amphitheater located in Hamilton County, near Indianapolis, Indiana which commenced operations in 1989. Sand Creek Partners, L.P. (the general partner) was a 50% general partner and is responsible for the management of the Deer Creek Partnership. Conseco, Inc. (Conseco) was a 50% limited partner of the Deer Creek Partnership. All distributable cash, as defined by the Deer Creek partnership agreement, is to be distributed equally between the Partners.

   The Deer Creek Partnership was formed on January 5, 1996 as a result of Conseco exercising its option to become a 50% owner of Deer Creek. Deer Creek was previously 100% owned by Sand Creek Partners, L.P. This change in ownership has been accounted for as a reorganization, and thus the carrying value of the assets and liabilities related to Deer Creek remain unchanged as a result of the reorganization.

   Murat Centre, L.P. (Murat Partnership), formed on August 1, 1995, leases and operates the Murat Theatre (Theatre), a renovated concert and entertainment venue located in downtown Indianapolis, Indiana. The Theatre's grand reopening was in March, 1996. The Theatre is currently owned by and was previously operated by the Murat Temple Association, Inc. Murat Centre, Inc. is the general partner and is responsible for management of the Theatre. Profits and losses of the Murat Partnership are allocated 1% to the general partner and 99% to the limited partners. Distributions to partners are generally limited to the income taxes payable by the partners as a result of taxable income generated by the Murat Partnership. To the extent that cash flow for the applicable year exceeds all payment requirements as discussed in
Note 3, the excess shall be distributed to the partners.

   In connection with reopening the Theatre, the Murat Partnership expended approximately $11.7 million for renovations which began in 1995. Start-up and organizational costs of approximately $85,000 in 1995 and $90,000 in 1996 were expensed as incurred and have been included in general and administrative expenses in the combined statement of operations for the years ended December 31, 1996 and 1995. The building is leased under a 50 year operating lease with options for 5 additional consecutive 10 year periods under the same terms and conditions as the initial 50 year lease.

 b. Basis of Accounting

   The financial statements have been prepared in accordance with generally accepted accounting principles. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimated.

 c. Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over forty years, leasehold improvements over thirty years, site improvements over twenty years, and furniture and equipment over five to seven years.

 d. Loan Acquisition Costs

   Loan acquisition costs represent agency and commitment fees paid to the lenders, closing costs and legal fees incurred in connection with the notes payable (see Note 2). These fees are being amortized on a straight-line basis over a fifteen year period, which represented the approximate term of the related debt.

                                     D-F-47

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

  e. Deferred Revenue

   Deferred revenue includes individual show ticket revenue, season ticket revenue, and corporate box seat revenue received in advance of events or the next concert season and will be recognized over the period in which the shows are held. A portion of the deferred revenue was derived from the bartering of tickets for goods and services related to the Murat renovation. Barter transactions are recorded at the estimated fair value of the materials or service received.

 f. Income Taxes

   No provision for Federal or state income taxes is required because the partners are taxed directly on their distributable shares of the Partnerships' income or loss.

 g. Cash Equivalents

   The Partnerships consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 h. Advertising and Promotion

   Advertising and promotion costs are expensed at the time the related promotional event is held. The costs were approximately $930,000 in 1996, $595,000 in 1995 and $470,000 in 1994.

2. NOTES PAYABLE

   Notes payable and capital lease obligations as of December 31, 1995 and 1996 consisted of the following:

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1995            1996
                                                                     -------------- --------------
MURAT PARTNERSHIP
-----------------
Note payable to bank with 9.25% interest rate subject to adjustment in 2001 and 2006; payable in monthly installments of $30,876, including interest, in addition to annual contingent principal payments based upon remaining net cash flow as defined in Note 3;
 secured by assets of the Murat Partnership and guaranteed by two of the limited partners for $375,000 each; balance due no later
 than April 1, 2011. ...............................................   $       --      $2,928,053
Note payable with 9% non-compounding interest rate through November
 14, 1996, 12% non-compounding interest rate from November 15, 1996 through November 14, 1998, 18% non-compounding interest rate thereafter; all interest is cumulative; principal and interest payments are based upon remaining net cash flow as defined in Note
 3; subordinate to above bank note payable. ........................    2,647,165       3,000,000
Note payable with 0% interest rate; principal payments the lesser of $.15 per ticket sold during fiscal year or remaining net cash
 flow as defined in Note 3; subordinate to above bank note payable.            --         800,000

                                     D-F-48

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1995            1996
                                                                     -------------- --------------
Note payable with interest calculated annually and is equal to the lesser of (1) $.10 per ticket sold during fiscal year, (2) prime plus 1% or (3) remaining net cash flow as defined in Note 3;
 interest and principal is paid at the lesser of $.10 per ticket sold during fiscal year or remaining net cash flow as defined in
 Note 3; principal is also required to be paid down upon sale of certain Partnership assets or the refinancing of certain
 Partnership loans; subordinate to above bank note payable  ........   $        --    $ 1,000,000
 Other..............................................................        90,940             --
DEER CREEK PARTNERSHIP
Note payable with interest calculated annually at 9.5%; payable in quarterly installments of approximately $353,000, including interest, through the year 2010; secured by substantially all of the assets of the partnership and is guaranteed up to 50%, jointly and severally, by two officers of Sunshine Promotions, Inc.
 (Sunshine), and by Sunshine (See Note 6.)..........................            --     10,019,361
Note payable with interest at 11.18% payable in monthly
 installments and contingent interest based upon net cash flow;
 secured by substantially all of the assets of the Partnership;
 principal due 1999 with the option for the holder to accelerate
 the maturity date to 1996. ........................................    11,041,024             --
Capital leases .....................................................        16,000        130,481
                                                                     -------------- --------------
  Total notes payable and capital lease obligations.................    13,795,129     17,877,894
  Less--Current portion ............................................       796,391        611,127
                                                                     -------------- --------------
                                                                       $12,998,738    $17,266,768
                                                                     ============== ==============

   Principal payments made on the Murat Partnership bank term note during 1996 totaled $71,947. The Murat Partnership's 1996 net cash flow (see Note 3) did not require additional principal payments to be made on its notes payable. The bank term note contains cash flow and leverage ratio covenants. The Murat Partnership was not in compliance with the cash flow covenant as of December 31, 1996, but received a waiver dated March 31, 1997 for the December 31, 1996 calculation. Provisions of the $800,000 note payable require the Murat Partnership to continue making payments after the principal has been paid down equal to the lesser of $.15 per ticket sold during the fiscal year or remaining cash flow, as defined in Note 3. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the Theatre.

   Under the terms of the note payable in 1995 and 1994, the Deer Creek Partnership incurred contingent interest, which was based on cash flow, of $885,000 and $374,000, respectively. During 1995, Deer Creek Partnership's current lender (a related party) purchased the note payable and entered into an amended and restated loan agreement with the partnership on January 5, 1996. For each year until the Deer Creek loan is repaid, net cash flow (as defined) in excess of $400,000 shall be paid as a principal payment on the loan, not to exceed $400,000. In 1995 and 1996, the Deer Creek Partnership's net cash flow was such that the maximum principal payment of $400,000 was required for each year. In addition, the promotional management fee paid to Sunshine (see Note 6) is subordinate to the quarterly loan payments.

                                     D-F-49

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

    Principal maturities of notes payable for the next 5 years, excluding principal paydowns resulting from excess cash flow:

1997 ...  $578,895
1998 ...   635,682
1999 ...   698,041
2000 ...   766,518
2001....   841,712

   Future capital lease payments of principal and interest are as follows:

1997 ...  $50,800
1998 ...   46,250
1999 ...   37,000
2000 ...   36,000
2001 ...    4,000

3. MURAT CASH FLOW PAYMENTS

   Each of the Murat Partnership's debt agreements require certain principal and interest to be paid in April of each year based upon the Murat Partnership's net cash flow for the preceding year. The Murat Partnership's building lease agreement provides for lease payments to be made based upon the same net cash flow calculation. Net cash flow, as defined in each agreement, approximates net income, plus depreciation and amortization, less capital expenditures and partnership distributions necessary to pay applicable income taxes. Net cash flow in each year will be used by the Murat Partnership to pay principal, interest and lease payments in the following order of priority:

1. Payment of interest on $1,000,000 note equal to the lesser of (a) $.10 per ticket sold, (b) prime plus 1% or (c) remaining net cash flow;

2. Additional principal payments on bank note so that the total principal paid each month (including mandatory term payments discussed in Note 2) equals up to, but not exceeding, $16,667. If cash flow in any fiscal year is not sufficient to meet these additional principal payments, the obligation carries forward to the subsequent year;

3. For 1997 and beyond, building operating lease payments not to exceed $50,000 per year, non-cumulative;

4. Interest related to the $3 million note (including previous years' cumulative amounts not paid);

5. Principal payment on the $3 million note until paid in full;

6. Principal payment on $800,000 note equal to lesser of $.15 per ticket sold during fiscal year or remaining net cash flow;

   If cash flow is such that only a portion is paid on the obligation in 2. above, Sunshine, Inc.'s management fee (see Note 6.) could be reduced by the amount paid in 1. in order to maximize the amount available to fully pay the obligation in 2.

4. DMD GRANT

   As part of the original financing for renovation of the Theatre, the Department of Metropolitan Development (DMD) contributed approximately $760,000 in 1995 and $340,000 in 1996 to the Murat Partnership. The DMD stipulated that the grant was to be used for leasehold improvements on the Theatre. As such, the grant has been recorded on the balance sheet as a reduction of leasehold improvements and is being amortized over 30 years.

                                     D-F-50

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

 5. AGREEMENTS WITH OUTSIDE VENDORS

   Effective February 1996, the Murat Partnership entered into a ten year agreement with a caterer to provide exclusive catering services at the Theatre. The Murat Partnership is entitled to a commission based upon a percentage of the caterer's net sales. As part of the agreement the caterer loaned the Murat Partnership $165,000, at a nominal interest rate, for leasehold improvements necessary to provide catering services. In February 1996 the Murat Partnership began repaying the loan ratably over 5 years.

   Effective February 1996, the Murat Partnership entered into a ten year agreement with a concessionaire for the exclusive license to sell concession food and beverages at Theatre events. The Murat Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts. The concessionaire has paid the Murat Partnership $50,000 to be used for leasehold improvements (which are being depreciated over 30 years) which will be used by the concessionaire. This payment has been recorded as deferred income and is being amortized over the term of the agreement. On March 28, 1997 the rights to the concession agreement were acquired by the caterer under the same terms as the original concession agreement.

   Effective March 1996, the Murat Partnership entered into a five year agreement with a stagehand union allowing the union to provide services at all ticketed shows held in the main theater other than the broadway series. The agreement, among other items, sets minimum hours per show and hourly wages to be paid to union members. It also sets forth duties which must be performed solely by union members. A separate agreement between the stagehand union and Pace Theatrical Group, Inc. (see Note 7) governs the use of union stagehands for the broadway series.

   Effective February 1996, the Murat Partnership entered into a one year agreement granting another party the right to manage and operate the Theatre parking lot.

   In July 1988, the Deer Creek Partnership entered into a ten-year agreement with a concessionaire for the exclusive license to sell food and beverages at Deer Creek events. The Deer Creek Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts.

   The Deer Creek Partnership has an agreement with another concessionaire for an exclusive license to sell consigned nonconsumable novelties and programs at Deer Creek events. The agreement expires on October 31, 2001. The Deer Creek Partnership is entitled to royalty commissions based on the concessionaire's gross receipts.

   Total revenues related to the Deer Creek and Murat Center Partnership's vendor agreements were approximately $1.8 million, $1.7 million and $1.1 million in 1996, 1995 and 1994, respectively.

6. MANAGEMENT AGREEMENTS

   The Deer Creek Partnership and Murat Partnership have entered into agreements which expire in 2009 and 2015, respectively, with Sunshine whose stockholders are also the limited partners of the general partner. Sunshine provides the overall promotional management and booking of the entertainment events held at respective venues, along with other general management responsibilities. As compensation for Sunshine's services, the Deer Creek Partnership pays Sunshine 4 percent of gross ticket sales, royalty income and various other revenues. Total fees to Sunshine for these services were approximately $501,000 in 1994, $581,000 in 1995 and $560,000 in 1996. The
Murat pays Sunshine an annual management fee of $300,000, adjusted annually each January 1 by the greater of 4% or the annual increase in the consumer price index. In 1996 no such fee was recognized by the Murat Partnership as Sunshine permanently waived the $300,000 management fee due for 1996.

   In June 1988, the Deer Creek Partnership entered into a ten-year agreement with an unrelated management company to provide the on-site operations management for Deer Creek. At the end of 1995, this agreement was terminated by mutual consent of both parties. The Deer Creek Partnership entered

                                     D-F-51

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

into a new agreement with the former management company whereby it agreed to pay $75,000 in 1996, 1997 and 1998 and also to provide to the former management company selected season tickets at Deer Creek in 1997 and 1998. In return, for 1996, 1997 and 1998, the Deer Creek Partnership is to receive advertising and promotion.

7. BROADWAY SERIES PARTNERSHIP

   In 1996 the Murat Partnership entered into a 5 year partnership agreement with Pace Theatrical Group, Inc. (Pace) and Broadway Series Management (BSMG) to co-present a subscription series of touring Broadway type shows in Indianapolis. This agreement calls for net profits and losses derived from the series to be split, after the allocation of certain revenues to the Murat Partnership and Pace, as follows: 45% Murat Partnership, 45% Pace, and 10% BSMG. No capital was invested by any of the parties and all income has been distributed to the parties. The Murat Partnership is responsible for the local marketing and management of the series, while Pace is responsible for booking, series management, and season ticket sales for the series. The Murat Partnership recognized earnings related to this partnership of $270,000 in 1996.

8. RELATED PARTIES

   In addition to the management agreement with Sunshine discussed in Note 6, the Deer Creek Partnership and Murat Partnership have conducted business with certain related parties in which the limited partners of the general partner have significant interests. Fees paid to all other related parties for catering, uniforms and marketing services totaled $204,000 in 1994, $249,000 in 1995 and $65,000 in 1996 from the Deer Creek Partnership and $46,000 in 1996 from the Murat Partnership.

9. ATTEMPTED INITIAL PUBLIC OFFERING

   The Deer Creek Partnership was one of several commonly owned and managed businesses which were involved in an attempted initial public offering during 1994. The offering was not completed. Approximately $900,000 of legal, accounting, printing and other professional fees were incurred in contemplation of the offering of which $540,000 was attributable to the Deercreek Partnership. These costs are included in other expenses in the combined statement of operations.

10. SALE OF MURAT PARTNERSHIP AND DEER CREEK PARTNERSHIP

   In June 1997, the partners of the Murat Partnership and the Deer Creek Partnership agreed to sell all of the assets of the Murat Partnership and Deer Creek Partnership to SFX Broadcasting, Inc. (Broadcasting). The total sales price to Broadcasting of the combined partnership assets was approximately $33 million. As a part of the sale, Broadcasting assumed or retired virtually all liabilities and acquired all assets of the Murat Partnership and the Deer Creek Partnership.

                                     D-F-52

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PACE Entertainment Corporation:

   We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PACE Entertainment Corporation and subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997 (except with respect
to the matters discussed in
Note 12, as to which the date
is December 22, 1997)

                                     D-F-53

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
PACE Entertainment Corporation and Subsidiaries

   We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PACE Entertainment Corporation and subsidiaries at September 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
December 13, 1996, except for
 Note 10, as to which the
 date is August 22, 1997

                                     D-F-54

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            SEPTEMBER 30
                                                        --------------------
                                                           1996      1997
                                                        --------- ---------
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................  $23,165    $23,784
 Trade receivables, net ...............................    4,097      4,562
 Accounts receivable, related parties .................    1,010      1,007
 Notes receivable .....................................    3,040        386
 Prepaid expenses .....................................    6,106      9,967
 Investments in theatrical productions ................    2,489      4,402
 Deferred tax asset ...................................    1,872        979
                                                        --------- ---------
  Total current assets ................................   41,779     45,087
INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS ............    8,816     13,899
NOTES RECEIVABLE, related parties .....................    6,958      8,024
INTANGIBLE ASSETS, net ................................   17,244     17,894
OTHER ASSETS, net .....................................    4,484      4,933
                                                        --------- ---------
  Total assets ........................................  $79,281    $89,837
                                                        ========= =========
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities .............  $10,285    $11,078
 Deferred revenue .....................................   26,909     32,093
 Current maturities of long-term debt .................    2,576      2,394
                                                        --------- ---------
  Total current liabilities ...........................   39,770     45,565
LONG-TERM DEBT ........................................   21,863     23,129
OTHER NONCURRENT LIABILITIES ..........................    2,496      1,607
REDEEMABLE COMMON STOCK ...............................    3,264      2,456
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $1 par value; 500,000 shares
  authorized,
  2,579 shares issued as of September 30, 1996 and
  1997 ................................................        3          3
 Additional paid-in capital ...........................    1,910      1,942
 Retained earnings ....................................   10,115     15,275
 Treasury stock, at cost, 544 shares ..................     (140)      (140)
                                                        --------- ---------
  Total shareholders' equity ..........................   11,888     17,080
                                                        --------- ---------
  Total liabilities and shareholders' equity  .........  $79,281    $89,837
                                                        ========= =========

The accompanying notes are an integral part of these consolidated financial statements.

                                     D-F-55

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                            YEAR ENDED SEPTEMBER 30
                                     -------------------------------------
                                         1995        1996         1997
                                     ----------- -----------  -----------
GROSS REVENUES .....................  $ 150,385    $ 156,325   $ 176,046
COST OF SALES ......................   (131,364)    (135,925)   (148,503)
EQUITY IN EARNINGS OF
 UNCONSOLIDATED PARTNERSHIPS AND
 THEATRICAL PRODUCTIONS ............      2,183        3,048       6,838
                                     ----------- -----------  -----------
  Gross profit .....................     21,204       23,448      34,381
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ..........................    (13,351)     (15,951)    (21,260)
STOCK COMPENSATION .................        (25)      (3,675)       (456)
LITIGATION SETTLEMENT ..............         --       (3,657)         --
DEPRECIATION AND AMORTIZATION  .....     (1,223)      (1,737)     (1,896)
                                     ----------- -----------  -----------
  Operating profit (loss) ..........      6,605       (1,572)     10,769
INTEREST INCOME, related parties  ..        305          329         403
INTEREST INCOME, other .............        147          176          60
INTEREST EXPENSE ...................       (655)      (1,206)     (1,997)
                                     ----------- -----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES
 AND MINORITY INTEREST .............      6,402       (2,273)      9,235
INCOME TAX (PROVISION) BENEFIT  ....     (2,575)         714      (3,529)
MINORITY INTEREST ..................       (485)        (446)       (546)
                                     ----------- -----------  -----------
NET INCOME (LOSS) ..................  $   3,342    $  (2,005)  $   5,160
                                     =========== ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                                     D-F-56

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)

                                                          ADDITIONAL                              TOTAL
                                                COMMON     PAID-IN     RETAINED    TREASURY   SHAREHOLDERS'
                                                 STOCK     CAPITAL     EARNINGS     STOCK         EQUITY
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1994 ................    $ 3       $1,465      $ 8,778     $(140)       $10,106
 Amortization of deferred stock compensation .     --           25           --        --             25
 Net income ..................................     --           --        3,342        --          3,342
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1995 ................      3        1,490       12,120      (140)        13,473
 Issuance of restricted stock and
  amortization of deferred stock compensation      --          420           --        --            420
 Net loss ....................................     --           --       (2,005)       --         (2,005)
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1996 ................      3        1,910       10,115      (140)        11,888
 Issuance of restricted stock and
  amortization of deferred stock compensation      --           32           --        --             32
 Net income ..................................     --           --        5,160        --          5,160
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1997 ................    $ 3       $1,942      $15,275     $(140)       $17,080
                                               ======== ============  ========== ==========  ===============

The accompanying notes are an integral part of these consolidated financial statements.

                                     D-F-57

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                        YEAR ENDED SEPTEMBER 30
                                                                   ---------------------------------
                                                                      1995       1996       1997
                                                                   --------- ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................................  $ 3,342    $ (2,005)  $  5,160
 Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
  Depreciation and amortization ..................................    1,223       1,737      1,896
  Equity in earnings of unconsolidated partnerships  .............   (1,624)       (486)    (4,912)
  Distributions from unconsolidated partnerships .................    1,297       1,090      2,354
  Restricted stock compensation ..................................       25       3,675        456
  Deferred income tax expense (benefit) ..........................      848      (4,541)     2,037
  Changes in operating assets and liabilities-....................
   Trade receivables .............................................      447        (826)      (465)
   Notes receivable ..............................................   (1,813)     (1,227)     2,654
   Prepaid expenses ..............................................     (221)      1,466     (3,861)
   Investments in theatrical productions .........................      305        (335)    (1,913)
   Other assets ..................................................      (37)     (1,130)      (421)
   Accounts payable and accrued liabilities ......................      947      (1,142)      (920)
   Deferred revenue ..............................................   (1,082)     (1,008)     5,184
   Other liabilities .............................................      171       1,601        (34)
                                                                   --------- ----------  ----------
    Net cash provided by (used in) operating activities  .........    3,828      (3,131)     7,215
                                                                   --------- ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired ..............................       --     (13,233)    (2,215)
 Capital expenditures ............................................     (728)       (827)    (1,008)
 Loans and advances to related parties ...........................   (2,301)       (535)    (2,295)
 Contributions to unconsolidated partnerships ....................   (1,212)     (1,806)    (2,162)
                                                                   --------- ----------  ----------
    Net cash used in investing activities ........................   (4,241)    (16,401)    (7,680)
                                                                   --------- ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt additions ....................................    8,927      24,043     24,287
 Payments on debt ................................................   (8,928)     (6,512)   (23,203)
                                                                   --------- ----------  ----------
    Net cash provided by (used in) financing activities  .........       (1)     17,531      1,084
                                                                   --------- ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS  ...........     (414)     (2,001)       619
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...................   25,580      25,166     23,165
                                                                   --------- ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR .........................  $25,166    $ 23,165   $ 23,784
                                                                   ========= ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW  INFORMATION:
 Interest paid ...................................................  $   620    $  1,117   $  1,900
 Income taxes paid ...............................................    2,276       2,804      2,103

The accompanying notes are an integral part of these consolidated financial statements.

                                     D-F-58

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION:

 Description of Business

   PACE Entertainment Corporation (referred to herein as PACE or the Company), a Texas corporation, is a diversified live entertainment company operating principally in the United States. The Company presents and produces theatrical shows, musical concerts and specialized motor sports events. Through certain unconsolidated partnerships, the Company also owns interests in and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists.

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of PACE and its majority-owned subsidiaries. The Company accounts for its investments in 50 percent or less owned entities, including theatrical production partnerships, using the equity method. Intercompany balances are eliminated.

   The Company has various agreements related to the presentation of events with other live entertainment organizations whereby the Company retains 50 percent to 80 percent of the profits from such events. The Company consolidates the revenues and related costs from these events and records the amounts paid to the other parties in cost of sales.

 Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At September 30, 1997, the Company had restricted cash and cash equivalents of $2,950,000, which secured letters of credit totaling $3,750,000.

 Trade Receivables

   Trade receivables are shown net of allowance for doubtful accounts of $120,000 and $134,000 at September 30, 1996 and 1997, respectively.

 Prepaid Expenses

   Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

   As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $1,337,000 and $1,498,000, respectively. The Company recognized event advertising expenses of $13,818,000, $14,861,000 and $13,802,000 in cost of sales for the years ended September 30, 1995, 1996 and 1997, respectively.

 Investments in Theatrical Productions

   Theatrical production partnerships are typically formed to invest in a single theatrical production and, therefore, have limited lives which are generally less than one year. Accordingly, the Company's investments in such partnerships are generally shown as current assets. The partnerships amortize production costs over the estimated life of each production based on the percentage of revenues earned in relation to projected total revenues.

                                     D-F-59

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Intangible Assets

   Intangible assets consisted of the following (in thousands):

                                                  SEPTEMBER 30
                                              --------------------
                                                 1996      1997
                                              --------- ---------
Goodwill ....................................  $16,599    $17,851
Noncompete agreements and other intangibles      3,940      3,857
                                              --------- ---------
                                                20,539     21,708
Accumulated amortization ....................   (3,295)    (3,814)
                                              --------- ---------
                                               $17,244    $17,894
                                              ========= =========

   Goodwill, which represents the excess of costs of business acquisitions over the fair value of net assets acquired, is being amortized on a straight-line basis over periods not exceeding 40 years. The noncompete agreements and other intangibles are being amortized on a straight-line basis over periods generally not exceeding five years. The Company evaluates on an ongoing basis whether events and circumstances indicate that the amortization periods of intangibles warrant revision. Additionally, the Company periodically assesses whether the carrying amounts of intangibles exceed their expected future benefits and value, in which case an impairment loss would be recognized. Such assessments are based on various analyses, including cash flow and profitability projections.

 Accounts Payable and Accrued Liabilities

   Accounts payable and accrued liabilities consisted of the following (in thousands):

                               SEPTEMBER 30
                            -------------------
                               1996      1997
                            --------- --------
Accounts payable ..........  $ 1,192   $ 1,866
Accrued payroll ...........    2,384     2,936
Other accrued liabilities      6,709     6,276
                            --------- --------
                             $10,285   $11,078
                            ========= ========

 Revenue Recognition

   Revenues from the presentation and production of an event, including interest on advance ticket sales, are recognized upon completion of the event. Deferred revenue relates primarily to advance ticket sales.

   The Company barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Company's financial position or results of operations.

  Stock-Based Compensation

   The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," during the year ended September 30, 1997, and implemented its disclosure provisions. While SFAS No. 123 encourages companies to recognize expense for stock options at estimated fair value based on an option-pricing model, the Company has elected to continue to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options.

                                     D-F-60

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Financial Instruments

   The carrying amounts of cash equivalents approximate fair value because of the short maturities of these investments. The carrying amount of long-term debt approximates fair value as borrowings bear interest at current market rates.

 Reclassifications

   Certain 1995 and 1996 amounts have been reclassified to conform with the 1997 presentation.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. ACQUISITIONS:

   On March 13, 1996, the Company acquired substantially all the assets of SRO Motorsports (SRO), a division of Madison Square Garden, L.P., under an asset purchase agreement for an aggregate initial purchase price of approximately $13,300,000 in cash and $3,800,000 in assumed liabilities. The agreement also provides for a contingent deferred purchase price not to exceed $1,000,000, payable if annual earnings before interest, taxes, depreciation and amortization of the Company's motor sports operations, as defined, exceed $8,000,000 for any fiscal year through September 30, 2001. No deferred purchase price costs had been incurred through September 30, 1997.

   The acquisition of SRO was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at fair value, resulting in the recognition of $14,250,000 of goodwill and $400,000 of other intangibles. The results of operations of SRO since March 13, 1996, have been included in the accompanying consolidated financial statements.

   The following unaudited pro forma information assumes that the Company had acquired SRO as of October 1, 1994. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisition, amortization of goodwill and other intangibles, the income tax effects of the operations of SRO, and the elimination of certain intercompany balances. The unaudited pro forma information, which is not necessarily indicative of what actual results would have been, is as follows (in thousands):

                          YEAR ENDED
                         SEPTEMBER 30
                    ----------------------
                       1995        1996
                    ---------- ----------
                         (UNAUDITED)
Gross revenues  ...  $167,422    $172,952
Net income (loss)       3,742        (257)

                                     D-F-61

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 3. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS AND THEATRICAL
    PRODUCTIONS:

   Investments in unconsolidated partnerships and theatrical productions consisted of the following (in thousands):

                                                SEPTEMBER 30
                                             -------------------
                                                1996      1997
                                             --------- --------
Investment in--
 Pavilion Partners .........................  $ 3,131   $ 4,810
 Universal/PACE Amphitheaters Group, L.P.  .    3,380     3,991
 Other .....................................    2,305     5,098
                                             --------- --------
Investments in unconsolidated partnerships      8,816    13,899
Investments in theatrical productions  .....    2,489     4,402
                                             --------- --------
                                              $11,305   $18,301
                                             ========= ========

   The Company's share of earnings and the distributions received from these investments were as follows (in thousands):

                                        YEAR ENDED SEPTEMBER 30
                                      ----------------------------
                                        1995      1996     1997
                                      -------- --------  --------
Equity in earnings (losses) of--
 Pavilion Partners ..................  $1,872    $  103   $2,803
 Universal/PACE Amphitheaters Group,
  L.P. ..............................     551       871      645
 Other ..............................    (799)     (488)   1,464
                                      -------- --------  --------
Equity in earnings of unconsolidated
 partnerships .......................   1,624       486    4,912
Equity in earnings of theatrical
 productions ........................     559     2,562    1,926
                                      -------- --------  --------
                                       $2,183    $3,048   $6,838
                                      ======== ========  ========
Distributions received from--
 Pavilion Partners ..................  $  992    $1,002   $1,124
 Universal/PACE Amphitheaters Group,
  L.P. ..............................     166        78       34
 Other ..............................     139        10    1,196
                                      -------- --------  --------
Distributions from unconsolidated
 partnerships .......................   1,297     1,090    2,354
Distributions from theatrical
 productions ........................   4,240     5,836    6,803
                                      -------- --------  --------
                                       $5,537    $6,926   $9,157
                                      ======== ========  ========

                                     D-F-62

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Pavilion Partners

   Pavilion Partners is a Delaware general partnership between the Company and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between Sony Music Entertainment Inc. (Sony) and Blockbuster Entertainment Corporation (Blockbuster). Pavilion Partners owns and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists. Pavilion Partners had interests in 10 and 11 amphitheaters at September 30, 1996 and 1997, respectively. The Company owns a 33-1/3 percent interest in, and is the managing partner of, Pavilion Partners.

   In general, all of Pavilion Partners' income is allocated to the partners in proportion to their respective ownership interests. The partnership agreement generally restricts cash distributions to 35 percent of cash flow after scheduled debt service. Additionally, PACE has been entitled to certain priority allocations of net income based, in part, on the cash flow from one of the amphitheaters it contributed to Pavilion Partners. During the periods ended September 30, 1995, 1996 and 1997, the priority allocations of net income included in the Company's equity in earnings of Pavilion Partners were $771,000, $725,000 and $119,000, respectively. The cumulative amount of the priority allocations of net income was limited; PACE is not entitled to any future priority allocations. AEP is entitled to receive priority allocations of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. The cumulative priority allocations of net income to AEP is limited to $7,000,000. The loan is scheduled to mature in 2004 and no such allocation has yet been made.

   PACE also received booking fees of $323,000, $235,000 and $395,000 from Pavilion Partners for the years ended September 30, 1995, 1996 and 1997, respectively. In addition, the Company is reimbursed for certain costs of providing management services to Pavilion Partners. These reimbursements totaled $1,629,000, $1,824,000 and $1,968,000 during the periods ended September 30, 1995, 1996 and 1997, respectively, and offset general and administrative expenses.

   Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Pavilion Partners follows (in thousands):

                                             1995      1996       1997
                                          --------- ---------  ----------
Current assets ..........................  $15,787    $20,700   $ 30,178
Noncurrent assets .......................   64,619     72,793     72,598
                                          --------- ---------  ----------
 Total assets ...........................  $80,406    $93,493   $102,776
                                          ========= =========  ==========
Current liabilities .....................  $ 9,467    $17,194   $ 19,748
Noncurrent liabilities ..................   51,578     58,695     59,166
Partners' capital .......................   19,361     17,604     23,862
                                          --------- ---------  ----------
 Total liabilities and partners' capital   $80,406    $93,493   $102,776
                                          ========= =========  ==========
Gross revenues ..........................  $69,372    $89,223   $100,209
                                          ========= =========  ==========
Gross profit ............................  $19,440    $27,993   $ 36,157
                                          ========= =========  ==========
Net income (loss) .......................  $ 3,104    $  (839)  $  6,986
                                          ========= =========  ==========

                                     D-F-63

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

  Universal/PACE

   The Company owns a 32.5 percent interest in Universal/PACE Amphitheaters Group, L.P. (Universal/PACE), a limited partnership between the Company and Universal Concerts, Inc., which controls two amphitheaters. PACE earned management fees of $167,000, $79,000 and $34,000 from Universal/PACE for the years ended September 30, 1995, 1996 and 1997, respectively. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Universal/ PACE follows (in thousands):

                                             1995      1996       1997
                                          --------- ---------  ---------
Current assets ..........................  $ 4,085    $ 3,420   $ 6,659
Noncurrent assets .......................   14,654     14,185    14,156
                                          --------- ---------  ---------
 Total assets ...........................  $18,739    $17,605   $20,815
                                          ========= =========  =========
Current liabilities .....................  $ 6,599    $ 3,876   $10,221
Noncurrent liabilities ..................    6,467      5,618       602
Partners' capital .......................    5,673      8,111     9,992
                                          --------- ---------  ---------
 Total liabilities and partners' capital   $18,739    $17,605   $20,815
                                          ========= =========  =========
Gross revenues ..........................  $24,070    $20,336   $25,299
                                          ========= =========  =========
Gross profit ............................  $ 5,968    $ 6,361   $ 5,817
                                          ========= =========  =========
Net income ..............................  $ 1,183    $ 2,438   $ 1,880
                                          ========= =========  =========

  Other

   The Company also has investments in numerous theatrical production and other unconsolidated partnerships. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for these partnerships, excluding Pavilion Partners and Universal/PACE, follows (in thousands):

                                             1995        1996       1997
                                          ---------- ----------  ----------
Current assets ..........................  $ 10,410    $ 12,433   $ 35,743
Noncurrent assets .......................     5,668       7,267     14,050
                                          ---------- ----------  ----------
 Total assets ...........................  $ 16,078    $ 19,700   $ 49,793
                                          ========== ==========  ==========
Current liabilities .....................  $  7,539    $  6,566   $ 19,134
Noncurrent liabilities ..................     2,315       2,250      2,957
Partners' capital .......................     6,224      10,884     27,702
                                          ---------- ----------  ----------
 Total liabilities and partners' capital   $ 16,078    $ 19,700   $ 49,793
                                          ========== ==========  ==========
Gross revenues ..........................  $113,854    $111,715   $249,707
                                          ========== ==========  ==========
Gross profit ............................  $    221    $ 10,440   $ 34,454
                                          ========== ==========  ==========
Net income (loss) .......................  $ (1,863)   $  9,823   $ 32,164
                                          ========== ==========  ==========

                                     D-F-64

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT:

   Long-term debt consisted of the following (in thousands):

                               SEPTEMBER 30
                           --------------------
                              1996      1997
                           --------- ---------
Term loan ................  $14,464    $12,322
Revolving line of credit      9,250     12,950
Other notes payable  .....      725        251
                           --------- ---------
                             24,439     25,523
Less-Current portion  ....   (2,576)    (2,394)
                           --------- ---------
                            $21,863    $23,129
                           ========= =========

   In March 1996, the Company entered into a new credit agreement with certain financial institutions. The credit agreement provides for a term loan and a revolving line of credit, both of which bear interest at either LIBOR plus 2 percent or prime, at the option of the Company. At September 30, 1997, the weighted average interest rate was 7.8 percent. The term loan is scheduled to mature in March 2001 and is payable in quarterly installments of $536,000 plus interest, with a balloon payment at maturity. The Company may borrow $27,000,000 under the revolving line of credit until February 1998; subsequently, borrowings are limited to $13,000,000 until March 2001, when the revolving line of credit expires. The Company must pay a quarterly commitment fee equal to 0.375 percent per annum on the average daily unused portion of the revolving line of credit. The term loan and the revolving line of credit are secured by substantially all of the Company's assets, including pledges of the capital stock of its subsidiaries. The credit agreement contains various restrictions and requirements relating to, among other things, mergers, sales of assets, investments and maintenance of certain financial ratios.

   At September 30, 1997, scheduled maturities of long-term debt were as follows (in thousands):

 For the year ending September 30--
 1998 .............................  $ 2,394
 1999 .............................    2,143
 2000 .............................    2,143
 2001..............................   18,843
                                    --------
                                     $25,523
                                    ========

                                     D-F-65

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

5. INCOME TAXES:

   Deferred taxes reflect the tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                  SEPTEMBER 30
                                                -----------------
                                                  1996     1997
                                                -------- -------
Deferred tax assets--
 Investments in unconsolidated partnerships
  and theatrical productions ..................  $  286   $  237
 Accounts payable and accrued liabilities  ....   1,014    1,480
 Restricted stock compensation ................   1,387      409
 Other noncurrent liabilities .................   1,717       --
 Other ........................................     107      281
                                                -------- -------
  Total deferred tax assets ...................   4,511    2,407
                                                -------- -------
Deferred tax liabilities--
 Investments in unconsolidated partnerships
  and theatrical productions ..................   1,522    1,099
 Prepaid expenses .............................     907    1,237
 Intangibles ..................................     646      672
                                                -------- -------
  Total deferred tax liabilities ..............   3,075    3,008
                                                -------- -------
                                                 $1,436   $ (601)
                                                ======== =======

   Deferred taxes are included in the consolidated balance sheets as follows (in thousands):

                                  SEPTEMBER 30
                               -------------------
                                 1996      1997
                               -------- ---------
Current deferred tax assets ... $1,872    $   979
Other noncurrent liabilities ..   (436)    (1,580)
                               -------- ---------
                                $1,436    $  (601)
                               ======== =========

   The income tax (provision) benefit consisted of the following (in thousands):

                                     YEAR ENDED SEPTEMBER 30
                                ----------------------------------
                                   1995        1996       1997
                                ---------- ----------  ----------
Current--
 Federal ......................   $(1,251)   $(2,817)    $(1,319)
 State ........................      (476)    (1,010)       (173)
Deferred--
 Federal ......................      (692)     3,705      (1,777)
 State ........................      (156)       836        (260)
                                ---------- ----------  ----------
Total tax (provision) benefit     $(2,575)   $   714     $(3,529)
                                ========== ==========  ==========
Effective tax rate ............        44%        26%         41%
                                ========== ==========  ==========

                                     D-F-66

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

    The reconciliation of income tax computed at the U.S. federal statutory rates to the income tax (provision) benefit is as follows (in thousands):

                                            YEAR ENDED SEPTEMBER 30
                                        -------------------------------
                                           1995      1996      1997
                                        ---------- -------  ----------
Tax at the federal statutory rate  ....   $(2,012)   $ 924    $(2,954)
Increases resulting from--
 State income taxes, net of federal
  tax effect ..........................      (417)    (112)      (286)
 Nondeductible expenses ...............       (60)     (98)      (185)
 Other ................................       (86)      --       (104)
                                        ---------- -------  ----------
 Total income tax (provision) benefit     $(2,575)   $ 714    $(3,529)
                                        ========== =======  ==========

6. REDEEMABLE COMMON STOCK:

   At September 30, 1997, the Company had outstanding 155 shares of common stock that are redeemable under conditions that are not solely within the control of the Company. The Company granted this redeemable stock to certain executives during the years ended September 30, 1996 and 1997. To the extent that the grants related to prior service, the Company recognized compensation costs on the grant date. Additionally, the Company recognizes compensation costs for the change in value of certain shares that, as discussed below, the Company may be required to purchase from the executives at fair market value. Restricted stock compensation related to these grants totaled $3,260,000 and $425,000 during the years ended September 30, 1996 and 1997, respectively. The Company has the right of first refusal to purchase the redeemable common stock at fair market value.

   Agreements with one executive who received 140 shares of redeemable stock provide that the Company will have call options to purchase these shares from the executive for a total of $3,420,000. These agreements also provide that the executive will have put options to sell such shares to the Company for $3,420,000. The put and call options are only exercisable if the executive's employment is terminated before an initial public offering of the Company's common stock.

   Of the redeemable stock granted to this executive, 123 shares were granted during the year ended September 30, 1996, and vested during the year ended September 30, 1997. Since the grant related to prior service, the Company recognized compensation costs on the grant date. During the year ended September 30, 1997, the Company executed a promissory note in the amount of $1,232,000 with this executive. This note bears interest at 5.45 percent, is secured by 140 shares of the Company's common stock, and is scheduled to mature in October 2001. The proceeds of the note were used to pay the executive's tax liability related to the 123 shares that vested during the year ended September 30, 1997. Accordingly, the value of redeemable stock outstanding has been reduced by this note receivable.

   The remaining 17 shares of redeemable stock received by this executive were granted during the year ended September 30, 1997, and vest ratably during the years ending September 30, 1999 and 2000. To fund the executive's tax liability related to these 17 shares, the Company may be required to purchase up to 41 percent of the shares at fair market value when the shares vest. The Company has similar agreements with the other executives who received the remaining 15 shares of redeemable stock, which were granted during the year ended September 30, 1996. In order to fund the executives' tax liabilities related to these grants and related restricted common stock grants, these 15 shares of redeemable stock must be purchased at fair market value when the shares vest during the years ended September 30, 1998 and 1999. Although all 32 shares that the Company may be required to purchase in order to satisfy executives' tax liabilities have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition and recognition over the vesting periods is not material to the Company's results of operations and financial position.

                                     D-F-67

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

7. SHAREHOLDER'S EQUITY:

   The Company granted 23 shares of restricted common stock to certain executives during the year ended September 30, 1996. These shares vest ratably during the years ended September 30, 1998 and 1999. Although the shares have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition, which totaled $390,000 and $6,000 during the years ended September 30, 1996 and 1997, respectively, and recognition over the vesting periods is not material to the Company's results of operations and financial position. The Company has the right of first refusal to purchase at fair market value all of the shares granted during the year ended September 30, 1996. Additionally, if the executives' employment is terminated before an initial public offering of the Company's common stock, the Company has a call option to purchase the vested shares at fair market value.

   Effective October 15, 1993, the Company and one of its officers entered into an employment agreement which provided for the granting of 45 shares of the Company's common stock. The shares vested over a five-year period and the Company recorded related compensation expense of $25,000 for each of the years ended September 30, 1995, 1996 and 1997.

8. STOCK OPTIONS:

   The Company adopted the 1996 Stock Incentive Compensation Plan during the year ended September 30, 1996. Under the plan, the Company may grant awards based on its common stock to employees and directors. Such awards may include, but are not limited to, restricted stock, stock options, stock appreciation rights and convertible debentures. Up to 325 shares of common stock may be issued under the plan. During the year ended September 30, 1996, the Company granted options to purchase 117 shares of common stock at a weighted average exercise price of $18,989 per share, which approximated fair value on the date of grant. Such options vest and are generally exercisable ratably over a four-year period. The options expire in 10 years.

   An option to purchase 22 shares of common stock at $10,000 per share was granted to an executive during the year ended September 30, 1994. This option was canceled subsequent to September 30, 1997.

   Because the exercise prices of the Company's employee stock options equaled the fair market value of the underlying stock on the date of grant, no compensation expense was recognized in accordance with APB Opinion No. 25. Had compensation cost for the options been determined based on the fair value at the grant date pursuant to SFAS No. 123, the Company's net income would have decreased by $49,000 and $148,000 for the years ended September 30, 1996 and 1997, respectively. For this purpose, the fair value of the options was estimated using the minimum value method assuming that the risk-free interest rate was 6.7 percent and that no dividends will be paid.

9. RELATED-PARTY TRANSACTIONS:

   The Company contracts with certain theatrical partnerships of which it is a minority partner to obtain the rights to present theatrical productions in the Company's markets. Approximately $20,000,000, $33,400,000 and $31,200,000
of expenses were incurred for such rights and included in cost of sales during the years ended September 30, 1995, 1996 and 1997, respectively.

   The Company contracts with certain unconsolidated partnerships to sell the rights to present musical concerts. Approximately $2,446,000 of revenues was earned from the sale of such rights during the year ended September 30, 1997. No such rights were sold during the years ended September 30, 1995 and 1996.

   As of September 30, 1997, notes receivable, related parties included $6,453,000 due from executives and $1,571,000 due from other related parties. Two of the notes receivable from executives are promissory notes from the Company's principal shareholder. As of September 30, 1997, these two notes totaled

                                     D-F-68

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

$5,961,000, including accrued interest of $550,000. One note, in the original principal amount of $2,911,000, bears interest at 5.83 percent, is secured by 254 shares of PACE common stock and matures on March 28, 1999. The other note is for $2,500,000, bears interest at 6.34 percent, is secured by 246 shares of PACE common stock and was scheduled to mature on November 3, 1997. This note has been extended to mature on November 4, 2000. Interest income on these two notes was approximately $300,000 for each of the years ended September 30, 1995, 1996 and 1997. At September 30, 1997, the Company also had a $583,000 receivable from its principal shareholder. The principal shareholder has represented his intention to pay the outstanding loans and receivable balance from personal assets or if necessary, the liquidation of certain ownership interests in the Company.

   At September 30, 1997, notes receivable from other related parties included $945,000 due from a joint venture partner. The terms of the related joint venture agreement provide for the Company to loan to the joint venture partner any required capital contributions, to be repaid on a priority basis from the profits allocated to the joint venture partner. The advances accrue interest at the prime rate plus 4 percent (12.5 percent at September 30, 1997) and are secured by the joint venture partner's 50 percent interest in the joint venture.

10. LITIGATION SETTLEMENT:

   The Company was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several other defendants named in the litigation, including Pavilion Partners, with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts,
(b) constructive fraud, (c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiffs' claims was that certain of the defendants agreed to enter into a partnership with plaintiffs for the development and operation of an amphitheater.

   On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. The defendants did not acknowledge or admit any liability. The settlement called for payments from defendants totaling $4,500,000. The Company was obligated to pay $1,500,000 immediately after the settlement and is obligated to pay an additional $2,000,000 on or before May 1, 1998. To guarantee payment of this $2,000,000 obligation, the Company had a standby letter of credit outstanding at September 30, 1997. The remaining $1,000,000 of the settlement was paid by Pavilion Partners during the year ended September 30, 1997. This expense and related legal expenses were charged to operations for the year ended September 30, 1996.

                                     D-F-69

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

11. COMMITMENTS AND CONTINGENCIES:

 Leases

   The Company leases office facilities under noncancelable operating leases with future minimum rent payments as follows (in thousands):

 For the year ending September 30--
 1998 .............................  $1,006
 1999 .............................     417
 2000 .............................     215
 2001 .............................     193
 2002 .............................     195
Thereafter ........................      33
                                    --------
 Total ............................  $2,059
                                    ========

   Rent expense was $676,000, $765,000 and $1,084,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

 Change in Control Provisions

   The Company and its unconsolidated partnerships, including Pavilion Partners, have entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Company.

 Employment Agreements

   The Company has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands):

 For the year ending September 30--
 1998 .............................  $4,463
 1999 .............................   3,825
 2000 .............................   2,789
 2001 .............................   1,430
 2002 .............................     743

   The Company is currently negotiating certain other employment agreements that may result in additional future commitments.

 Insurance

   The Company carries a broad range of insurance coverage, including general liability, workers' compensation, stop-loss coverage for its employee health plan and umbrella policies. The Company carries deductibles of up to $10,000 per occurrence for general liability claims and is self-insured for annual healthcare costs of up to $25,000 per covered employee and family. The Company has accrued for estimated potential claim costs in satisfying the deductible and self-insurance provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

                                     D-F-70

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Legal Proceedings

   Various legal actions and claims are pending against the Company, most of which are covered by insurance. In the opinion of management, the ultimate liability, if any, which may result from these actions and claims will not materially affect the financial position or results of operations of the Company.

 Guarantees

   The Company has guaranteed a $2,438,000 debt of a partnership in which Pavilion Partners holds a 50 percent interest. PACE has agreements with its partners whereby they would assume approximately 50 percent of any liability arising from this guarantee. The debt matures June 1, 2003. Management does not believe that the guarantee will result in a material liability to the Company.

 Income Taxes

   The Internal Revenue Service is examining several years of returns of a majority-owned subsidiary. Management is currently discussing a possible settlement of approximately $600,000, which has been accrued in the Company's financial statements.

 Subscription Agreement

   During April 1995, the Company acquired an interest in a company incorporated in the United Kingdom. Pursuant to a subscription agreement, the Company made payments totaling $1,355,000 prior to September 30, 1997. The Company has agreed to pay an additional pounds sterling239,000 in April 1998.

 Construction Commitments

   An unconsolidated partnership has committed to certain renovation work at its amphitheater. The Company may be obligated to fund up to approximately $7.3 million of these renovations. Through its investment in another unconsolidated partnership, the Company has an interest in a performance hall being constructed for musical and theatrical presentations. The Company had funded $0.4 million of the performance hall construction costs through September 30, 1997; the Company's estimated additional funding commitments are approximately $2.0 million. In addition, the Company and several third parties are currently negotiating definitive agreements to develop a theatrical venue. The Company may be obligated to fund approximately $3.0 million of the costs of this development over an undetermined period of time.

 Put Option Agreement

   The Company has entered into put option agreements with two banks whereby the Company may be required to repurchase a total of 1,000 shares of the Company's common stock held by an affiliate that collateralizes the personal loans of the Company's principal shareholder at a per share price of $1,500. The put options are effective only in the event of a loan default of the shareholder prior to July 31, 1999. At September 30, 1997, the loans were not in default.

12. SUBSEQUENT EVENTS:

   Subsequent to September 30, 1997, the Company entered into certain agreements with an executive who previously had been granted an option to purchase 22 shares of common stock at $10,000 per share. Pursuant to the new agreements, the option was canceled and the executive was granted 22 shares of restricted common stock.

   In December 1997, the Company and its shareholders entered into an agreement with SFX Entertainment, Inc. (SFX), whereby the shareholders would sell their interests in the Company to SFX. The purchase price of $109 million in cash and 1,500,000 shares of SFX Class A Common Stock is subject to adjustment prior to closing. Closing is subject to certain conditions, including approval of certain third

                                     D-F-71

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES parties. Concurrent with closing, the agreement requires, among other things, the repayment of all outstanding loans and receivables due from the Company's principal shareholder (see Note 9) and the repayment of the promissory note received from an executive in connection with a stock grant (see Note 6). Additionally, the agreement provides for the settlement of all restricted and redeemable stock, as well as all outstanding stock options. This settlement is expected to result in a one-time charge by the Company of approximately $4.7 million, net of related tax effects. The agreement also requires SFX to provide the Company with a $25 million line of credit to be used for certain acquisitions being contemplated by the Company. If the acquisition of the Company is not consummated, this line of credit will be converted to a term loan in the amount of advances then outstanding or, under certain circumstances, will become immediately due and payable. This bridge financing is secured by the assets acquired and an option to purchase the Company's interest in Pavilion Partners.

   In December 1997, the Company entered into agreements to effectively purchase substantially all of the assets of United Sports of America, a producer and presenter of demolition derbies, thrill shows, air shows, monster truck shows, tractor pull events, motorcycle racing and bull riding in the United States and Canada. Pursuant to the agreements, the total purchase price is $6,000,000 in cash of which an option amount of $500,000 was paid upon the execution of the agreement and closing is subject to the satisfactory completion of due diligence by the Company. Management does not expect this transaction to close until May 1998. In the event the transaction does not close, the option amount will be forfeited if certain conditions are not met.

   In December 1997, the Company entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in Pavilion Partners for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Pavilion Partners Partnership Agreement. In addition, the Company has agreed to purchase a note with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony (Note 3)

   On December 22, 1997, the Company entered into an agreement to purchase Sony's 33 1/3 percent interest in Pavilion Partners for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations. (see Note 3)




                                     D-F-72

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Pavilion Partners:

   We have audited the accompanying consolidated balance sheet of Pavilion Partners, a Delaware general partnership, as of September 30, 1997, and the related consolidated statements of income, partners' capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pavilion Partners as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997 (except with
respect to the matters discussed
in Note 11, as to which the date
is December 22, 1997)









                                     D-F-73

                       REPORT OF INDEPENDENT ACCOUNTANTS






To the Partners of Pavilion Partners

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Pavilion Partners and its subsidiaries (the Partnership) at September 30, 1996 and the results of their operations and their cash flows for the year ended October 31, 1995 and the eleven months ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP


Houston, Texas
December 12, 1996

                                     D-F-74

                               PAVILION PARTNERS

                         CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                           SEPTEMBER 30
                                                                       ---------------------
                                                                          1996       1997
                                                                       --------- ----------
                                ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...........................................  $ 8,554    $ 17,898
 Accounts receivable .................................................    7,842       6,167
 Accounts receivable, related parties ................................    1,878       3,878
 Notes receivable, related parties ...................................    1,218       1,218
 Prepaid expenses and other current assets ...........................    1,208       1,017
                                                                       --------- ----------
    Total current assets .............................................   20,700      30,178
 Prepaid rent ........................................................    7,075       6,938
 Property and equipment, net .........................................   61,292      59,938
 Other assets ........................................................    4,426       5,722
                                                                       --------- ----------
    Total assets .....................................................  $93,493    $102,776
                                                                       ========= ==========
                   LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable ....................................................  $ 1,404    $  1,193
 Accounts payable, related parties ...................................    1,866       3,948
 Accrued liabilities .................................................    8,112       7,032
 Deferred revenue ....................................................    3,602       5,081
 Current portion of notes payable and capital lease obligation  ......    1,573       1,614
 Current portion of note payable, related party ......................      637         880
                                                                       --------- ----------
    Total current liabilities ........................................   17,194      19,748
 Notes payable .......................................................   43,680      42,192
 Note payable, related party .........................................    7,268       7,025
 Capital lease obligation ............................................    6,130       5,989
 Other liabilities and minority interests in consolidated
  subsidiaries .......................................................    1,617       3,960
                                                                       --------- ----------
    Total liabilities ................................................   75,889      78,914
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL ....................................................   17,604      23,862
                                                                       --------- ----------
    Total liabilities and partners' capital ..........................  $93,493    $102,776
                                                                       ========= ==========

 The accompanying notes are an integral part of these consolidated financial statements.

                                     D-F-75

                               PAVILION PARTNERS

                      CONSOLIDATED STATEMENTS OF INCOME
                                (IN THOUSANDS)

                                                        FOR THE
                                        FOR THE      ELEVEN MONTHS      FOR THE
                                       YEAR ENDED        ENDED         YEAR ENDED
                                      OCTOBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                          1995           1996             1997
                                     ------------- ---------------  ---------------
TICKET REVENUES ....................    $43,266         $50,151         $ 58,479
OTHER OPERATING REVENUES ...........     28,109          33,942           41,730
                                     ------------- ---------------  ---------------
  Total revenues ...................     71,375          84,093          100,209
COST OF SALES ......................     49,226          57,723           64,052
                                     ------------- ---------------  ---------------
  Gross profit .....................     22,149          26,370           36,157
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ..........................      8,329           9,774           10,858
DEPRECIATION AND AMORTIZATION  .....      2,461           3,346            3,975
OTHER OPERATING COSTS ..............      5,345           7,390            8,531
LITIGATION EXPENSES AND SETTLEMENT           --           2,380               --
                                     ------------- ---------------  ---------------
  Operating profit .................      6,014           3,480           12,793
INTEREST INCOME ....................        504             391              532
INTEREST EXPENSE ...................      2,793           3,855            4,413
                                     ------------- ---------------  ---------------
INCOME BEFORE MINORITY INTEREST  ...      3,725              16            8,912
MINORITY INTEREST ..................        276             308            1,926
                                     ------------- ---------------  ---------------
NET INCOME (LOSS) ..................    $ 3,449         $  (292)        $  6,986
                                     ============= ===============  ===============

 The accompanying notes are an integral part of these consolidated financial statements.

                                     D-F-76

                               PAVILION PARTNERS

                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                (IN THOUSANDS)

                                AMPHITHEATER
                               ENTERTAINMENT
                                PARTNERSHIP     SM/PACE, INC.    TOTAL
                              --------------- ---------------  ---------
BALANCE, October 31, 1994  ..     $13,108          $2,805       $15,913
 Net income .................       1,788           1,661         3,449
 Distributions ..............          --            (699)         (699)
                              --------------- ---------------  ---------
BALANCE, October 31, 1995  ..      14,896           3,767        18,663
 Net income (loss) ..........        (330)             38          (292)
 Distributions ..............          --            (767)         (767)
                              --------------- ---------------  ---------
BALANCE, September 30, 1996        14,566           3,038        17,604
 Net income .................       4,578           2,408         6,986
 Distributions ..............          --            (728)         (728)
                              --------------- ---------------  ---------
BALANCE, September 30, 1997       $19,144          $4,718       $23,862
                              =============== ===============  =========






























 The accompanying notes are an integral part of these consolidated financial statements.

                                     D-F-77

                               PAVILION PARTNERS

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                      FOR THE
                                                      FOR THE      ELEVEN MONTHS      FOR THE
                                                     YEAR ENDED        ENDED         YEAR ENDED
                                                    OCTOBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                                        1995           1996             1997
                                                   ------------- ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................    $  3,449        $  (292)        $ 6,986
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities--
  Depreciation and amortization ..................       2,461          3,346           3,975
  Minority interest ..............................         276            308           1,926
  Changes in assets and liabilities--
   Accounts receivable ...........................      (1,455)        (3,647)          1,669
   Accounts receivable and payable, related
    parties ......................................          32           (756)             82
   Prepaid expenses and other current assets  ....         191           (296)            266
   Accounts payable and accrued liabilities  .....        (512)         1,695          (2,184)
   Deferred revenue and other liabilities  .......       1,304          2,110           2,284
   Other, net ....................................        (785)        (1,259)         (1,548)
                                                   ------------- ---------------  ---------------
    Net cash provided by operating activities  ...       4,961          1,209          13,456
                                                   ------------- ---------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Payments of preoperating costs ..................      (1,318)        (1,114)            (59)
 Capital expenditures ............................     (25,856)        (7,483)         (1,879)
                                                   ------------- ---------------  ---------------
    Net cash used in investing activities  .......     (27,174)        (8,597)         (1,938)
                                                   ------------- ---------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Funding of capital commitments by partners  .....       4,046             --              --
 Distributions to partner ........................        (699)          (767)           (728)
 Proceeds from borrowings ........................      24,322          8,323               -
 Repayments of borrowings ........................        (639)        (1,072)         (1,446)
                                                   ------------- ---------------  ---------------
    Net cash provided by (used in) financing
     activities ..................................      27,030          6,484          (2,174)
                                                   ------------- ---------------  ---------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS .....................................       4,817           (904)          9,344
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD         4,641          9,458           8,554
                                                   ------------- ---------------  ---------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD  ......    $  9,458        $ 8,554         $17,898
                                                   ============= ===============  ===============

 The accompanying notes are an integral part of these consolidated financial statements.

                                     D-F-78

                              PAVILION PARTNERS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

   Pavilion Partners (the Partnership) is a Delaware general partnership between SM/PACE, Inc. (PACE), which is a wholly owned subsidiary of PACE Entertainment Corporation, and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between a wholly owned subsidiary of Sony Music Entertainment Inc. (Sony) and two wholly owned subsidiaries of Blockbuster Entertainment Corporation (Blockbuster). PACE is the managing partner of the Partnership. AEP owns a 66 2/3 percent interest in the Partnership, and PACE owns a 33 1/3 percent interest in the Partnership.

   In April 1990, Sony and PACE formed YM/PACE Partnership which changed its name to the Sony Music/PACE Partnership. Effective April 1, 1994, the partners entered into an agreement whereby Blockbuster obtained an indirect 33 1/3 percent interest in Sony Music/PACE Partnership, which was renamed Pavilion Partners. In accordance with the agreement, Sony contributed an interest-bearing note in the amount of $4,250,000 and its existing interest in Sony Music/PACE Partnership to AEP. Concurrently, Blockbuster contributed an interest-bearing note in the amount of $4,250,000 and its interest in three existing amphitheaters to AEP. AEP in turn contributed these assets to the Partnership. At the same time, PACE Entertainment Corporation contributed its interest in two existing amphitheaters to the Partnership. Upon completion of these contributions to the Partnership, AEP owned a 66 2/3 percent interest in the Partnership and PACE owned a 33 1/3 percent interest in the Partnership.

   The Partnership owns and operates amphitheaters, which are primarily used for the presentation of live performances by musical artists. As of September 30, 1997, the Partnership owned interests in or leased 10 amphitheaters and had a long-term management contract to operate an additional amphitheater. All of the amphitheaters owned or operated by the Partnership are located in the United States.

   In April 1997, the Partnership entered into a new partnership agreement with a third party to be known as Western Amphitheater Partners (WAP). The Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre, and the other partner contributed or licensed the assets and liabilities of the Irvine Meadows Amphitheatre. Each partner has a 50 percent interest in WAP. Under the terms of the Partnership agreement, the partners are required to make an additional capital contribution of approximately $850,000 each in WAP which was accrued by the Partnership at September 30, 1997. The fiscal year-end for the WAP partnership will be December 31.

   During 1996, the Partnership changed its fiscal year-end from October 31 to September 30.

2. SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

   The consolidated financial statements of the Partnership include all of its wholly owned subsidiaries and other partnerships in which Pavilion Partners holds a controlling interest. All partnerships in which Pavilion Partners holds less than a controlling interest are reported on the equity method of accounting. All significant intercompany transactions have been eliminated in consolidation.

 Basis of Contributed Assets

   All assets contributed to the Partnership by the partners were recorded at the carrying values of the contributing entities.

 Revenue Recognition

   The Partnership records revenues from the presentation of events at the completion of the related event. Advance ticket sales are classified as deferred revenue until the event has occurred. Sponsorship and other revenues that are not related to any single event are classified as deferred revenue and amortized over each of the amphitheaters' various shows during the operating season.

                                     D-F-79

                              PAVILION PARTNERS

    The Partnership barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Partnership's financial position or results of operations.

 Income Taxes

   No provision for federal or state income taxes is necessary in the financial statements of the Partnership because, as a partnership, it is not subject to federal or state income taxes and the tax effect of its activities accrues to the partners.

 Prepaid Expenses

   Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

   As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $160,000 and $137,000, respectively. The Partnership recognized event advertising expenses of $5,815,000, $6,439,000 and $6,569,000 in cost of sales for the year ended October 31, 1995, the eleven months ended September 30, 1996, and the year ended September 30, 1997, respectively.

 Other Assets

   The Partnership incurs certain costs in identifying and selecting potential sites for amphitheater development. All costs incurred by the Partnership during the initial site selection phase are expensed as incurred. Certain incremental start-up costs that are incurred after a decision has been made to develop a site are capitalized as preoperating costs. After an amphitheater is fully developed, these preoperating costs are amortized on a straight-line basis over a five-year period.

   Contract acquisition costs include fees associated with securing a contract with a booking agent for one of the Partnership's amphitheaters. These costs are amortized on a straight-line basis over the life of the contract which is 10 years.

 Property and Equipment

   Property and equipment is stated at cost. Repair and maintenance costs are expensed as incurred. Interest incurred in connection with the construction of an amphitheater is capitalized as part of the cost of the amphitheater. During 1995 and 1996, the Partnership capitalized interest in connection with the construction of amphitheaters of $645,000, $161,000, respectively. No interest was capitalized in 1997.

   Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Other property and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. A summary of the principal ranges of useful lives used in computing the annual provision for depreciation and amortization is as follows:

                         RANGE OF YEARS
                         --------------
Buildings ..............      27-31.5
Leasehold improvements        5-31.5
Equipment ..............        3-7
Furniture and fixtures         5-10

   The Partnership evaluates on an ongoing basis whether events and circumstances indicate that the estimated useful lives of property and equipment warrant revision. The Partnership adopted Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1997. The adoption of SFAS No. 121 did not have a material effect on the Partnership's financial position or results of operations.

                                     D-F-80

                              PAVILION PARTNERS

  Fair Value of Financial Instruments

   The carrying amounts of the Partnership's financial instruments approximate their fair value at September 30, 1996 and 1997.

 Statement of Cash Flows

   The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Interest paid was $2,319,000, $3,652,000 and $3,917,000 for 1995, 1996 and 1997, respectively.
During the year ended October 31, 1995, the Partnership issued a note payable with a fair value of $1,300,000 to a vendor in exchange for certain equipment with a fair value which approximated the amount of the note. During 1997, the Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre into the new WAP Partnership in which it holds a 50 percent interest. The net book value of the investment made in the WAP Partnership was $54,000.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Partnership to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

   Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation.

3. PARTNERSHIP AGREEMENT:

   The Partnership agreement provides, among other things, for the following:

 Contributions and Project Loans

   In addition to the initial contributions as discussed in Note 1, the partners are obligated to contribute, in proportion to their respective Partnership interests, any deficiency in the funding for the construction of each approved amphitheater development or any operational shortfall, as defined in the Partnership agreement. No such funding was required in 1995, 1996 or 1997.

   In addition, AEP is responsible for providing project financing, as defined, for each approved amphitheater development. To the extent AEP does not fulfill this responsibility, AEP must indemnify, defend and hold harmless the Partnership from all claims, demands, liabilities or other losses (including the loss of any earnest money deposits and any reasonable attorneys' fees) which might result from AEP's failure to provide such project loan.

 Income Allocation

   In general, all of the Partnership's income is allocated to the partners in proportion to their respective Partnership interests. However, PACE receives a priority allocation of net income, as defined in the Partnership agreement, until the cumulative amount of such allocations is equal to $2,000,000 increased by 7 percent of the unpaid allocation on the last day of each fiscal year. Any such allocation of net income to PACE is distributed in the following year. The priority allocation of net income to PACE for 1995, 1996 and 1997 was approximately $767,000, $716,000 and $119,000, respectively. This allocation obligation was fully satisfied with the distribution of the fiscal 1997 income allocation amount during October 1997.

   AEP is entitled to receive a priority allocation of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. At September 30, 1997, the loan balance is $7,905,000 and is payable in quarterly installments with a balloon payment due at its maturity on April 1, 2004. The priority allocation of net income is equal to 65 percent of the cash flow attributable to the amphitheater, as defined in the Partnership agreement. The cumulative priority allocation of net income to AEP is limited to $7,000,000. No such allocation was made in 1995, 1996 or 1997.

                                     D-F-81

                              PAVILION PARTNERS

    On November 1 of each calendar year, the executive committee of the Partnership determines if any excess cash exists in the Partnership's accounts above what is necessary to fund future operations and obligations. Any such excess cash may be distributed to the partners in proportion to their respective interests in the Partnership. No distributions of excess cash flow have been made.

4. PROPERTY AND EQUIPMENT:

   The components of the Partnership's property and equipment are as follows (in thousands):

                                                    SEPTEMBER 30
                                                 -------------------
                                                    1996      1997
                                                 --------- --------
Property .......................................  $   695  $    695
Buildings ......................................   10,817    10,817
Leasehold improvements .........................   53,148    53,826
Equipment ......................................    5,007     4,488
Furniture and fixtures .........................      705       722
Construction in progress .......................       --       786
                                                 --------- --------
                                                   70,372    71,334
Less--Accumulated depreciation and amortization     9,080    11,396
                                                 --------- --------
                                                  $61,292   $59,938
                                                 ========= ========

   Depreciation and amortization expense associated with property and equipment for 1995, 1996 and 1997 was $1,905,000, $2,693,000 and $3,179,000,
respectively.

   Assets under capital lease included above are as follows (in thousands):

                                   SEPTEMBER 30
                                ------------------
                                  1996      1997
                                -------- --------
Building ......................  $5,333    $5,333
Furniture and equipment  ......     841       841
                                -------- --------
                                  6,174     6,174
Less--Accumulated depreciation    2,068     2,237
                                -------- --------
                                 $4,106    $3,937
                                ======== ========

   Amortization expense associated with assets under capital lease for 1995, 1996 and 1997 was $169,000, $156,000 and $169,000, respectively.

                                     D-F-82

                              PAVILION PARTNERS

 5. OTHER ASSETS:

   Other assets consist of the following (in thousands):

                                                                              SEPTEMBER 30
                                                                           ------------------
                                                                             1996      1997
                                                                           -------- --------
Preoperating costs, net of accumulated amortization of $2,092,000 and
 $1,094,000, respectively.................................................  $2,153    $1,709
Investment in unconsolidated partnerships ................................   1,302     2,797
Contract acquisition costs, net of accumulated amortization of $45,000
 and $129,000, respectively ..............................................     624       815
Other ....................................................................     347       402
                                                                           -------- --------
                                                                            $4,426    $5,723
                                                                           ======== ========

   During 1995, 1996 and 1997, the Partnership recognized equity in earnings of unconsolidated partnerships of $263,000, $129,000 and $1,592,000, respectively, which is included in other operating revenues.

6. ACCRUED LIABILITIES:

   Accrued liabilities consist of the following (in thousands):

                                       SEPTEMBER 30
                                     -----------------
                                       1996     1997
                                     -------- -------
Interest ...........................  $  544   $  522
Rent ...............................     638      580
Taxes ..............................     748      613
Litigation expenses and settlement     1,873       --
Insurance ..........................   1,216    1,656
Other ..............................   3,093    3,660
                                     -------- -------
                                      $8,112   $7,031
                                     ======== =======

   Accrued liabilities do not include accrued interest on the notes payable to Blockbuster (see Note 7). Such accrued interest, which is included in accounts payable, related parties, was $1,082,000 and $1,601,000 as of September 30, 1996 and 1997, respectively.

















                                     D-F-83

                              PAVILION PARTNERS

 7. NOTES PAYABLE:

   Notes payable to third parties consist of the following (in thousands):

                                                                     SEPTEMBER 30
                                                                 --------------------
                                                                    1996      1997
                                                                 --------- ---------
Note payable to a bank, interest at LIBOR plus 0.18% (6% at
 September 30, 1996 and 1997), payments due semiannually with a balloon payment due on maturity in July 2005, guaranteed by
 Sony ..........................................................  $13,122    $12,573
Note payable to a bank, interest at 8.35% through July 2002 and
 LIBOR plus 0.18% thereafter, due in July 2005, guaranteed by
 Sony...........................................................   10,000     10,000
Note payable to a bank, interest at LIBOR plus 0.85% (6.78% at
 September 30, 1996 and 1997), payments due annually with a
 balloon payment due on maturity in December 2005, guaranteed
 by Blockbuster and Sony........................................    7,732      7,575
Note payable to a bank, interest at prime minus 105 basis
 points (7.2% and 7.45% at September 30, 1996 and 1997,
 respectively), payments due quarterly with a balloon payment
 due on maturity in April 2000, guaranteed by Sony..............    6,449      6,356
Note payable to a bank, interest at 9.46%, payments due
 quarterly with a balloon payment due on maturity in December
 1999, guaranteed by Sony.......................................    3,958      3,914
Note payable to a vendor, interest imputed at 8.98%, payments
 due weekly through May 2005....................................    1,826      1,671
Other notes payable to vendors, interest at fixed rates ranging from 8.2% to 10.72%, due in equal installments with final
 maturities ranging from December 1996 through February 2006 ...    2,040      1,591
                                                                 --------- ---------
  Total.........................................................   45,127     43,680
Less--Current maturities........................................    1,447      1,488
                                                                 --------- ---------
  Noncurrent portion............................................  $43,680    $42,192
                                                                 ========= =========
Note payable to a related party consist of the following (in thousands):
                                                                     SEPTEMBER 30
                                                                 --------------------
                                                                    1996      1997
                                                                 --------- ---------
Note payable to Blockbuster, interest at 7%, payments due
 quarterly with a balloon payment due on maturity in April
 2004, secured by property and equipment with a net book value
 of $6,212 .....................................................  $ 7,905    $ 7,905
Less--Current maturities........................................      637        880
                                                                 --------- ---------
  Noncurrent portion............................................  $ 7,268    $ 7,025
                                                                 ========= =========

   The terms of contracts with concessionaires such as food and beverage vendors generally require the vendors to make a significant initial payment to the Partnership at the time of the construction of an amphitheater. These advances are repayable in periodic installments from amounts otherwise due to the Partnership under the concession contracts. As of September 30, 1997, the notes payable to vendors under

                                     D-F-84

                              PAVILION PARTNERS
such arrangements had a weighted-average effective interest rate of 9.15 percent. The Partnership's weighted-average interest rate on notes payable to banks was 7.3 percent on September 30, 1997.

   Interest expense on the note payable to a related party was $547,000, $489,000 and $519,000 for 1995, 1996 and 1997, respectively. Principal and interest on the note payable to a related party have not been paid as accounts receivable, related parties from Blockbuster remain outstanding.

   As of September 30, 1997, scheduled maturities of notes payable were as follows:

1998 .........  $ 2,368
1999 .........    1,841
2000 .........   11,560
2001 .........    1,751
2002 .........    1,811
Thereafter  ..   32,254
               --------
                $51,585
               ========

8. LEASE COMMITMENTS:

   The Partnership leases various amphitheaters under operating and capital leases. Initial lease terms are 25 to 60 years with varying renewal periods at the Partnership's option on most leases. A number of the amphitheater leases provide for escalating rent over the lease term. Rental expense on operating leases is recognized on a straight-line basis over the life of such leases. The majority of the amphitheater leases provide for contingent rentals, generally based upon a percentage of gross revenues, as defined in the respective lease agreements. Minimum rental expense associated with operating leases for 1995, 1996 and 1997 was $648,000, $2,353,000 and
$2,612,000, respectively. Contingent rental expense associated with operating leases for 1995, 1996 and 1997 was $2,407,000, $2,515,000 and $2,571,000,
respectively. Contingent rental expense associated with capital leases for 1995, 1996 and 1997 was $144,000, $155,000 and $149,000, respectively.

   Minimum rental commitments on long-term capital and operating leases at September 30, 1997, were as follows (in thousands):

                                            CAPITAL    OPERATING
                                             LEASES     LEASES
                                           --------- -----------
Year ending September 30--
 1998 ....................................  $   757     $ 2,902
 1999 ....................................      757       3,056
 2000 ....................................      756       3,148
 2001 ....................................      757       3,248
 2002 ....................................      757       3,297
 Thereafter ..............................    9,714      54,693
                                           --------- -----------
                                             13,498     $70,344
                                                     ===========
Less--Amount representing interest  ......    7,383
                                           ---------
Present value of minimum rental payments      6,115
Less--Current portion ....................      126
                                           ---------
Noncurrent portion........................  $ 5,989
                                           =========

9. RELATED PARTIES:

   The responsibility for the day-to-day business and affairs of the Partnership has been delegated by the partners to a managing director and support staff employed by PACE Entertainment Corporation and

                                     D-F-85

                              PAVILION PARTNERS
its subsidiaries. PACE Entertainment Corporation and its subsidiaries provide the Partnership with management and consulting services in connection with the development, construction, maintenance and operation of amphitheaters owned or leased by the Partnership. The Partnership paid $1,650,000, $1,687,000 and $1,968,000 during 1995, 1996 and 1997, respectively, to PACE
Entertainment Corporation as reimbursement for the costs of these services.

   The Partnership paid PACE Music Group (PMG), a subsidiary of PACE Entertainment Corporation, $289,000, $225,000 and $395,000 during 1995, 1996 and 1997, respectively, for services provided by PMG as a local presenter at one of the Partnership's amphitheaters.

   Accounts receivable from and accounts payable to related parties at September 30, 1997, of $3,878,000 and $3,948,000, respectively, relate to amounts owed to and due from the partners arising from the formation of the Partnership and general and administrative expenses paid by or on behalf of the Partnership.

   Notes receivable, related parties consist of two notes due from AEP which bear interest at 5.62 percent per annum and matured April 1, 1997. Principal payments on the notes are due upon request by the Partnership in order to fund the construction of proposed amphitheaters. Interest on the partners' notes amounted to $192,000, $63,000 and $68,000 for 1995, 1996 and 1997,
respectively.

10. COMMITMENTS AND CONTINGENCIES:

 Commitments

   The Partnership guarantees 50 percent of a $2,305,000 promissory note issued by its 50 percent equity partner in the Starwood Amphitheater. The note matures on June 1, 2003.

   The Partnership has committed to fund certain renovation work at one of its amphitheaters in proportion to its 66 2/3 percent partnership interest in that amphitheater. The renovations are to include increasing seating capacity and upgrading the amphitheater's concession plazas and parking facilities. The total budget for these renovations is approximately $11.0 million of which $5.0 million will be funded by the minority partner and a note payable to vendor, therefore the Partnership's funding commitment is approximately $6.0 million.

   The Partnership maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management performs periodical evaluations of the relative credit standards of the financial institutions with which it deals. Additionally, the Partnership's cash management and investment policies restrict investments to low-risk, highly liquid securities. Accordingly, management does not believe that the Partnership is currently exposed to any significant credit risk on cash and cash equivalents.

   The Partnership is subject to other claims and litigation arising in the normal course of its business. The Partnership does not believe that any of these proceedings will have a material adverse effect on its financial position or results of operations.

   The Partnership was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several defendants named in the litigation with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts, (b) constructive fraud,
(c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiff's claims was that certain of the defendants agreed to enter into a partnership with the plaintiffs for the development and operation of an amphitheater. On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. Although the defendants believe that they would have prevailed at a trial of the Promotion Litigation, the defendants chose to

                                     D-F-86

                              PAVILION PARTNERS
settle rather than risk the uncertainties of a trial. The defendants did not acknowledge or admit any liability. The settlement called for payments to plaintiffs totaling $4.5 million, of which $1.0 million was paid by the Partnership. The Partnership recorded litigation settlement expense of $1.0 million at September 30, 1996. The settlement was paid during May 1997.

 Change in Control Provisions

   The Partnership has entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Partnership.

 Employment Agreements

   The Partnership has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands);

For the year ending September 30--
1998 ..............................  $335
1999 ..............................   177

 Insurance

   The Partnership carries a broad range of insurance coverage, including general liability, workers' compensation, employee health coverage and umbrella policies. The Partnership carries deductibles of up to $10,000 per occurrence for general liability claims. The Partnership has accrued for estimated potential claim costs in satisfying the deductible provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

11. SUBSEQUENT EVENTS:

   In December 1997, the managing partner and its shareholders entered into an agreement whereby the shareholders would sell their interests in PACE Entertainment Corporation to SFX Entertainment, Inc. Closing is subject to certain conditions, including the approval of third parties.

   On December 19, 1997, the PACE Entertainment Corporation entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in the Partnership for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Partnership agreement. In addition, PACE Entertainment Corporation has agreed to purchase the note payable to Blockbuster with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony.

   On December 22, 1997, PACE Entertainment Corporation entered into an agreement to purchase Sony's 33 1/3 percent interest in the Partnership for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations (see Note 7).

                                     D-F-87

                        EPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Contemporary Group

   We have audited the accompanying combined balance sheets of Contemporary Group as of September 30, 1997 and December 31, 1996 and the related combined statements of operations, cash flows and stockholders' equity for each of the nine months ended September 30, 1997 and year ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Contemporary Group at September 30, 1997 and December 31, 1996 and the combined results of their operations and their cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
November 25, 1997






                                     D-F-88

                              CONTEMPORARY GROUP

                           COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,    SEPTEMBER 30,
                                                                        1996            1997
                                                                   -------------- ---------------
ASSETS
Current assets:
 Cash ............................................................   $ 2,972,409     $ 4,630,459
 Accounts receivable .............................................     4,067,444       8,369,802
 Prepaid expenses and other current assets .......................       272,105         374,952
                                                                   -------------- ---------------
Total current assets .............................................     7,311,958      13,375,213
Property and equipment, at cost, less accumulated depreciation
 and amortization of $2,723,986 in 1996 and $3,222,296 in 1997  ..     2,438,210       2,837,790
Reimbursable event costs .........................................       474,469         890,502
Deferred event expenses ..........................................       250,973         175,551
Investment in Riverport ..........................................     4,934,513       6,232,889
Other assets .....................................................       120,256         130,674
                                                                   -------------- ---------------
Total assets .....................................................   $15,530,379     $23,642,619
                                                                   ============== ===============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ................................................   $ 1,733,676     $ 1,212,506
 Accrued expenses and other current liabilities ..................     4,975,189       6,572,522
 Current portion of note payable .................................       592,138              --
                                                                   -------------- ---------------
Total current liabilities ........................................     7,301,003       7,785,028
Deferred revenue .................................................     2,424,020       4,012,136
Other liabilities ................................................       244,412         790,127
Deferred compensation ............................................            --         588,122
Note payable, less current portion ...............................     1,578,171       1,578,171
Combined stockholders' equity ....................................     3,982,773       8,889,035
                                                                   -------------- ---------------
Total liabilities and combined stockholders' equity  .............   $15,530,379     $23,642,619
                                                                   ============== ===============

                            See accompanying notes.

                                     D-F-89

                              CONTEMPORARY GROUP

                      COMBINED STATEMENTS OF OPERATIONS

                                                        NINE MONTHS
                                        YEAR ENDED         ENDED
                                       DECEMBER 31,    SEPTEMBER 30,
                                           1996            1997
                                      -------------- ---------------
OPERATING REVENUES
Event promotion revenue .............   $38,023,454     $41,162,946
Marketing revenue ...................    12,969,621      21,132,035
Other event revenue .................     8,859,218       8,846,167
                                      -------------- ---------------
                                         59,852,293      71,141,148
Cost of revenue .....................    46,410,935      54,662,268
                                      -------------- ---------------
                                         13,441,358      16,478,880
OPERATING EXPENSES
Salary expense ......................     8,010,991       7,936,131
Depreciation and amortization  ......       566,573         498,310
General and administrative expenses       3,767,111       4,165,336
                                      -------------- ---------------
                                         12,344,675      12,599,777
                                      -------------- ---------------
Income from operations ..............     1,096,683       3,879,103
OTHER INCOME (EXPENSE)
Interest income .....................       158,512         121,990
Interest expense ....................      (213,658)       (153,207)
Equity in income of Riverport  ......       822,716       1,298,376
                                      -------------- ---------------
                                            767,570       1,267,159
                                      -------------- ---------------
Income before income taxes ..........     1,864,253       5,146,262
Federal and state taxes .............        35,367              --
                                      -------------- ---------------
Net income ..........................   $ 1,828,886     $ 5,146,262
                                      ============== ===============

                            See accompanying notes.

                                     D-F-90

                              CONTEMPORARY GROUP

                      COMBINED STATEMENTS OF CASH FLOWS

                                                                                 NINE MONTHS
                                                                 YEAR ENDED         ENDED
                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                    1996            1997
                                                               -------------- ---------------
OPERATING ACTIVITIES
Net income ...................................................   $ 1,828,886     $ 5,146,262
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization ...............................       566,573         498,310
 Deferred revenue ............................................     1,324,206       1,588,116
 Non-cash compensation .......................................            --         588,122
 Equity in income of Riverport, net of distributions received       (222,716)     (1,298,376)
 Changes in operating assets and liabilities:
  Accounts receivable ........................................      (899,830)     (4,302,358)
  Prepaid expenses and other current assets ..................       225,754        (102,847)
  Reimbursable event costs ...................................      (207,355)       (416,033)
  Deferred event expenses ....................................      (159,393)         75,422
  Other assets ...............................................       (29,923)        (10,418)
  Accounts payable ...........................................      (186,876)       (521,170)
  Accrued expenses and other current liabilities  ............     2,605,182       1,597,333
  Other liabilities ..........................................    (1,061,570)        545,715
                                                               -------------- ---------------
Net cash provided by operating activities ....................     3,782,938       3,388,078
INVESTING ACTIVITIES
Purchase of property and equipment ...........................    (1,159,382)       (897,890)
                                                               -------------- ---------------
Net cash used in investing activities ........................    (1,159,382)       (897,890)
FINANCING ACTIVITIES
Borrowings ...................................................       626,970              --
Payments of notes payable ....................................       (34,832)       (592,138)
Distributions paid ...........................................    (2,993,000)       (240,000)
                                                               -------------- ---------------
Net cash used in financing activities ........................    (2,400,862)       (832,138)
                                                               -------------- ---------------
Net increase in cash .........................................       222,694       1,658,050
Cash at beginning of period ..................................     2,749,715       2,972,409
                                                               -------------- ---------------
Cash at end of period ........................................   $ 2,972,409     $ 4,630,459
                                                               ============== ===============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .......................................   $   143,271     $   112,429
                                                               ============== ===============
Cash paid for income taxes ...................................   $    34,550     $    23,618
                                                               ============== ===============

                            See accompanying notes.

                                     D-F-91

                              CONTEMPORARY GROUP

                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

    YEAR ENDED DECEMBER 31, 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997

Balance, January 1, 1996 ...............................  $ 5,146,887
Distributions to stockholders ..........................   (2,993,000)
Net income for the year ended December 31, 1996  .......    1,828,886
                                                         -------------
Balance, December 31, 1996 .............................    3,982,773
Distributions to stockholders ..........................     (240,000)
Net income for the nine months ended September 30, 1997     5,146,262
                                                         -------------
Balance, September 30, 1997 ............................  $ 8,889,035
                                                         =============
































                            See accompanying notes.

                                    D-F-92

                              CONTEMPORARY GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Contemporary International Productions Corporation, Contemporary Productions Incorporated, Contemporary Marketing, Inc. ("CMI"), Contemporary Sports, Incorporated, Innovative Training and Education Concepts Corporation, Contemporary Investments Corporation ("CIC"), Contemporary Investments of Kansas, Inc., Continental Entertainment Associates, Inc., Dialtix, Inc., and Capital Tickets L.P. (collectively, the "Contemporary Group" or the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are subject to common ownership and to the transaction described in Note 7.

   The Contemporary Group is a live entertainment and special events producer, venue operator and consumer marketer. Income from operations originates from the operation of the concert division which earns promotion income in two ways: either a fixed fee for organizing and promoting an event or an arrangement that entitles it to a profit percentage based on a predetermined formula. The Companies recognize revenue from the promotion of events when earned, which is generally upon exhibition. The Companies record commissions on booking acts as well as sponsorship and concession income as other event revenues.

   Deferred revenue relates primarily to an advance on future concession revenues which is evidenced by a noninterest bearing note payable and advances on marketing services. Payments collected in advance are recognized as income as events occur or services are provided. Reimbursable event costs represent amounts paid by the Companies on behalf of co-promoters and other parties with interests in the events which will be reimbursed by such parties.

   CIC is a 50% partner in Riverport Performing Arts Centre Joint Venture ("Riverport"), a Missouri general partnership which leases and operates a 20,000 seat outdoor amphitheater located in St. Louis, Missouri. The investment in Riverport is recorded under the equity method of accounting.

 Income Taxes

   The Companies have been organized as either partnerships or corporations which have elected to be taxed as "S Corporations" or incorporated as "C Corporations." The "S Corporation" elections are valid for both federal and state tax purposes. With respect to the partnerships and "S Corporations," all items of income, loss, deduction or credit are reported by the partners or shareholders on their respective personal income tax returns. Accordingly, no current or deferred federal or state taxes have been provided for in the accompanying financial statements with regard to such entities.

   For the year ended December 31, 1996, with respect to the "C Corporations," the total provision for income taxes is $35,367. Certain of the "C Corporations" filed elections to be treated as "S Corporations" beginning January 1, 1997. Therefore, with respect to such corporations, no provision for income taxes has been provided for during the nine months ended September 30, 1997. The remaining "C Corporation" generated a tax loss of approximately $52,000 for the nine months ended September 30, 1997. As such, no provision for income taxes has been provided for.

 Accounts Receivable

   Accounts receivable consist of amounts due from ticket vendors, venue box offices and customers of marketing services. Management considers these accounts receivable as of September 30, 1997 and December 31, 1996 to be collectible; accordingly, no allowance for doubtful accounts is recorded.

                                     D-F-93

                              CONTEMPORARY GROUP

 Significant Customer

   CMI produces marketing and sales programs for national consumer product companies. Its most significant customer is AT&T, which provided approximately 20% and 12% of the Companies' combined revenues for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

 Advertising Costs

   Advertising costs are expensed as incurred. For the nine months ended September 30, 1997 and the year ended December 31, 1996, advertising costs were $66,413 and $71,879, respectively

 Property and Equipment

   Property and equipment is recorded at cost. Depreciation is computed on either the straight-line method or accelerated methods over the estimated useful lives of the assets or the term of the related lease as follows:

Furniture, fixtures and equipment  ....   5-7 years
Land improvements .....................    15 years
Leasehold Improvements ................    10 years

 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. INVESTMENTS

   The following is a summary of the financial position and results of operations of Riverport as of and for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1997:

                                           DECEMBER 31,    SEPTEMBER 30,
                                               1996            1997
                                          -------------- ---------------
Current assets ..........................   $   473,275     $ 2,603,349
Property and equipment ..................    11,815,552      11,355,439
Other assets ............................        16,553           8,186
                                          -------------- ---------------
Total assets ............................   $12,305,380     $13,966,974
                                          ============== ===============
Current liabilities .....................   $ 1,993,981     $ 1,022,327
Other liabilities .......................       442,374         478,870
Partners' capital .......................     9,869,025      12,465,777
                                          -------------- ---------------
Total liabilities and partners' capital     $12,305,380     $13,966,974
                                          ============== ===============
Revenue .................................   $11,693,138     $14,429,029
Net operating income ....................     1,970,887       4,684,284
Net income ..............................   $ 1,645,431     $ 2,596,752

   During the year ended December 31, 1996, CIC received a cash distribution of $600,000 from Riverport.

                                     D-F-94

                              CONTEMPORARY GROUP

3. NOTES PAYABLE

   At September 30, 1997 and December 31, 1996, CIC held a $2,322,500 non interest bearing note payable to its partner in Riverport. The note is payable in installments through December 1, 2000 and is secured by CIC's investment in Riverport. The carrying value of the note is $1,578,171 based on an imputed interest rate of approximately 9%. Based on this rate, future principal payments on the note as of September 30, 1997 are as follows:

1998 ...  $  683,970
1999 ...     426,296
2000 ...     467,905
         -----------
          $1,578,171
         ===========

   At December 31, 1996, the Companies had a $592,138 bank note payable which bore an interest rate based on the prime lending rate (8.25% in 1996, 8.5% in 1997) and was repaid in full prior to September 30, 1997.

4. COMMON STOCK

   The Companies' stock and tax status for 1997 are as follows:

                                                  TAX          SHARES     SHARES     PAR
                                                 STATUS      AUTHORIZED   ISSUED    VALUE
                                             ------------- ------------  -------- -------
Contemporary International Productions
 Corporation ...............................    S-Corp.        30,000         10      $1
Contemporary Productions Incorporated  .....    S-Corp.        30,000        100      $1
Contemporary Marketing, Inc. ...............    S-Corp.        30,000        100      $1
Contemporary Sports, Incorporated ..........    S-Corp.        30,000        100      $1
Innovative Training and Education Concepts
 Corporation n/k/a Contemporary Group,
 Inc........................................    S-Corp.        30,000        100      $1
Contemporary Investments Corporation  ......    S-Corp.        30,000        200      $1
Contemporary Investments of Kansas, Inc.  ..    S-Corp.        30,000     30,000      $1
Continental Entertainment Associates, Inc.      C-Corp.           300          6    $100
Dialtix, Inc. ..............................    S-Corp.        30,000          6    $100
Capital Tickets L.P.........................  Partnership         N/A        N/A     N/A

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease office facilities and concert venues under noncancellable leases which expire at various dates through 2004. Such leases contain various operating escalations and renewal options.

   Total rent expense for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $754,395 and $818,123, respectively.

                                     D-F-95

                              CONTEMPORARY GROUP

    Future minimum lease payments under noncancellable operating leases as of September 30, 1997 are as follows:

1997 .........  $  270,063
1998 .........     858,757
1999 .........     863,757
2000 .........     440,050
2001 .........     264,000
Thereafter  ..     317,000
               -----------
                $3,013,627
               ===========

 Compensation

   CMI has entered into an employment agreement with one of its employees which provides her with rights to future cash payments based on the fair value of CMI, as defined. These rights vest on January 1, 2002 or upon the occurrence of certain transactions including a change of control. CMI recorded related compensation expense for the nine months ended September 30, 1997 of $588,122 pursuant to this agreement.

 Litigation

   The Companies are party to various legal proceedings generally incidental to their businesses. Although the ultimate disposition of these proceedings is not presently determinable, management, based upon the advice of counsel, does not expect the outcome of these proceedings to have a material adverse effect on the financial condition of the Companies.

6. EMPLOYEE RETIREMENT PLAN

   In January 1992, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402(g) of the Internal Revenue Code. The Companies contribute to participant employees' accounts at the rate of 25% of the first 5% of the participating employees' contributions. During the nine months ended September 30, 1997 and the year ended December 31, 1996, the Companies contributions totaled approximately $23,700 and $25,600, respectively.

7. SUBSEQUENT EVENT

   In December 1997, the owners of the Companies entered into an agreement to transfer 100% of the capital stock of Contemporary International Productions Corporation and the assets of the remaining companies comprising the Contemporary Group, excluding cash and 1997 receivables, to SFX Entertainment, Inc. for an aggregate consideration of $72,800,000 in cash and the issuance of 1,402,851 shares of SFX Entertainment Class A Common Stock. It is intended that prior to the sale, the Companies will acquire the remaining 50% of Riverport. If it is unable to do so, the cash portion of the purchase price would be reduced by $10,500,000.

                                     D-F-96

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
SJS Entertainment Corporation

   We have audited the accompanying combined balance sheet of SJS
Entertainment Corporation and Affiliated Company as of December 31, 1996, and the related combined statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, combined financial statements referred to above present fairly, in all material respects, the financial position of SJS Entertainment Corporation and Affiliated Company at December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
November 20, 1997

                                     D-F-97

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

                           COMBINED BALANCE SHEETS

                                                       DECEMBER 31,    SEPTEMBER 30,
                                                           1996            1997
                                                      -------------- ---------------
                                                        (UNAUDITED)
ASSETS
Current assets:
 Cash ...............................................   $  230,280      $  633,001
 Accounts receivable ................................    2,257,110       3,644,176
 Due from officers ..................................      616,177              --
 Prepaid expenses ...................................       26,037          38,982
 Employee loans .....................................        1,925           9,108
                                                      -------------- ---------------
Total current assets ................................    3,131,529       4,325,267
                                                      -------------- ---------------
Fixed assets, at cost:
 Furniture, fixtures and office equipment  ..........      309,756         375,390
 Production equipment ...............................       95,317         172,641
 Leasehold improvements .............................       61,228          61,228
                                                      -------------- ---------------
                                                           466,301         609,259
 Less, accumulated depreciation and amortization  ...      187,546         275,142
                                                      -------------- ---------------
Net fixed assets ....................................      278,755         334,117
                                                      -------------- ---------------
Deferred tax asset ..................................           --          69,422
Other assets ........................................       23,658          22,656
                                                      -------------- ---------------
Total assets ........................................   $3,433,942      $4,751,462
                                                      ============== ===============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Loans payable--bank ................................   $1,900,000      $       --
 Accounts payable ...................................      694,055       1,008,718
 Accrued expenses ...................................      619,427       2,754,965
 Due to affiliate ...................................       15,989          15,989
 Loans and exchanges ................................        2,799              --
 Deferred revenue ...................................      104,208          41,575
 Due to officers ....................................           --         988,423
                                                      -------------- ---------------
Total current liabilities ...........................    3,336,478       4,809,670
                                                      -------------- ---------------
Combined stockholders' equity:
 Common stock .......................................       27,200          27,200
 Retained earnings (deficit) ........................      145,264         (10,408)
 Treasury stock .....................................      (75,000)        (75,000)
                                                      -------------- ---------------
Total combined stockholders' equity .................       97,464         (58,208)
                                                      -------------- ---------------
Total liabilities and combined stockholders' equity     $3,433,942      $4,751,462
                                                      ============== ===============

                            See accompanying notes.

                                     D-F-98

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

            COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                         YEAR ENDED DECEMBER 31, 1996

Net sales, including management fees from related party
 (Note 2).......................................................  $11,374,672
Cost of sales ..................................................    4,039,320
                                                                 -------------
Gross profit ...................................................    7,335,352
                                                                 -------------
Operating expenses:
 Officers' base salaries .......................................      490,353
 Officers' salaries--bonus .....................................    2,475,000
 Employee payroll and taxes ....................................    2,211,372
 Consulting fees ...............................................      272,233
 Messengers and delivery expense ...............................      208,697
 Telephone and utilities .......................................      341,649
 Transportation and automobile expenses ........................      240,218
 Advertising and promotion .....................................      149,907
 Rent expense, net .............................................      182,012
 Depreciation and amortization .................................       84,001
 Other, net ....................................................      648,128
                                                                 -------------
                                                                    7,303,570
                                                                 -------------
Income from operations .........................................       31,782
Interest expense--net ..........................................       (3,229)
                                                                 -------------
Income before provision for income taxes .......................       28,553
Provision for income taxes .....................................       91,197
                                                                 -------------
Net loss .......................................................      (62,644)
Retained earnings at beginning of year .........................      207,908
                                                                 -------------
Retained earnings at end of year ...............................  $   145,264
                                                                 =============

                            See accompanying notes.

                                     D-F-99

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

           COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                 ---------------------------
                                                                     1996          1997
                                                                 ------------ -------------
                                                                         (UNAUDITED)
Net sales, including management fees from related party
 (Note 2).......................................................  $8,745,965    $10,736,887
Cost of sales ..................................................   3,076,955      3,439,414
                                                                 ------------ -------------
Gross profit ...................................................   5,669,010      7,297,473
                                                                 ------------ -------------
Operating expenses:
 Officers' base salaries .......................................     366,224        883,308
 Officers' salaries--bonus .....................................   2,085,000      2,116,692
 Employee payroll and taxes ....................................   1,521,486      1,969,623
 Consulting fees ...............................................     192,951        220,860
 Messengers and delivery expense ...............................     157,075        192,097
 Telephone and utilities .......................................     248,866        316,473
 Transportation and automobile expenses ........................     165,811        242,895
 Advertising and promotion .....................................     128,005        279,758
 Rent expense, net .............................................     119,482        173,486
 Start-up costs of SJS Research ................................          --        216,944
 Depreciation and amortization .................................      59,500         87,596
 Other, net ....................................................     439,024        665,881
                                                                 ------------ -------------
                                                                   5,483,424      7,365,613
                                                                 ------------ -------------
Income (loss) from operations ..................................     185,586        (68,140)
Other income (expenses):
 Other income ..................................................          --         77,510
 Interest expense--net .........................................      (5,627)       (30,540)
                                                                 ------------ -------------
Income (loss) before provision for income taxes ................     179,959        (21,170)
Provision for income taxes .....................................      88,859        134,502
                                                                 ------------ -------------
Net income (loss) ..............................................      91,100       (155,672)
Retained earnings at January 1 .................................     207,908        145,264
                                                                 ------------ -------------
Retained earnings (deficit) at September 30 ....................  $  299,008    $   (10,408)
                                                                 ============ =============

                            See accompanying notes.

                                    D-F-100

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

                       COMBINED STATEMENT OF CASH FLOWS

                         Year ended December 31, 1996

CASH FLOW FROM OPERATING ACTIVITIES
Net loss ......................................................................  $   (62,644)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization ...............................................       84,001
  Changes in assets and liabilities:
   Decrease in accounts receivable ............................................      241,679
   Decrease in due from affiliate .............................................        6,134
   Increase in prepaid expenses ...............................................       (5,445)
   Decrease in employee loans .................................................           14
   Decrease in security deposits ..............................................        4,737
   Decrease in accounts payable ...............................................     (130,667)
   Increase in accrued expenses ...............................................      532,762
   Increase in due to affiliate ...............................................       15,989
   Decrease in loans and exchanges ............................................         (959)
   Increase in deferred revenues ..............................................      104,208
                                                                                -------------
Net cash provided by operating activities .....................................      789,809
                                                                                -------------
CASH FLOW FROM INVESTING ACTIVITIES
Cash used to acquire fixed assets .............................................     (184,132)
CASH FLOW FROM FINANCING ACTIVITIES
Officers' loans, net ..........................................................   (2,204,564)
Repayments of bank loan .......................................................     (275,760)
Proceeds from new bank loans ..................................................    1,900,000
Payments towards treasury stock financing agreement ...........................      (12,500)
                                                                                -------------
Net cash used by financing activities .........................................     (592,824)
                                                                                -------------
Net increase in cash ..........................................................       12,853
Cash at beginning of year .....................................................      217,427
                                                                                -------------
Cash at end of year ...........................................................  $   230,280
                                                                                =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid during period ...................................................  $     9,003
                                                                                =============
Income taxes paid during period ...............................................  $   180,636
                                                                                =============

                            See accompanying notes.

                                    D-F-101

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

                      COMBINED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                            ----------------------------
                                                                 1996          1997
                                                            ------------- -------------
                                                                    (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
Net income ................................................  $    91,100    $  (155,672)
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization ...........................       59,500         87,596
  Changes in assets and liabilities:
   Increase in accounts receivable ........................     (347,582)    (1,387,066)
   Decrease in due from affiliate .........................        6,134             --
   (Increase) decrease in prepaid expenses ................        4,316        (12,945)
   (Increase) in employee loans ...........................       (5,388)        (7,183)
   (Increase) in deferred tax asset .......................           --        (69,422)
   (Increase) decrease in other assets ....................       (1,354)         1,000
   Increase in accounts payable ...........................      124,338        314,663
   Increase in accrued expenses ...........................    1,491,531      2,135,538
   Increase in due to affiliate ...........................       15,989             --
   Decrease in loans and exchanges ........................       (3,758)        (2,797)
   Increase (decrease) in deferred revenues ...............      107,183        (62,633)
                                                            ------------- -------------
Net cash provided by operating activities .................    1,542,009        841,079
                                                            ------------- -------------
CASH FLOW FROM INVESTING ACTIVITIES
Cash used to acquire fixed assets .........................     (161,079)      (142,958)
CASH FLOW FROM FINANCING ACTIVITIES
Officers' loans, net ......................................     (848,077)     1,604,600
Repayments of bank loan ...................................     (275,760)    (1,900,000)
Payments towards treasury stock financing agreement  ......      (12,500)            --
                                                            ------------- -------------
Net cash used by financing activities .....................   (1,136,337)      (295,400)
                                                            ------------- -------------
Net increase in cash ......................................      244,593        402,721
Cash at January 1 .........................................      217,427        230,280
                                                            ------------- -------------
Cash at September 30 ......................................  $   462,020    $   633,001
                                                            ============= =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid during period ...............................  $     8,239    $    33,218
                                                            ============= =============
Income taxes paid during period ...........................  $   133,088    $    57,052
                                                            ============= =============

                            See accompanying notes.

                                    D-F-102

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Combined Statements

   The financial statements present the financial position and results of operations of SJS Entertainment Corporation and Urban Entertainment Corp. (collectively, the "Company") which are affiliated through common management and ownership.

 Nature of Business

   The Company creates, produces and distributes music-related radio programs and services which it barters or exchanges with radio broadcasters for commercial air time, which is then sold to national network advertisers.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management use estimates based upon available information, which directly affect reported amounts. Actual results could differ from those estimates.

 Depreciation and Amortization

   Depreciation of furniture, fixtures and equipment is computed using the straight-line and declining balance methods, at rates adequate to allocate the cost of the applicable asset over its expected useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the expected useful life of the asset. Depreciation and amortization expense for the year ended December 31, 1996 totaled $84,001.

 Estimated useful life ranges are as follows:
 Furniture, fixtures and office equipment  ......      5-7 years
 Production equipment ...........................        5 years
 Leasehold improvements .........................     5-10 years

 Intercompany Balances and Transactions

   All intercompany balances and transactions have been eliminated in combination.

 Concentration of Credit Risk

   The Company maintains bank balances with Sterling National Bank in excess of the federally insured limit of $100,000.

 Interim Financial Information

   Financial information as of September 30, 1997 and for the nine months ended September 30, 1997 and September 30, 1996 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for such period have been included; all adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.

2. RELATED PARTY TRANSACTIONS

 Due from Officers

   The Company maintains a running loan/exchange account with its officers in order to satisfy the cash flow needs of operations. There is no interest charged by either party on these temporary loans.

                                    D-F-103

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

   At the beginning of the year, January 1, 1996, the Company owed its officers $1,589,146. During the year, the officers loaned the Company an additional $354,780, while the Company paid to its officers a total of $2,560,103.

   In addition, the Company pays its officers in total $2,000 per month towards the business use of their home. These amounts are charged to rent expense and totaled $24,000 for the year ended December 31, 1996.

   Salaries and bonuses paid to officers is determined annually by the Company's board of directors.

 Management Services

   The Company has arranged to manage the operations of a related company which is 40% owned by the officers of the Company. In exchange for the services provided, the Company receives managing fees of $40,000 per month. In addition, the Company has subleased a portion of its premises to this related company (see Note 4), and is also reimbursed for other direct operating expenses (telephone, utilities, cleaning, bookkeeping and administrative) and indirect overhead costs. This arrangement terminated at the end of April 1997.

   During the year ended December 31, 1996, the Company received the following amounts from this related company:

Management fees .................   $480,000
Rental income ...................     69,780
Direct expense reimbursement  ...     25,519
Indirect overhead reimbursement      108,000
                                  -----------
                                    $683,299
                                  ===========

   Management fees, rental income, the direct expense reimbursement and indirect overhead reimbursement are reflected as an adjustment to the related income or expense account in the accompanying statement of operations.

 Due to Affiliate

   The amount reflected as due to affiliate on the current liabilities section of the balance sheet in the amount of $15,989, is a carryforward of a prior year liability due to a related company of which 50% is owned by the officers of the Company. This matter is currently in litigation, and there is no legal opinion as to its probable settlement. However, management does not expect any eventual monetary settlement to exceed this amount.

3. LOANS PAYABLE--BANK

   At December 31, 1996, the Company owed to Sterling National Bank a term loan of $1,600,000 which was secured by personal certificates of deposit totaling the same amount held by the officers of the Company. On February 20, 1997 the certificates matured, at which time they were transferred into the Company as an officers' loan repayment and used to pay-off the bank loan. Interest charged to the Company was at the rate of prime plus 1%.

   In addition to the term loan referred to above, the Company maintains a $300,000 line-of-credit with Sterling National Bank, which is collateralized by all corporate assets and guaranteed by the officers/ shareholders. At December 31, 1996, there was an outstanding balance of $300,000. Interest is charged at the rate of prime plus 1%. As of November 20, 1997, this loan has been repaid.

   In 1996, the Company repaid a $275,760 loan from Sterling National Bank, which was outstanding at December 31, 1995.

                                    D-F-104

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

4. COMMITMENTS AND CONTINGENCIES

 Automobile Lease

   The Company leases automobiles with monthly payments of $1,834 due through February, 1999.

 Office and Audio Production Studio Leases

   The Company maintains several offices for sales and administration throughout the United States, as well as two production studios. The main premises are located in New York City and is subject to an operating lease expiring March 31, 2006. Other premises are subject to operating leases with various terms ranging from month-to-month, to January 31, 2001.

   Future minimum commitments for automobile, office and studio leases, including two new leases entered into during 1997, are as follows:

1997 .........  $  305,300
1998 .........     311,200
1999 .........     300,000
2000 .........     267,000
2001 .........     240,100
Thereafter  ..   1,098,800
               -----------
                $2,522,400
               ===========

   Rent expense for offices and production studios, net of the subtenant lease income (see below), totaled $182,012 for the year ended December 31, 1996, while the automobile lease cost was approximately $22,000.

 Subtenant Lease

   The Company has subleased a portion of its New York City premises to a related company who is partially owned by the stockholders of the Company, for approximately $5,800 per month. The lease terminated at the end of April, 1997.

 Consulting Agreements

   Urban Entertainment Corp. is a party to consulting agreements with two individuals, requiring monthly payments totaling $9,583 to be paid through December 31, 1999. The future commitment is as follows:

1997 ...  $115,000
1998 ...   115,000
1999 ...   115,000
         ----------
          $345,000
         ==========

                                    D-F-105

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

 5. SHAREHOLDERS' EQUITY

   Shareholders' equity consists of the following:

                                                   PAR                  ISSUED AND
COMPANY                              CLASS        VALUE   AUTHORIZED    OUTSTANDING    VALUE
------------------------------  --------------- -------  ------------ -------------  ---------
SJS Entertainment Corporation          --         None       1,000         1,000      $27,000
Urban Entertainment Corp.  .... A (voting)        None         840           840          100
                                B (nonvoting)     None         160           160          100
                                                                                     ---------
                                                                                      $27,200
                                                                                     =========

   Treasury stock represents the acquisition cost of 550 shares of Urban Entertainment Corp. (420 Class A, and 130 Class B) in 1995. The Company paid $12,500 of the total consideration for the stock in 1996.

   Retained earnings at January 1, 1996 was adjusted to reflect the underaccrual of $51,831 of state and local taxes related to 1995.

6. INCOME TAXES

   Urban Entertainment Corp. has elected "S" Corporation status for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the stockholders on their respective personal income tax returns. Therefore, no federal or state tax has been provided.

   SJS Entertainment Corporation is subject to corporate taxes at the federal level and seven state and local jurisidictions.

   The provision for income taxes for the year ended December 31, 1996 is as follows:

Federal .........  $ 9,647
State and local     81,550
                  ---------
                   $91,197
                  =========

   On October 30, 1997, SJS Entertainment Corporation filed an election to be treated as an "S" Corporation beginning January 1, 1998. Approval from the Internal Revenue Service and various state revenue departments are pending.

7. EMPLOYEE RETIREMENT PLAN

   The Company maintains a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of six months with the Company. Participants may make voluntary contributions into the plan of up to 15% of their compensation. The Company contributes to each participant's account an amount equal to 25% of the participant's voluntary contribution, or $1,000, whichever is less.

   During the year ended December 31, 1996, employer contributions totaled
$6,979.

8. LEGAL MATTERS

   The Company has been named in various lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Company as a result of these lawsuits. Management has stated that all cases will be vigorously defended.

                                    D-F-106

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY

 9. SUBSEQUENT EVENTS

   In December 1997, the Company's shareholders entered into an agreement to sell all of the issued and outstanding shares of the Company to SFX Entertainment, Inc.

   In December 1997, the Company borrowed $1,500,000 under a term loan with Sterling National Bank (Unaudited).




















                                    D-F-107

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Album Network, Inc.

   We have audited the accompanying combined balance sheets of The Album Network, Inc. and Affiliated Companies as of September 30, 1997 and 1996, and the related combined statements of operations and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Album Network, Inc. and Affiliated Companies at September 30, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

November 20, 1997
New York, New York
















                                    D-F-108

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                           COMBINED BALANCE SHEETS

                                                                             SEPTEMBER 30,
                                                                      ----------------------------
                                                                           1996          1997
                                                                      ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................  $   160,453    $   272,423
 Accounts receivable, less allowance for doubtful
  accounts of $153,728 in 1997and $95,450 in 1996 ...................    2,148,159      2,229,237
 Officers' loans receivable .........................................      423,447        390,794
 Prepaid expenses and other current assets ..........................      125,558        234,914
                                                                      ------------- -------------
Total current assets ................................................    2,857,617      3,127,368
Property, plant and equipment, at cost, less accumulated
 depreciation of $1,056,689 in 1997 and $914,512 in 1996  ...........      278,898        303,614
Deferred software costs, less accumulated amortization of $106,639
 in 1997 and $45,768 in 1996 ........................................      172,302        262,061
Other noncurrent assets .............................................       39,477         37,033
                                                                      ------------- -------------
Total assets ........................................................  $ 3,348,294    $ 3,730,076
                                                                      ============= =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accrued officers' bonuses ..........................................  $ 1,200,000    $ 1,251,000
 Accounts payable and other accrued expenses ........................    1,081,469      1,208,424
 Officers' loans payable ............................................      650,000        489,085
 Unearned subscription income .......................................      530,255        406,529
 Taxes payable and other current liabilities ........................      351,551        304,011
 Current portion of long-term debt ..................................      624,723        426,228
                                                                      ------------- -------------
Total current liabilities ...........................................    4,437,998      4,085,277
Long-term debt ......................................................    1,294,133      1,051,881
Deferred income taxes ...............................................      279,434        114,178
Combined stockholders' deficit ......................................   (2,663,271)    (1,521,260)
                                                                      ------------- -------------
Total liabilities and stockholders' deficit .........................  $ 3,348,294    $ 3,730,076
                                                                      ============= =============

                            See accompanying notes.

                                    D-F-109

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                    COMBINED STATEMENTS OF OPERATIONS AND
                            STOCKHOLDERS' DEFICIT

                                                       YEAR ENDED SEPTEMBER 30,
                                                     -----------------------------
                                                          1996           1997
                                                     -------------- -------------
OPERATING REVENUES
Advertising revenue ................................   $ 7,040,465    $ 7,619,751
Research services revenue ..........................     2,453,026      2,441,703
Direct mail & subscription revenue .................     1,791,887      1,837,248
Broadcast revenue ..................................     2,085,714      2,235,788
Consulting revenue..................................       720,000        470,000
Other revenue ......................................       675,790      1,152,448
                                                     -------------- -------------
                                                        14,766,882     15,756,938
Direct costs of revenue ............................     4,408,997      4,107,328
                                                     -------------- -------------
                                                        10,357,885     11,649,610
OPERATING EXPENSES
Officers' salary expense ...........................     3,384,870      3,662,427
Other salary expense ...............................     3,956,910      3,949,715
Depreciation and amortization ......................       183,976        203,047
General and administrative expenses ................     2,524,704      2,483,197
                                                     -------------- -------------
                                                        10,050,460     10,298,386
                                                     -------------- -------------
Income from operations .............................       307,425      1,351,224
OTHER INCOME (EXPENSE)
Interest income--officers' loans ...................        35,000         41,600
Interest income--third party .......................         6,961          1,295
Interest expense--officers' loans ..................       (35,000)       (55,940)
Interest expense--third party ......................      (256,164)      (175,490)
                                                     -------------- -------------
Income before income taxes .........................        58,222      1,162,689
INCOME TAXES
Provision for income taxes .........................       211,832         20,678
                                                     -------------- -------------
Net income (loss) ..................................      (153,610)     1,142,011
Combined stockholders' deficit at beginning of year     (2,509,661)    (2,663,271)
                                                     -------------- -------------
Combined stockholders' deficit at end of year  .....   $(2,663,271)   $(1,521,260)
                                                     ============== =============

                            See accompanying notes.

                                    D-F-110

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                      COMBINED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED SEPTEMBER 30,
                                                                     --------------------------
                                                                         1996          1997
                                                                     ------------ ------------
OPERATING ACTIVITIES
Net income .........................................................   $(153,610)   $1,142,011
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization ....................................     183,976       203,047
  Provision for doubtful accounts ..................................      13,584        58,278
  Changes in operating assets and liabilities:
   Accounts receivable .............................................    (246,873)     (139,356)
   Prepaid expenses and other current assets .......................     154,120       (97,053)
   Other non current assets ........................................      (3,378)        2,444
   Accounts payable and accrued expenses ...........................      69,816       126,955
   Unearned subscription income ....................................     101,623      (123,726)
   Accrued officers' bonus .........................................     639,000        51,000
   Deferred income taxes ...........................................      39,268      (165,257)
   Taxes payable and other current liabilities .....................     143,423      (127,843)
                                                                     ------------ ------------
Net cash (used in) provided by operating activities ................     940,949       930,500
                                                                     ------------ ------------
INVESTING ACTIVITIES
Purchase of property and equipment .................................     (65,731)     (166,891)
Deferred software costs ............................................     (97,463)     (150,630)
                                                                     ------------ ------------
Net cash used in investing activities ..............................    (163,194)     (317,521)
                                                                     ------------ ------------
FINANCING ACTIVITIES
Payments on long term debt .........................................    (860,236)     (527,747)
Proceeds from additional debt borrowings ...........................      52,500       155,000
Proceeds from (repayments of) officers' loans, net .................      61,355      (128,262)
                                                                     ------------ ------------
Net cash used in financing activities ..............................    (746,381)     (501,009)
                                                                     ------------ ------------
Net increase in cash and cash equivalents ..........................      31,374       111,970
Cash and cash equivalents at beginning of year .....................     129,079       160,453
                                                                     ------------ ------------
Cash and cash equivalents at end of year ...........................   $ 160,453    $  272,423
                                                                     ============ ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .............................................   $ 304,726    $  190,168
                                                                     ============ ============
Cash paid for income taxes .........................................   $  21,375    $   26,316
                                                                     ============ ============

                            See accompanying notes.

                                    D-F-111

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of The Album Network, Inc., The Network 40, Inc., The Urban Network, Inc. and In-the-Studio (collectively, the "Companies"). Intercompany transactions and balances among the Companies have been eliminated in combination.

   On August 27, 1997, the board of directors and shareholders of the Companies approved a plan of agreement and merger which provided that The Urban Network, Inc. merge into The Album Network, Inc. (the "Company") effective September 24, 1997. The Companies accounted for the transaction as a merger of companies under common control.

   The Companies publish six music trade magazines, produce rock, urban and top 40 programming specials and manufacture compact disc samplers. They also serve as product marketing advisors to contemporary music talent and their managers in providing creative content and innovative marketing campaigns. In addition, the Companies provide research services for radio station program directors and record label executives. The Companies publishes five print periodicals for rock and top 40 music broadcasters, retailers and music industry executives. The weekly publications are the "Album Network" and the "Network 40". The monthly publications are the "Virtually Alternative" and "Totally Adult" and the quarterly publication is titled "AggroActive." Additionally, "The Urban Network" trade magazine is published each week.

 Revenue Recognition

   The Companies' magazines generate revenue from advertising sales, complemented by subscription sales and incremental direct mail revenue.

   Unearned subscription income represents revenues on subscriptions for which publications have not been delivered to customers as of the balance sheet date. Unearned subscription income at September 30, 1996 also includes unearned income on certain advertising and direct mail packages.

   Revenue from research services is recognized straight-line over the license term or upon the sale of computer software developed for licensees and other customers. Advertising and broadcast revenues are recognized when advertisements are run or aired.

 Furniture and Equipment

   Furniture and equipment are valued at cost less accumulated depreciation. Depreciation is provided on the straight-line and declining balance methods over the estimated useful lives of the assets, as follows:

Computer hardware ........... 5 years
Software .................... 5 years
Furniture and equipment  .... 5-7 years
Leasehold improvements  ..... 5 years

 Deferred Software Costs

   Costs incurred to produce software masters and subsequent enhancements to such software are capitalized and amortized over the remaining economic life of the master (generally, five years). Costs of maintenance and customer support are charged to expense when incurred.

 Cash and Cash Equivalents

   The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Income Taxes

   Each of the affiliated Companies file a separate tax return. The Album Network, Inc. and the Urban Network, Inc. are "C Corporations." The Network 40, Inc. has elected to be taxed as an "S Corporation".

                                    D-F-112

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

The "S Corporation" election is effective for both federal and state tax purposes. Accordingly all items of income, loss, deduction or credit are reported by the shareholders on their respective personal income tax returns. The corporate tax rate for S Corporations in California is one and one-half percent (1.5%).

 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

   The Company maintains bank balances with City National Bank in excess of the federally insured limit of $100,000.

2. RELATED PARTY TRANSACTIONS

 Officers' Loans

   The Companies have several loan agreements outstanding with its officers in order to satisfy the cash flow needs of operations. The interest rates on the loans to and from the officers range from approximately 10% to 12%.

   At October 1, 1995, the officers owed the Companies $471,918 and the Companies owed the officers $637,116. During the year ended September 30, 1996, the officers repaid $48,471 and loaned the Companies an additional $12,884.

   At October 1, 1996, the officers owed the Companies $423,447 and the Companies owed the officers $650,000. During the year ended September 30, 1997, the officers repaid $32,653 to the Companies and the Companies repaid $160,915 to the officers.

3. LONG-TERM DEBT

   A summary of long-term debt as of September 30, 1997 and 1996 is as follows:

                                                                          SEPTEMBER 30
                                                                    -------------------------
                                                                        1996         1997
                                                                    ------------ -----------
Note payable to City National Bank, collateralized by certain equipment and personally guaranteed by the stockholders; payable in monthly installments of $2,917 plus interest at 10.5%; due May
 1999 .............................................................  $   96,996   $   62,740
Note payable to City National Bank, personally guaranteed by the stockholders; payable in monthly installments of $41,233 plus interest at 8.75% through January 22, 1997 and at 8.25%
 thereafter; due December 2000.(A) ................................   1,821,862    1,415,369
                                                                    ------------ -----------
                                                                      1,918,856    1,478,109
Less current portion ..............................................     624,723      426,228
                                                                    ------------ -----------
Long-term debt ....................................................  $1,294,133   $1,051,881
                                                                    ============ ===========

------------
(A) In September 1995 The Album Network, Inc., The Network 40, Inc. and The Urban Network, Inc. entered into a loan agreement with City National Bank for $2,330,000 in connection with a redemption of common stock. Interest was set at 8.75% per year and principal and interest were payable in monthly installments of $57,846 through September 1999. In January 1997, the loan agreement was revised. Interest was reset at 8.25% and monthly payments of $41,233 were extended through December 2000. The principal balance at the date of revision was $1,687,560.

                                    D-F-113

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

 4. COMMON STOCK

   The Companies' stock and tax status at September 30, 1997 are as follows:

                                                          SHARES
                                                          ISSUED
                               TAX          SHARES         AND
                              STATUS      AUTHORIZED   OUTSTANDING
                          ------------- ------------  -------------
The Album Network, Inc.      C-Corp.      1,000,000        220
The Network 40, Inc.  ...    S-Corp.        100,000        825
The Urban Network, Inc.      C-Corp.        100,000        825
In-the-Studio ...........  Partnership       n/a           n/a

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease an office facility under noncancellable leases which expire in February 1998.

   Total rent expense for the years ended September 30, 1997 and 1996 under operating leases was $262,812 and $256,026, respectively.

   Future minimum lease payments under noncancellable operating leases as of September 30, 1997 total $121,155, all of which is payable in 1998.

 Other Matters

   As of September 30, 1997, approximately $80,000 was drawn on letters of credit with City National Bank. There were no amounts drawn as of September 30, 1996.

6. INCOME TAXES

   The Album Network has received a Statutory Notice of Deficiency from the Internal Revenue Service ("IRS") for the years ended September 30, 1994, 1995 and 1996 asserting tax deficiencies resulting primarily from an IRS position that compensation paid to officers was unreasonable and excessive. In total, approximately $3.5 million of adjustments increasing taxable income have been proposed. The total additional tax, penalties and interest through September 30, 1997 related to these adjustments would be approximately $1.8 million. The company has analyzed these matters with tax counsel and believes it has meritorious defenses to the deficiencies asserted by the IRS. The company has filed a petition with the United States Tax Court contesting the asserted liability. While the company believes that a successful defense of this case may be made, in light of the economic burdens of the defense, the company may entertain a settlement for up to $291,000. Accordingly, the company has recorded reserves in such amount, including $23,000, $115,000 and $153,000 for the years ended September 30, 1997, 1996 and prior periods, respectively.

                                    D-F-114

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

    For the years ended September 30, 1996 and 1997 the provision for income taxes is as follows:

                1996        1997
             ---------- -----------
Current:
 Federal  ..  $129,911    $ 143,056
 State .....    17,710       42,878
             ---------- -----------
  Total ....   147,621      185,934
             ---------- -----------
Deferred:
 Federal  ..    49,764     (150,383)
 State .....    14,447      (14,873)
             ---------- -----------
  Total ....    64,211     (165,256)
             ---------- -----------
Total ......  $211,832    $  20,678
             ========== ===========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Companies' deferred tax assets and liabilities as of September 30, 1996 and 1997 are as follows:

                                     1996       1997
                                  ---------- ---------
Deferred tax assets:
 Contributions carryforward  ....  $  8,194   $ 10,078
Deferred tax liabilities:
 Fixed assets ...................    12,280     11,830
 Intangible assets ..............   275,346    112,424
                                  ---------- ---------
 Total deferred tax liabilities     287,628    124,254
                                  ---------- ---------
Net deferred tax liabilities  ...  $279,434   $114,176
                                  ========== =========

7. EMPLOYEE RETIREMENT PLAN

   In January 1997, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402 (g) of the Internal Revenue Code. The Companies contribute monthly to participating employees accounts at the rate of 10% of the participating employees contributions. During the year ended September 30, 1997, the Companies contributions totaled approximately $14,000.

8. SUBSEQUENT EVENT

   In December 1997, the shareholders of the Companies entered into an agreement to sell all of the issued and outstanding shares of the Company and all of the assets and liabilities of The Network 40, Inc. to SFX
Entertainment, Inc.

                                    D-F-115

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
BG Presents, Inc.

   We have audited the accompanying consolidated balance sheets of BG Presents, Inc. and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BG Presents, Inc. and subsidiaries at January 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
December 18, 1997

                                    D-F-116

                      BG PRESENTS, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                                                                  JANUARY 31
                                                                              1996          1997
                                                                         ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents .............................................  $ 7,431,899    $11,819,831
 Accounts receivable--trade ............................................    1,808,280      3,164,543
 Accounts receivable--related parties ..................................    1,346,329      1,347,150
 Investments ...........................................................      123,000        370,000
 Inventories ...........................................................      228,294        236,078
 Prepaid assets ........................................................      929,274        450,883
 Income tax receivable .................................................       90,138        418,528
 Deferred income taxes .................................................      170,000         94,000
                                                                         ------------- -------------
Total current assets ...................................................   12,127,214     17,901,013
Property and equipment, net ............................................   10,649,446      9,661,910
Goodwill, net...........................................................    1,668,800      1,549,600
Other assets ...........................................................          327            167
                                                                         ------------- -------------
Total assets............................................................  $24,445,787    $29,112,690
                                                                         ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable--current portion.........................................  $   591,755    $   722,966
 Lease commitment--current portion .....................................      405,275         35,676
 Accounts payable ......................................................    2,254,539      5,116,133
 Accrued liabilities ...................................................    1,567,788      1,834,670
 Deferred revenue ......................................................      982,785      1,362,533
                                                                         ------------- -------------
Total current liabilities ..............................................    5,802,142      9,071,978
                                                                         ------------- -------------
Lease commitment, less current portion .................................    6,740,395      6,704,719
Notes payable, less current portion ....................................    5,140,676      5,233,709
Deferred income taxes ..................................................    2,648,000      2,617,000
Stockholders' equity:
 Common stock, no par value; 10,000,000 shares authorized; 1,000,000 and 957,894 shares issued and outstanding in 1996 and 1997,
 respectively...........................................................    1,220,000      1,198,947
 Retained earnings .....................................................    2,894,574      4,286,337
                                                                         ------------- -------------
Total stockholders' equity .............................................    4,114,574      5,485,284
                                                                         ------------- -------------
Total liabilities and stockholders' equity..............................  $24,445,787    $29,112,690
                                                                         ============= =============

                            See accompanying notes.

                                    D-F-117

                      BG PRESENTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET
                                 (UNAUDITED)

                               October 31, 1997

ASSETS
Current assets:
 Cash and cash equivalents....................................................  $10,709,619
 Accounts receivable--trade...................................................    4,666,132
 Accounts receivable--related parties.........................................    1,986,379
 Inventories..................................................................      224,922
 Prepaid assets...............................................................    1,171,624
Total current assets..........................................................   18,758,676
Property and equipment, net...................................................    9,233,108
Goodwill, net.................................................................    1,460,200
Other assets..................................................................      222,284
                                                                               -------------
Total assets..................................................................  $29,674,268
                                                                               =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable--current portion...............................................  $   868,482
 Accounts payable.............................................................    1,006,601
 Accrued liabilities..........................................................    2,833,129
 Deferred revenue.............................................................    2,222,917
                                                                               -------------
Total current liabilities.....................................................    6,931,129
Notes payable, less current portion...........................................   11,312,336
Deferred income taxes.........................................................    2,617,000
Stockholders' equity:
 Common stock, no par value; 10,000,000 shares authorized; 957,894 shares
  issued and outstanding......................................................    1,208,947
 Retained earnings............................................................    7,604,856
                                                                               -------------
Total stockholders' equity....................................................    8,813,803
                                                                               -------------
Total liabilities and stockholders' equity....................................  $29,674,268
                                                                               =============

                            See accompanying notes.

                                    D-F-118

                      BG PRESENTS, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                   YEAR ENDED JANUARY 31
                                     1996          1997
                                ------------- -------------
OPERATING REVENUES
Concert revenues...............  $62,996,606    $74,981,534
Contract management ...........    7,844,248     10,255,060
Concessions/merchandise  ......    5,536,287      7,094,593
                                ------------- -------------
                                  76,377,141     92,331,187
Cost of concerts ..............   54,383,763     69,916,840
                                ------------- -------------
Gross profit ..................   21,993,378     22,414,347
                                ------------- -------------
OPERATING EXPENSES
General and administrative  ...   17,614,296     17,602,501
Depreciation and amortization      1,441,439      1,474,414
                                ------------- -------------
Income from operations ........    2,937,643      3,337,432
OTHER INCOME (EXPENSE)
Interest expense ..............   (1,324,219)    (1,257,758)
Interest income ...............      307,756        295,057
Miscellaneous, net ............      535,191        289,222
                                ------------- -------------
Income before income taxes  ...    2,456,371      2,663,953
Provision for income taxes  ...    1,160,718      1,272,190
                                ------------- -------------
Net income ....................  $ 1,295,653    $ 1,391,763
                                ============= =============

                            See accompanying notes.

                                    D-F-119

                      BG PRESENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF OPERATIONS
                                 (UNAUDITED)
                      NINE MONTHS ENDED OCTOBER 31, 1997


OPERATING REVENUES
Concert revenues..............  $51,188,539
Contract management...........    9,141,625
Concessions/merchandise.......    5,117,576
                                 65,447,740
Cost of concerts..............   47,557,539
                               -------------
Gross profit..................   17,890,201
                               -------------

OPERATING EXPENSES
General and administrative ...   11,753,765
Depreciation and
 amortization.................      611,111
                               -------------
Income from operations........    5,525,325
OTHER INCOME (EXPENSE)
Interest expense..............     (836,850)
Interest income...............      229,285
Miscellanous, net.............      534,705
                               -------------
Income before income taxes ...    5,452,465
Provision for income taxes ...    2,133,946
                               -------------
Net income....................  $ 3,318,519
                               =============

                            See accompanying notes.

                                    D-F-120

                      BG PRESENTS, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED JANUARY 31,
                                                           1996          1997
                                                      ------------- -------------
OPERATING ACTIVITIES
Net income...........................................  $ 1,295,653    $ 1,391,763
Adjustment to reconcile net income to net cash
 (used in) provided by operating activities:
  Depreciation and amortization......................    1,441,439      1,474,414
  Loss on sale of property and equipment.............       13,603             --
  Changes in operating assets and liabilities:
   Accounts receivable--trade........................      524,566     (1,356,263)
   Accounts receivable--related parties..............     (496,971)          (821)
   Inventories.......................................     (228,294)        (7,784)
   Prepaid assets and other..........................     (322,524)       478,391
   Income tax receivable.............................      (50,888)      (328,390)
   Accounts payable and accrued expenses.............     (491,982)     3,128,476
   Deferred income taxes.............................    1,139,000         45,000
   Deferred revenue..................................      (67,859)       379,748
   Other.............................................      288,367            160
                                                      ------------- -------------
Net cash provided by operating activities............    3,044,110      5,204,694
INVESTING ACTIVITIES
Purchase of SAP limited partnership interest ........   (4,250,000)            --
Proceeds from sale of equipment......................       13,150             --
Purchase of property and equipment...................     (469,447)      (367,678)
Other................................................     (644,496)      (247,000)
                                                      ------------- -------------
Net cash used in investing activities................   (5,350,793)      (614,678)
FINANCING ACTIVITIES
Payments of notes payable............................     (444,985)      (775,756)
Payments of lease commitments........................     (395,330)      (405,275)
Retirement of stock..................................           --        (21,053)
Proceeds from issuance of notes......................           --      1,000,000
                                                      ------------- -------------
Net cash used in financing activities................     (840,315)      (202,084)
                                                      ------------- -------------
Net increase (decrease) in cash and cash
 equivalents.........................................   (3,146,998)     4,387,932
Cash and cash equivalents at beginning of year ......   10,578,897      7,431,899
                                                      ------------- -------------
Cash and cash equivalents at end of year.............  $ 7,431,899    $11,819,831
                                                      ============= =============
Supplemental disclosure of cash flow information
Cash paid for interest...............................  $ 1,324,219    $ 1,257,664
Cash paid for income taxes...........................      888,738      1,280,000

                            See accompanying notes.

                                    D-F-121

                      BG PRESENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOW
                                 (UNAUDITED)
                      NINE MONTHS ENDED OCTOBER 31, 1997


 OPERATING ACTIVITIES
Net income......................................  $ 3,318,519
Adjustment to reconcile net income to net cash
 used in operating activities:
 Depreciation and amortization..................      611,111
 Changes in operating assets and liabilities:
  Accounts receivable--trade....................   (1,501,589)
  Accounts receivable--related parties .........     (639,229)
  Inventories...................................       11,156
  Prepaid assets and other......................     (720,741)
  Income tax receivable.........................      418,528
  Accounts payable and accrued expenses ........   (3,111,073)
  Deferred income taxes.........................       94,000
  Deferred revenue..............................      860,384
  Other.........................................      147,883
                                                 -------------
Net cash used in operating activities...........     (511,051)
INVESTING ACTIVITIES
Proceeds from sale of equipment.................      (92,909)
                                                 -------------
Net cash used in investing activities...........      (92,909)
FINANCING ACTIVITIES
Proceeds from issuance of notes payable ........    6,224,143
Payments of lease commitments...................   (6,740,395)
Proceeds from issuance of stock.................       10,000
                                                 -------------
Net cash used in financing activities...........     (506,252)
Net decrease in cash and cash equivalents ......   (1,110,212)
Cash and cash equivalents at beginning of year .   11,819,831
                                                 -------------
Cash and cash equivalents at end of year .......  $10,709,619
Supplemental disclosure of cash flow
information
Cash paid for interest..........................  $ 3,836,850
Cash paid for income taxes......................      500,000

                            See accompanying notes.

                                    D-F-122

                      BG PRESENTS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JANUARY 31, 1997 AND 1996
                    AND NINE MONTHS ENDED OCTOBER 31, 1997

 Balance--February 1, 1995.......................... $2,818,921
Net income for the year ended January 31, 1996 ....   1,295,653
                                                    ------------
Balance--January 31, 1996..........................   4,114,574
Net income for the year ended January 31, 1997 ....   1,391,763
Repurchase and retirement of stock.................     (21,053)
                                                    ------------
Balance--January 31, 1997..........................  $5,485,284
Net income for nine months ended December 31,
 1997..............................................   3,318,519
Issuance of stock..................................      10,000
                                                    ------------
Balance--October 31, 1997 (unaudited)..............  $8,813,803
                                                    ============


























                            See accompanying notes.

                                    D-F-123

                      BG PRESENTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Business and Principles of Consolidation

   BG Presents, Inc. ("BGP" or the "Company") is a holding company for various operating subsidiaries which principally promote and manage musical and special events in the San Francisco Bay Area. In addition, the Company owns the Shoreline Amphitheatre in Mountainview, California. Bill Graham Enterprises, Inc. ("BGE"), Bill Graham Presents, Inc. ("BGPI"), Bill Graham Management, Inc. ("BGM"), AKG, Inc. ("AKG"), Shoreline Amphitheatre, Ltd. ("SAL"), Fillmore Fingers, Inc. ("FF"), and Shoreline Amphitheatre Partners ("SAP" and collectively, the "Companies") are wholly-owned subsidiaries of the Company. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

   BGE and BGPI earn promotion income in two ways: either a fixed fee for organizing and promoting an event, or an arrangement that entitles them to a profit percentage based on a predetermined formula. In addition, the Companies earn revenue from merchandise and concessions sold during events which they promote. BGM manages the careers of various artists and records a percentage of the artists' gross sales from publishing rights, record sales, and tours as contract management revenue.

   AKG operates the Fillmore, Warfield, and Punchline theatres located in San Francisco, which generate revenue from food and beverage sales, sponsorships, and ticket sales. Bill Graham Special Events, a division of AKG, records management/contract fees from organizing corporate and other parties at various venues in the Bay Area. FF provides table service (food and beverage) for two theatres owned by separate entities in Los Angeles.

 Revenue Recognition

   Revenue from talent management and the sales of tickets is recognized when earned. Cash received from the sale of tickets for events not yet performed is deferred. Revenue from the direct sale of compact discs is recognized upon the date of sale. Revenue from distributor sales of compact discs is recognized when the right of return no longer exists. The Company received revenue from various sources, including $14,562,424 during the fiscal year ended January 31, 1997 (16% of total revenue) from various gymnastics tours, ice skating tours and television specials.

 Cash and Cash Equivalents

   The Company considers all investments purchased with an original maturity date of three months or less to be cash equivalents. At January 31, 1997 and 1996, the Companies had cash balances in excess of the federally insured limits of $100,000 per institution.

 Use of Estimates

   Generally accepted accounting principles require management to make assumptions in estimates that affect the amount reported in the financial statements for assets, liabilities, revenues, and expenses. In addition, assumptions and estimates are used to determine disclosure for contingencies, commitments, and other matters discussed in the notes to the financial statements. Actual results could differ from those estimates.

 Accounts Receivable

   The Company's accounts receivable are principally due from ticket service and merchandising companies in the San Francisco Bay Area. In addition, related party receivables include amounts due from owners of the Company and from affiliated companies. Management believes that all accounts receivable as of January 31, 1997 and 1996 were fully collectible; therefore, no allowance for doubtful accounts was recorded.


                                    D-F-124

                      BG PRESENTS, INC. AND SUBSIDIARIES

 Property and Equipment

   Property and equipment are recorded at cost and depreciated over their estimated useful lives, which range from 3 to 40 years. Leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

 Goodwill

   The Company amortizes goodwill over a 15 year period.

 Income Taxes

   The Companies account for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Investments

   Investment stock consists of trading securities that are traded on stock exchanges. These securities, which are stated at fair value, are traded with the intent to sell when market prices are favorable. Unrealized holding gains or losses are recognized in the financial statements.

 Inventories

   Inventories, which consist principally of compact discs and beverage items, are stated at first-in, first-out (FIFO) cost, which is not in excess of market.

 Interim Financial Information

   Financial information as of October 31, 1997 and for the nine months ended October 31, 1997 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for such period have been included; all adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.

2. INCOME TAXES

   The provisions for income taxes for the years ended January 31, 1996 and 1997 is summarized as follows:

                 1996         1997
             ------------ -----------
Current:
 Federal  ..  $  848,600   $  984,500
 State .....     246,400      285,800
             ------------ -----------
               1,095,000    1,270,300
Deferred:
 Federal  ..      50,900        1,500
 State .....      14,800          400
             ------------ -----------
                  65,700        1,900
             ------------ -----------
              $1,160,700   $1,272,200
             ============ ===========

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax liabilities as of January 31, 1997 and 1996 are primarily the result of the difference between the book basis of depreciable assets and the related tax basis.

   The difference between the tax provision at Federal statutory rates and the effective rate is due to state taxes, amortization of goodwill and other permanent items.

                                    D-F-125

                      BG PRESENTS, INC. AND SUBSIDIARIES

 3. PROPERTY AND EQUIPMENT

   Property and equipment as of January 31, 1996 and 1997 consists of the following:

                                   1996            1997
                              -------------- --------------
Buildings....................  $  8,206,766    $  8,234,231
Leasehold improvements  .....    10,167,067      10,326,553
Equipment ...................     2,133,343       2,166,037
Office furniture ............       612,359         693,068
Computer equipment ..........       263,247         330,367
Vehicle .....................        61,007          61,211
                              -------------- --------------
                                 21,443,789      21,811,467
Accumulated depreciation and
 amortization ...............   (11,428,296)    (12,751,012)
                              -------------- --------------
                                 10,015,493       9,027,957
Land ........................       633,953         633,953
                              -------------- --------------
                               $ 10,649,446    $  9,661,910
                              ============== ==============

4. PENSION PLAN

   The Company sponsors a 401(k) Tax Advantage Savings Plan that covers employees who have one year of service, have worked at least 1,000 hours, are twenty-one years of age or older, and are not covered by a union contract. At its discretion, the Company may contribute a percentage of gross pay to the plan, up to a maximum gross pay of $150,000 per participant. In addition, the Company makes a matching contribution of 25 percent of each participant's account up to $400 of their salary deferral each year, for a maximum company matching contribution of $100. Total contributions to the plan were approximately $186,000 and $182,000 for the years ended January 31, 1997 and 1996, respectively.

5. NOTES PAYABLE

   Notes payable as of January 31, 1996 and 1997 consists of the following:

                                                                       1996          1997
                                                                   ------------ -------------
Note payable to Continental Savings; monthly payments of $16,574, including interest at bank's index rate plus 3.5% (8.4% and 8%
 at January 31, 1997 and 1996, respectively; matures May 1, 2004;
 secured by deed:.................................................  $2,232,431    $2,215,001
Note payable to Sanwa Bank; quarterly payments range from $75,000 to $200,000, interest accrued monthly at the banks prime rate plus 0.5% (8.75% and 9.5% at January 31, 1997 and 1996,
 respectively; matures January 31, 2001: .........................   3,500,000     2,925,000
Note payable to Sanwa Bank; monthly payments of $16,666,
 including interest at a rate of London Inter-Bank Offered Rates
 (LIBOR) plus 2.5% (8% at January 31, 1997); matures January 31,
 2002; secured by assets of the Company (excluding the office
 building): ......................................................          --       816,674
                                                                   ------------ -------------
                                                                     5,732,431     5,956,675
Less current portion .............................................    (591,755)     (722,966)
                                                                   ------------ -------------
                                                                    $5,140,676    $5,233,709
                                                                   ============ =============

                                    D-F-126

                      BG PRESENTS, INC. AND SUBSIDIARIES

    The first note payable with Sanwa Bank also provided for a line-of-credit of up to $1,000,000 that expired on April 30, 1997. At January 31, 1997, there were no borrowings outstanding against this credit line.

   The provisions of the second note payable to Sanwa Bank contain certain restrictive financial covenants. The Company is in compliance with these covenants at January 31, 1997.

   At January 31, 1997, the Company has a $3,000,000 unused line-of-credit with a bank to be drawn upon as needed, with interest at the bank's prime rate plus 0.5%. In addition, the Company may use up to $1,500,000 of the line for letters-of-credit. This line of credit is secured by the assets of the Company (excluding the building) and a pledge of 100% of the outstanding common stock.

   Maturities of long-term debt are approximately as follows:

 Year ended January 31:
 1998 .................  $  722,966
 1999 .................     721,407
 2000 .................     725,124
 2001 .................   1,669,018
 2002 .................      29,698
 Thereafter ...........   2,088,462
                        -----------
                         $5,956,675
                        ===========

6. COMMITMENTS AND CONTINGENCIES

 Leases

   The Company leases storage space, nightclubs, and theaters pursuant to noncancellable operating leases. Certain leases require contingent rentals to be paid based on a percentage of gross sales of tickets, merchandise, and food and beverage. These lease expire on various dates through June 2021.

   As January 31, 1997 the future minimum operating lease payments under noncancelable operating leases are as follows:

 Year ended January 31:
 1998..................  $  404,467
 1999 .................     500,346
 2000 .................     504,203
 2001 .................     453,705
 2002 .................     451,694
 Thereafter ...........   2,792,986
                        -----------
                         $5,107,401
                        ===========

   Total minimum rental expense included in operating expenses for the years ended January 31, 1997 and 1996 was $438,500 and $810,956, respectively, and the contingent rental expense was $627,222 and $541, 334, respectively. Included in cost of concerts is $6,349,115 and $6,078,042 of contingent rentals paid based on gross sales for the years ended January 31, 1997 and 1996, respectively.

                                    D-F-127

                      BG PRESENTS, INC. AND SUBSIDIARIES

  Shoreline Amphitheater Lease and Agreement

   The Shoreline Amphitheater Lease and Agreement, as amended, provides for, among other things, the following:

   The City of Mountain View, California (the "City") owns certain real property ("the Site") which it has leased to the Company for the purpose of constructing and operating the amphitheater. The lease terminates after thirty-five years on November 30, 2021, and the Company has the option to extend for three additional five-year periods.

   The Company is obligated to pay as rent to the City a certain percentage of "gross receipts" received annually by the Company and additional rent based on the "net available cash" of the Company, as such terms are defined in the agreement.

   Rent expense charged to operations for the years ended January 31, 1997 and 1996 amounted to $396,789 and $594,002, respectively.

   The Company is obligated to pay the City monthly, commencing August 1, 1986 and ending July 1, 2006, $93,200, which relates to the $9,500,000 of funds provided the Company by the City and Community pursuant to the lease. The Company has accounted for this obligation as a long-term liability amortizable on a monthly basis over the 20-year period commencing August 1, 1986. The principal and interest (10.24%) on this liability are being amortized monthly. At January 31, 1997 and 1996, the outstanding balances amounted to $6,740,395 and $7,145,670, of which $35,676 and $405,275 is current, respectively.

   On March 7, 1997, the Company acquired a term loan, the proceeds of which were used to retire the obligation described in the preceding paragraph (see
Note 10).

 Employment Contracts

   The Company has entered into employment contracts with certain key employees which amount to $2,302,250 per year. These contracts are in effect until the note payable to Sanwa Bank (See Note 7) of $4,000,000 is paid in full or six years, whichever comes first. According to these agreements, compensation and other benefits will cease if discharged with just cause, death or disability, and resignation of employment. Benefits do not cease if discharged without just cause.

 Contingencies

   The Company is involved in various legal and other matters arising in the normal course of business. Based upon information available to management, its review of these matters to date and consultation with counsel, management believes that any liability relating to these matters, would not have a material effect on the Company's financial position and results of operations.

                                    D-F-128

                      BG PRESENTS, INC. AND SUBSIDIARIES

 7. SUBSEQUENT EVENTS

 Issuance of Long-Term Debt

   On March 7, 1997, Shoreline Amphitheater Partners executed a term loan agreement that provides for a $6,900,000 term loan. The proceeds of the new loan were used to retire the City of Mountain View obligation described in
Note 8.

   The term loan is payable monthly in principal installments plus interest at a rate if LIBOR plus 2.1% through February 1, 2007, with the entire unpaid principal balance due March 1, 2007. The loan is secured by a leasehold deed of trust on the Amphitheater and is guaranteed by the Company. Maturities of the loan are approximately as follows:

 Year ended January 31:
    1998 .................  $  121,540
    1999 .................     155,928
    2000 .................     168,874
    2001 .................     182,890
    2002 .................     198,066
    Thereafter ...........   6,072,702
                        -----------
                         $6,900,000
                        ===========

   The term loan agreement also provides for, among other things, restrictions on the payment of distributions, repurchase of partnership interests, maintenance of certain financial ratios, and limitation on capital expenditures.

 Major Service Agreement

   On September 7, 1997 the Company entered into a ticket service agreement with a local ticket service company (the "Service"). The contract is in effect through June 30, 2004. The Service sells approximately 70% of the tickets sold to the events promoted by the Company.

 Acquisition of Companies by SFX Entertainment, Inc.

   In December 1997, the stockholders of the Company executed an agreement with SFX Entertainment, Inc. to sell the Companies for a total purchase price of approximately $68.3 million, including the issuance of common stock valued at $7.5 million. The Company has agreed to have net working capital, as defined, at the closing at least equal to the Company's debt.

                                    D-F-129

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Concert/Southern Promotions

   We have audited the accompanying combined balance sheet of Concert/Southern Promotions and Affiliated Companies as of September 30, 1997, and the related combined statements of operations, cash flows and stockholders' equity for the nine months then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Concert/Southern Promotions and Affiliated Companies at September 30, 1997, and the combined results of their operations and their cash flows for the nine months then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
November 14, 1997

                                    D-F-130

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                            COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997

ASSETS
Current assets:
 Cash and cash equivalents ..........................  $  645,630
 Accounts receivable ................................     564,128
 Due from owner (Note 3) ............................     566,986
 Prepaid expenses and other current assets  .........     143,932
                                                      ------------
Total current assets ................................   1,920,676
Investment in unconsolidated subsidiaries (Note 2)  .     919,419
Property and equipment:
 Land ...............................................      15,888
 Leasehold improvements .............................     286,998
 Furniture and equipment ............................     498,553
                                                      ------------
                                                          801,439
 Accumulated depreciation and amortization  .........     441,223
                                                      ------------
                                                          360,216
                                                      ------------
Total assets ........................................  $3,200,311
                                                      ============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and other accrued expenses  .......  $  880,814
 Due to owner (Note 3) ..............................     373,481
                                                      ------------
Total current liabilities ...........................   1,254,295
Combined stockholders' equity (Note 4) ..............   1,946,016
                                                      ------------
Total liabilities and combined stockholders' equity    $3,200,311
                                                      ============

                            See accompanying notes.

                                    D-F-131

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                       COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1997

OPERATING REVENUES
Concert revenue ..............................  $13,092,956
Cost of concerts .............................    8,558,759
                                               -------------
                                                  4,534,197
                                               -------------
OPERATING EXPENSES
Salaries--officers ...........................      276,500
Bonus--officers ..............................      564,767
Salaries--other ..............................      294,321
Rent expense .................................      202,645
Legal and accounting fees ....................      115,109
Depreciation and amortization ................       57,410
General and administrative expenses  .........      984,818
Legal settlement .............................      100,000
                                               -------------
                                                  2,595,570
                                               -------------
Income from operations .......................    1,938,627
OTHER INCOME
Interest income ..............................       57,189
Equity loss from unconsolidated subsidiaries        (11,378)
                                               -------------
Net income ...................................  $ 1,984,438
                                               =============













                            See accompanying notes.

                                    D-F-132

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                       COMBINED STATEMENT OF CASH FLOWS
                     NINE MONTHS ENDED SEPTEMBER 30, 1997

 OPERATING ACTIVITIES
Net income .........................................................................  $ 1,984,438
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization ....................................................       57,410
  Equity in loss from unconsolidated subsidiaries, including distributions received        21,000
  Changes in operating assets and liabilities:
   Accounts receivable .............................................................      622,090
   Prepaid expenses and other current assets .......................................       76,808
   Accounts payable and accrued expenses ...........................................      296,143
                                                                                     -------------
Net cash provided by operating activities ..........................................    3,057,889
FINANCING ACTIVITIES
Due to owner .......................................................................     (352,605)
Distributions paid .................................................................   (2,900,129)
                                                                                     -------------
Net cash used in financing activities ..............................................   (3,252,734)
                                                                                     -------------
Net decrease in cash and cash equivalents ..........................................     (194,845)
Cash and cash equivalents at beginning of period ...................................      840,475
                                                                                     -------------
Cash and cash equivalents at end of period .........................................  $   645,630
                                                                                     =============























                            See accompanying notes.

                                    D-F-133

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                  COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                     NINE MONTHS ENDED SEPTEMBER 30, 1997

Balance, January 1, 1997  ....  $ 2,861,707
Distributions to stockholder     (2,900,129)
Net income ...................    1,984,438
                               -------------
Balance, September 30, 1997  .  $ 1,946,016
                               =============























                            See accompanying notes.

                                    D-F-134

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Southern Promotions, Inc., High Cotton, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc., Cooley and Conlon Management, Inc. ("CCMI") and Interfest, Inc. and their wholly-owned subsidiaries:
Concert/ Southern Chastain Promotions ("Concert/Southern"), Roxy Ventures, Cotton Club and Midtown Music Festival (collectively, the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are presented on a combined basis to reflect common ownership by Alex Cooley, Peter Conlon and Stephen Selig III.

   Concert/Southern is the predominant musical event promoter in the Atlanta, Georgia region, and through Chastain Joint Ventures ("Chastain Ventures") is the operator, pursuant to a long-term lease with the City of Atlanta, of the Chastain Park Amphitheater. Chastain Ventures is owned equally by Concert/Southern and the Atlanta Symphony Orchestra, and is accounted for by Concert/Southern on the equity method. Buckhead Promotions and Northern Exposure equally own Roxy Ventures which holds a long-term lease for the Roxy Theatre, and Pure Cotton holds a long-term lease for the Cotton Club. Interfest, Inc. promoted the three-day Midtown Music Festival held in downtown Atlanta during 1997. In addition, High Cotton owns 15% of HC Properties, Inc. a real estate investment company which is accounted for on the equity method.

   The Companies record revenue when earned. Concert revenue includes ticketing, concession, and sponsorship revenue.

 Property and Equipment

   Land, leasehold improvements, and furniture and equipment are stated at cost. Depreciation of furniture and equipment is provided primarily by the straight-line method over the estimated useful lives of the respective classes of assets. Leasehold improvements are amortized over the life of the lease or of the improvement, whichever is shorter.

 Income Taxes

   The Companies have been organized as either partnerships or corporations which have elected to be taxed as "S Corporations". The "S Corporation" elections are effective for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the partners or shareholders on their respective personal income tax returns and, therefore, no current or deferred federal or state taxes have been provided in the accompanying combined financial statements.

   The difference between the tax basis and the reported amounts of the Companies' assets and liabilities was $12,820 at September 30, 1997.

 Risks and Uncertainties

   Accounts receivable are due from ticket vendors and venue box offices. These amounts are typically collected within 20 days of a performance. Management considers accounts receivable to be fully collectible;
accordingly, no allowance for doubtful accounts is required.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                    D-F-135

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

 2. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

   The following is a summary of the financial position and results of operations of the Companies' equity investees as of and for the period ended September 30, 1997:

                                                              HC
                                             CHASTAIN     PROPERTIES
                                          ------------- -------------
Current assets ..........................   $  561,405    $   31,675
Property and equipment ..................      581,853       798,984
Other assets ............................           --       409,626
                                          ------------- -------------
Total assets ............................   $1,143,258    $1,240,285
                                          ============= =============
Current liabilities .....................   $  319,709    $    1,532
Partners' capital .......................      823,549     1,238,753
                                          ------------- -------------
Total liabilities and partners' capital     $1,143,258    $1,240,285
                                          ============= =============
Revenue .................................   $  569,133    $    7,509
Expenses ................................      500,112       117,196
                                          ------------- -------------
Net income (loss) .......................   $   69,021    $  (109,687)
                                          ============= =============

   The equity income recognized by the Companies represents the appropriate percentage of investment income less amount reported less intercompany income eliminations.

3. RELATED PARTY TRANSACTIONS

 Due from/to Owner

   The Companies have an arrangement with Stephen Selig III whereby the cash receipts of Concert/Southern, Buckhead Promotions and Roxy Ventures are transferred to the Selig Enterprises, Inc. Master Cash Account (the "Master Account"). All subsequent payments made by the Companies are funded by the Master Account. Accordingly, the Companies' cash held by the Master Account is recorded as due from owner.

   Due to owner represents amounts advanced to High Cotton and Northern Exposure by each respective owner and an amount which represents an overfunding of cash from the Master Account. The advances are repaid out of company assets when available. The balances at September 30, 1997 were $62,189, $217,518, and $93,774, respectively. No interest is charged by the owners on their advances.

 Due from/to Unconsolidated Subsidiary

   The Companies have a net receivable balance with Chastain Ventures totaling $55,154 at September 30, 1997, which has been recorded with accounts receivable and accounts payable.

                                    D-F-136

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

 4. STOCKHOLDERS' EQUITY

   The Companies' stocks are as follows:

                         SHARES      SHARES    PAR
                       AUTHORIZED    ISSUED   VALUE
                      ------------ --------  -------
Southern Promotions     1,000,000    5,000      $1
High Cotton .........      10,000      550       1
Buckhead Promotions     1,000,000      500       1
Northern Exposure  ..   1,000,000    1,000       1
Pure Cotton .........     100,000      500       1
CCMI ................      10,000    1,000       1
Interfest ...........     100,000      500       1
                                   --------
                                     9,050
                                   ========

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The following is a schedule of future minimum rental payments under operating leases (principally office and venue facilities) that have initial or remaining lease terms in excess of one year as of September 30, 1997:

 Year ended September 30:
    1998....................  $  222,539
    1999 ...................     183,198
    2000 ...................     188,991
    2001 ...................     133,350
    2002 ...................     136,350
 Thereafter .............     174,375
                          -----------
Total ...................  $1,038,803
                          ===========

   Certain office facilities have renewal and escalation clauses. Rental expense was $202,645 for 1997.

 Legal Matters

   The Companies have been named in various other lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Companies as a result of these lawsuits. Management has stated that all cases will be vigorously defended.

6. SUBSEQUENT EVENTS

   In December 1997, the Companies' shareholders entered into an agreement to sell all of the issued and outstanding shares of the Companies to SFX Entertainment, Inc. ("SFX"). SFX will pay the sellers $15,000,000 in cash at closing and an additional $2,000,000, payable, at the sellers option, quarterly over the next five years or as a lump sum present value at closing. In addition, SFX agreed with CCMI to finance a new 20,000 seat amphitheatre (the "Amphitheatre") located in the city of Alpharetta, Georgia. SFX will deposit $250,000 at the close for the purchase of the real estate in Alpharetta, Georgia and will pay the sum of approximately $84,000 for costs related to the Amphitheatre.

   Prior to the sale of the Companies to SFX, the sole shareholder of High Cotton will receive a distribution of High Cotton's interest in HC Properties, LP.

                                    D-F-137

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND SPIN-OFF

         The following table sets forth the various expenses in connection with the distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Nasdaq listing fee.

SEC Registration Fee...................................             $ 30,777.94
Nasdaq National Market Listing Fees....................               50,000.00
Transfer Agent and Registrar Fees......................                   *
Accounting Fees and Expenses...........................                   *
Legal Fees and Expenses................................                   *
Printing, Engraving and Mailing Expenses...............                   *
Miscellaneous..........................................                   *
                                                                    ----------
         Total.........................................             $     *
                                                                    ==========

---------------
*        To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

         The SFX Entertainment Certificate provides that no director of SFX Entertainment will be personally liable to SFX Entertainment or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

   o for any breach of the director's duty of loyalty to SFX Entertainment or its stockholders;

   o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   o      under Section 174 of the DGCL; or

   o for any transaction from which the director derived an improper personal benefit.

In addition to the circumstances in which a director of SFX Entertainment is not personally liable as set forth above, no director will be liable to SFX Entertainment or its stockholders to such further extent as permitted by any law enacted after the date of the SFX Entertainment Certificate, including any amendment to the DGCL.

         The SFX Entertainment Certificate requires SFX Entertainment to indemnify any person who was, is, or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he (a) is or was a director or officer of SFX Entertainment or (b) is or was serving at the request of SFX Entertainment as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise. This indemnification is to be to the fullest extent permitted by the DGCL. The right to indemnification will be a contract right and, as such, will run to the benefit of any director or officer who is elected and accepts the position of director or officer of SFX Entertainment or elects to continue to serve as a director or officer of SFX Entertainment while this provision of the SFX Entertainment Certificate is in effect. The right to indemnification includes the right to be paid by SFX Entertainment for expenses incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. If a claim for indemnification or advancement of expenses is not paid in full by SFX Entertainment within 60 days after a written claim has been received by SFX Entertainment, the claimant may, at any time thereafter, bring suit against SFX Entertainment to recover the unpaid amount of the claim and, if successful in whole or in part, expenses of prosecuting his claim. It will be a defense to any such action that the requested indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving this defense will be on SFX Entertainment. The rights described above do not exclude any other right that any person may have or acquire under any statute, by-law, resolution of stockholders or directors, agreement or otherwise.

         The by-laws of SFX Entertainment require SFX Entertainment to indemnify its officers, directors, employees and agents to the full extent permitted by the DGCL. The by-laws also require SFX Entertainment to pay expenses incurred by a director in defending a civil or criminal action, suit or proceeding by reason of the fact that he is/was a director (or was serving at SFX Entertainment's request as a director or officer of another corporation) in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director to repay the advance if it ultimately is determined that the director is not entitled to be indemnified by SFX Entertainment as authorized by relevant sections of the DGCL. The indemnification and advancement of expenses provided in the by-laws are not to be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits:

   EXHIBIT
     NO.                              DESCRIPTION
------------ ------------------------------------------------------------------
2.1           Form of Distribution Agreement between SFX Entertainment and SFX.
2.2           Form of Tax Sharing Agreement between SFX Entertainment and SFX.
2.3+          Form of Employee Benefits Agreement between SFX Entertainment and SFX.
3.1*          Certificate of Incorporation of SFX Entertainment.
3.2           Bylaws of SFX Entertainment.
3.3+          Form of Amended and Restated Certificate of Incorporation of SFX
              Entertainment (incorporated by reference to Annex E to Schedule
              14A of SFX, filed with the SEC on ________ ___, 1998).
3.4           Stock Option Plan of SFX Entertainment.
5.1           Opinion of Baker & McKenzie.
10.1*         Stock Purchase Agreement, dated as of October 11, 1996, by and among Delsener/Slater Enterprises, Ltd., Beach Concerts, Inc.,
              Connecticut Concerts Incorporated, Broadway Concerts, Inc.,
              Ardee Productions, Ltd., In-House Tickets, Inc., Exit 116
              Revisited, Inc., Ron Delsener, Mitch Slater and
              SFX Broadcasting, Inc.
10.2*         License Agreement, dated January 29, 1990, by and between the
              State of New York and Beach Concerts, Inc.
10.3*         Amendment to License Agreement of January 29, 1990, dated as of
              April 11, 1997, by and between the State of New York and Beach
              Concerts, Inc.
10.4*         Lease Agreement, Easement Agreement and Declaration of
              Restrictive Covenants dated as of May 1, 1996, by and between New Jersey Highway Authority and GSAC Partners.
10.5*         Partnership Agreement, dated as of November 18, 1996, by and between Pavilion Partners and Exit 116 Revisited, Inc.
10.6*         Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Sunshine Concerts, L.L.C., SFX Broadcasting, Inc., Sunshine
              Promotions, Inc., P. David Lucas and Steven P. Sybesma.
10.7*         Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Suntex Acquisition, L.P., SFX Broadcasting, Inc.,
              Suntex, Inc., P. David Lucas, Steven P. Sybesma, Greg Buttrey and
              John Valant.

   EXHIBIT
     NO.                                   DESCRIPTION
------------ ------------------------------------------------------------------

10.8* Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Deer Creek Amphitheater Concerts, L.P., SFX Broadcasting, Inc., Deer Creek Partners, L.P., Sand Creek Partners, L.P., Sand Creek, Inc., P. David Lucas and Steven P. Sybesma.
10.9* Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Murat Centre Concerts, L.P., SFX Broadcasting, Inc., Murat Centre L.P., P. David Lucas and Steven P. Sybesma.
10.10* Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Polaris Amphitheater Concerts, Inc., SFX Broadcasting, Inc., Polaris Amphitheater Limited Partnership and certain of the partners of Polaris Amphitheater Limited Partnership.
10.11* Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Design, L.P., SFX Broadcasting, Inc., Tourdesign, Inc., P. David Lucas and Steven P. Sybesma.
10.12* Indenture of Lease, dated as of September 1, 1995, by and between Murat Temple Association, Inc. and Murat Centre, L.P.
10.13* Agreement of Merger, dated as of February 12, 1997, by and among SFX Broadcasting, Inc., NOC Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp.
10.14* Agreement of Merger, dated as of February 14, 1997, by and among SFX Broadcasting, Inc., NOC Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp.
10.15* Second Amendment of Agreement of Merger, dated as of March 19, 1997, by and among SFX Broadcasting, Inc., NOC Acquisition
              Corp., Cadco Acquisition Corp., QN-Acquisition Corp.,
              Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp.
10.16* Lease Agreement, dated as of September 14, 1994, by and between The City of Hartford and Connecticut Performing Arts Partners.
10.17* Agreement and Plan of Merger and Asset Purchase Agreement, dated as of December 10, 1997, by and among SFX Entertainment, Inc., Contemporary Investments Corporation, Contemporary Investments of Kansas, Inc., Continental Entertainment Associates, Inc., Capital Tickets, LP, Dialtix, Inc., Contemporary International Productions Corporation, Steven F. Schankman Living Trust, dated 10/22/82, Irving P. Zuckerman Living Trust, dated 11/24/81, Steven F. Schankman and Irving P.
              Zuckerman.

   EXHIBIT
     NO.                                                   DESCRIPTION
------------ ------------------------------------------------------------------

10.18*        Lease Agreement, dated December 13, 1992, by and between
              Wyandotte County, Kansas and Wyandotte County Parks Board and
              Sandstone Amphitheater Joint Venture.
10.19*        Stock Purchase Agreement, dated as of December 11, 1997, among each of the shareholders of BGP Presents, Inc. and BGP
              Acquisitions, LLC.
10.20*        Amphitheater Lease and Agreement, dated June 20, 1986, between the City of Mountain View, the Mountain View Shoreline Regional
              Park Community and Shoreline Amphitheater Partners.
10.21*        Stock and Asset Purchase Agreement, dated December 2, 1997, between and among SFX Network Group, L.L.C. and SFX
              Entertainment, Inc., and Elias N. Bird, individually and as
              Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation
              Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, June E. Brody, Steven
              A. Saslow and The Network 40, Inc.
10.22*        Purchase and Sale Agreement, dated as of December 15, 1997, by and among Alex Cooley, S. Stephen Selig, III, Peter Conlon,
              Southern Promotions, Inc., High Cotton, Inc., Cooley and Conlon
              Management, Inc., Buckhead Promotions, Inc., Northern Exposure,
              Inc., Pure Cotton, Inc., Interfest, Inc., Concert/Southern
              Chastain Promotions Joint Venture, Roxy Ventures Joint Venture
              and SFX Concerts, Inc.
10.23*        Stock Purchase Agreement, dated as of December 12, 1997 by and between Pace Entertainment Corporation and SFX Entertainment,
              Inc.
10.24+        Agreement and Plan of Merger, dated as of August 24, 1997, as amended on January ___, 1998, among SFX Buyer, SFX Buyer Sub and
              SFX (composite version) (incorporated by reference to Annex A to
              Schedule 14A of SFX, filed with the SEC on ________ ___, 1998).
10.25+        Amendment to SCMC Warrant, dated __________ __, 1998.
10.26*        Non-Negotiable Promissory Note, dated as of June 23, 1997, between SFX (as maker) and Sunshine Promotions, Inc. (as payee).
10.27*        Partnership Agreement, dated as of April 1, 1994, by and among
              SM/PACE, Inc., YM Corp., The Westside Amphitheater Corporation,
              Charlotte Amphitheater Corporation and Amphitheater Entertainment
              Partnership.
10.28*        Purchase Agreement, dated as of December 19, 1997, by and among
              SM/PACE, Inc., PACE Entertainment Corporation, Charlotte
              Amphitheater Corporation, The Westside Amphitheater Corporation and Viacom Inc.
10.29*        Letter Purchase Agreement, dated as of December 22, 1997, by and among SM/PACE, Inc., YM Corp. and PACE Entertainment Corporation.
10.30*        Extended Events Management Agreement, dated as of November 21,
              1994, by and between The Woodlands Center for the Performing Arts and Pavilion Partners.

   EXHIBIT
     NO.                                DESCRIPTION
------------ ------------------------------------------------------------------

10.31* Operator Lease Agreement, dated as of September 26, 1989, by and between the City of Phoenix and The Westside Amphitheatre Corp.
10.32* Addendum to Operator Lease Agreement, dated as of September 26, 1989, by and between the City of Phoenix and Pavilion Partners.
10.33* Memorandum of Lease, dated as of April 1, 1994, by and between the City of Phoenix and Pavilion Partners.
10.34* Lease Agreement, dated as of February 9, 1994, by and between New Jersey Development Authority and Sony Music/Pace
              Partnership.
10.35* First Amendment to Lease Agreement, dated as of March 11, 1994, by and between New Jersey Economic Development and Sony Music/Pace Partnership.
10.36* Second Amendment to Lease Agreement, dated as of June 7, 1994, by and between New Jersey Economic Development Authority and Pavilion Partners.
10.37* Third Amendment to Lease Agreement, dated as of March 15, 1995, by and between New Jersey Economic Development Authority and Pavilion Partners.
10.38* Fourth Amendment to Lease Agreement, dated as of March 11, 1997, by and between the New Jersey Economic Development Authority and Pavilion Partners.
10.39* Three Way Agreement, dated as of April 28, 1995, by and between New Jersey Economic Development Authority, South Jersey Performing Arts Center, Inc. and Pavilion Partners.
10.40* Lease Agreement, dated as of December 1, 1989, between Crossroads Properties, Incorporated and Pace Entertainment Group, Inc.
10.41* Assignment of Ground Lease, dated as of April 6, 1990, by and between Pace Entertainment Group, Inc. and YM/Pace Partnership.
10.42* Partnership Agreement, dated as of July 1, 1991, by and between SM/PACE Partnership and CDC Amphitheaters/I, Inc.
10.43*        First Amendment to Partnership Agreement, dated as of January
              31, 1992, by and between SM/PACE Partnership and CDC Amphitheaters/I, Inc.
10.44* Lease Agreement, dated as of December 1, 1990, by and between the City of Raleigh, North Carolina and Sony Music/Pace Partnership.
10.45* Amendment to Lease Agreement, dated as of November 15, 1995, by and between Walnut Creek Amphitheater Partnership and City of Raleigh, North Carolina.

   EXHIBIT
     NO.                                                   DESCRIPTION
------------ ------------------------------------------------------------------

10.46* Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek Amphitheater Financing Assistance Corporation, First Union National Bank of North Carolina, City of Raleigh, North Carolina and Sony Music/Pace Partnership.
10.47* Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek Amphitheater Financing Assistance Corporation, First Union National Bank of North Carolina, City of Raleigh, North Carolina and Sony Music/Pace Partnership.
10.48* Partnership Agreement, dated as of February 28, 1986, by and between Belz Investment Company, Inc., Martin S. Belz and Pace Productions, Inc.
10.49* First Amendment to Partnership Agreement, dated as of June 15, 1986, by and among Belz Investment Company, Martin S. Belz, Belz-Starwood, Inc. and Pace Productions, Inc.
10.50* Partnership Agreement, dated as of May 15, 1996, by and between Pavilion Partners and CDC/SMT, Inc.
10.51* Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants, dated as of January 4, 1995, by and between South Florida Fair and Pam Beach County Expositions, Inc. and Pavilion Partners.
10.52* First Amendment to Lease Agreement, dated as of June 5, 1995, by and between South Florida Fair and Pam Beach County Expositions, Inc. and Pavilion Partners.
10.53* Partnership Agreement, dated as of April 4, 1997, by and between Pavilion Partners and Irvine Meadows Amphitheater.
10.54* Amended and Restated Agreement, dated as of October 1, 1991, by and between The Irvine Company and Irvine Meadows.
10.55* Concession Lease, dated as of October 19, 1992, by and between the County of San Bernardino and Amphitheater Entertainment Corporation.
10.56* Partnership Formation Agreement, dated as of January 22, 1988, by and among MCA Concerts II, Inc. and Pace Entertainment Group, Inc.
10.57* Lease and Use Agreement, dated as of December 9, 1987, by and between City of Dallas and Pace Entertainment Group, Inc.
10.58* Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA Concerts, Inc.
10.59* Amended Indenture of Lease, February 2, 1984, by and between the City of Atlanta and Filmworks U.S.A., Inc.
10.60* Amendment to Lease Agreement, dated as of October 10, 1988, between the City of Atlanta, Georgia and Filmworks U.S.A., Inc.

   EXHIBIT
     NO.                                                   DESCRIPTION
------------ ------------------------------------------------------------------

10.61* Agreement Regarding Sublease, dated as of January 20, 1988, by and between Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.62* First Amendment to Sublease, dated as of January 21, 1988, between Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.63* Second Amendment to Sublease, dated as of April 19, 1988, between Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.64* Third Amendment to Sublease, dated as of September 15, 1988, between Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.65* Memorandum of Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA Concerts, Inc.
10.66* Assignment of Sublease, dated as of June 15, 1989, by Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.67* Assignment of Sublease, dated as of June 23, 1989, by Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.68* Assignment of Agreement, dated as of June 15, 1989, by the City of Atlanta and MCA Concerts, Inc.
10.69* Assignment of Agreement, dated as of June 23, 1989, by the City of Atlanta and MCA Concerts, Inc.
10.70* Lease, dated as of June, 1997, by and between 500 Texas Avenue Limited Partnership and Bayou Place Performance Hall General Partnership.
10.71* Master Licensed User Agreement, dated as of February 1, 1996, by and between Ticketmaster Ticketing Co., Inc. and Pace Entertainment Corporation.
10.72* Joint Venture Agreement, dated as of July, 1995 by and between American Broadway, Inc. and Gentry & Associates, Inc.
10.73* Amended and Restated Employment Agreement, dated as of December 12, 1997, by and between SFX Entertainment, Inc. and Brian E. Becker.
10.74* Second Amended and Restated Partnership Agreement, dated as of April 1, 1994 by and between The Westside Amphitheatre Corporation, San Bernardino Amphitheater Corporation and YM
              Corp.
10.75* Employment Agreement, dated as of January 2, 1997, between Delsener/Slater Enterprises, Inc., SFX Broadcasting, Inc. and Ron Delsener.
10.76* Employment Agreement, dated as of January 2, 1997, between Delsener/Slater Enterprises, Inc., SFX Broadcasting, Inc. and Mitch Slater.

   EXHIBIT
     NO.                                                   DESCRIPTION
------------ ------------------------------------------------------------------
10.77*        Bank Commitment Letter, dated January 15, 1998, among the Bank of
              New York, BNY Capital Markets, Inc., Lehman Commercial Paper,
              Inc., Goldman Sachs Credit Partners L.P. and SFX Entertainment,
              Inc.
10.78*        Summary of Principal Terms and Conditions of Credit Facility,
              dated January 15, 1998.
21.1          Subsidiaries of SFX Entertainment.
23.1          Consent of Baker & McKenzie (included in Exhibit 5.1).
23.2          Consent of Ernst & Young LLP.
23.3          Consents of Arthur Andersen LLP.
23.4          Consent of Price Waterhouse LLP.
23.5*         Consent of Brian Becker.
24.1*         Power of Attorney.
27.1*         Financial Data Schedule.
99.1+         Opinion of Lehman Brothers (incorporated by reference to Annex B to Schedule 14A of SFX, filed with the SEC on ______ __, 1998).



------------
*        Previously filed.
+        To be filed by amendment.

         (b)      Financial Schedules.

         None.

ITEM 17.  UNDERTAKINGS

(1)      The undersigned registrant hereby undertakes:

         (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 30, 1998.


                                                   SFX Entertainment, Inc.

                                                   By:  /s/ Howard J. Tytel
                                                        -----------------------
                                                        Howard J. Tytel
                                                        Secretary

                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

               SIGNATURE                                       TITLE                                   DATE
------------------------------------  ----------------------------------------------------   ----------------------
                   *                       Executive Chairman, Member of the Office of          January 30, 1998
        ---------------------
        Robert F.X. Sillerman                       the Chairman and Director
                                                  (principal executive officer)

                   *                      President, Chief Executive Officer, Member of         January 30, 1998
        ---------------------
          Michael G. Ferrel                  the Office of the Chairman and Director

                   *                                                                            January 30, 1998
        ---------------------
        D. Geoffrey Armstrong                 Executive Vice President and Director

                   *                       Chief Financial Officer, Vice President and          January 30, 1998
        ---------------------
           Thomas P. Benson                                  Director
                                           (principal financial and accounting officer)

          /s/ Howard J. Tytel               Executive Vice President, General Counsel,           January 30, 1998
        ---------------------
           Howard J. Tytel                            Secretary and Director

                   *                      Vice President, Assistant General Counsel and         January 30, 1998
        ---------------------
           Richard A. Liese                                  Director

                   *                                         Director                           January 30, 1998
        ---------------------
        James F. O'Grady, Jr.

                   *                                         Director                           January 30, 1998
        ---------------------
             Paul Kramer

                   *                                         Director                           January 30, 1998
        ---------------------
           Edward F. Dugan

*By:      /s/ Howard J. Tytel
        ---------------------
         Howard J. Tytel
         Attorney-in-fact

                                 EXHIBIT INDEX

   EXHIBIT
     NO.                              DESCRIPTION
------------ ------------------------------------------------------------------
2.1           Form of Distribution Agreement between SFX Entertainment and SFX.
2.2           Form of Tax Sharing Agreement between SFX Entertainment and SFX.
2.3+          Form of Employee Benefits Agreement between SFX Entertainment and SFX.
3.1*          Certificate of Incorporation of SFX Entertainment.
3.2           Bylaws of SFX Entertainment.
3.3+          Form of Amended and Restated Certificate of Incorporation of SFX
              Entertainment (incorporated by reference to Annex E to Schedule
              14A of SFX, filed with the SEC on ________ ___, 1998).
3.4           Stock Option Plan of SFX Entertainment.
5.1           Opinion of Baker & McKenzie.
10.1*         Stock Purchase Agreement, dated as of October 11, 1996, by and among Delsener/Slater Enterprises, Ltd., Beach Concerts, Inc.,
              Connecticut Concerts Incorporated, Broadway Concerts, Inc.,
              Ardee Productions, Ltd., In-House Tickets, Inc., Exit 116
              Revisited, Inc., Ron Delsener, Mitch Slater and
              SFX Broadcasting, Inc.
10.2*         License Agreement, dated January 29, 1990, by and between the
              State of New York and Beach Concerts, Inc.
10.3*         Amendment to License Agreement of January 29, 1990, dated as of
              April 11, 1997, by and between the State of New York and Beach
              Concerts, Inc.
10.4*         Lease Agreement, Easement Agreement and Declaration of
              Restrictive Covenants dated as of May 1, 1996, by and between
              New Jersey Highway Authority and GSAC Partners.
10.5*         Partnership Agreement, dated as of November 18, 1996, by and between Pavilion Partners and Exit 116 Revisited, Inc.
10.6*         Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Sunshine Concerts, L.L.C., SFX Broadcasting, Inc., Sunshine
              Promotions, Inc., P. David Lucas and Steven P. Sybesma.
10.7*         Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Suntex Acquisition, L.P., SFX Broadcasting, Inc.,
              Suntex, Inc., P. David Lucas, Steven P. Sybesma, Greg Buttrey and
              John Valant.
10.8*         Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Deer Creek Amphitheater Concerts, L.P., SFX
              Broadcasting, Inc., Deer Creek Partners, L.P., Sand Creek
              Partners, L.P., Sand Creek, Inc., P. David Lucas and Steven P.
              Sybesma.
10.9*         Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Murat Centre Concerts, L.P., SFX Broadcasting, Inc.,
              Murat Centre L.P., P. David Lucas and Steven P. Sybesma.
10.10*        Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Polaris Amphitheater Concerts, Inc., SFX Broadcasting,
              Inc., Polaris Amphitheater Limited Partnership and certain of the partners of Polaris Amphitheater Limited Partnership.
10.11*        Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Design, L.P., SFX Broadcasting, Inc.,
              Tourdesign, Inc., P. David Lucas and Steven P. Sybesma.
10.12*        Indenture of Lease, dated as of September 1, 1995, by and between
              Murat Temple Association, Inc. and Murat Centre, L.P.
10.13*        Agreement of Merger, dated as of February 12, 1997, by and among
              SFX Broadcasting, Inc., NOC Acquisition Corp., Cadco Acquisition
              Corp., QN-Acquisition Corp., Nederlander of Connecticut, Inc.,
              Connecticut Amphitheater Development Corporation, QN Corp.,
              Connecticut Performing Arts, Inc., Connecticut Performing Arts
              Partners and the Stockholders of Nederlander of Connecticut,
              Inc., Connecticut Amphitheater Development Corporation and QN
              Corp.
10.14*        Agreement of Merger, dated as of February 14, 1997, by and among
              SFX Broadcasting, Inc., NOC Acquisition Corp., Cadco Acquisition
              Corp., QN-Acquisition Corp., Nederlander of Connecticut, Inc.,
              Connecticut Amphitheater Development Corporation, QN Corp.,
              Connecticut Performing Arts, Inc., Connecticut Performing Arts
              Partners and the Stockholders of Nederlander of Connecticut,
              Inc., Connecticut Amphitheater Development Corporation and QN
              Corp.
10.15*        Second Amendment of Agreement of Merger, dated as of March 19,
              1997, by and among SFX Broadcasting, Inc., NOC Acquisition
              Corp., Cadco Acquisition Corp., QN-Acquisition Corp.,
              Nederlander of Connecticut, Inc., Connecticut Amphitheater
              Development Corporation, QN Corp., Connecticut Performing Arts,
              Inc., Connecticut Performing Arts Partners and the Stockholders
              of Nederlander of Connecticut, Inc., Connecticut Amphitheater
              Development Corporation and QN Corp.
10.16*        Lease Agreement, dated as of September 14, 1994, by and between
              The City of Hartford and Connecticut Performing Arts Partners.
10.17*        Agreement and Plan of Merger and Asset Purchase Agreement, dated as of December 10, 1997, by and among SFX Entertainment, Inc.,
              Contemporary Investments Corporation, Contemporary Investments
              of Kansas, Inc., Continental Entertainment Associates, Inc.,
              Capital Tickets, LP, Dialtix, Inc., Contemporary International
              Productions Corporation, Steven F. Schankman Living Trust, dated
              10/22/82, Irving P. Zuckerman Living Trust, dated 11/24/81,
              Steven F. Schankman and Irving P.
              Zuckerman.
10.18*        Lease Agreement, dated December 13, 1992, by and between
              Wyandotte County, Kansas and Wyandotte County Parks Board and
              Sandstone Amphitheater Joint Venture.
10.19*        Stock Purchase Agreement, dated as of December 11, 1997, among each of the shareholders of BGP Presents, Inc. and BGP
              Acquisitions, LLC.
10.20*        Amphitheater Lease and Agreement, dated June 20, 1986, between the City of Mountain View, the Mountain View Shoreline Regional
              Park Community and Shoreline Amphitheater Partners.
10.21*        Stock and Asset Purchase Agreement, dated December 2, 1997, between and among SFX Network Group, L.L.C. and SFX
              Entertainment, Inc., and Elias N. Bird, individually and as
              Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation
              Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, June E. Brody, Steven
              A. Saslow and The Network 40, Inc.
10.22*        Purchase and Sale Agreement, dated as of December 15, 1997, by and among Alex Cooley, S. Stephen Selig, III, Peter Conlon,
              Southern Promotions, Inc., High Cotton, Inc., Cooley and Conlon
              Management, Inc., Buckhead Promotions, Inc., Northern Exposure,
              Inc., Pure Cotton, Inc., Interfest, Inc., Concert/Southern
              Chastain Promotions Joint Venture, Roxy Ventures Joint Venture
              and SFX Concerts, Inc.
10.23*        Stock Purchase Agreement, dated as of December 12, 1997 by and between Pace Entertainment Corporation and SFX Entertainment,
              Inc.
10.24+        Agreement and Plan of Merger, dated as of August 24, 1997, as amended on January ___, 1998, among SFX Buyer, SFX Buyer Sub and
              SFX (composite version) (incorporated by reference to Annex A to
              Schedule 14A of SFX, filed with the SEC on ________ ___, 1998).
10.25+        Amendment to SCMC Warrant, dated __________ __, 1998.
10.26*        Non-Negotiable Promissory Note, dated as of June 23, 1997, between SFX (as maker) and Sunshine Promotions, Inc. (as payee).
10.27*        Partnership Agreement, dated as of April 1, 1994, by and among
              SM/PACE, Inc., YM Corp., The Westside Amphitheater Corporation,
              Charlotte Amphitheater Corporation and Amphitheater Entertainment
              Partnership.
10.28*        Purchase Agreement, dated as of December 19, 1997, by and among
              SM/PACE, Inc., PACE Entertainment Corporation, Charlotte
              Amphitheater Corporation, The Westside Amphitheater Corporation
              and Viacom Inc.
10.29*        Letter Purchase Agreement, dated as of December 22, 1997, by and among SM/PACE, Inc., YM Corp. and PACE Entertainment Corporation.
10.30*        Extended Events Management Agreement, dated as of November 21,
              1994, by and between The Woodlands Center for the Performing Arts and Pavilion Partners.
10.31*        Operator Lease Agreement, dated as of September 26, 1989, by and between the City of Phoenix and The Westside Amphitheatre Corp.
10.32*        Addendum to Operator Lease Agreement, dated as of September 26,
              1989, by and between the City of Phoenix and Pavilion Partners.
10.33*        Memorandum of Lease, dated as of April 1, 1994, by and between the City of Phoenix and Pavilion Partners.
10.34*        Lease Agreement, dated as of February 9, 1994, by and between
              New Jersey Development Authority and Sony Music/Pace
              Partnership.
10.35*        First Amendment to Lease Agreement, dated as of March 11, 1994, by and between New Jersey Economic Development and Sony
              Music/Pace Partnership.
10.36*        Second Amendment to Lease Agreement, dated as of June 7, 1994, by and between New Jersey Economic Development Authority and
              Pavilion Partners.
10.37*        Third Amendment to Lease Agreement, dated as of March 15, 1995, by and between New Jersey Economic Development Authority and
              Pavilion Partners.
10.38*        Fourth Amendment to Lease Agreement, dated as of March 11, 1997, by and between the New Jersey Economic Development Authority and
              Pavilion Partners.
10.39*        Three Way Agreement, dated as of April 28, 1995, by and between
              New Jersey Economic Development Authority, South Jersey
              Performing Arts Center, Inc. and Pavilion Partners.
10.40*        Lease Agreement, dated as of December 1, 1989, between Crossroads
              Properties, Incorporated and Pace Entertainment Group, Inc.
10.41*        Assignment of Ground Lease, dated as of April 6, 1990, by and between Pace Entertainment Group, Inc. and YM/Pace Partnership.
10.42*        Partnership Agreement, dated as of July 1, 1991, by and between
              SM/PACE Partnership and CDC Amphitheaters/I, Inc.
10.43*        First Amendment to Partnership Agreement, dated as of January
              31, 1992, by and between SM/PACE Partnership and CDC
              Amphitheaters/I, Inc.
10.44*        Lease Agreement, dated as of December 1, 1990, by and between the City of Raleigh, North Carolina and Sony Music/Pace
              Partnership.
10.45*        Amendment to Lease Agreement, dated as of November 15, 1995, by and between Walnut Creek Amphitheater Partnership and City of
              Raleigh, North Carolina.
10.46*        Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek Amphitheater Financing Assistance
              Corporation, First Union National Bank of North Carolina, City of
              Raleigh, North Carolina and Sony Music/Pace Partnership.
10.47*        Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek Amphitheater Financing Assistance
              Corporation, First Union National Bank of North Carolina, City of
              Raleigh, North Carolina and Sony Music/Pace Partnership.
10.48*        Partnership Agreement, dated as of February 28, 1986, by and between Belz Investment Company, Inc., Martin S. Belz and Pace
              Productions, Inc.
10.49*        First Amendment to Partnership Agreement, dated as of June 15,
              1986, by and among Belz Investment Company, Martin S. Belz,
              Belz-Starwood, Inc. and Pace Productions, Inc.
10.50*        Partnership Agreement, dated as of May 15, 1996, by and between
              Pavilion Partners and CDC/SMT, Inc.
10.51*        Lease Agreement, Easement Agreement and Declaration of
              Restrictive Covenants, dated as of January 4, 1995, by and between South Florida Fair and Pam Beach County Expositions, Inc.
              and Pavilion Partners.
10.52*        First Amendment to Lease Agreement, dated as of June 5, 1995, by and between South Florida Fair and Pam Beach County Expositions,
              Inc. and Pavilion Partners.
10.53*        Partnership Agreement, dated as of April 4, 1997, by and between
              Pavilion Partners and Irvine Meadows Amphitheater.
10.54*        Amended and Restated Agreement, dated as of October 1, 1991, by and between The Irvine Company and Irvine Meadows.
10.55*        Concession Lease, dated as of October 19, 1992, by and between the County of San Bernardino and Amphitheater Entertainment
              Corporation.
10.56*        Partnership Formation Agreement, dated as of January 22, 1988, by and among MCA Concerts II, Inc. and Pace Entertainment Group,
              Inc.
10.57*        Lease and Use Agreement, dated as of December 9, 1987, by and between City of Dallas and Pace Entertainment Group, Inc.
10.58*        Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA Concerts, Inc.
10.59*        Amended Indenture of Lease, February 2, 1984, by and between the
              City of Atlanta and Filmworks U.S.A., Inc.
10.60*        Amendment to Lease Agreement, dated as of October 10, 1988, between the City of Atlanta, Georgia and Filmworks U.S.A., Inc.
10.61*        Agreement Regarding Sublease, dated as of January 20, 1988, by and between Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.62*        First Amendment to Sublease, dated as of January 21, 1988, between Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.63*        Second Amendment to Sublease, dated as of April 19, 1988, between
              Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.64*        Third Amendment to Sublease, dated as of September 15, 1988, between Filmworks U.S.A., Inc. and MCA Concerts, Inc.
10.65*        Memorandum of Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA Concerts, Inc.
10.66*        Assignment of Sublease, dated as of June 15, 1989, by Filmworks
              U.S.A., Inc. and MCA Concerts, Inc.
10.67*        Assignment of Sublease, dated as of June 23, 1989, by Filmworks
              U.S.A., Inc. and MCA Concerts, Inc.
10.68*        Assignment of Agreement, dated as of June 15, 1989, by the City of Atlanta and MCA Concerts, Inc.
10.69*        Assignment of Agreement, dated as of June 23, 1989, by the City of Atlanta and MCA Concerts, Inc.
10.70*        Lease, dated as of June, 1997, by and between 500 Texas Avenue
              Limited Partnership and Bayou Place Performance Hall General
              Partnership.
10.71*        Master Licensed User Agreement, dated as of February 1, 1996, by and between Ticketmaster Ticketing Co., Inc. and Pace
              Entertainment Corporation.
10.72*        Joint Venture Agreement, dated as of July, 1995 by and between
              American Broadway, Inc. and Gentry & Associates, Inc.
10.73*        Amended and Restated Employment Agreement, dated as of December
              12, 1997, by and between SFX Entertainment, Inc. and Brian E.
              Becker.
10.74*        Second Amended and Restated Partnership Agreement, dated as of
              April 1, 1994 by and between The Westside Amphitheatre
              Corporation, San Bernardino Amphitheater Corporation and YM
              Corp.
10.75*        Employment Agreement, dated as of January 2, 1997, between
              Delsener/Slater Enterprises, Inc., SFX Broadcasting, Inc. and Ron
              Delsener.
10.76*        Employment Agreement, dated as of January 2, 1997, between
              Delsener/Slater Enterprises, Inc., SFX Broadcasting, Inc. and
              Mitch Slater.
10.77*        Bank Commitment Letter, dated January 15, 1998, among the Bank of
              New York, BNY Capital Markets, Inc., Lehman Commercial Paper,
              Inc., Goldman Sachs Credit Partners L.P. and SFX Entertainment,
              Inc.
10.78*        Summary of Principal Terms and Conditions of Credit Facility,
              dated January 15, 1998.
21.1          Subsidiaries of SFX Entertainment.
23.1          Consent of Baker & McKenzie (included in Exhibit 5.1).
23.2          Consent of Ernst & Young LLP.
23.3          Consents of Arthur Andersen LLP.
23.4          Consent of Price Waterhouse LLP.
23.5*         Consent of Brian Becker.
24.1*         Power of Attorney.
27.1*         Financial Data Schedule.
99.1+         Opinion of Lehman Brothers (incorporated by reference to Annex B to Schedule 14A of SFX, filed with the SEC on ______ __, 1998).



------------
*        Previously filed.
+        To be filed by amendment.